--------------------------------------------------------------------------------

MORGAN STANLEY

         MORGAN STANLEY
         INSTITUTIONAL FUND, INC.
            ANNUAL REPORT
             DECEMBER 31, 1996
[LOGO]
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[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
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TABLE OF CONTENTS
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
President's Letter..........................          1
Performance Summary.........................          2
Managers' Reports and Statements of Net
  Assets by Portfolio:
Global and International Equity Portfolios:
  Active Country Allocation.................          4
  Asian Equity..............................         14
  Emerging Markets..........................         20
  European Equity ..........................         30
  Global Equity ............................         36
  Gold......................................         41
  International Equity .....................         44
  International Magnum .....................         53
  International Small Cap...................         59
  Japanese Equity...........................         64
  Latin American............................         68
U.S. Equity Portfolios:
  Aggressive Equity.........................         74
  Emerging Growth...........................         78
  Equity Growth.............................         82
  Small Cap Value Equity....................         88
  Technology................................         93
  U.S. Real Estate..........................         97
  Value Equity..............................        102
Balanced Portfolio..........................        107
Fixed Income Portfolios:
  Emerging Markets Debt.....................        112
  Fixed Income..............................        118
  Global Fixed Income.......................        122
  High Yield................................        128
  Municipal Bond............................        134
Money Market Portfolios:
  Money Market..............................        138
  Municipal Money Market....................        142
Statement of Operations.....................        150
Statement of Changes in Net Assets..........        154
Statement of Cash Flows.....................        167
Financial Highlights .......................        168
Notes to Financial Statements...............        193
Report of Independent Accountants...........        201
Federal Tax Information.....................        202
Officers and Directors .....................        203

This report is authorized for distribution only when preceded or accompanied by prospectuses of the Morgan Stanley Institutional Fund, Inc. Prospectuses describe in detail each of the Portfolio's investment policies to the prospective investor. Please read the prospectuses carefully before you invest or send money.

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[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
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PRESIDENT'S LETTER
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FELLOW SHAREHOLDERS:

    We are very pleased to present to you the Fund's Annual Report for the year ended December 31, 1996. Our Fund now offers 26 portfolios, including 11 global and international portfolios, 7 U.S. equity portfolios, 5 fixed-income portfolios, a balanced portfolio and 2 money market portfolios.

    The performance of each of the portfolios and commentaries by portfolio managers discussing the results of each portfolio are contained in this Report. The investment performance of each portfolio relative to its respective benchmark is summarized in the performance table on pages 2 and 3.

    After a very strong performance in 1995, the U.S. equity market continued its bull run in 1996, despite a large pullback in July followed by increased volatility. A passive Federal Reserve Bank won a major credibility battle as inflation risks were tempered by a softening economy. July's panic selling and steep price declines, followed by the subsequent market rebound seemed once again to demonstrate the conviction of many investors that it is a good strategy to buy quality stocks on market dips. Despite its strength, the U.S. equity market under-performed a number of international markets including, for example, Spain, Hong Kong and the United Kingdom, among major markets, and Russia, Hungary, the Czech Republic and Brazil, among emerging markets, according to Morgan Stanley Capital International (MSCI).

    1996 was a year of ups and downs for the bond markets. After an excellent performance in 1995, the domestic fixed-income market provided rather disappointing results while international bond markets turned in mixed performances. The real bright spot was in emerging markets debt, which recorded its second consecutive year of impressive performance.

    We are pleased to report that 18 of our 24 non-money market portfolios exceeded their benchmarks in 1996. Domestically, our Aggressive Equity and Equity Growth Portfolios turned in stellar absolute and relative performance, returning 40.90% and 30.97%, respectively. The U.S. Real Estate Portfolio also had a very strong year, with a return of 39.56%. Among domestic bond portfolios, both the Fixed-Income and High Yield Portfolios outperformed their respective benchmarks.

    Among our global and international portfolios, the Latin American Portfolio returned 48.77% (for Class A shares) against a 21.95% return for the MSCI Emerging Markets Global Latin America Index. In addition, each of the International Equity, Global Equity and European Equity Portfolios continued its impressive absolute and relative performance in 1996. After a difficult 1995, emerging market equities showed improvement in a number of markets and our Emerging Markets Portfolio was up 12.19% (for Class A shares). Finally, our Emerging Markets Debt Portfolio gained an impressive 50.52% (for Class A shares) in 1996 after returning 28.23% in 1995.

    While in overall performance terms, 1996 was a very good year for our Fund, it should also be stressed that each of our portfolios closely adhered to its respective investment strategy and style in 1996. It remains our philosophy that superior long-term results are best achieved by following a well thought out and consistently applied investment strategy.

    We hope you find the enclosed Report informative. We very much appreciate your support of the Fund.

Sincerely,

(SIGNATURE)
Warren J. Olsen
PRESIDENT
February 18, 1997

    AT THIS WRITING, MORGAN STANLEY GROUP INC., THE DIRECT PARENT COMPANY OF THE FUND'S INVESTMENT ADVISER, MORGAN STANLEY ASSET MANAGEMENT INC., HAD RECENTLY ANNOUNCED ITS INTENTION TO MERGE WITH DEAN WITTER, DISCOVER & CO. TO FORM MORGAN STANLEY, DEAN WITTER, DISCOVER & CO. IT CURRENTLY IS ANTICIPATED THAT THE TRANSACTION WILL CLOSE IN MID-1997. THEREAFTER, MORGAN STANLEY ASSET MANAGEMENT INC. WILL BE A SUBSIDIARY OF MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

--------------------------------------------------------------------------------

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[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
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PERFORMANCE SUMMARY (UNAUDITED)
DECEMBER 31, 1996
--------------------------------------------------------------------------------

                                                            NET ASSETS           NET ASSET VALUE
                                  INCEPTION DATES              (000)                PER SHARE
                                --------------------  -----------------------  --------------------
                                 CLASS A    CLASS B     CLASS A      CLASS B    CLASS A    CLASS B
                                ---------  ---------  ------------  ---------  ---------  ---------
GLOBAL AND INTERNATIONAL
 EQUITY PORTFOLIOS:
  Active Country Allocation       1/17/92    1/02/96  $    183,193  $     633  $   11.44  $   11.44
  Asian Equity                    7/01/91    1/02/96       363,498     11,002      18.73      18.74
  Emerging Markets                9/25/92    1/02/96     1,304,006     14,213      14.66      14.66
  European Equity                 4/02/93    1/02/96       178,356      2,654      16.70      16.67
  Global Equity                   7/15/92    1/02/96        80,297      3,928      16.24      16.21
  Gold                            2/01/94    1/02/96        27,810      1,370       9.30       9.28
  International Equity            8/04/89    1/02/96     2,264,424      5,393      16.95      16.93
  International Magnum            3/15/96    3/15/96        85,316     23,173      10.66      10.63
  International Small Cap        12/15/92         --       234,743         --      16.83         --
  Japanese Equity                 4/25/94    1/02/96       152,229      3,431       7.96       7.94
  Latin American                  1/18/95    1/02/96        30,409      1,333      11.32      11.31
U.S. EQUITY PORTFOLIOS:
  Aggressive Equity               3/08/95    1/02/96        68,480      8,805      14.43      14.42
  Emerging Growth                11/01/89    1/02/96        62,793      3,997      13.50      13.45
  Equity Growth                   4/02/91    1/02/96       352,703      5,498      14.94      14.92
  Small Cap Value Equity         12/17/92    1/02/96        23,970      1,689      10.89      10.88
  Technology                      9/16/96    9/16/96         3,595      1,487      10.71      10.71
  U.S. Real Estate                2/24/95    1/02/96       210,368      8,734      14.41      14.39
  Value Equity                    1/31/90    1/02/96       106,128      2,555      13.89      13.89
BALANCED PORTFOLIO                2/20/90    1/02/96         5,992      2,197       8.19       8.18
FIXED INCOME PORTFOLIOS:
  Emerging Markets Debt           2/01/94    1/02/96       152,142      4,253       7.54       7.53
  Fixed Income                    5/15/91    1/02/96       130,733      1,462      10.58      10.58
  Global Fixed Income             5/01/91    1/02/96       112,888      1,559      11.30      11.29
  High Yield                      9/28/92    1/02/96        95,663      5,665      10.91      10.90
  Municipal Bond                  1/18/95    1/02/96        40,227         69      10.25      10.24
MONEY MARKET PORTFOLIOS:
  Money Market                   11/15/88         --     1,284,633         --       1.00         --
  Municipal Money Market          2/10/89         --       721,410         --       1.00         --

--------------------------------------------------------------------------------

                                         YIELD INFORMATION AS OF DECEMBER 31, 1996
---------------------------------------------------------------------------------------------------------------------------
                                30 DAY
                            CURRENT YIELD++                                7 DAY      7 DAY         30 DAY        30 DAY
                           -----------------                              CURRENT   EFFECTIVE       CURRENT     COMPARABLE
                           CLASS A   CLASS B                              YIELD+      YIELD+        YIELD++        YIELD
                           -------   -------                              -------   ----------      -------     -----------
Fixed Income Portfolios:                       Money Market Portfolios:
  Emerging Markets Debt     10.46%    10.16%   Money Market                    4.99%         5.11%       4.97%    4.85%(19)
  Fixed Income               6.39      6.27    Municipal Money Market          3.38         3.43         3.03     3.06(20)
  Global Fixed Income        4.91      4.76
  High Yield                 9.31      9.05
  Municipal Bond             4.35      4.11

--------------------------------------------------------------------------------
 + The 7 day current yield and 7 day effective yield assume an annualization of the current yield at December 31, 1996 with all dividends reinvested. As with all money market portfolios, yields fluctuate as market conditions change and the 7 day yields are not necessarily indicative of future performance.
++ The current 30 day yield reflects the net investment income generated by the Portfolio over a specified 30-day period expressed as an annual percentage. Expenses accrued for the 30-day period include any fees charged to all shareholders. Yields will fluctuate as market conditions change and are not necessarily indicative of future performance.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                            AVERAGE ANNUAL FIVE YEAR        AVERAGE ANNUAL TOTAL
          ONE YEAR TOTAL RETURN                   TOTAL RETURN             RETURN SINCE INCEPTION
-----------------------------------------  ---------------------------   ---------------------------
                            COMPARABLE                     COMPARABLE                    COMPARABLE
  CLASS A     CLASS B**       INDICES        CLASS A        INDICES        CLASS A        INDICES
-----------  -----------  ---------------  ------------   ------------   ------------   ------------
     9.71%        9.22%        6.05% (1)       --             --           8.71%          9.22%(1)
     3.49         2.92         9.18  (2)    19.35%         17.34%(2)      18.28          16.93(2)
    12.19        11.04         7.89  (3)       --             --          12.93          12.64(3)
    22.29        20.76        21.09  (4)       --             --          19.62          17.45(4)
    22.83        22.04        13.48  (5)       --             --          19.22          13.22(5)
    16.94        13.21        -2.28  (6)       --             --           6.80          -4.91(6)
    19.64        18.58         6.05  (1)    16.41           8.15(1)       11.96           3.88(1)
     8.25*        7.90*        5.26  (1)       --             --             --             --
    16.82           --         6.05  (1)       --             --          16.42          13.70(1)
    -1.40        -1.67       -15.50  (7)       --             --          -2.51          -5.00(7)
    48.77        42.44        21.95  (8)       --             --          16.98           6.04(8)

    40.90        39.72        22.96  (10)      --             --          45.98          29.51(10)
     3.72         3.58        22.71  (9)     4.10          17.10(9)       11.96          15.63(9)
    30.97        29.92        22.96  (10)   16.99          15.20(10)      17.06          15.86(10)
    22.99        22.33        19.05  (11)      --             --          14.32          16.71(11)
     7.10*        7.10*        8.88  (10)      --             --             --             --
    39.56        38.23        36.40  (12)      --             --          32.73          27.19(12)
    19.73        18.57        22.96  (10)   14.92          15.20(10)      12.95          15.72(10)
    10.93        10.24        14.39  (13)   10.15          11.01(13)      10.39          11.61(13)
    50.52        48.52        33.97  (14)      --             --          18.94          11.94(14)
     4.61         4.35         3.63  (15)    7.00           7.04(15)       8.35           8.31(15)
     6.44         6.12         4.40  (16)    7.17           8.17(16)       8.50           9.84(16)
    15.01        14.37        12.40  (17)      --             --          12.91          11.30(17)
     3.67         3.55         4.37  (18)      --             --           6.36           8.34(18)

     5.03           --           --            --             --             --             --
     3.02           --           --            --             --             --             --

--------------------------------------------------------------------------------
 *  Cumulative (unannualized) total return since inception of the Portfolio.
** The Portfolios began offering Class B Shares on January 2, 1996, except for the International Magnum and Technology Portfolios, which began offering Class B Shares on March 15, 1996 and September 16, 1996, respectively.

           INDICES:
      (1)  MSCI EAFE (Europe, Australia, and Far East)
      (2)  MSCI Combined Far East Free ex-Japan
      (3)  IFC Global Total Return Composite
      (4)  MSCI Europe
      (5)  MSCI World
      (6)  Philadelphia Gold and Silver
      (7)  MSCI Japan
      (8)  MSCI Emerging Markets Global Latin America
      (9)  NASDAQ Composite
     (10)  S&P 500

     (11)  Russell 2500
     (12)  NAREIT
     (13)  Indata Balanced-Median
     (14)  J.P. Morgan Emerging Markets Bond
     (15)  Lehman Aggregate Bond
     (16)  J.P. Morgan Traded Global Bond
     (17)  CS First Boston High Yield
     (18)  Lehman 7 Year Municipal Bond
     (19)  Donaghue's/IBC Money Fund Comparable Yield
     (20)  Donaghue's/IBC Municipal Money Market Fund Comparable
           Yield

Past performance should not be construed as a guarantee of future performance. Investment return and principal value will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Investments in the Money Market and Municipal Money Market Portfolios are neither insured nor guaranteed by the U.S. Government. There is no assurance that the Money Market and Municipal Money Market Portfolios will be able to maintain a stable net asset value of $1.00 per share. Please read the Portfolios' prospectuses carefully before you invest or send money.

--------------------------------------------------------------------------------

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[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
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OVERVIEW
--------------------------------------------------------------------------------
THE ACTIVE COUNTRY ALLOCATION PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Australia              2.2%
Brazil                 1.7%
France                 7.2%
Germany                7.9%
Hong Kong              6.7%
Italy                  4.0%
Japan                 33.8%
Korea                  0.8%
Netherlands            3.5%
Singapore              2.7%
Spain                  4.4%
Sweden                 3.6%
Thailand               1.4%
United Kingdom        11.6%
Other                  8.5%

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                             ACTIVE COUNTRY ALLOCATION
                                MSCI EAFE INDEX (1)              PORTFOLIO-CLASS A
01/17/92*                                    500,000                                   500,000
10/31/1992                                   452,945                                   468,500
12/31/1992                                   459,595                                   479,500
12/31/1993                                   609,250                                   626,820
12/31/1994                                   656,600                                   623,550
12/31/1995                                   730,205                                   689,459
12/31/1996                                   774,382                                   756,405
*Commencement of Operations
**Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that Class.
PERFORMANCE COMPARED TO THE MORGAN STANLEY
CAPITAL INTERNATIONAL (MSCI) EAFE INDEX(1)
-----------------------------------------

                                                                                                         TOTAL
                                                                                                      RETURNS(2)
                                                                                                     -------------
                                                                                                       ONE YEAR
                                                                                                     -------------
PORTFOLIO -- CLASS A...............................................................................        9.71%
PORTFOLIO -- CLASS B(3)............................................................................        9.22
INDEX..............................................................................................        6.05


                                                                                                       AVERAGE ANNUAL

                                                                                                      SINCE INCEPTION

                                                                                                     ------------------

PORTFOLIO -- CLASS A...............................................................................           8.71%

PORTFOLIO -- CLASS B(3)............................................................................            N/A

INDEX..............................................................................................           9.22


1. The MSCI EAFE Index is an unmanaged index of common stocks and includes Europe, Australia and the Far East (assumes dividends reinvested net of withholding taxes).
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
3. The Portfolio began offering Class B shares on January 2, 1996.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

THE COUNTRY SPECIFIC PERFORMANCE RESULTS PROVIDED ARE AS MEASURED BY THE MSCI EAFE INDEX AND ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE
SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The Active Country Allocation Portfolio invests in international equity markets, with emphasis placed upon countries, rather than stock selection. This approach reflects our belief that a diversified selection of securities representing exposure to countries that we find attractive provides an effective way to maximize the return and minimize the risk associated with global investing.

For the year ended December 31, 1996, the Portfolio had a total return of 9.71% for the Class A shares and 9.22% for the Class B shares, as compared to a total return of 6.05% for the Morgan Stanley Capital International (MSCI) EAFE Index. The average annual total return for the period from inception on January 17, 1992 through December 31, 1996 was 8.71% for the Class A shares as compared to 9.22% for the Index.

In a volatile year for financial assets, the U.S. equity market continued its strong performance (+23.2%) but ranked 11th in global markets beaten by fully half of the international markets (in U.S. dollars), notably, Spain (+40.1%), Sweden (+37.2%) and Hong Kong (+33.1%). Markets were boosted by abundant liquidity provided through loose monetary policy, moderate economic growth and a benign inflation environment.

Portfolio decisions to overweight Hong Kong, Spain, Sweden and Germany and our hedges out of the Japanese yen and Deutsche mark bloc contributed substantially to performance. Underweight allocations relative to the benchmark in the U.K., the Netherlands and Switzerland detracted from results. Opportunistic commitments to emerging markets were mixed as Brazil and Indonesia performed strongly while the developing Asian positions of Korea and Thailand woefully underperformed. The Japanese market, the single biggest benchmark weight and portfolio decision, was volatile in 1996 with positive returns in the first half followed by a market sell off in the second half. On balance, our Japanese market allocations were slightly positive, aided by our decision in mid-August to sell all exposure to the bank sector.

After a strong year for global equity markets, we made an interim move to increase cash in mid-December. Market strength in combination with general financial market euphoria caused us to pause and take profits by reducing selected country overweights. We trimmed overweight positions back to moderate overweights in Germany and Hong Kong

--------------------------------------------------------------------------------
ACTIVE COUNTRY ALLOCATION PORTFOLIO

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[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
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OVERVIEW
--------------------------------------------------------------------------------
THE ACTIVE COUNTRY ALLOCATION PORTFOLIO (CONT.)

which had performed well. Germany had discounted much of the good news on restructuring and European Monetary Union (EMU) while Hong Kong had surged to new highs as fears of the Chinese takeover subsided.

Currently the Portfolio has 8% in cash with an overweight in Asia ex-Japan, a neutral stance in Japan ex-banks and an underweight in Europe based on the following observations.

JAPAN

The Japanese market fell in 1996 as investors downgraded their expectations for recovery and significant political and economic reform in 1997. The Japanese authorities now find themselves in a very difficult situation. The structural problems in the banking and property sectors remain and the consumption tax hike, needed to reduce the now large budget deficit, is a significant threat to the economic recovery and to consumer sentiment.

We believe the negative sentiment in the market is overdone with the overall picture being one of benign inflation and 2.5% to 3.0% GDP growth. Deregulation measures announced in the retail and telecommunications sectors have already had positive effects on real spending in the economy and we expect financial deregulation to go through and have similar positive effects on the economy.

A flight to quality by investors has created a two-tier market. A small number of high quality (i.e. restructured), attractively valued export-related stocks have significantly outperformed the broader market. These stocks will benefit from the weaker yen and a pick up in global growth. Domestic companies will suffer from increased competition, less government support and a weaker yen. Reflecting this segmentation, we believe bank stocks will continue to underperform.

EUROPE

The brightened prospects for economic growth, EMU, and corporate restructuring underpinned the positive performance of the European markets in 1996. Europe in local currencies returned 20% for the year with many markets reaching all-time highs. Investors became less skeptical of the viability of the Union as governments presented budgets to rein in their fiscal deficits and as progress was made on the outstanding structural issues for EMU. Bond yields, within the core markets and the periphery, converged sharply, providing further support for equities.

We remain positive on the prospects for earnings and economic growth based on the lagged effects of a weaker Deutsche mark and aggressive monetary accommodation. However, investors have begun to discount the benefits of corporate restructuring and an asset allocation shift into equities. In addition, at current levels many European markets are increasingly sensitive to events that could upset existing market perception about who will be "in and out" of monetary union in 1999.

ASIA

In general, Asian markets suffered in 1996 as investors were concerned that the economic growth and exports slowdown were secular and not cyclical in nature. Throughout the year, the markets belabored under the fear of an upturn in U.S. interest rates, concerns about persistent current account deficits and political turmoil in several Asian countries.

We remain overweight in Asia based on expectations that an upturn in global economic growth should provide a stimulus to export performance, improve trade balances and produce momentum for earnings growth. An improvement in the trade and current accounts, together with reduced inflationary pressures, should produce a climate for monetary easing following several years of tightening. We are optimistic about the prospects for the Asian markets in 1997.

Barton M. Biggs
PORTFOLIO MANAGER

Madhav Dhar
PORTFOLIO MANAGER

Francine J. Bovich
PORTFOLIO MANAGER

Ann D. Thivierge
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
                                             Active Country Allocation Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE ACTIVE COUNTRY ALLOCATION PORTFOLIO
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

COMMON STOCKS (89.9%)
  AUSTRALIA (2.0%)
    16,300  Amcor Ltd.........................................  $      105
    20,600  Australian National Industries Ltd................          20
    26,713  Boral Ltd.........................................          76
     6,500  Brambles Industries Ltd...........................         127
    46,523  Broken Hill Proprietary Co., Ltd..................         662
    14,300  Burns, Philip & Co., Ltd..........................          25
    12,173  Coca-Cola Amatil Ltd..............................         130
    33,247  Coles Myer Ltd....................................         137
     7,700  CRA Ltd...........................................         121
    26,300  CSR Ltd...........................................          92
    59,100  Fosters Brewing Corp..............................         120
    12,207  Gio Australia Holdings Ltd........................          31
    33,432  Goodman Fielder Ltd...............................          41
     8,337  Highlands Gold Ltd................................           5
     8,400  ICI Australia Ltd.................................          91
     7,056  Lend Lease Corp., Ltd.............................         137
    41,043  MIM Holdings Ltd..................................          57
    34,980  National Australia Bank Ltd.......................         411
     8,137  Newcrest Mining Ltd...............................          32
    46,916  News Corp., Ltd...................................         248
    40,197  Normandy Mining Ltd...............................          56
    18,976  North Ltd.........................................          56
    26,700  Pacific Dunlop Ltd................................          68
    25,300  Pioneer International Ltd.........................          75
     5,803  Renison Goldfields Consolidated Ltd...............          26
    16,100  Santos Ltd........................................          65
     3,500  Sons of Gwalia Ltd................................          21
    19,754  Southcorp Holdings Ltd............................          63
    10,500  TABCORP Holdings Ltd..............................          50
    26,075  Western Mining Corp. Holdings Ltd.................         164
    46,000  Westpac Banking Corp..............................         262
                                                                ----------
                                                                     3,574
                                                                ----------
  BRAZIL (0.5%)
(a)495,000  Cia Paulista de Forca E Luz S.A...................          59
 1,624,000  Cia Siderurgica Nacional S.A......................          46
 1,783,000  Eletrobras S.A....................................         638
   354,000  Lightpar..........................................         126
(a)425,000  Lightpar S.A......................................         103
 (a)27,342  TELESP S.A........................................           6
                                                                ----------
                                                                       978
                                                                ----------
  FRANCE (7.2%)
     1,133  Accor S.A.........................................         144
     3,915  Air Liquide.......................................         611
     4,739  Alcatel Alsthom...................................         381
     6,577  AXA S.A...........................................         418
     6,623  Banque Nationale de Paris.........................         256
     1,250  BIC Corp..........................................         187
     1,163  Bouygues..........................................         121
       864  Canal Plus........................................         191
     1,300  Carrefour S.A.....................................         846


                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

     3,000  Casino Guichard Perrachon.........................  $      140
       861  Cie Bancaire S.A..................................         102
     3,339  Cie de Saint Gobain...............................         472
     5,963  Cie de Suez S.A...................................         254
     3,361  Cie Financiere de Paribas S.A., Class A...........         227
     3,583  Cie Generale des Eaux.............................         444
    10,000  Elf Aquitaine.....................................         911
     1,250  Eridania Beghin-Say S.A...........................         201
       400  Essilor International.............................         121
     2,733  Groupe Danone.....................................         381
     2,246  Havas S.A.........................................         158
     3,942  Lafarge S.A.......................................         237
     1,080  Legrand...........................................         184
     2,335  L'OREAL...........................................         880
     3,350  LVMH Moet Hennessy Louis Vuitton..................         936
     2,089  Lyonnaise des Eaux................................         194
     5,764  Michelin Compagnie Generale des Etablissements,
              Class B.........................................         311
     2,250  Pernod Ricard.....................................         124
     2,100  Peugeot Citroen S.A...............................         236
       730  Pinault-Printemps S.A.............................         290
       670  Promodes..........................................         189
    11,747  Rhone-Poulenc S.A., Class A.......................         401
        80  Sagem.............................................          48
       360  Saint Louis.......................................          90
     3,626  Sanofi S.A........................................         361
     5,141  Schneider S.A.....................................         238
        57  Simco S.A. (RFD)..................................           5
     1,175  Simco S.A.........................................         103
       150  Societe Eurafrance S.A............................          65
     2,724  Societe Generale..................................         295
       250  Sodexho S.A.......................................         139
     4,596  Thomson CSF.......................................         149
     8,204  Total S.A., Class B...............................         667
    11,454  UAP (Compagnie)...................................         286
     9,800  Usinor Sacilor....................................         143
                                                                ----------
                                                                    13,137
                                                                ----------
  GERMANY (7.7%)
     1,600  Adidas AG.........................................         138
  (a)1,500  AGIV AG...........................................          22
       750  Allianz AG........................................       1,350
       150  AMB Aachener & Muenchener Beteiligungs AG.........         107
    18,400  BASF AG...........................................         705
    23,500  Bayer AG..........................................         954
     7,900  Bayerische Hypotheken Bank AG.....................         238
     8,250  Bayerische Vereinsbank AG.........................         335
     2,750  Beiersdorf AG.....................................         136
     1,600  Bilfinger & Berger Bau AG.........................          59
    (a)250  Brau Und Brunnen AG...............................          17
       900  CKAG Colonia Konzern AG...........................          75
     3,100  Continental AG....................................          56
 (a)15,950  Daimler-Benz AG...................................       1,094

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Active Country Allocation Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE ACTIVE COUNTRY ALLOCATION PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

GERMANY (CONT.)

       300  Degussa AG........................................  $      136
    15,900  Deutsche Bank AG..................................         742
 (a)67,306  Deutsche Telekom AG...............................       1,404
    13,900  Dresdner Bank AG..................................         416
     1,500  Heidelberger Zement AG............................         121
     2,900  Hochtief AG.......................................         114
       300  Karstadt AG.......................................         100
  (a)2,000  Kloeckner-Humboldt-Deutz AG.......................           9
       300  Linde AG..........................................         182
    12,050  Lufthansa AG......................................         163
       400  MAN AG............................................          97
     1,150  Mannesmann AG.....................................         495
     5,050  Merck KGaA........................................         182
  (a)3,215  Metro AG..........................................         252
       259  Muenchener Rueck AG (Registered)..................         629
       550  Preussag AG.......................................         124
    10,550  RWE AG............................................         442
     1,900  SAP AG............................................         260
     2,250  Schering AG.......................................         190
    17,850  Siemens AG........................................         828
    (a)100  STRABAG AG........................................           6
     1,200  Thyssen AG........................................         213
    15,650  VEBA AG...........................................         900
       900  Viag AG...........................................         352
    (a)256  Viag AG (RFD).....................................          98
       950  Volkswagen AG.....................................         394
                                                                ----------
                                                                    14,135
                                                                ----------
  HONG KONG (6.7%)
 (a)38,000  Applied International Holdings....................           2
    48,319  Bank of East Asia Ltd.............................         215
   181,000  Cathay Pacific Airways Ltd........................         286
   136,000  Cheung Kong Holdings Ltd..........................       1,209
   114,000  China Light & Power Co., Ltd......................         507
    99,985  Chinese Estates Holdings..........................         111
    40,000  Giordano Holdings Ltd.............................          34
    77,000  Hang Lung Development Co..........................         169
   118,500  Hang Seng Bank Ltd................................       1,440
    11,200  Hong Kong Aircraft Engineering Co., Ltd...........          34
   172,400  Hong Kong & China Gas Co., Ltd....................         333
    79,082  Hong Kong & Shanghai Hotel Ltd....................         149
   691,868  Hong Kong Telecommunications Ltd..................       1,114
   267,198  Hopewell Holdings Ltd.............................         173
   208,000  Hutchison Whampoa Ltd.............................       1,634
    66,000  Hysan Development Co., Ltd........................         263
    24,500  Johnson Electric Holdings Ltd.....................          68
    36,000  Miramar Hotel & Investment Ltd....................          72
    94,228  New World Development Co., Ltd....................         637
    87,000  Oriental Press Group Ltd..........................          39
    24,500  Peregrine Investment Holdings Ltd.................          42
    98,340  Shangri-La Asia Ltd...............................         146
   102,000  Shun Tak Holdings Ltd.............................          68
   114,000  South China Morning Post Holdings Ltd.............          94

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

    64,000  Stelux Holdings Ltd...............................  $       17
   138,000  Sun Hung Kai Properties Ltd.......................       1,691
    96,500  Swire Pacific Ltd., Class A.......................         920
    27,000  Television Broadcasts Ltd.........................         108
   134,000  Wharf Holdings Ltd................................         669
     9,360  Wing Lung Bank Ltd................................          64
    21,500  Winsor Industrial Corp., Ltd......................           5
                                                                ----------
                                                                    12,313
                                                                ----------
  ITALY (4.0%)
    38,512  Assicurazioni Generali S.p.A......................         730
    56,700  Banca Commerciale Italiana........................         103
    22,300  Banco Ambrosiano Veneto S.p.A.....................          54
     9,600  Benetton Group S.p.A..............................         121
     6,500  Cartiere Burgo....................................          30
   111,000  Credito Italiano..................................         122
    30,000  Edison S.p.A......................................         190
   350,000  ENI S.p.A.........................................       1,796
     4,800  Falck Acciaierie & Ferriere Lombarde..............          19
   139,500  Fiat S.p.A........................................         422
    34,800  Fiat S.p.A. Di Risp (NCS).........................          61
 (a)11,500  Impregilo S.p.A...................................           9
    38,000  Istituto Bancario San Paolo.......................         233
    27,450  Istituto Mobiliare Italiano S.p.A.................         235
   171,900  Istituto Nazionale delle Assicurazioni............         224
     6,300  Italcementi.......................................          15
    11,850  Italcementi Di Risp...............................          66
    27,800  Italgas...........................................         116
    18,900  Magneti Marelli S.p.A.............................          23
 (a)53,500  Mediaset S.p.A....................................         247
    20,000  Mediobanca S.p.A..................................         108
(a)185,574  Montedison S.p.A..................................         127
 (a)41,900  Montedison S.p.A. Di Risp (NCS)...................          27
(a)153,250  Olivetti S.p.A....................................          54
    61,920  Parmalat Finanziaria S.p.A........................          95
    78,000  Pirelli S.p.A.....................................         145
    14,265  R.A.S. S.p.A......................................         133
    11,000  Rinascente........................................          64
  (a)2,200  Saffa S.p.A.......................................           4
     5,900  SAI...............................................          54
     5,900  Sasib S.p.A.......................................          18
    12,000  Sirti S.p.A.......................................          73
    28,000  Snia BPD S.p.A....................................          29
   293,900  Telecom Italia Mobile S.p.A.......................         743
   285,500  Telecom Italia S.p.A..............................         742
    70,500  Telecom Italia S.p.A. Di Risp (NCS)...............         138
                                                                ----------
                                                                     7,370
                                                                ----------
  JAPAN (33.8%)
     4,100  Advantest Corp....................................         192
    66,000  Ajinomoto Co......................................         673
 (a)33,000  Aoki Corp.........................................          69
     3,300  Aoyama Trading Co.................................          88
    33,000  Asahi Breweries Ltd...............................         342

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                             Active Country Allocation Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE ACTIVE COUNTRY ALLOCATION PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

JAPAN (CONT.)

   100,000  Asahi Chemical Industry Co., Ltd..................  $      566
    95,000  Asahi Glass Co., Ltd..............................         894
    33,000  Bridgestone Co....................................         627
    50,000  Canon, Inc........................................       1,105
    20,000  Casio Computer Co.................................         155
    13,000  Chiyoda Corp......................................          84
    33,000  Chugai Pharmaceuticals Co.........................         276
    66,000  Dai Nippon Printing Co., Ltd......................       1,157
    46,000  Daiei, Inc........................................         352
    33,000  Daikin Industries Ltd.............................         294
    33,000  Daiwa House Industry..............................         425
    66,000  Daiwa Securities Co., Ltd.........................         587
    33,000  Denso Corp........................................         795
    22,000  Ebara Corp........................................         287
    14,200  Fanuc.............................................         455
    26,000  Fuji Photo Film Ltd...............................         858
   107,000  Fujitsu Ltd.......................................         998
    54,000  Furukawa Electric Co..............................         256
    66,000  Hankyu Corp.......................................         328
    33,000  Hazama Corp.......................................          91
   166,000  Hitachi Ltd.......................................       1,548
    52,000  Honda Motor Co....................................       1,486
       320  Industrial Bank of Japan..........................           6
    22,000  Ito-Yokado Co., Ltd...............................         957
(a)133,000  Japan Airlines Co.................................         706
    83,000  Japan Energy Corp.................................         226
    26,000  Jusco Co., Ltd....................................         882
    66,000  Kajima Corp.......................................         472
    35,400  Kansai Electric Power Co..........................         734
    61,000  Kao Corp..........................................         711
   171,000  Kawasaki Steel Corp...............................         492
   100,000  Kinki Nippon Railway..............................         624
    66,000  Kirin Brewery Co., Ltd............................         650
    66,000  Komatsu Ltd.......................................         541
   100,000  Kubota Corp.......................................         483
    66,000  Kumagai Gumi Co...................................         164
    10,000  Kyocera Corp......................................         623
    33,000  Kyowa Hakko Kogyo.................................         252
   100,000  Marubeni Corp.....................................         430
    21,000  Marui Co., Ltd....................................         379
   100,000  Matsushita Electric Industries Ltd................       1,632
   100,000  Mitsubishi Chemical Corp..........................         324
    92,000  Mitsubishi Corp...................................         953
   117,000  Mitsubishi Electric Corp..........................         697
    71,000  Mitsubishi Estate Co., Ltd........................         730
   182,000  Mitsubishi Heavy Industries Ltd...................       1,446
    67,000  Mitsubishi Materials Corp.........................         271
(a)100,000  Mitsui & Co.......................................         812
    66,000  Mitsui Engineering & Shipbuilding.................         135
    54,000  Mitsui Fudosan Co.................................         541
    37,000  Mitsukoshi Ltd....................................         263
    13,000  Murata Manufacturing Co., Ltd.....................         432

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

    79,000  NEC Corp..........................................  $      955
    33,000  NGK Insulators....................................         313
    65,000  Nippon Express Co., Ltd...........................         446
    33,000  Nippon Fire & Marine Insurance Co.................         150
    32,000  Nippon Light Metal Co.............................         132
    33,000  Nippon Meat Packers, Inc..........................         427
   100,000  Nippon Oil Co.....................................         514
   369,000  Nippon Steel Co...................................       1,090
   100,000  Nippon Yusen Kabushiki Kaisha.....................         452
   126,000  Nissan Motor Co...................................         731
(a)194,000  NKK Corp..........................................         437
   100,000  Nomura Securities Co., Ltd........................       1,502
    66,000  Odakyu Electric Railway Corp......................         396
    66,000  Oji Paper Co., Ltd. (New).........................         418
   147,000  Osaka Gas Co......................................         402
    33,000  Penta-Ocean Construction..........................         147
    10,000  Pioneer Electric Corp.............................         191
     3,000  Rohm Co...........................................         197
    33,000  Sankyo Co., Ltd...................................         935
   100,000  Sanyo Electric Co., Ltd...........................         414
     7,000  Secom Co., Ltd....................................         424
     6,500  Sega Enterprises..................................         219
    33,000  Sekisui House Co., Ltd............................         336
    66,000  Sharp Corp........................................         940
     9,000  Shimano, Inc......................................         153
    47,000  Shimizu Corp......................................         351
    14,000  Shin-Etsu Chemical Co.............................         255
    14,000  Shiseido Co., Ltd.................................         162
 (a)66,000  Showa Denko.......................................         152
    15,200  Sony Corp.........................................         996
   133,000  Sumitomo Chemical Co..............................         527
    66,000  Sumitomo Corp.....................................         520
    45,000  Sumitomo Electric.................................         629
    14,000  Sumitomo Forestry Co., Ltd........................         170
    32,000  Sumitomo Metal & Mining Co........................         216
   233,000  Sumitomo Metal Industries.........................         573
    34,000  Sumitomo Osaka Cement Co., Ltd....................         112
    66,000  Taisei Corp., Ltd.................................         342
    51,000  Takeda Chemical...................................       1,070
    66,000  Teijin Ltd........................................         288
    66,000  Tobu Railway Co...................................         323
    23,800  Tohoku Electric Power.............................         473
   100,000  Tokio Marine & Fire Insurance Co..................         941
    15,000  Tokyo Dome Corp...................................         262
    61,700  Tokyo Electric Power Co...........................       1,353
     8,000  Tokyo Electron Ltd................................         245
    96,000  Tokyo Gas Co......................................         260
    66,000  Tokyu Corp........................................         375
    46,000  Toppan Printing Co., Ltd..........................         576
   100,000  Toray Industries, Inc.............................         617
    33,000  Toto Ltd..........................................         376
    66,000  Toyoba Co.........................................         198
   154,000  Toyota Motor Corp.................................       4,428

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Active Country Allocation Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE ACTIVE COUNTRY ALLOCATION PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

JAPAN (CONT.)

    66,000  Ube Industries Ltd................................  $      187
    66,000  Yamaichi Securities Co............................         294
                                                                ----------
                                                                    62,148
                                                                ----------
KOREA (0.8%)
  (d)5,770  Cho Hung Bank Co., Ltd. (Foreign).................          47
     5,170  Commercial Bank of Korea..........................          34
     4,000  Daewoo Corp.......................................          31
    12,520  Daewoo Heavy Industries...........................          77
  (a)1,730  Daewoo Securities Co..............................          22
  (a)1,270  Dong-Ah Construction Industrial Co................          27
     5,880  Hanil Bank........................................          40
     1,740  Hyundai Engineering & Construction Co.
              (Foreign).......................................          41
  (d)1,420  Hyundai Motor Co., Ltd............................          37
    17,710  Korea Electric Power..............................         516
  (a)5,310  Korea First Bank..................................          27
    (d)130  Korea Mobile Telecommunications Corp..............         130
     2,730  L.G. Chemical Ltd.................................          26
  (d)3,310  Pohang Iron & Steel Co., Ltd......................         190
  (a)2,080  Samsung Corp......................................          25
       870  Samsung Display Devices Co........................          50
  (d)2,460  Samsung Electronics...............................         146
       340  Tong Yang Cement Co...............................           6
     2,606  Yukong Ltd........................................          49
                                                                ----------
                                                                     1,521
                                                                ----------
NETHERLANDS (3.5%)
     7,774  ABN Amro Holdings N.V.............................         506
     1,850  Akzo Nobel N.V....................................         253
    15,600  Elsevier N.V......................................         264
       950  Heineken N.V......................................         168
    17,149  ING Groep N.V.....................................         617
     2,156  KLM Royal Dutch Airlines N.V......................          61
     3,166  Koninklijke Ahold N.V.............................         198
       750  Koninklijke Hoogovens N.V.........................          31
     2,500  Koninklijke KNP BT N.V............................          54
    22,101  Koninklijke PTT Nederland N.V.....................         843
       550  Nedlloyd Groep N.V................................          15
     7,900  Philips Electronics N.V...........................         320
    12,700  Royal Dutch Petroleum Co..........................       2,227
       721  Stork N.V.........................................          25
     3,800  Unilever N.V......................................         672
     1,668  Wolters Kluwer N.V................................         222
                                                                ----------
                                                                     6,476
                                                                ----------
SINGAPORE (2.7%)
 (d)24,000  Amcol Holdings Ltd................................          --
    41,000  City Developments Ltd.............................         369
    10,000  Cycle & Carriage Ltd..............................         122
    49,000  DBS Land Ltd......................................         180
    34,000  Development Bank of Singapore Ltd. (Foreign)......         459
    12,000  First Capital Corp. Ltd...........................          36

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

    15,800  Fraser & Neave Ltd................................  $      163
    20,000  Hai Sun Hup Group Ltd.............................          15
    24,000  Hotel Properties Ltd..............................          39
    10,000  Inchcape Bhd......................................          35
     7,000  Jurong Shipyard Ltd...............................          35
    27,000  Keppel Corp., Ltd.................................         210
    21,000  Natsteel Ltd......................................          48
    42,000  Neptune Orient Lines Ltd. (Foreign)...............          36
    50,300  Oversea-Chinese Banking Corp. (Foreign)...........         625
     7,000  Overseas Union Enterprise Ltd.....................          35
    16,000  Parkway Holdings Ltd..............................          63
     5,000  Robinson & Co. Ltd................................          20
     8,600  Shangri-La Hotel Ltd..............................          29
    65,000  Singapore Airlines Ltd. (Foreign).................         590
    17,800  Singapore Press Holdings (Foreign)................         351
    38,000  Singapore Technologies Industrial Corp............          95
   314,000  Singapore Telecommunications Ltd..................         741
    20,000  Straits Trading Co., Ltd..........................          49
    75,000  United Industrial Corp., Ltd......................          63
    46,000  United Overseas Bank Ltd. (Foreign)...............         513
                                                                ----------
                                                                     4,921
                                                                ----------
  SPAIN (4.4%)
       735  Acerinox S.A......................................         106
     2,730  Aguas de Barcelona................................         114
        39  Aguas de Barcelona (New)..........................          --
     7,900  Argentaria S.A....................................         354
    13,369  Autopistas Concesionaria Espanola S.A.............         184
    14,100  Banco Bilbao Vizcaya S.A..........................         761
    10,300  Banco Central Hispano Americano S.A...............         265
    10,000  Banco Santander S.A...............................         640
     1,000  Corporacion Financiera Alba.......................         101
     1,700  Corporacion Mapfre................................         104
    (d)145  Corporacion Mapfre (New)..........................           6
     3,600  Dragados y Construccion S.A.......................          55
     3,050  Ebro Agricolas S.A................................          54
     1,350  ENCE S.A..........................................          16
    16,000  Endesa S.A........................................       1,139
 (a)15,500  Ercros S.A........................................          10
     1,100  FASA Renault S.A..................................          23
       950  Fomento Construction y Contractas S.A.............          88
     2,350  Gas Natural SDG S.A...............................         547
    58,300  Iberdrola S.A.....................................         826
     1,400  Metro Vacesa......................................          51
       500  Portland Valderrivas S.A..........................          34
    18,800  Repsol S.A........................................         721
     2,300  Tabacalera S.A., Class A..........................          99
    58,900  Telefonica de Espana S.A..........................       1,368
    18,300  Union Electrica Fenosa S.A........................         197
     3,250  Uralita S.A.......................................          25
     2,700  Vallehermoso S.A..................................          59
     1,450  Viscofan Envolturas Celulosicas S.A...............          21
       594  Zardoya Otis S.A..................................          69
                                                                ----------
                                                                     8,037
                                                                ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                             Active Country Allocation Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE ACTIVE COUNTRY ALLOCATION PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
SWEDEN (3.6%)
     3,950  ABB AB, Class A...................................  $      446
     2,300  AGA AB, Class A...................................          35
  (a)6,500  AGA AB, Class B...................................          97
    27,800  Astra AB, Class A.................................       1,374
     9,150  Atlas Copco AB, Class A...........................         221
  (a)2,600  Autoliv AB........................................         114
  (a)2,600  Diligentia AB.....................................          41
     3,600  Electrolux AB, Series B...........................         209
    45,400  Ericsson LM, Class B..............................       1,405
     1,800  Esselte AB, Class A...............................          41
     2,000  Hennes & Mauritz AB, Class B......................         277
       400  Scancem AB, Class A...............................          15
     4,400  Securitas AB, Class B.............................         128
     5,600  Skandia Forsakrings AB............................         159
    26,000  Skandinaviska Enskilda Banken, Class A............         267
     6,100  Skanska AB, Class B...............................         270
     6,000  S.K.F. AB, Class B................................         142
     6,200  Stadshypotek AB...................................         170
    15,050  Stora Kopparbergs Bergslags Aktiebolag, Class A...         208
     9,200  Svenska Cellulosa AB, Class B.....................         187
    10,000  Svenska Handelsbanken, Class A....................         287
 (a)23,200  Swedish Match AB..................................          82
     6,600  Trelleborg AB, Class B............................          88
    19,250  Volvo AB, Class B.................................         425
                                                                ----------
                                                                     6,688
                                                                ----------
THAILAND (1.4%)
    21,500  Advanced Information Services PCL (Foreign).......         201
 (d)32,400  Bangchak Petroleum PCL (Foreign)..................          29
   126,809  Bangkok Metropolitan Bank PCL (Foreign)...........          50
    14,875  Bank of Ayudhya PCL (Foreign).....................          35
 (d)11,800  CMIC Finance & Securities PCL (Foreign)...........          17
     3,600  CP Feedmill PCL (Foreign).........................          13
    23,200  Dhana Siam Finance & Securities PCL (Foreign).....          55
 (d)27,400  General Finance & Securities PCL (Foreign)........          47
 (d)22,900  Italian Thai Development PCL (Foreign)............         146
 (d)20,700  Jasmine International PCL (Foreign)...............          32
   127,500  Krung Thai Bank PCL (Foreign).....................         246
    19,600  National Finance & Securities PCL (Foreign).......          37
 (d)19,200  National Petrochemical PCL (Foreign)..............          15
 (d)19,800  One Holding PCL (Foreign).........................           8
    16,900  Phatra Thanakit PCL (Foreign).....................          48
    28,400  PTT Exploration & Production PCL (Foreign)........         410
    34,500  Quality House PCL (Foreign).......................          35
(a,d)46,900 Sahaviriya Steel Industry PCL (Foreign)...........          16
 (d)12,700  Shinawatra Computer PCL (Foreign).................         154
 (d)21,700  Shinawatra Satellite PCL (Foreign)................          25


                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

     3,600  Siam Cement PCL (Foreign).........................  $      113
    37,300  Siam City Bank PCL (Foreign)......................          35
  (d)3,500  Siam City Cement PCL (Foreign)....................          18
(a)204,100  TelecomAsia Corp. PCL (Foreign)...................         426
 (d)41,600  Thai Airways International PCL (Foreign)..........          60
    26,500  Thai Military Bank PCL (Foreign)..................          52
    21,500  United Communication Industry PCL (Foreign).......         231
                                                                ----------
                                                                     2,554
                                                                ----------
  UNITED KINGDOM (11.6%)
    29,200  Abbey National plc................................         383
    15,500  Arjo Wiggins Appleton plc.........................          48
    11,500  Associated British Foods plc......................          95
    36,535  Barclays plc......................................         626
    24,300  Bass plc..........................................         342
    68,135  BAT Industries plc................................         565
    15,454  BICC plc..........................................          73
    28,510  Blue Circle Industries plc........................         173
    13,847  BOC Group plc.....................................         207
    23,000  Boots Co. plc.....................................         237
    14,200  BPB Industries plc................................          93
    11,175  British Aerospace plc.............................         245
    24,625  British Airways plc...............................         255
    93,100  British Gas plc...................................         358
   119,849  British Petroleum Co. plc.........................       1,438
    35,000  British Sky Broadcasting plc......................         313
    43,400  British Steel plc.................................         119
   124,700  British Telecommunications plc....................         843
    89,505  BTR plc...........................................         436
     6,526  Burmah Castrol plc................................         123
    53,576  Cable & Wireless plc..............................         446
    24,180  Cadbury Schweppes plc.............................         204
    17,900  Caradon plc.......................................          73
    19,543  Coats Viyella plc.................................          45
    14,296  Commercial Union plc..............................         167
    10,400  Courtaulds plc....................................          70
     3,116  De La Rue Co. plc.................................          31
    10,731  EMI Group plc.....................................         254
    61,400  General Electric plc..............................         402
    12,215  GKN plc...........................................         210
    68,800  Glaxo Wellcome plc................................       1,117
    15,612  Granada Group plc.................................         230
    45,672  Grand Metropolitan plc............................         359
    25,700  Great Universal Stores plc........................         269
    18,163  Guardian Royal Exchange plc.......................          87
    47,200  Guinness plc......................................         370
   110,521  Hanson plc........................................         154
    27,700  Harrisons & Crosfield plc.........................          63
    47,788  HSBC Holdings plc.................................       1,041
    18,300  Imperial Chemical Industries plc..................         241
    25,819  Ladbroke Group plc................................         102
    17,100  Land Securities plc...............................         218
    17,600  Lasmo plc.........................................          72

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Active Country Allocation Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE ACTIVE COUNTRY ALLOCATION PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

UNITED KINGDOM (CONT.)

    26,600  Legal & General Group plc.........................  $      170
   116,700  Lloyds TSB Group plc..............................         862
    17,905  Lonrho plc........................................          38
    73,900  Marks and Spencer plc.............................         622
    13,000  MEPC plc..........................................          96
    30,700  National Power plc................................         257
    16,800  Peninsular & Oriental Steam Navigation Co. plc....         170
    32,604  Pilkington plc....................................          87
    42,762  Prudential Corp. plc..............................         360
    18,200  Rank Group plc....................................         137
    12,916  Redland plc.......................................          81
    15,300  Reed International plc............................         289
    36,400  Reuters Holdings plc..............................         469
    12,200  Rexam plc.........................................          75
     7,300  RMC Group plc.....................................         125
    30,428  Royal & Sun Alliance Insurance Group plc..........         232
    11,385  Royal Bank of Scotland Group plc..................         110
    25,399  RTZ Corp. plc.....................................         408
    18,414  Safeway plc.......................................         127
    33,246  Sainsbury (J) plc.................................         221
     4,600  Schroders plc.....................................         119
    20,430  Scottish Power plc................................         123
    42,300  Sears plc.........................................          69
    12,100  Sedgwick Group plc................................          27
     9,700  Slough Estates plc................................          46
    52,710  Smithkline Beecham plc............................         730
     6,150  Southern Electric plc.............................          84
    31,307  Tarmac plc........................................          53
    16,316  Taylor Woodrow plc................................          43
    41,220  Tesco plc.........................................         250
    15,752  Thames Water plc..................................         165
    11,150  Thorn plc.........................................          48
    11,417  TI Group plc......................................         114
    14,500  Unilever plc......................................         352
    14,682  United Utilities plc..............................         156
    69,207  Vodafone Group plc................................         292
    19,200  Zeneca Group plc..................................         542
                                                                ----------
                                                                    21,346
                                                                ----------
TOTAL COMMON STOCKS (Cost $158,289)...........................     165,198
                                                                ----------
PREFERRED STOCKS (1.5%)
  AUSTRALIA (0.1%)
    23,171  News Corp., Ltd...................................         103
                                                                ----------
  BRAZIL (NON-VOTING STOCKS) (1.2%)
    22,666  Aracruz Celelose S.A., Class B....................          37
19,179,873  Banco Bradesco S.A................................         139
(a)1,922,000 Banco do Brasil...................................         17
(a)1,118,000 Banco do Estado Sao Paulo.........................          5
   165,663  Brahma............................................          91
   847,000  Ceval Alimentos S.A...............................           7
 1,064,000  Cia Brasileira de Petroleo Ipiranga...............          15

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

 2,861,500  Cia Energetica de Minas Gerais....................  $       97
 (a)71,000  Cia Energetica de Sao Paulo.......................           3
 1,818,000  Cia Siderurgica de Tubarao........................          28
     8,136  Cia Vale Do Rio Doce..............................         157
 1,020,000  Eletrobras, Class B...............................         379
    21,500  Industrias Klabin de Papel e Celulose S.A.........          20
   222,000  Itaubanco.........................................          96
    81,000  Itausa Investimentos Itau S.A.....................          61
 2,044,000  Petrobras.........................................         325
    20,000  Sadia Concordia...................................          15
 7,618,000  Telebras..........................................         587
   638,000  Telesp............................................         138
42,268,000  Usiminas..........................................          43
                                                                ----------
                                                                     2,260
                                                                ----------
  GERMANY (0.2%)
     7,200  RWE AG............................................         241
     1,300  SAP AG............................................         179
                                                                ----------
                                                                       420
                                                                ----------
  ITALY (0.0%)
    44,000  Fiat S.p.A........................................          73
                                                                ----------
TOTAL PREFERRED STOCKS (Cost $2,217)..........................       2,856
                                                                ----------

  NO. OF
  RIGHTS
----------

RIGHTS (0.0%)
  BRAZIL (0.0%)
  (a)2,876  Cia Paulista de Forca e Luz.......................          --
                                                                ----------
TOTAL RIGHTS (Cost $0)........................................          --
                                                                ----------

  NO. OF
 WARRANTS
----------

WARRANTS (0.0%)
  BRAZIL (0.0%)
(a)384,400  Banco Do Brasil, Series A, expiring 6/30/01.......           1
(a)576,600  Banco Do Brasil, Series B, expiring 6/30/06.......           1
(a)961,000  Banco Do Brasil, Series C, expiring 6/30/11.......           1
                                                                ----------
                                                                         3
                                                                ----------
  FRANCE (0.0%)
    (a)620  Casino Guichard - Perrachon, expiring 12/31/99....           7
                                                                ----------
  HONG KONG (0.0%)
  (a)4,400  Applied International Holdings, expiring
              12/30/99........................................          --
 (a)13,700  Hong Kong & China Gas Co., Ltd., expiring
              9/30/97.........................................           8
  (a)2,300  Hysan Development Co., Ltd., expiring 4/30/98.....           2
 (a)11,500  Oriental Press Group, expiring 10/02/98...........           1
  (a)1,750  Peregrine Investment Holdings Ltd., expiring
              5/15/98.........................................          --
                                                                ----------
                                                                        11
                                                                ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                             Active Country Allocation Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE ACTIVE COUNTRY ALLOCATION PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

  NO. OF                                                          VALUE
 WARRANTS                                                         (000)
--------------------------------------------------------------------------
  ITALY (0.0%)
  (a)2,950  R.A.S. S.p.A, expiring 12/31/97...................  $        8
  (a)1,550  R.A.S. S.p.A. Saving Shares, expiring 12/31/97....           2
(a,d)1,050  Rinascente S.p.A., expiring 12/31/99..............          --
                                                                ----------
                                                                        10
                                                                ----------
  SINGAPORE (0.0%)
 (a)11,750  Straits Steamship, expiring 12/20/00..............          13
                                                                ----------
  SWITZERLAND (0.0%)
    (a)112  Roche Holdings, expiring 5/05/98..................           4
                                                                ----------
  THAILAND (0.0%)
(a,d)6,349  National Finance & Securities PCL, expiring
              11/15/99........................................           5
  (a)1,980  One Holding PCL, expiring 10/14/01................          --
                                                                ----------
                                                                         5
                                                                ----------
TOTAL WARRANTS (Cost $10).....................................          53
                                                                ----------

  NO. OF
  UNITS
----------

UNITS (0.1%)
  AUSTRALIA (0.1%)
    20,821  General Property Trust............................          40
    26,348  Westfield Trust...................................          50
                                                                ----------
TOTAL UNITS (Cost $80)........................................          90
                                                                ----------

   FACE
  AMOUNT
  (000)
----------

CONVERTIBLE DEBENTURE (0.0%)
  FRANCE (0.0%)
FRF     60  Sanofi 4.00%, 1/01/00.............................          66
                                                                ----------
TOTAL CONVERTIBLE DEBENTURE (Cost $38)........................          66
                                                                ----------
FIXED INCOME SECURITY (0.0%)
  FRANCE (0.0%)
        62  Casino Guichard-Perrachon, Series XW, 4.50%,
              7/12/01.........................................          29
                                                                ----------
TOTAL FIXED INCOME SECURITY (Cost $27)........................          29
                                                                ----------
TOTAL FOREIGN SECURITIES (91.5%) (Cost $160,661)..............     168,292
                                                                ----------
SHORT-TERM INVESTMENT (7.9%)
  REPURCHASE AGREEMENT (7.9%)
$   14,432  Chase Securities Inc. 5.95%, dated 12/31/96, due
              1/02/97, to be repurchased at $14,437,
              collateralized by U.S. Treasury Bonds, 8.875%,
              due 8/15/17, valued at $14,823 (Cost $14,432)...      14,432
                                                                ----------

  AMOUNT                                                          VALUE
  (000)                                                           (000)
--------------------------------------------------------------------------

FOREIGN CURRENCY (0.1%)
 AUD    42  Australian Dollar.................................  $       34
ATS     23  Austrian Schilling................................           2
BEF      6  Belgian Franc.....................................          --
BRL      1  Brazilian Real....................................           1
GBP      2  British Pound.....................................           4
FRF     36  French Franc......................................           7
IDR   6,833 Indonesian Rupiah.................................           3
ITL   7,194 Italian Lira......................................           5
JPY     801 Japanese Yen......................................           7
 KRW     7  Korean Won........................................          --
 MYR    22  Malaysian Ringgit.................................           9
NLG     81  Netherlands Guilder...............................          46
ESP   3,842 Spanish Peseta....................................          29
CHF      2  Swiss Franc.......................................           1
THB    325  Thai Baht.........................................          13
                                                                ----------
TOTAL FOREIGN CURRENCY (Cost $163)............................         161
                                                                ----------

TOTAL INVESTMENTS (99.5%) (Cost $175,256)................   182,885
                                                           --------
OTHER ASSETS (19.9%)
  Securities at Value, Held as Collateral for
    Securities Lending.......................  $   34,886
  Net Unrealized Gain on Foreign Currency
    Exchange Contracts.......................       1,232
  Dividends Receivable.......................         204
  Receivable for Portfolio Shares Sold.......         183
  Foreign Withholding Tax Reclaim
    Receivable...............................          54
  Receivable for Investments Sold............          26
  Security Lending Income Receivable.........          16
  Interest Receivable........................           3
  Other......................................          13    36,617
                                               ----------
LIABILITIES (-19.4%)
  Collateral on Securities Loaned, at
    Value....................................     (34,886)
  Payable for Portfolio Shares Redeemed......        (346)
  Investment Advisory Fees Payable...........        (214)
  Payable for Investments Purchased..........         (57)
  Custodian Fees Payable.....................         (49)
  Administrative Fees Payable................         (31)
  Bank Overdraft.............................         (27)
  Security Lending Expense Payable...........         (11)
  Dividends Payable..........................          (7)
  Directors' Fees and Expenses Payable.......          (5)
  Sub-Administrative Fees Payable............          (2)
  Other Liabilities..........................         (41)  (35,676)
                                               ----------  --------
NET ASSETS (100%)........................................  $183,826
                                                           --------
                                                           --------

NET ASSETS CONSIST OF:
Paid in Capital...................................  $172,825
Overdistributed Net Investment Income.............      (308)
Accumulated Net Realized Gain.....................     2,449
Unrealized Appreciation on Investments and Foreign
  Currency Translations (Net of accrual for
  foreign tax of $4 on unrealized appreciation on
  investments)....................................     8,860
                                                    --------
NET ASSETS........................................  $183,826
                                                    --------
                                                    --------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Active Country Allocation Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE ACTIVE COUNTRY ALLOCATION PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                            AMOUNT
                                                            (000)
-------------------------------------------------------------------

CLASS A:
--------------------------------------------------
NET ASSETS........................................  $183,193
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 16,009,331 outstanding $0.001 par
  value shares (authorized 500,000,000 shares)....    $11.44
                                                    --------
                                                    --------
CLASS B:
--------------------------------------------------
NET ASSETS........................................      $633
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 55,366 outstanding $0.001 par
  value shares (authorized 500,000,000 shares)....    $11.44
                                                    --------
                                                    --------

------------------------------------------------------------
FOREIGN CURRENCY EXCHANGE CONTRACT INFORMATION:
   Under the terms of foreign currency exchange contracts open at December 31, 1996, the Portfolio is obligated to deliver or is to receive foreign currency in exchange for U.S. dollars or foreign currency as indicated below:

                                                                  NET
 CURRENCY TO                          IN EXCHANGE              UNREALIZED
   DELIVER      VALUE    SETTLEMENT       FOR        VALUE    GAIN (LOSS)
    (000)       (000)       DATE         (000)       (000)       (000)
-------------  --------  ----------  -------------  --------  ------------
U.S.$   1,491  $  1,491   1/24/97    DEM     2,313  $  1,506  $      15
DEM    16,624    10,821   1/24/97    U.S.$  10,931    10,931        110
DEM     2,166     1,410   1/24/97    U.S.$   1,400     1,400        (10)
JPY   619,026     5,368   1/30/97    U.S.$   5,501     5,501        133
NLG     9,072     5,265   2/10/97    U.S.$   5,394     5,394        129
JPY 1,399,413    12,172   2/21/97    U.S.$  12,700    12,700        528
FRF    32,396     6,265   2/24/97    U.S.$   6,400     6,400        135
FRF    17,451     3,375   2/24/97    U.S.$   3,400     3,400         25
JPY   725,916     6,336   3/17/97    U.S.$   6,481     6,481        145
      150,668     1,315   3/17/97    U.S.$   1,337     1,337         22
               --------                             --------     ------
               $ 53,818                             $ 55,050  $   1,232
               --------
               --------                             --------     ------
                                                    --------     ------

------------------------------------------------------------

(a)   --  Non-income producing security
(d)   --  Security is valued at fair value -- See note A-1 to financial statements
DEM   --  Deutsche Mark
NCS   --  Non Convertible Shares
PCL   --  Public Company Limited
RFD   --  Ranked for Dividend

------------------------------------------------------------
            SUMMARY OF FOREIGN SECURITIES BY INDUSTRY CLASSIFICATION
                                  (UNAUDITED)

                                           VALUE     PERCENT OF
INDUSTRY                                   (000)     NET ASSETS
----------------------------------------------------------------
Capital Equipment......................  $  24,915         13.5%
Consumer Goods.........................     35,227         19.1
Energy.................................     19,469         10.6
Finance................................     31,743         17.4
Gold Mines.............................         96           --
Materials..............................     21,267         11.5
Multi-Industry.........................      5,120          2.8
Services...............................     30,455         16.6
                                         ---------          ---
                                         $ 168,292         91.5%
                                         ---------          ---
                                         ---------          ---


    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                             Active Country Allocation Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE ASIAN EQUITY PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

China             0.5%
Hong Kong        30.4%
India             0.5%
Indonesia         5.7%
Korea             4.4%
Malaysia         24.0%
Philippines       5.0%
Singapore        15.2%
Taiwan            4.0%
Thailand          8.6%
Other             1.7%

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                                 ASIAN EQUITY PORTFOLIO-CLASS
                                MSCI COMBINED FAR EAST FREE EX-JAPAN INDEX (1)                A
7/1/91*                                                                 500,000                       500,000
10/31/1991                                                              493,080                       483,500
10/31/1992                                                              676,180                       684,130
12/31/1992                                                              630,045                       658,030
12/31/1993                                                            1,252,425                     1,353,595
12/31/1994                                                            1,014,350                     1,139,550
12/31/1995                                                            1,083,427                     1,217,837
12/31/1996                                                            1,182,886                     1,260,340
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that Class.
PERFORMANCE COMPARED TO THE MORGAN STANLEY
CAPITAL INTERNATIONAL (MSCI) COMBINED FAR EAST FREE EX-JAPAN INDEX(1)
-------------------------------------------

                                       TOTAL RETURNS(2)
                      --------------------------------------------------
                                     AVERAGE ANNUAL     AVERAGE ANNUAL
                        ONE YEAR       FIVE YEARS       SINCE INCEPTION
                      ------------  -----------------  -----------------
PORTFOLIO -- CLASS
A...................        3.49%          19.35%             18.28%
PORTFOLIO -- CLASS
B(3)................        2.92             N/A                N/A
INDEX...............        9.18           17.34              16.93

1. The MSCI Combined Far East Free ex-Japan Index is an unmanaged index of common stocks and includes Indonesia, Hong Kong, Malaysia, the Philippines, Korea, Singapore, Taiwan and Thailand (assumes dividends are reinvested).

2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.

3. The Portfolio began offering Class B shares on January 2, 1996.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

THE COUNTRY SPECIFIC PERFORMANCE RESULTS PROVIDED ARE AS MEASURED BY THE MSCI COMBINED FAR EAST FREE EX-JAPAN INDEX AND ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The investment objective of the Asian Equity Portfolio is to seek long-term capital appreciation by investing primarily in equity securities which are traded on recognized exchanges of Hong Kong, Singapore, Malaysia, Thailand, Indonesia and the Philippines. The Portfolio may also invest in equity securities traded on markets in Taiwan, South Korea, India, Pakistan, Sri Lanka and other Asian developing markets which are open for foreign investment. The Portfolio does not intend to invest in securities which are principally traded in Japan or in companies organized under the laws of Japan.

For the year ended December 31, 1996, the Portfolio had a total return of 3.49% for the Class A shares and 2.92% for the Class B shares, as compared to a total return of 9.18% for the Morgan Stanley Capital International (MSCI) combined Far East Free ex-Japan Index. The average annual total return for the five year period ended December 31, 1996 and for the period from inception on July 1, 1991 through December 31, 1996 was 19.35% and 18.28%, respectively, for the Class A shares as compared with 17.34% and 16.93%, respectively, for the Index.

PERFORMANCE REVIEW

Over the year, the Portfolio underperformed the Index. This was attributable to a large extent to security selection, principally in Malaysia where stocks such as Genting and Resorts World fell victim to natural disasters and severely trailed the overall market. The Portfolio also missed a portion of the large move in Taiwan, as the Portfolio did not participate in the speculative frenzy which seized the financial sector, instead concentrating on the undervalued electronic stocks. Security selection in Thailand also hampered the Portfolio's performance. The effect on the Portfolio of asset allocation was slightly negative.

MARKET REVIEW

Asian markets exceeded the modest gains they displayed in 1995, rising 9.2% in 1996. This increase disguised a huge disparity between the performance of different markets, however. Most of the markets were up strongly, led by Taiwan's 38.9% increase, followed by China (+35.1%) and Hong Kong (+28.9%). Indonesia and Malaysia also posted returns in excess of 20%. This is in sharp contrast to the performance of other markets in the region, as South Korea plummeted -38.4% and Thailand tumbled -38.0%.

--------------------------------------------------------------------------------
ASIAN EQUITY PORTFOLIO

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE ASIAN EQUITY PORTFOLIO (CONT.)

Despite a series of political confrontations with China in the first quarter, Taiwan rallied to become the region's best performing market. Lee Teng-Hui emerged as the country's first democratically elected leader, and relations with China softened following the live missile exercises that began the year. Confidence returned to domestic investors who formed the major component of the rally, especially in financial stocks. Taiwan's inclusion in the MSCI regional index also impacted the markets, as foreign investors sought exposure to the market. Investors have remained concerned, however, as the collapse in semiconductor prices has led to pressure on many of the island's top exporters.

Lessened anxiety over relations with China also spurred the Hong Kong market. Investor sentiment over the prospects of a smooth transition improved gradually throughout the year and stock prices reacted accordingly. As widely expected, shipping magnate C.H. Tung was appointed Chief Executive of the Special Administrative Region that will encompass Hong Kong after the handover. Economic fundamentals also buoyed the market as the U.S. Federal Reserve resisted raising interest rates, spurring property prices throughout Hong Kong. China stocks also benefited from improved relations. The major impetus behind the MSCI China Index's 35% move, however, was frantic local buying in the fourth quarter. The government brought to a close its 3-year austerity program and cut interest rates twice in 1996, injecting a large amount of liquidity into the domestic market. This led to the unusual occurrence of local shares actually trading at a premium to foreign shares.

The South Korean market was the region's worst performer, losing 38.4% of its value based on the MSCI index. The current account deficit increased substantially, exceeding $22 billion in 1996. Exporters suffered severely as the prices for key Korean exports of semiconductors and petrochemicals fell sharply. Though the Korean Won devalued throughout the year, the comparative weakening of the Yen prevented any consequent gains in Korean product competitiveness. The situation continued to be exacerbated by the zeal with which the chaebols have built up capacity, far in excess of any reasonable expectation of short-term demand. A final blow to the overall market landed at year's end, as many labor unions went on strike following changes to national labor laws by the Korean government.

The Thai market also suffered a significant decline this year. Worries about the nature and term of the capital inflows mounted throughout the year, leading to a downgrading of Thai debt by Moody's in May. The Thai central bank responded to concerns over the stability of the financial sector by imposing stiff new regulations which severely impacted the short-term profitability of the banks, which then proceeded to lead the market into its decline. The market suffered further setbacks as the government of Chuan Leekpai lost a no-confidence motion in parliament and was replaced by a shaky minority coalition under General Chavalit's New Aspiration Party. A large and persistent current account deficit has also plagued the country, as the government has remained firm to their commitment to maintain the value of the Thai Baht at current levels.

PORTFOLIO ACTIVITIES

The Portfolio this year saw a net increase in subscriptions of $79.3 million, with subscribers amounting to $370.5 million and redemptions of $291.2 million. Large net purchases were made in Malaysia as the market continued its upward trend, and in Thailand and Korea where large market declines led to attractive buying opportunities. Some of the major purchases in Malaysia included Sime Darby, Genting and Petronas Gas. The Portfolio also made major purchases of Siam Commercial Bank, which despite a strong balance sheet was sold off with the rest of the financial sector.

The Portfolio made minor net sales in China, Hong Kong, and the Philippines. In Hong Kong we sold Guangdong Investments as it became fully valued, and trimmed our holdings of Cheung Kong to its original allocation following large price increases. A range of property stocks in the Philippines declined as property prices began to take on a speculative tone. A large net sale was also made of the Malaysian national electric company, Tenaga Nasional, as it was felt that the market was overvaluing changes in the regulatory environment.

MARKET OUTLOOK

Against the background of an increase in global growth, Asian markets in general should continue to appreciate in 1997. In Hong Kong, strong corporate earnings growth and liquidity are likely to provide support for the market despite its recent strength. Stock valuations are no longer cheap, and will likely remain close to the recent historical average. As the

--------------------------------------------------------------------------------
                                                          Asian Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE ASIAN EQUITY PORTFOLIO (CONT.)
handover to China becomes reality, China related stocks and red-chips will remain the focus of the market. Shares of companies listed in China should also come under increasing interest from both foreign and local investors, and volatility will remain high. Both markets will be susceptible to China's foreign relations with the U.S. and Taiwan, and Hong Kong will continue to be vulnerable to changes in U.S. interest rates (the Chinese government has pledged to keep the Hong Kong dollar pegged to the U.S. dollar). Shares in Taiwan should benefit from an improvement in global demand for electronics, as well as improving economic fundamentals and a benign interest rate environment.

Although it is premature in the near term to envision a sustained fundamental turnaround in the Korean economy and stock market, with a reduction in facilities investment, de-stocking of inventory levels, and gradual recovery of prices, improvements should impact the market starting in the second half. A reduction in facilities investment during this period of oversupply should help reduce import growth and in turn shrink the current account deficit, which will reduce the need for working capital financing and lower market interest rates. However, the uncertain political situation ahead of this year's presidential election and the pace of chaebols to focus on production efficiency will determine the speed of a sustained recovery.

Despite strong upward moves in 1996, the Malaysian market prospective 1997 price earnings ratio (18.5 times) is at the low end of the past 5-year historical range. Whereas gains in 1996 were led by small and medium cap firms, large cap companies are expected to generate better earnings growth in 1997. Singapore is likely to trade within a narrow range, though with a definite upward bias led by small cap electronic stocks.

Indonesia's macroeconomic environment should continue to buoy the stock market with healthy economic growth and lower inflation. Earnings growth is predicted to top 20%, yielding a 15 times prospective 1997 price earnings ratio. Parliamentary elections in May should not provide any major surprises, and concerns over Suharto's health have lessened, though not dissipated. The Philippines will also retain the high earnings and GDP growth it enjoyed in 1996. However, stock prices here look fairly valued if not expensive, and record property prices have raised concerns over the asset quality of some banks. The market is also vulnerable to increasing uncertainty ahead of the Presidential elections in 1998, where Ramos, the architect of the country's economic success, is required to step down under the current constitution.

The market in Thailand is likely to trend sideways as investors await indications of the future of the economy. The finance sector was forced to swallow stern medicine by the central bank, and it remains to be seen whether they will be able to grow out of their current problems. Record low valuations should provide a floor under the current market level, though institutional selling and lackluster earnings growth will impede large upside moves in the immediate future.

PORTFOLIO STRATEGY

In Hong Kong we will continue to look for companies with China interests, as well as increase our exposure in China itself on a selective basis. Our approach in Taiwan is to remain with the electronic stocks which maintain very low valuations, while avoiding the financial stocks which have been driven to unsustainable price earnings ratios. In Korea, while stock valuations are compelling, lack of fundamental improvements should dictate selective bottom-up investing in the first half. Stronger credit banks and domestic plays, such as telecoms remain attractive.

In Malaysia, the Portfolio will continue to add to positions which reflect the changing structure of this dynamic economy. We will increase our exposure to automotive stocks in Indonesia, especially Astra which has shaken off the competition from a national car and proceeded to perform strongly. In the Philippines, the Portfolio will continue to trim its exposure to the hot property sector, while in Singapore it will increase its holdings in stocks in the electronic sector. The incredibly low valuations have made investment in Thailand very compelling, and we will continue to invest in banks with the strongest balance sheets.

Ean Wah Chin
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
ASIAN EQUITY PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE ASIAN EQUITY PORTFOLIO
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

COMMON STOCKS (98.0%)
  CHINA (0.5%)
(a)240,300  Changchai Co., Ltd., Class B......................  $      209
 (a)24,000  Guangshen Railway Co., Ltd. ADR...................         495
(a)2,800,000 Guangshen Railway Co., Ltd., Class H..............      1,213
                                                                ----------
                                                                     1,917
                                                                ----------
  HONG KONG (30.4%)
(a)253,000  Asia Satellite Telecommunications Holdings Ltd....         587
 2,032,000  CDL Hotels International Ltd......................       1,162
 1,667,000  Cheung Kong Holdings Ltd..........................      14,818
(a)679,000  Cheung Kong Infrastructure Holdings...............       1,800
(a)2,036,000 China Resources Beijing Land......................      1,290
 1,968,000  China Resources Enterprise Ltd....................       4,427
 1,352,500  Citic Pacific Ltd.................................       7,851
   768,000  Cosco Pacific Ltd.................................         894
   170,000  Great Eagle Holdings Ltd..........................         701
   340,300  Hang Seng Bank Ltd................................       4,136
   355,000  Henderson Land Development Co., Ltd...............       3,580
   205,000  Hong Kong Ferry Holdings..........................         400
   137,000  Hong Kong Land Holdings Ltd.......................         381
   490,020  Hong Kong & Shanghai Bank Holdings plc............      10,485
 4,549,000  Hong Kong Telecommunications Ltd..................       7,322
 2,123,000  Hutchison Whampoa Ltd.............................      16,675
(a)1,405,000 Kerry Properties Ltd..............................      3,851
 1,567,000  New World Development Co., Ltd....................      10,586
(a)387,000  Shanghai Industrial Holdings Ltd..................       1,411
   661,100  Sun Hung Kai Properties Ltd.......................       8,099
   769,060  Swire Pacific Ltd., Class A.......................       7,333
 1,214,000  Wharf Holdings Ltd................................       6,059
                                                                ----------
                                                                   113,848
                                                                ----------
  INDIA (0.5%)
 (e)25,500  Hindalco Industries Ltd. GDR......................         638
    63,500  Mahindra & Mahindra Ltd. GDR......................         746
 (a)24,000  State Bank of India GDR...........................         420
                                                                ----------
                                                                     1,804
                                                                ----------
  INDONESIA (5.7%)
   788,500  Astra International (Foreign).....................       2,170
(d)1,948,010 Bank International Indonesia (Foreign)............      1,917
(a,d)963,000 Daya Guna Samuder (Foreign).......................      1,121
(d)531,000  Gudang Garam (Foreign)............................       2,293
(d)775,200  Hanjaya Mandala Sampoerna (Foreign)...............       4,135
(d)2,564,824 Indah Kiat Pulp & Paper Corp. (Foreign)...........      1,873
(a,d)1,123,998 Sorini Corp. (Foreign)............................        524
(d)4,251,000 Telekomunikasi Indonesia (Foreign)................      7,334
                                                                ----------
                                                                    21,367
                                                                ----------
  KOREA (4.4%)
(a,d)80,050 Housing & Commercial Bank, Korea (New)............       1,219
 (a)40,000  Kookmin Bank GDR..................................         727


                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

    53,900  Korea Electric Power..............................  $    1,569
  (d)2,503  Korea Mobile Telecommunications Corp..............       2,499
    61,800  Korea Mobile Telecommunications Corp. ADR.........         796
    16,130  LG Information & Communication Ltd. RFD (New).....       1,143
    22,660  LG Information & Communications Ltd. (Old)........       1,448
    61,600  Pohang Iron & Steel Co., Ltd. ADR.................       1,247
 (d)26,618  Samsung Electronics...............................       1,577
  (a)7,533  Samsung Electronics GDR (New).....................         306
  (a,e)300  Samsung Electronics GDR...........................          12
(a,d)27,595 Samsung Electronics RFD...........................       1,634
(d)133,761  Shinhan Bank Co., Ltd.............................       2,148
                                                                ----------
                                                                    16,325
                                                                ----------
  MALAYSIA (24.0%)
   552,000  Commerce Asset Holding Bhd........................       4,153
   119,000  Dialog Group Bhd..................................       1,696
   501,000  Edaran Otomobil Nasional Bhd......................       5,009
 1,626,700  Genting Bhd.......................................      11,207
   741,000  Hicom Holdings Bhd................................       2,127
   871,000  IJM Corp. Bhd.....................................       2,052
   848,000  Leader Universal Holdings Bhd.....................       1,780
 1,083,500  Malayan Banking Bhd...............................      12,013
 1,441,316  Malaysian International Shipping Bhd (Foreign)....       4,280
 1,878,000  Petronas Gas Bhd..................................       7,808
 2,974,000  Renong Bhd........................................       5,276
 1,570,000  Resorts World Bhd.................................       7,149
 3,142,000  Sime Darby Bhd....................................      12,379
 1,197,000  Telekom Malaysia Bhd..............................      10,664
   278,757  United Engineers Ltd..............................       2,517
                                                                ----------
                                                                    90,110
                                                                ----------
  PHILIPPINES (5.0%)
 1,613,237  Ayala Land, Inc., Class B.........................       1,840
(a)15,461,000 Digital Telecommunications Philippines, Inc.......      1,293
(a)1,865,100 DMCI Holdings, Inc................................      1,223
17,982,100  JG Summit Holding, Class B........................       5,060
   385,565  Manila Electric Co., Class B......................       3,152
 6,309,075  Petron Corp.......................................       2,135
    26,960  Philippine Long Distance Telephone Co., Class B...       1,481
 9,231,400  SM Prime Holdings, Inc., Class B..................       2,387
                                                                ----------
                                                                    18,571
                                                                ----------
  SINGAPORE (14.9%)
 2,499,000  Comfort Group Ltd.................................       2,215
   563,500  Development Bank of Singapore Ltd. (Foreign)......       7,611
   117,560  Fraser & Neave Ltd................................       1,210
   265,000  Jurong Shipyard Ltd...............................       1,335
 1,175,000  Keppel Corp., Ltd.................................       9,153

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                          Asian Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE ASIAN EQUITY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

SINGAPORE (CONT.)

   607,482  Oversea-Chinese Banking Corp. (Foreign)...........  $    7,554
   522,000  Parkway Holdings Ltd..............................       2,052
   468,000  Sembawang Corp. Ltd...............................       2,475
   305,000  Singapore Airlines Ltd. (Foreign).................       2,768
   248,400  Singapore Press Holdings (Foreign)................       4,899
 1,004,000  Straits Steamship Land Ltd........................       3,214
   477,000  Straits Trading Co., Ltd..........................       1,159
   666,200  United Overseas Bank Ltd. (Foreign)...............       7,427
(a)1,006,000 Want Want Holdings................................      2,646
                                                                ----------
                                                                    55,718
                                                                ----------
  TAIWAN (4.0%)
   828,150  Cathay Life Insurance Co., Ltd....................       5,270
 6,254,000  China Steel Corp..................................       5,867
(a)702,000  Siliconware Precision Industries Co...............       1,481
 1,663,890  Yang Ming Marine Transport........................       2,202
                                                                ----------
                                                                    14,820
                                                                ----------
  THAILAND (8.6%)
   467,400  Advance Information Service PCL (Foreign).........       4,374
   709,100  Bangkok Bank PCL (Foreign)........................       6,857
 1,046,800  Finance One PCL (Foreign).........................       2,122
(d)487,000  Shinawatra Computer Co. plc (Foreign).............       5,887
   780,800  Siam Commercial Bank PCL (Foreign)................       5,663
   847,270  Thai Farmers Bank PCL (Foreign)...................       5,286
   189,700  United Communications Industry PCL (Foreign)......       2,042
                                                                ----------
                                                                    32,231
                                                                ----------
TOTAL COMMON STOCKS (Cost $347,284)...........................     366,711
                                                                ----------

  NO. OF
 WARRANTS
----------

WARRANTS (0.3%)
  SINGAPORE (0.3%)
(a)1,178,750 Straits Steamship Land Ltd., expiring 12/12/00....      1,272
                                                                ----------
  THAILAND (0.0%)
(a,d)98,821 Thai Farmers Bank PCL (Foreign) expiring
              09/15/02........................................          --
                                                                ----------
TOTAL WARRANTS (Cost $1,652)..................................       1,272
                                                                ----------
TOTAL FOREIGN SECURITIES (98.3%) (Cost $348,936)..............     367,983
                                                                ----------

  AMOUNT
  (000)
----------

FOREIGN CURRENCY (0.3%)
HKD     233 Hong Kong Dollar..................................          30
KRW 227,231 Korean Won........................................         269
MYR      40 Malaysian Ringgit.................................  $       16
PHP   10,646 Philippines Peso..................................        405
SGD     287 Singapore Dollar..................................         205
TWD   5,839 Taiwan Dollar.....................................         212
                                                                ----------
TOTAL FOREIGN CURRENCY (Cost $1,137)..........................       1,137
                                                                ----------

TOTAL INVESTMENTS (98.6%) (Cost $350,073)................   369,120
                                                           --------
OTHER ASSETS (11.0%)
  Securities, at Value, Held as Collateral
    for Securities Loaned....................  $   23,576
  Receivable for Investments Sold............      16,002
  Receivable for Portfolio Shares Sold.......       1,106
  Dividends Receivable.......................         551
  Security Lending Income Receivable.........          54
  Foreign Withholding Tax Reclaim
    Receivable...............................          20
  Other......................................          23    41,332
                                               ----------
LIABILITIES (-9.6%)
  Collateral for Securities Loaned, at
    Value....................................     (23,576)
  Bank Overdraft.............................     (10,517)
  Payable for Portfolio Shares Redeemed......        (723)
  Investment Advisory Fees Payable...........        (666)
  Custodian Fees Payable.....................        (184)
  Deferred Foreign Taxes Payable.............        (115)
  Administrative Fees Payable................         (52)
  Security Lending Fees Payable..............         (27)
  Directors' Fees and Expenses Payable.......         (11)
  Distribution Fees Payable..................          (8)
  Net Unrealized Loss on Foreign Currency
    Exchange Contracts.......................          (8)
  Other Liabilities..........................         (65)  (35,952)
                                               ----------  --------
NET ASSETS (100%)........................................  $374,500
                                                           --------
                                                           --------

NET ASSETS CONSIST OF:
Paid in Capital..............................  $  348,095
Overdistributed Net Investment Income........          (4)
Accumulated Net Realized Gain................       7,479
Unrealized Appreciation on Investments and
  Foreign Currency Translations (Net of
  accrual for foreign taxes of $115 on
  unrealized appreciation on investments)....      18,930
                                                           --------
NET ASSETS...............................................  $374,500
                                                           --------
                                                           --------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Asian Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE ASIAN EQUITY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                            AMOUNT
                                                            (000)
-------------------------------------------------------------------

CLASS A:
---------------------------------------------
NET ASSETS...................................              $363,498
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 19,408,234 outstanding $0.001
  par value
  shares (authorized 500,000,000 shares).....                $18.73
                                                           --------
                                                           --------
CLASS B:
---------------------------------------------
NET ASSETS...................................               $11,002
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 586,978 outstanding $0.001
  par value
  shares (authorized 500,000,000 shares).....                $18.74
                                                           --------
                                                           --------

FOREIGN CURRENCY EXCHANGE CONTRACT INFORMATION:
   Under the terms of foreign currency exchange contracts open at December 31, 1996, the Portfolio is obligated to deliver foreign currency in exchange for U.S. dollars as indicated below:

                                                              NET
 CURRENCY TO                        IN EXCHANGE           UNREALIZED
   DELIVER      VALUE   SETTLEMENT      FOR       VALUE   GAIN (LOSS)
    (000)       (000)      DATE        (000)      (000)      (000)
-------------  -------  ----------  -----------  -------  -----------
  HKD  23,272  $ 3,009   1/02/97    U.S.$ 3,008  $ 3,008  $    (1)
  HKD  35,794    4,628   1/03/97    U.S.$ 4,627    4,627       (1)
   MYR  1,277      506   1/03/97    U.S.$   505      505       (1)
  SGD   1,566    1,119   1/03/97    U.S.$ 1,118    1,118       (1)
  SGD   1,832    1,310   1/06/97    U.S.$ 1,309    1,309       (1)
   MYR  7,890    3,123   1/06/97    U.S.$ 3,120    3,120       (3)
               -------                           -------
                                                               --
               $13,695                           $13,687  $    (8)
               -------                           -------       --
               -------                           -------       --

------------------------------------------------------------

(a)   --  Non-income producing security
(d)   --  Securities (totaling $34,161 or 9.1% of net assets at December 31,
          1996) valued at fair value -- See Note A-1 to financial statements.
(e)   --  144A Security -- certain conditions for public sale may exist.
ADR   --  American Depositary Receipt
GDR   --  Global Depositary Receipt
PCL   --  Public Company Limited
RFD   --  Ranked for Dividend

------------------------------------------------------------
            SUMMARY OF FOREIGN SECURITIES BY INDUSTRY CLASSIFICATION
                                  (UNAUDITED)

                                          VALUE    PERCENT OF
INDUSTRY                                  (000)    NET ASSETS
-------------------------------------------------------------
Capital Equipment......................  $ 21,595       5.8%
Consumer Goods.........................     9,797       2.6
Energy.................................    14,664       4.0
Finance................................   152,409      40.7
Materials..............................    14,826       3.9
Multi-Industry.........................    55,714      14.9
Services...............................    98,978      26.4
                                         --------       ---
                                         $367,983      98.3%
                                         --------       ---
                                         --------       ---

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                          Asian Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE EMERGING MARKETS PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Argentina              2.6%
Brazil                14.4%
Bulgaria               1.0%
Chile                  0.5%
China                  1.2%
Colombia               0.4%
Egypt                  1.3%
Greece                 0.1%
Hong Kong              9.3%
Hungary                0.5%
India                 10.1%
Indonesia              7.1%
Israel                 2.6%
Korea                  6.9%
Mexico                 9.9%
Morocco                0.8%
Pakistan               2.5%
Peru                   0.3%
Philippines            1.9%
Poland                 1.7%
Russia                 7.5%
Singapore              0.3%
South Africa           4.1%
Taiwan                 2.0%
Thailand               4.8%
Turkey                 3.5%
United Kingdom         0.1%
Venezuela              0.2%
Zimbabwe               0.5%
Other                  1.9%

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                 IFC GLOBAL TOTAL RETURN COMPOSITE INDEX    EMERGING MARKETS PORTFOLIO-CLASS
                                                   (1)                                      A
9/25/92*                                                           500,000                            500,000
10/31/1992                                                         525,300                            505,500
12/31/1992                                                         527,370                            511,000
12/31/1993                                                         880,750                            950,000
12/31/1994                                                         878,950                            858,500
12/31/1995                                                         770,488                            748,870
12/31/1996                                                         831,280                            840,157
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that Class.
PERFORMANCE COMPARED TO THE IFC GLOBAL TOTAL
RETURN COMPOSITE INDEX(1)
------------------------------------------

                                                                                                            TOTAL RETURNS(2)
                                                                                                     -------------------------------
                                                                                                                    AVERAGE ANNUAL
                                                                                                       ONE YEAR     SINCE INCEPTION
                                                                                                     ------------  -----------------
PORTFOLIO -- CLASS A...............................................................................       12.19%          12.93%
PORTFOLIO -- CLASS B(3)............................................................................       11.04             N/A
INDEX..............................................................................................        7.89           12.64

1. The IFC Global Total Return Composite Index is an unmanaged index of common stocks and includes developing countries in Latin America, East and South Asia, Europe, the Middle East and Africa (assumes dividends are reinvested).
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
3. The Portfolio began offering Class B shares on January 2, 1996.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

THE COUNTRY SPECIFIC PERFORMANCE RESULTS PROVIDED IN THIS OVERVIEW ARE AS MEASURED BY THE MORGAN STANLEY CAPITAL INTERNATIONAL (MSCI) EMERGING MARKETS COUNTRY OR REGIONAL INDICES, ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The investment objective of the Emerging Markets Portfolio is to provide long-term capital appreciation by investing in equity securities of emerging country issuers.

For the year ended December 31, 1996, the Portfolio had a total return of 12.19% for the Class A shares and 11.04% for the Class B shares, as compared to a total return of 7.89% for the IFC Global Total Return Composite Index. The average annual total return for the period from inception on September 25, 1992 through December 31, 1996 was 12.93% for the Class A shares as compared to 12.64% for the Index.

The Emerging Markets Portfolio also outperformed the MSCI Emerging Markets Free
(EMF) Index, with the MSCI EMF Index showing a return of 3.9% for the year. The Portfolio's strong out-performance during the year was attributable in large part to country selection and security selection was also positive.

Following two weak years, hopes ran high in early 1996 that the emerging markets would recover. After a relatively strong first half, however, the emerging markets lost ground in the second half of the year. The first six months of 1996 were dominated by politics as several of the larger emerging markets, notably Russia, South Korea, India and Taiwan, held successful elections. Fears of contagion from a decline in the lofty U.S. equity market and concerns of a rise in U.S. interest rates sapped support from emerging market equities and led to a weak second half. As always in the emerging market universe, there were major disparities in performance among the markets (see Chart on page 21).

Overall, the 3.9% return for the MSCI EMF Index was somewhat muted. By region, Latin America out-performed Europe/Middle East and Asia (see Table below). Three emerging markets achieved results in excess of 100% for the year--Russia, Venezuela and Hungary posted returns of 151.1%, 127.9% and 104.2%, respectively. The emerging Asian markets offered some of the best and worst to investors. Taiwan ended the year up 38.9%, and Hong Kong finished the year up 28.9%. Thailand and Korea, beset with export and liquidity problems, were the worst performing emerging markets of 1996, off 38.0% and

--------------------------------------------------------------------------------
EMERGING MARKETS PORTFOLIO

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE EMERGING MARKETS PORTFOLIO (CONT.)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 MSCI EMERGING MARKETS INDICES
Performance ($US)
12 Months to December 31, 1996
Venezuela                          127.90%
Poland                              57.20%
Taiwan                              38.90%
Brazil                              38.00%
Portugal                            32.30%
Turkey                              31.90%
Hong Kong                           28.90%
Indonesia                           25.40%
Malaysia                            24.50%
Argentina                           16.80%
Mexico                              16.10%
Philippines                         15.10%
Colombia                             6.60%
Greece                               1.40%
Peru                                -2.80%
India                               -3.80%
Israel                              -3.90%
Jordan                             -11.40%
Sri Lanka                          -16.30%
Chile                              -16.40%
Pakistan                           -19.40%
South Africa                       -20.10%
Thailand                           -38.00%
Korea                              -38.40%
% change

TABLE 1:

                                                                                                                     VALUATION
                                                                                                 PERFORMANCE     12 MONTH TRAILING
                                                                                                    1996          PRICE/EARNINGS
                                                                                               ---------------  -------------------
MSCI U.S.                                                                                              21.4%              19.3x
MSCI EAFE                                                                                               4.4               25.8x
MSCI EMF                                                                                                3.9               16.2x
EMF Asia                                                                                                1.6               19.1x
EMF Europe/Middle East                                                                                 11.3               13.0x
EMF Latin America                                                                                      18.9               14.1x

Source: Morgan Stanley Capital International
38.4%, respectively. India had a very strong first quarter, rallying 11.5%, but lost virtually all the gain to end the year down 3.8%.

The largest contributors to the Portfolio's out-performance, relative to the benchmark, came from Brazil, Turkey, Russia and Hong Kong--all overweight positions. Underweights in Thailand, South Africa and Chile also added to performance. Being underweight Malaysia however and overweight India and Israel all had negative impacts. Stock selection was extremely positive in Brazil and Mexico.

There are several reasons to be optimistic about the outlook for the emerging markets in 1997. First, as a group, the emerging economies are in much better financial shape than three years ago when the Federal Reserve began to raise interest rates. Major inroads have been made on inflation, leaving scope for interest rates to continue to decline in the majority of emerging markets, despite the path of U.S. rates. Inflation in the OECD economies is expected to increase during 1997, but in Latin America and emerging Europe it is forecasted to steadily decline. Only in Asia is there expected to be an increase in inflation, but even here it is from a very low base. One clear signal of successful economic strengthening has been the performance of emerging markets debt. Reacting to the numerous credit upgrades and improved economic management, emerging market debt was the best performing asset class during 1996. Emerging market stocks, on the other hand, have lagged both developed markets and debt, and emerging market equity performance has yet to reflect the fundamental improvements.

Second, foreign direct investment (FDI) in the emerging markets is running in excess of $100 billion per annum underpinning future growth prospects for these economies. Foreign reserves of the emerging economies--currently around $700 billion--have doubled since 1993 and are now almost equal to the aggregate reserves of the industrialized countries. In addition, portfolio flows which, by nature, have shorter time horizons than FDI have also picked up from the hiatus following the Mexican peso crisis suggesting confidence is returning. We expect portfolio flows to total approximately $30 billion in 1997. At their peak in 1993, almost $1 billion per week was being invested in the emerging markets.

Third, on a valuation basis, the emerging markets (see Table 1 above) sell at a
16.2 times trailing price to

--------------------------------------------------------------------------------
                                                      Emerging Markets Portfolio

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE EMERGING MARKETS PORTFOLIO (CONT.)

earnings ratio, which is lower than 1991 levels of valuation and compare very favorably with the U.S. and international EAFE markets. During the last two years, global financial markets have focused on the bull market in the U.S., but the emerging markets have made tremendous fundamental progress and are laggards in performance terms.

While the economic picture for the emerging markets overall continues to improve, there are still hurdles to be overcome in individual countries. Some of the emerging markets have to make progress on reducing their government deficits (India, Pakistan, Brazil, and Russia) and on their current account deficits (Thailand and Turkey). In aggregate, however, the outlook is for continued progress to be made by all these countries on their deficits. We anticipate that the emerging markets will do well, relative to other asset classes in 1997, based on their good value, continued premium earnings growth prospects and their persistence in improving their economic standing in the world.

Madhav Dhar
PORTFOLIO MANAGER

Marianne L. Hay
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
EMERGING MARKETS PORTFOLIO

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE EMERGING MARKETS PORTFOLIO
--------------------------------------------------------------------------------

                                                                         VALUE
     SHARES                                                              (000)
---------------------------------------------------------------------------------

COMMON STOCKS (87.5%)
  ARGENTINA (2.6%)
             (a)6  Acindar "B" shares................................  $       --
          293,038  Quilmes (Registered)..............................       2,344
          241,868  Telecom Argentina ADR.............................       9,765
          580,045  Telefonica Argentina ADR..........................      15,009
          291,740  YPF ADR...........................................       7,367
                                                                       ----------
                                                                           34,485
                                                                       ----------
  BRAZIL (5.7%)
      (a,e)20,000  CELESC GDR........................................       1,810
           17,566  CEMIG ADR.........................................         598
        (e)84,361  CEMIG ADR.........................................       2,826
        7,737,000  Coteminas.........................................       2,469
       80,137,000  Eletrobras........................................      28,689
          332,375  Eletrobras ADR....................................       5,950
        1,542,000  Itausa............................................       1,158
        2,554,000  Light.............................................         907
   (a,d)9,268,000  Lightpar..........................................       1,971
       (a)175,880  Multicanal Participaccoes ADR.....................       2,253
       39,236,000  Pao de Acucar.....................................         699
       (e)196,119  Pao de Acucar ADR.................................       3,420
      286,099,000  Telebras..........................................      20,512
     (a)8,853,162  Telesp............................................       1,914
                                                                       ----------
                                                                           75,176
                                                                       ----------
  CHILE (0.5%)
          147,900  CCU ADR...........................................       2,385
          167,112  Santa Isabel ADR..................................       3,781
                                                                       ----------
                                                                            6,166
                                                                       ----------
  CHINA (1.2%)
        5,000,500  China International Marine Container Ltd., Class
                     B...............................................       5,819
        (a)60,000  Guangshen Railway Co., Ltd., ADR..................       1,238
     (a)4,056,000  Guangshen Railway Co., Ltd., Class H..............       1,757
          162,400  Shandong Huaneng Power Co., Ltd., ADR.............       1,583
       13,658,000  Yizheng Chemical Fibre Co. Ltd., Class H..........       3,320
        7,998,000  Zhenhai Refining & Chemical Co., Ltd., Class H....       2,947
                                                                       ----------
                                                                           16,664
                                                                       ----------
  COLOMBIA (0.4%)
       12,728,000  Banco de Colombia.................................       5,250
                                                                       ----------
  EGYPT (1.3%)
           89,993  Ameriyah Cement Co................................       1,698
           18,584  Commercial International Bank.....................       2,804
       (a)187,700  Commercial International Bank GDR (Registered)....       2,647
          114,650  Eastern Tobacco...................................       1,774
           14,525  Egypt American Bank...............................         646
        (a)49,350  Egyptian Finance & Industrial.....................       1,564


                                                                         VALUE
     SHARES                                                              (000)
---------------------------------------------------------------------------------

           78,000  Helwan Portland Cement............................  $    1,379
           10,230  Madinet Nasr Housing & Development................       1,155
           21,655  North Cairo Mills Co..............................         855
          125,765  Torah Portland Cement.............................       2,539
                                                                       ----------
                                                                           17,061
                                                                       ----------
  GREECE (0.1%)
          325,179  Aegek Ltd. (Registered)...........................       1,199
                                                                       ----------
  HONG KONG (9.3%)
       (a)621,500  Asia Satellite Telecommunications Holdings Ltd....       1,442
        1,689,000  Cheung Kong Holdings Ltd..........................      15,013
     (a)1,363,000  Cheung Kong Infrastructure Holdings...............       3,613
     (a)4,029,000  China Resources Beijing Land......................       2,553
        5,635,000  China Resources Enterprise Ltd....................      12,677
        2,590,000  Citic Pacific Ltd.................................      15,035
        3,951,000  Cosco Pacific Ltd.................................       4,597
          203,000  Hang Seng Bank Ltd................................       2,467
          671,000  Henderson Land Development Co., Ltd...............       6,767
          595,000  Hong Kong Ferry Holdings Co., Ltd.................       1,162
        2,098,200  Hong Kong Telecommunications Ltd..................       3,377
        2,144,000  Hutchison Whampoa Ltd.............................      16,840
        2,053,000  New World Development Co., Ltd....................      13,869
       (a)333,000  Shanghai Industrial Holdings Ltd..................       1,214
          812,000  Sun Hung Kai Properties Ltd.......................       9,947
          896,500  Swire Pacific Ltd., Class A.......................       8,548
    (a)12,064,000  Tingyi (Cayman Islands) Holding Co................       3,159
                                                                       ----------
                                                                          122,280
                                                                       ----------
  HUNGARY (0.5%)
            9,978  Borsod Chem Rt. GDR (Registered)..................         246
        (a)23,700  Cofinec S.A. GDR (Registered).....................         714
           22,500  Gedeon Richter GDR (Registered)...................       1,311
          158,984  MOL Magyar GDR (Registered).......................       2,011
           19,750  Pannonplast Industries PLC........................         727
       (a)117,500  Tisza Vegyi Kombinat Rt. GDR (Registered).........       1,345
                                                                       ----------
                                                                            6,354
                                                                       ----------
  INDIA (9.8%)
       (a)230,000  American Dry Fruits...............................          79
           11,700  Andhra Valley Power Supply Co., Ltd...............          36
          493,300  Apollo Tyres Ltd..................................       1,612
           54,500  AP Rayon Ltd., Class B............................          55
           48,623  Associated Cement Companies Ltd...................       1,663
       (a)891,500  Balaji Foods & Feeds..............................         124
          252,255  Bharat Forge Co., Ltd., Class A...................         651
        4,001,400  Bharat Heavy Electricals..........................      24,220
       (a)499,600  Bharat Pipes & Fittings Ltd., Class B.............          49
          710,040  Birla VXL Ltd.....................................         498
           80,400  BPL Ltd...........................................          65

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                      Emerging Markets Portfolio

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE EMERGING MARKETS PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                         VALUE
     SHARES                                                              (000)
---------------------------------------------------------------------------------
  INDIA (CONT.)
          141,642  Carrier Aircon Ltd................................  $      691
          335,400  Ceat Ltd..........................................         599
            8,777  Century Textiles and Industries Ltd. GDR..........         481
        1,048,400  Container Corp. of India Ltd......................      10,089
           86,000  Cosmo Films Ltd...................................          94
          380,100  Crompton Greaves Ltd. GDR.........................       1,272
          118,900  Dabur India Ltd...................................         829
       (a)600,000  DCL Polyesters Ltd................................         184
           77,000  DCM Shriram Industries Ltd........................          57
        (a)38,800  Delta Industries Ltd..............................          23
          185,000  Esab India Ltd....................................         452
           50,000  Essel Packagings, Ltd.............................         138
            4,650  Federal Bank Ltd..................................          13
       (a,d)5,950  Federal Bank Ltd. (New)...........................          16
            4,900  Fuller Kep........................................          16
       (a)200,300  Garware Plastics & Polyester (New)................         508
          376,700  Garware Plastics & Polyester, Class A.............         956
          688,500  Godrej Soaps Ltd..................................         731
        3,109,500  Great Eastern Shipping Co.........................       3,036
          387,800  Gujarat Ambuja Cements Ltd........................       2,547
           75,100  Gujarat Narmada Valley Fertilizers Co., Ltd.......          52
          322,750  Hero Honda, Class B...............................       2,179
          817,500  Hindustan Development Corp. Ltd...................         363
          126,206  Housing Development Finance Corp..................       7,787
          122,650  ICI India Ltd.....................................         469
    (a,f,g)78,000  India Magnum Fund Ltd., (The) Class A (acquired
                     11/25/92-3/01/94, Cost $3,872)..................       3,120
      (a,g)55,194  India Magnum Fund Ltd., (The) Class B.............       2,208
       (a)644,625  India Organic Chemical Ltd........................         218
        1,000,000  Indian Petrochemicals Corp. Ltd. GDR..............       3,278
      (a,d)16,500  Indian Seamless Financial Services Ltd. (New).....          14
        (a)40,000  Indian Seamless Steel & Alloys....................           5
          571,047  Indo Rama Synthetics Ltd..........................         376
       (d)171,154  Indo Rama Synthetics Ltd. (New)...................         102
        1,215,500  Industrial Finance Corp. of India.................       1,095
          100,000  Infosys Technology Ltd............................       2,148
       (a)246,400  ITC Agrotech Ltd., Class B........................         310
          388,350  ITC Bhadrachalam Paperboards Ltd..................         688
     (a,d)500,913  ITC Bhadrachalam Paperboards Ltd. (New)...........         845
          233,500  ITC Ltd...........................................       2,153
            5,292  JCT Ltd. GDR......................................          11
     (a)1,500,162  JK Synthetics Ltd.................................         513
          490,000  KEC International Ltd.............................         760
          110,200  Kirloskar Oil Engines Ltd.........................         215
          185,450  Lakme Ltd., Class B...............................       1,273
          150,000  Lakshmi Precision Screws..........................         142
          145,000  Laser Lamp Ltd....................................          73


                                                                         VALUE
     SHARES                                                              (000)
---------------------------------------------------------------------------------

            1,760  Madras Cement Ltd.................................  $      393
          798,800  Mahanagar Telephone Nigam.........................       5,125
          306,484  Mahavir Spinning Mills Ltd........................         567
       (a)300,700  Maikaal Fibres....................................          75
  (a,g)42,697,100  Morgan Stanley Growth Fund........................       7,205
      (a,g)19,389  Morgan Stanley India Investment Fund, Inc.........         184
           73,581  MRF Ltd., Class B.................................       5,800
           25,000  OM Sindoori Hotels Ltd............................          44
          350,000  Patheja Forgings & Auto Parts, Class B............         360
            1,055  PCS Data Products Ltd., Class B...................          --
          218,500  Philips India Ltd.................................         465
       (a)135,500  Polar Latex.......................................          19
          232,700  Priyadarshini Cement Ltd., Class B................         171
       (a)350,000  PVD Plastic Mouldings Inds. Ltd., Class B.........          56
          209,750  Raymond Ltd.......................................         667
     (a,d)104,875  Raymond Ltd. (Bonus Shares).......................         319
         (e)3,770  Reliance Industries Ltd. GDS......................          47
        (a)73,581  Reliance Industries Ltd. GDS (New)................         800
      (a,d)84,500  Rossel Industries Ltd.............................          73
        (d)25,350  Rossel Tea Ltd....................................          --
        1,248,100  Sanghi Polyesters Ltd.............................         381
              450  SCICI Ltd., Class B...............................          --
          135,400  Shanti Gears Ltd..................................         638
          697,500  Shipping Corp. of India...........................         564
          150,636  Shree Vindhya Paper Mills.........................          66
          188,000  Siemens India Ltd.................................       2,231
           45,000  Sri Venkatesa Mills Ltd...........................         125
        1,605,150  State Bank of India...............................      10,488
           37,250  Sudarshan Chemical Industries Ltd.................          88
       (a)725,950  Super Forgings & Steels...........................         213
          439,762  Tata Engineering & Locomotive, Class A............       4,171
            9,870  Tata Hydro Electric Power.........................          27
           12,600  Tata Iron and Steel Co., Ltd......................          59
              200  Thiru Arooran Sugars Ltd..........................          --
          196,100  Tube Investments of India.........................         345
            1,676  United Phosphorus Ltd. GDR........................          12
        1,566,000  Uttam Steels Ltd., Class A........................         535
              100  Videocon International Ltd., Class A..............          --
          146,800  Videsh Sanchar Nigam Ltd..........................       3,890
           89,600  Wartsila Diesel Ltd...............................         614
                                                                       ----------
                                                                          128,998
                                                                       ----------
  INDONESIA (7.1%)
        3,174,500  Astra International (Foreign).....................       8,736
     (d)6,772,976  Bank International Indonesia (Foreign)............       6,667
     (d)4,580,500  Bimantara Citra (Foreign).........................       6,109
   (a,d)6,647,000  Daya Guna Samudera (Foreign)......................       7,739
     (d)2,705,500  Gudang Garam (Foreign)............................      11,683

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Emerging Markets Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE EMERGING MARKETS PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                         VALUE
     SHARES                                                              (000)
---------------------------------------------------------------------------------
  INDONESIA (CONT.)
     (d)2,973,000  Hanjaya Mandala Sampoerna (Foreign)...............  $   15,859
     (d)7,404,777  Indah Kiat Pulp & Paper Corp. (Foreign)...........       5,408
     (d)3,658,500  Sorini Corp. (Foreign)............................       1,704
    (d)17,145,000  Telekomunikasi Indonesia (Foreign)................      29,579
                                                                       ----------
                                                                           93,484
                                                                       ----------
  ISRAEL (2.6%)
       (a)152,300  Blue Square ADR...................................       2,170
          124,141  Elbit Ltd.........................................         891
          413,803  Elbit Medical Imaging Ltd.........................       1,722
          413,803  Elbit Systems Ltd.................................       3,166
            5,250  First International Bank of Israel, Class 1.......         582
           22,807  First International Bank of Israel, Class 5.......       2,632
       (a)342,350  Israel Land Development Co........................       1,255
          106,835  Koor Industries Ltd...............................       9,310
          768,000  Osem Investment Ltd...............................       4,316
          325,497  Supersol Ltd......................................       7,971
                                                                       ----------
                                                                           34,015
                                                                       ----------
  KOREA (6.9%)
     (a,d)154,800  Cho Hung Bank Co., Ltd............................       1,270
          374,700  Cho Hung Bank Co., Ltd. GDR.......................       2,810
      (a,d)20,110  Chosun Brewery Co., Ltd...........................         522
        1,349,270  Hanwa Chemical Corp...............................      10,459
     (a,d)286,590  Housing & Commercial Bank Korea...................       4,362
          202,500  Hyundai Engineering & Construction Co.............       4,697
       (a)281,900  Kookmin Bank GDR..................................       5,123
          208,810  Korea Electric Power..............................       6,079
          184,400  Korea Exchange Bank...............................       1,669
          618,401  Korea Mobile Telecommunications Corp. ADR.........       7,962
         (d)6,805  Korea Mobile Telecommunications Corp..............       6,794
          147,700  LG Information & Communications
                     Ltd.............................................       9,439
        (a)15,060  LG Information & Communication
                     Ltd. (New)......................................       1,068
         (d)7,890  Pohang Iron & Steel...............................         453
          145,670  Pohang Iron & Steel Co., Ltd., ADR................       2,950
     (a,e)110,620  Samsung Electronics GDR...........................       4,577
       (d)147,060  Samsung Electronics...............................       8,711
      (a,d)34,311  Samsung Electronics (RFD).........................       2,032
       (d)343,639  Shinhan Bank......................................       5,519
          195,830  Ssangyong Oil Refining Co. Ltd....................       4,287
                                                                       ----------
                                                                           90,783
                                                                       ----------


                                                                         VALUE
     SHARES                                                              (000)
---------------------------------------------------------------------------------

  MEXICO (9.9%)
          590,602  Apasco, Class A...................................  $    4,045
        4,945,660  Banacci, Class B..................................      10,424
          966,103  Banacci, Class L..................................       1,833
    (a)11,745,228  Bancomer, Class B.................................       4,692
   (a,e)1,364,075  Bancomer, Class B ADR.............................      11,083
        1,212,460  Carso, Class A1...................................       6,381
          320,690  Carso, ADR, Class A1..............................       3,367
        2,928,245  Cemex CPO.........................................      10,473
        1,143,322  Cemex CPO ADR.....................................       8,206
          149,940  Cemex, Class B....................................         584
     (a)1,434,360  Cifra, Class B....................................       1,754
     (a)2,393,695  Cifra, Class C....................................       2,914
       (a)205,620  Desc ADR..........................................       4,524
        7,310,872  FEMSA, Class B....................................      25,034
       (a)124,890  Gruma ADR.........................................       3,028
       (a)509,044  Gruma, Class B....................................       3,099
       (a)121,547  ICA ADR...........................................       1,778
        1,901,119  Maseca, Class B...................................       2,401
       (a)854,034  Televisa GDR CPO..................................      21,885
           65,353  Panamco, Class A..................................       3,063
                                                                       ----------
                                                                          130,568
                                                                       ----------
  MOROCCO (0.8%)
          163,200  SNI Maroc, Series 'V' (Bearer)....................      10,178
                                                                       ----------
  PAKISTAN (2.5%)
           41,816  Adamjee Insurance Co., Ltd........................          91
          142,649  Cherat Cement Ltd.................................          67
         (a)1,814  Crescent Investment Bank..........................           1
         (a)6,741  Crescent Textile Mills Ltd........................           2
           31,200  Dewan Salman Fibre................................          24
     (a)1,225,539  D.G. Khan Cement Ltd..............................         283
        5,972,000  Fauji Fertilizer Co., Ltd.........................      10,058
     (a)2,068,660  Karachi Electric Supply Corp......................         968
       (a)113,127  Muslim Commercial Bank Ltd........................          85
     (a)1,256,519  Nishat Mills Ltd..................................         501
          626,106  Pakistan State Oil Co., Ltd.......................       4,046
    (a)17,239,000  Pakistan Telecommunications Corp..................      10,796
        (a)38,350  Pakistan Telecommunications Corp. GDS.............       2,378
     (a)4,225,960  Sui Northern Gas..................................       3,216
       (a)298,000  Zahur Textile Mills...............................          14
                                                                       ----------
                                                                           32,530
                                                                       ----------
  PERU (0.3%)
               42  Cementos Lima.....................................          --
          199,350  Telefonica del Peru ADR...........................       3,763
                                                                       ----------
                                                                            3,763
                                                                       ----------
  PHILIPPINES (1.9%)
        3,201,843  Ayala Land, Inc., Class B.........................       3,652
     (a)5,688,300  DMCI Holdings, Inc................................       3,731
       21,094,030  JG Summit Holdings, Class B.......................       5,935

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                      Emerging Markets Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE EMERGING MARKETS PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                         VALUE
     SHARES                                                              (000)
---------------------------------------------------------------------------------
  PHILIPPINES (CONT.)
          904,901  Manila Electric Co., Class B......................  $    7,398
           81,235  Philippine Long Distance Telephone Co., Class B...       4,463
                                                                       ----------
                                                                           25,179
                                                                       ----------
  POLAND (1.7%)
       (a)165,000  Agros Holding S.A., Class C.......................       4,345
            8,640  Bank Slaski S.A...................................         880
           68,000  BRE Bank..........................................       2,039
        (a)85,960  Debica S.A........................................       1,919
        (d)33,400  Eastbridge N.V....................................       2,245
          537,000  Elektrim..........................................       4,869
       (a)142,468  Exbud S.A.........................................       1,317
     (a)2,085,038  International UNP Holdings Ltd....................         426
       (a)373,740  Mostostal Exports S.A.............................         886
          266,000  Polifarb Wroclaw S.A..............................       1,503
        (a)56,500  Rafako............................................         321
           80,000  WBR S.A...........................................         541
           11,125  Wedel S.A.........................................         547
           22,135  Zywiec............................................       1,027
                                                                       ----------
                                                                           22,865
                                                                       ----------
  RUSSIA (6.9%)
       (d)592,359  Alliance Cellulose Ltd............................       3,981
       (d)400,000  Global Tele-Systems Group, Inc. (Registered)......       8,000
    (a)54,315,000  Irkutskenergo.....................................       7,197
          710,100  LUKoil Holding....................................       8,024
       (e)275,730  LUKoil Holding ADR................................      12,615
           80,000  LUKoil Holding ADR................................       3,660
       16,490,000  Mosenergo.........................................      16,820
     (a)3,528,500  Rostelecom........................................       8,539
       (d)317,851  Russian Telecomm Development Corp.................       3,178
           (d)990  Storyfirst Communications, Inc., Class C..........         660
         (d)2,640  Storyfirst Communications, Inc., Class D..........       1,980
         (d)3,250  Storyfirst Communications, Inc., Class E..........       3,250
         (d)1,331  Storyfirst Communications, Inc., Class F..........       3,327
   (a)112,039,000  United Energy System..............................      10,196
                                                                       ----------
                                                                           91,427
                                                                       ----------
  SINGAPORE (0.3%)
     (a)1,576,000  Want Want Holdings................................       4,145
                                                                       ----------
  SOUTH AFRICA (4.1%)
           81,050  Anglo American Industrial Corp., Ltd..............       2,936
          500,000  Barlow Rand Ltd...................................       4,435
          360,600  Bidvest Group Ltd.................................       1,869


                                                                         VALUE
     SHARES                                                              (000)
---------------------------------------------------------------------------------

          287,500  Dreifontein Consolidated Ltd......................  $    3,026
          949,600  Gencor Ltd........................................       3,451
       (g)224,490  Morgan Stanley Africa Investment Fund, Inc........       3,059
          547,900  Sage Group Ltd....................................       2,225
        2,645,000  Sasol Ltd.........................................      31,377
          800,000  Spur Holdings Ltd.................................       1,411
                                                                       ----------
                                                                           53,789
                                                                       ----------
  TAIWAN (2.0%)
        1,605,500  Cathay Life Insurance Co., Ltd....................      10,217
        3,624,000  China Steel Corp..................................       3,400
        1,410,000  Formosa Plastics Corp.............................       3,538
     (a)1,575,000  Pacific Construction..............................       1,346
     (a)1,945,000  Siliconware Precision Industries Co...............       4,102
        2,791,340  Yang Ming Marine Transport........................       3,694
                                                                       ----------
                                                                           26,297
                                                                       ----------
  THAILAND (4.8%)
        1,207,650  Advanced Information Service PCL (Foreign)........      11,302
        1,469,400  Bangkok Bank PCL (Foreign)........................      14,209
        2,216,400  Finance One PCL (Foreign).........................       4,494
     (d)1,053,400  Shinawatra Computer Co. plc (Foreign).............      12,733
        1,617,800  Siam Commercial Bank PCL (Foreign)................      11,733
        1,382,700  Thai Farmers Bank, PCL (Foreign)..................       8,626
                                                                       ----------
                                                                           63,097
                                                                       ----------
  TURKEY (3.5%)
        7,259,000  Aksa..............................................         987
       25,953,000  Arcelik...........................................       2,632
       23,161,000  Bossa.............................................       1,944
       41,314,050  Ege Biracilik.....................................       8,857
       43,404,000  Erciyas Biracilik.................................       4,703
       85,854,000  Eregli Demir Ve Celik.............................      10,291
    (e)61,671,000  Garanti Bankasi A.S...............................       2,786
          496,085  Garanti Bankasi A.S. ADR..........................       2,228
        3,375,750  Guney Biracilik Ve Malt Sanayii...................         215
        2,320,000  Migros (Registered)...............................       2,835
       85,761,000  Sabah.............................................       1,107
        7,244,998  Tat Konserve Sanayii..............................       1,086
       22,215,000  Trakya Cam Sanayii................................       1,127
      225,665,000  Yapi Ve Kredi Bankasi A.S.........................       5,618
                                                                       ----------
                                                                           46,416
                                                                       ----------
  UNITED KINGDOM (0.1%)
          929,039  Lonrho plc........................................       1,989
                                                                       ----------
  VENEZUELA (0.2%)
       (a)114,925  CANTV ADR.........................................       3,232
                                                                       ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Emerging Markets Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE EMERGING MARKETS PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                         VALUE
     SHARES                                                              (000)
---------------------------------------------------------------------------------
  ZIMBABWE (0.5%)
     (e)1,980,000  Trans Zambezi Industries Ltd......................  $    4,752
          760,000  Trans Zambezi Industries Ltd. (Registered)........       1,824
                                                                       ----------
                                                                            6,576
                                                                       ----------
TOTAL COMMON STOCKS (Cost $1,144,149)................................   1,153,966
                                                                       ----------
PREFERRED STOCKS (8.7%)
  BRAZIL (NON-VOTING STOCKS) (8.7%)
    1,997,728,448  Banco Bradesco....................................      14,477
 (a,d)295,998,880  Banco Nacional....................................          14
       35,313,030  Brahma............................................      19,303
          620,000  Brasmotor.........................................         172
       86,587,993  CEMIG.............................................       2,950
       42,835,850  Eletrobras, Class B...............................      15,913
           37,900  Eletrobras Class B, ADR...........................         704
       24,276,800  Itaubanco.........................................      10,514
       74,270,333  Petrobras.........................................      11,829
           12,500  Sadia Concordia...................................          10
       75,975,000  Telebras..........................................       5,849
         (e)7,769  Telebras ADR......................................         594
          390,495  Telebras ADR......................................      29,873
        7,058,615  Telesp............................................       1,528
                                                                       ----------
                                                                          113,730
                                                                       ----------
  GREECE (0.0%)
           69,738  Aegek Ltd.........................................         206
                                                                       ----------
  INDIA (0.0%)
            2,700  Fabworth (India) Ltd..............................           1
                                                                       ----------
TOTAL PREFERRED STOCKS (Cost $95,490)................................     113,937
                                                                       ----------

     NO. OF
     RIGHTS
-----------------

RIGHTS (0.0%)
  INDIA (0.0%)
         (a,d)159  Indo Rama Synthetics Ltd..........................          --
     (a,d)155,100  ITC Agrotech Ltd..................................          --
          (a,d)50  Thiru Arooran Sugars Ltd..........................          --
                                                                       ----------
                                                                               --
                                                                       ----------
  POLAND (0.0%)
     (a,d)373,740  Mostostal Exports S.A.............................          15
                                                                       ----------
TOTAL RIGHTS (Cost $0)...............................................          15
                                                                       ----------

     NO. OF
    WARRANTS
-----------------

WARRANTS (0.0%)
  INDIA (0.0%)
     (a,d)176,850  Apollo Tyres Ltd., expiring 2/28/98...............         109
      (a,d)27,383  Flex Industries Ltd., expiring 11/23/97...........          40
      (a,d)44,702  Garware Plastics & Polyesters, expiring 4/04/98...          62
                                                                       ----------
                                                                              211
                                                                       ----------


     NO. OF                                                              VALUE
    WARRANTS                                                             (000)
---------------------------------------------------------------------------------

  THAILAND (0.0%)
       (d)117,662  Thai Farmers Bank, PCL (Foreign), expiring
                     9/15/02.........................................  $       --
                                                                       ----------
TOTAL WARRANTS (Cost $465)...........................................         211
                                                                       ----------

      FACE
     AMOUNT
      (000)
-----------------

FIXED INCOME SECURITIES (1.1%)
  BULGARIA (1.0%)
U.S.$   (n)17,250  Bulgaria Front Loaded Interest Reduction Bond,
                     Series A, 2.25%, 7/28/12........................       6,630
           13,000  Bulgaria Discount Bond, Series A, "Euro",
                     (floating rate), 6.688%, 7/28/24................       7,386
                                                                       ----------
                                                                           14,016
                                                                       ----------
  RUSSIA (0.1%)
             (d)1  Storyfirst Communications Convertible Bond,
                     4/30/97.........................................         844
                                                                       ----------
TOTAL FIXED INCOME SECURITIES (Cost $14,215).........................      14,860
                                                                       ----------
CONVERTIBLE DEBENTURES (0.1%)
  INDIA (0.1%)
  INR   (d)33,574  DCM Shriram Industries
                     14.50%, 3/04/00.................................         354
         (d)1,467  Mahavir Spinning Mills Ltd., Series A, 15.40%,
                     3/22/00.........................................          37
        (d)50,000  Raymond Ltd. 16.00%, 12/31/99.....................       1,235
U.S.$         130  Tata Iron & Steel Co. Ltd.,
                     2.25%, 4/01/99..................................         118
                                                                       ----------
TOTAL CONVERTIBLE DEBENTURES (Cost $2,233)...........................       1,744
                                                                       ----------
NON-CONVERTIBLE DEBENTURES (0.2%)
  INDIA (0.2%)
  INR    (d)3,357  Bharat Forge Co., Ltd. 7.25%, 3/04/00.............          37
        (d)34,055  DCM Shriram Industries Ltd. 9.90%, 2/21/01........         452
         (d)4,470  Garware Plastics & Polyester 16.00%, 4/04/98......         106
        (d)70,000  Saurashtra Cement & Chemicals Ltd. 18.00%,
                     11/27/98........................................       1,645
                                                                       ----------
TOTAL NON-CONVERTIBLE DEBENTURES (Cost $3,426).......................       2,240
                                                                       ----------
LOAN AGREEMENTS (0.5%)
  POLAND (0.0%)
U.S.$       (e)54  Republic of Poland Interest Arrears PDI Bonds,
                     (Floating Rate) 3.75%, 10/27/14.................          46
                                                                       ----------
  RUSSIA (0.5%)
   CHF  (b)11,910  Bank for Foreign Economic Affairs.................       6,807
                                                                       ----------
TOTAL LOAN AGREEMENTS (Cost $3,270)..................................       6,853
                                                                       ----------
TOTAL FOREIGN SECURITIES (98.1%) (Cost $1,263,248)...................   1,293,826
                                                                       ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                      Emerging Markets Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE EMERGING MARKETS PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

      FACE
     AMOUNT                                                              VALUE
      (000)                                                              (000)
---------------------------------------------------------------------------------
SHORT-TERM INVESTMENT (2.5%)
  REPURCHASE AGREEMENT (2.5%)
$          32,934  Chase Securities, Inc. 5.95%, dated 12/31/96, due
                     1/02/97, to be repurchased at $32,944,
                     collateralized by U.S. Treasury Bonds, 8.125%,
                     due 8/15/21, valued at $33,776 (Cost $32,934)...  $   32,934
                                                                       ----------
FOREIGN CURRENCY (0.8%)
    ARP         4  Argentine Peso....................................           4
   BRL      2,663  Brazilian Real....................................       2,562
    GRD    54,347  Greek Drachma.....................................         220
    HKD     7,994  Hong Kong Dollar..................................       1,034
   HUF     59,707  Hungarian Forint..................................         369
   INR    189,139  Indian Rupee......................................       5,276
    KRW    99,338  Korean Won........................................         118
    MXP        17  Mexican Peso......................................           2
    MAD       980  Morrocan Dirham...................................         112
   PKR      8,251  Pakistani Rupee...................................         206
   PHP      2,098  Philippine Peso...................................          80
   PLZ      1,700  Polish Zloty......................................         593
    ZAR       170  South African Rand................................          36
    LKR         2  Sri Lankan Rupee..................................          --
    TWD     5,571  Taiwan Dollar.....................................         203
   TRL 15,301,500  Turkish Lira......................................         141
                                                                       ----------
TOTAL FOREIGN CURRENCY (Cost $11,013)................................      10,956
                                                                       ----------
TOTAL INVESTMENTS (101.4%) (Cost $1,307,195).........................   1,337,716
                                                                       ----------

OTHER ASSETS (0.9%)
  Cash...................................................  $    3,379
  Receivable for Portfolio Shares Sold...................       3,193
  Dividends Receivable...................................       3,186
  Receivable for Investments Sold........................       1,202
  Interest Receivable....................................         802
  Foreign Withholding Tax Reclaim Receivable.............          51
  Net Unrealized Gain on Foreign Currency Exchange
    Contracts............................................           1
  Other..................................................         315      12,129
                                                           ----------
LIABILITIES (-2.3%)
  Payable for Investments Purchased......................     (16,670)
  Payable for Portfolio Shares Redeemed..................      (8,839)
  Investment Advisory Fees Payable.......................      (4,157)
  Custodian Fees Payable.................................        (864)
  Payable for Foreign Taxes..............................        (219)
  Bank Overdraft.........................................        (190)
  Administrative Fees Payable............................        (169)
  Sub-Administrative Fees Payable........................         (60)
  Payable for Stamp Duty Tax.............................         (53)
  Directors' Fees and Expenses Payable...................         (35)
  Distribution Fees Payable..............................          (9)
  Other Liabilities......................................        (361)    (31,626)
                                                           ----------  ----------
NET ASSETS (100%)....................................................  $1,318,219
                                                                       ----------
                                                                       ----------


                                                   AMOUNT
                                                   (000)
-----------------------------------------------------------

NET ASSETS CONSIST OF:
Paid in Capital................................  $1,302,754
Overdistributed Net Investment Income..........        (198)
Accumulated Net Realized Loss..................     (14,577)
Unrealized Appreciation on Investment and
  Foreign Currency Translations (Net of accrual
  for foreign taxes of $219 on unrealized
  appreciation on investments).................      30,240
                                                 ----------
NET ASSETS.....................................  $1,318,219
                                                 ----------
                                                 ----------
CLASS A:
-----------------------------------------------
NET ASSETS.....................................  $1,304,006
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
Applicable to 88,929,927 outstanding $0.001 par
value shares (authorized 500,000,000 shares)...      $14.66
                                                 ----------
                                                 ----------
CLASS B:
-----------------------------------------------
NET ASSETS.....................................   $  14,213
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
Applicable to 969,196 outstanding $0.001 par
value shares (authorized 500,000,000 shares)...      $14.66
                                                 ----------
                                                 ----------

------------------------------------------------------------
FOREIGN CURRENCY EXCHANGE CONTRACT INFORMATION:
   Under the terms of foreign currency exchange contracts open at December 31, 1996, the Portfolio is obligated to deliver U.S. dollars in exchange for foreign currency as indicated below:

                                                                    NET
CURRENCY TO                            IN EXCHANGE               UNREALIZED
  DELIVER       VALUE    SETTLEMENT        FOR         VALUE    GAIN (LOSS)
   (000)        (000)       DATE          (000)        (000)       (000)
------------   -------   -----------   ------------   -------   ------------
U.S.$  1,919   $ 1,919     1/02/97       BRL 1,995    $ 1,920   $         1
               -------                                -------           ---
               -------                                -------           ---

------------------------------------------------------------

(a)   --  Non-income producing security
(b)   --  Non-income producing-in default
(d)   --  Securities (totaling $162,055 or 12.3% of net assets at December 31,
          1996) valued at fair value -- See note A-1 to financial statements
(e)   --  144A Security -- Certain conditions for public sale may exist
(f) -- Restricted as to public resale. Total value of restricted securities at December 31, 1996 was $3,120 of 0.2% of net assets. (Total Cost $3,782)
(g)   --  The fund is advised by an affiliate
(n) -- Step Bond -- coupon rate increases in increments to maturity. Rate disclosed is as of December 31, 1996. Maturity date disclosed is the ultimate maturity.
ADR   --  American Depositary Receipt
CPO   --  Certificate of Participation
GDR   --  Global Depositary Receipt
GDS   --  Global Depositary Shares
PCL   --  Public Company Limited
PDI   --  Past Due Interest
RFD   --  Ranked for Dividend
Floating Rate -- Interest rate changes on these instruments are based on changes in a designated base rate.The rates shown are those in effect on December 31, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Emerging Markets Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE EMERGING MARKETS PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

            SUMMARY OF FOREIGN SECURITIES BY INDUSTRY CLASSIFICATION
                                  (UNAUDITED)

                                            VALUE      PERCENT OF
INDUSTRY                                    (000)      NET ASSETS
------------------------------------------------------------------
Capital Equipment......................  $    74,203          5.6%
Consumer Goods.........................      190,758         14.5
Energy.................................      171,728         13.0
Finance................................      283,278         21.5
Gold Mines.............................        3,026          0.2
Loan Agreements........................       20,869          1.6
Materials..............................      105,439          8.0
Multi-Industry.........................      162,688         12.3
Services...............................      281,837         21.4
                                         -----------          ---
                                         $ 1,293,826         98.1%
                                         -----------          ---
                                         -----------          ---

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                      Emerging Markets Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE EUROPEAN EQUITY PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Austria                0.7%
Belgium                2.3%
Denmark                2.1%
Finland                2.6%
France                11.6%
Germany               11.4%
Italy                  6.6%
Netherlands            9.5%
Norway                 2.5%
Portugal               0.5%
Spain                  7.2%
Sweden                 4.5%
Switzerland           11.7%
United Kingdom        16.6%
Other                 10.2%

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             EUROPEAN EQUITY PORTFOLIO-CLASS
                            A                   MSCI EUROPE INDEX (1)
4/2/1993*                             500,000                  500,000
12/31/1993                            645,500                  606,808
12/31/1994                            715,750                  620,650
12/31/1995                            800,566                  754,835
12/31/1996                            979,012                  914,030

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that Class.
PERFORMANCE COMPARED TO THE MORGAN STANLEY
CAPITAL INTERNATIONAL (MSCI) EUROPE INDEX(1)
-----------------------------------------

                                                                                                            TOTAL RETURNS(2)
                                                                                                     -------------------------------
                                                                                                                    AVERAGE ANNUAL
                                                                                                       ONE YEAR     SINCE INCEPTION
                                                                                                     ------------  -----------------
PORTFOLIO -- CLASS A...............................................................................       22.29%          19.62%
PORTFOLIO -- CLASS B(3)............................................................................       20.76             N/A
INDEX..............................................................................................       21.09           17.45

1. The MSCI Europe Index is an unmanaged market value weighted index of common stocks listed on the stock exchanges of countries in Europe (assumes dividends are reinvested).
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
3. The Portfolio began offering Class B shares on January 2, 1996.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

THE COUNTRY SPECIFIC PERFORMANCE RESULTS PROVIDED ARE MEASURED BY THE MSCI EUROPE INDEX AND ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The investment objective of the European Equity Portfolio is to seek long-term capital growth through investment in equity securities of European issuers. Equity securities for this purpose include stocks and stock equivalents such as securities convertible into common and preferred stocks and securities having equity characteristics, such as rights and warrants to purchase common stock.

The approach taken in selecting investments for the Portfolio is oriented to individual stock selection and is value driven. The initial step in identifying attractive undervalued securities is the screening of European databases. Stocks are screened for undervaluation on two primary criteria, cash flow and book value, and three secondary criteria, earnings, sales and yield. Once stocks have been selected from this screening process, they are put through detailed fundamental analysis. Important areas covered during this in-depth study include the companies' balance sheets and cash flow, franchise, products, management and the strategic value of the assets.

For the year ended December 31, 1996, the Portfolio had a total return of 22.29% for the Class A shares and 20.76% for the Class B shares as compared to a total return of 21.09% for the Morgan Stanley Capital International (MSCI) Europe Index. The average annual total return for the period from inception on April 2, 1993 through December 31, 1996 was 19.62%, for the Class A shares as compared to 17.45% for the Index.

In 1996 we have witnessed some changes in the European investment environment from that seen in 1995. One of the most prominent changes has been the weakness of most continental European currencies against the U.S. dollar following an extended period of strength. The weakest currency was the Swiss franc which lost 15.6% against the dollar during the year. Of the other main currencies, the deutschemark fell by 8% and the French franc by 6.3%. There were two currencies that appreciated against the dollar, the Italian lira, following a period of weakness, and sterling which gained 10%. Sterling was particularly strong in the final quarter of the year following an increase in U.K. interest rates and the potential for further rises early in the new year. The other main trend was mentioned in our mid-year report, the strength of smaller cap stocks. This was mainly in the first half of the year and we continue to see this as an area of investment opportunity in the coming year.

--------------------------------------------------------------------------------
EUROPEAN EQUITY PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE EUROPEAN EQUITY PORTFOLIO (CONT.)

During the year, the top performing equity market in Europe and the world's developed markets was Spain, up 40% in U.S. dollar terms. Sectors that performed well included electrical utilities, an industry that continues to restructure and telecommunications with Telefonica showing particularly good returns. Another area of strong performance was the Baltic region of Europe with the Swedish market returning 37% and Finland 34%. The poorer performing markets included Switzerland up only 2.3% and Austria up 4.5%. Both of these returns were influenced by weakness of the local currency.

In general, the economies in Europe have continued to grow steadily throughout the year. The best performance in the main markets has come from the Netherlands where strong levels of consumer spending has sustained an annual growth rate of 3%. In Germany, domestic demand remains poor but export growth, helped by the relative weakness of the deutschemark, has helped the economy grow. There has been volatility in the performance of the French economy primarily due to savings in consumption as consumers follow government tax incentives. In the U.K., strong growth has resulted in an increase in interest rates and a further potential rise has led to sterling being strong against most major currencies.

In recent months we have added the following stocks to the Portfolio:

SCHINDLER is the world's second largest installer of elevator systems after Otis, a division of United Technologies. Current earnings are being depressed by aggressive pricing to gain market share but this augurs well for long term recurrent service revenue. The company has net cash and sells on 6 times depressed cash flow.

LUFTHANSA, the German national airline, is currently 52% owned by the German Government. It is the world's third largest cross-border airline, and boasts the youngest fleet of any first world airline, averaging about seven years. Lufthansa has an excellent reputation for safety and reliability. The German Government is under pressure from the Bundesbank to finance the cost of unification and a sale of the remaining 52% of Lufthansa therefore seems likely.

MERITA BANK is the result of a merger at the beginning of 1996 of the previous 2 largest commercial banks in Finland, Kansalis-Osake-Pankki and Unitas. The combined banks have suffered catastrophic capital losses arising out of severe asset quality problems in the wake of the Nordic banking crisis of the early 1990's and the deep recession in Finland. The combined entity is now on the recovery path following government assistance to shore up its Tier 1 Capital and now enjoys the position of domestic market share of over 50% in both deposits and lending. However, the bank's continued large exposure to Finnish property is holding up the pace of this recovery.

SGS THOMSON is a semiconductor company that has over the years been migrating its product mix to proprietary products and lessening its exposure to commodity products, with the consequence that it has no exposure to the heavily commoditized DRAM chips that are responsible for the bulk of volatility in semiconductor markets. The company does now appear to have genuine defensible positions in its product line and has an admirable record in terms of growth in both top line earnings and profits.

USINOR SACILOR is the largest producer of flat and specialty steel products in Europe and the second largest producer of stainless steel in the world. The company has been realigning its activities over the past few years away from the commodity, spot market end of the business to more stable higher value added businesses, and has attempted to move further downstream in distribution and finishing.

BT is one of the world's leading providers of telecommunication services. BT offers a full range of telephone services to a domestic and international client base. BT is concentrating on expanding its international activities to offset an increasingly competitive domestic market.

SOUTHERN ELECTRIC is a Regional Electricity Company (REC) which distributes electricity principally in central southern England. It also has interests in electricity generation and electrical and utility contracting. The company is currently suffering from market concerns on what it will do with its strong balance sheet and the size of likely windfall taxes to be imposed by a potential Labour government. A satisfactory outcome for both of these concerns should lead to a re-rating of the stock.

MARZOTTO is an Italian textile and clothing group active in yarns, fabrics and apparel. Marzotto acquired the Hugo Boss group in 1992, which it has subsequently managed to turn around by restoring the brand and subcontracting the manufacturing process. Marzotto's own apparel division is currently generating poor levels of profitability but with the appointment as

--------------------------------------------------------------------------------
                                                       European Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE EUROPEAN EQUITY PORTFOLIO (CONT.)

CEO of one of the people responsible for the Hugo Boss transformation, we expect it to be restored to an adequate level of profitability.

KLM is the Dutch national airline operating the youngest fleet in Europe with an average of only seven years. They were one of the first European airlines to realize the need to restructure the group and reduce costs to remain positive. KLM are studying possibilities of cooperation with SAS, Swissair and Austrian Airlines; if this resulted in a merger, it would create the world's largest airline in terms of turnover and balance sheet. The Dutch and U.S. authorities have recently signed an 'open skies' deal allowing carriers to fly to all destinations in each country. This will allow KLM to strengthen their trans-Atlantic position while traffic will increase on short haul flights from Amsterdam. KLM is one of the cheapest stocks in the sector trading at a 40% discount to book value and a price to cash flow ratio of 2.2 times.

UNI STOREBRAND is the market leader in Norway in both Life and Non Life insurance. Following a period of attempted international expansion which nearly bankrupted the company, Storebrand is now concentrated on direct insurance in Norway. Life insurance should see quite robust growth over the next year due to the demographics facing Norway as with the rest of Europe, although forecast growth rates for this market are at present clouded by lack of a clear government policy regarding private sector savings in Norway.

SVENSKA HANDELSBANKEN is consistently the most cost efficient bank in Continental Europe while at the same time has managed to post improvements in its cost/income ratio, in spite of being a full service universal bank with a large branch network and a foreign expansion program. The bank is managing to show significant top-line growth in a scenario of a very mature and stagnant Swedish lending market, and now has sizable retail operations in both Finland and Norway (both the result of acquisitions).

DEUTSCHE TELEKOM is the recently privatized national telephone operator in Germany. Benefiting from an initially benign regulatory regime, the company is a substantial generator of free cash flow and has the potential for significant further cost and debt reduction and dividend growth.

Robert Sargent
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
EUROPEAN EQUITY PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE EUROPEAN EQUITY PORTFOLIO
--------------------------------------------------------------------------------

                                                                    VALUE
   SHARES                                                           (000)
----------------------------------------------------------------------------

COMMON STOCKS (86.2%)
  AUSTRIA (0.7%)
      17,000  Boehler-Uddeholm AG...............................  $    1,217
                                                                  ----------
  BELGIUM (2.3%)
      12,500  Arbed S.A.........................................       1,359
      13,000  Delhaize, 'Le Lion' S.A...........................         772
      45,000  G.I.B. Holdings Ltd...............................       2,017
          55  G.I.B. Holdings Ltd. VVPR (New)...................           3
                                                                  ----------
                                                                       4,151
                                                                  ----------
  DENMARK (2.1%)
      22,000  BG Bank A/S.......................................       1,031
       6,300  Jyske Bank A/S (Registered).......................         474
      45,200  Unidanmark A/S, Class A (Registered)..............       2,340
                                                                  ----------
                                                                       3,845
                                                                  ----------
  FINLAND (2.6%)
      78,000  Amer-Yhtymae Oy, Class A..........................       1,611
      50,000  Huhtamaki Oy, Series 1............................       2,326
  (a)250,000  Merita Ltd., Class A..............................         777
                                                                  ----------
                                                                       4,714
                                                                  ----------
  FRANCE (11.6%)
      38,704  Banque Nationale de Paris.........................       1,498
       3,654  Bongrain S.A......................................       1,414
      17,526  Cie de Saint Gobain...............................       2,480
      20,000  Elf Aquitaine S.A.................................       1,821
      13,500  Eridania Beghin-Say S.A...........................       2,173
      12,300  Groupe Danone.....................................       1,715
      41,711  Lafarge S.A.......................................       2,503
      42,005  Legris Industries S.A.............................       1,769
       8,500  PSA Peugeot Citroen...............................         957
   (a)15,200  SGS-Thompson Microelectronics N.V.................       1,076
      24,100  Total S.A., Class B...............................       1,961
     107,700  Usinor Sacilor....................................       1,568
                                                                  ----------
                                                                      20,935
                                                                  ----------
  GERMANY (7.8%)
      42,000  BASF AG...........................................       1,610
      60,000  Bayer AG..........................................       2,435
         825  Buderus AG........................................         413
   (a)42,900  Deutsche Telekom AG ADR...........................         874
      77,050  Gerresheimer Glas AG..............................       1,680
       4,900  Karstadt AG.......................................       1,630
      51,400  Lufthansa AG......................................         694
       2,000  Mannesmann AG.....................................         861
    (a)5,000  Varta AG..........................................         894
      32,000  VEBA AG...........................................       1,841
       3,000  Volkswagen AG.....................................       1,243
                                                                  ----------
                                                                      14,175
                                                                  ----------
  ITALY (6.6%)
  (a)518,000  Editoriale L'Expresso S.p.A.......................       1,434
     228,150  Marzotto (Gaetano) & Figli S.p.A..................       1,474
(a)2,610,000  Olivetti S.p.A....................................         920


                                                                    VALUE
   SHARES                                                           (000)
----------------------------------------------------------------------------
     239,100  Pirelli S.p.A.....................................  $      444
     869,000  Sogefi S.p.A......................................       1,930
     660,000  Stet Di Risp (NCS)................................       2,230
     811,000  Telecom Italia S.p.A..............................       2,106
     700,000  Telecom Italia S.p.A. Di Risp (NCS)...............       1,366
                                                                  ----------
                                                                      11,904
                                                                  ----------
  NETHERLANDS (9.5%)
      30,891  ABN Amro Holdings N.V.............................       2,010
      16,000  Akzo Nobel N.V....................................       2,185
       9,000  DSM N.V...........................................         888
       8,957  Hollandsche Beton Groep N.V.......................       1,855
      51,710  ING Groep N.V.....................................       1,862
      76,000  KLM Royal Dutch Airlines N.V......................       2,138
      20,200  Koninklijke Bijenkorf Beheer N.V..................       1,456
      36,000  Koninklijke Van Ommeren N.V.......................       1,625
      78,400  Philips Electronics N.V...........................       3,177
                                                                  ----------
                                                                      17,196
                                                                  ----------
  NORWAY (2.5%)
     568,000  Den Norske Bank ASA...............................       2,176
      51,000  Saga Petroleum A/S, Class B.......................         801
  (a)254,000  Storebrand ASA....................................       1,475
                                                                  ----------
                                                                       4,452
                                                                  ----------
  PORTUGAL (0.5%)
      53,000  Banco Totta & Acores, S.A., Class B
                (Registered)....................................         999
                                                                  ----------
  SPAIN (7.2%)
      11,518  Bodegas y Bebidas S.A.............................         302
  (a)200,000  Grupo Duro Felguera S.A...........................       2,041
     185,300  Iberdrola S.A.....................................       2,626
      47,000  Repsol S.A........................................       1,803
      58,528  Sevillana de Electricidad S.A.....................         665
     158,000  Telefonica de Espana S.A..........................       3,669
     250,000  Uralita S.A.......................................       1,955
                                                                  ----------
                                                                      13,061
                                                                  ----------
  SWEDEN (4.5%)
      11,000  Electrolux AB, Series B...........................         639
     101,000  Nordbanken AB.....................................       3,060
      48,400  Skandia Forsakrings AB............................       1,370
      67,000  S.K.F. AB, Class B................................       1,588
      54,900  Sparbanken Sverige AB, Class A....................         942
      16,700  Svenska Handelsbanken, Class A....................         480
                                                                  ----------
                                                                       8,079
                                                                  ----------
  SWITZERLAND (11.7%)
       2,440  Ascom Holdings AG (Bearer)........................       2,485
       1,200  Bobst AG (Bearer).................................       1,623
       6,500  Forbo Holding AG (Registered).....................       2,622
       3,270  Holderbank Financiere Glarus AG, Class B
                (Bearer)........................................       2,336
       4,000  Magazine Globus (Participating Certificates)......       1,847
         140  Magazine Globus (Registered)......................          73

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                       European Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE EUROPEAN EQUITY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                    VALUE
   SHARES                                                           (000)
----------------------------------------------------------------------------

SWITZERLAND (CONT.)

       2,100  Nestle S.A. (Registered)..........................  $    2,254
    (a)1,013  Novartis AG.......................................       1,160
      (a)746  Novartis AG (Bearer)..............................         854
   (a)20,300  Oerlikon-Buehrle Holding AG (Registered)..........       2,002
         600  Schindler Holding AG (Participating
                Certificates)...................................         652
       1,360  Schweizerische Industrie-Gesellschaft Holdings AG
                (Registered)....................................       1,651
       1,800  Sulzer AG (Participating Certificates)............         963
       1,230  Sulzer AG (Registered)............................         710
                                                                  ----------
                                                                      21,232
                                                                  ----------
  UNITED KINGDOM (16.6%)
     207,000  Associated British Foods plc......................       1,718
      65,000  Bass plc..........................................         914
     346,892  BAT Industries plc................................       2,876
     363,000  British Telecommunications plc....................       2,453
     384,300  Calor Group plc...................................       1,952
     450,000  Christian Salvesen plc............................       2,213
     446,000  Courtaulds Textiles plc...........................       1,696
      88,900  Grand Metropolitan plc............................         699
  (a)265,000  Imperial Tobacco Group plc........................       1,712
     417,624  John Mowlem & Co. plc.............................         812
     158,350  Kwik Save Group plc...............................         871
      98,100  Railtrack Group plc PP............................         649
     206,721  Reckitt & Colman plc..............................       2,560
     298,522  Royal & Sun Alliance Insurance Group plc..........       2,278
      77,200  Southern Electric plc.............................       1,053
     320,000  Tate & Lyle plc...................................       2,598
      67,800  Unilever plc......................................       1,645
     300,000  WPP Group plc.....................................       1,305
                                                                  ----------
                                                                      30,004
                                                                  ----------
TOTAL COMMON STOCKS (Cost $131,963).............................     155,964
                                                                  ----------
PREFERRED STOCKS (3.6%)
  GERMANY (3.6%)
       7,163  Dyckerhoff AG.....................................       1,978
      28,000  Hornbach Holding AG...............................       2,002
      25,000  RWE AG............................................         837
      60,000  Spar Handels AG...................................         733
       3,200  Volkswagen AG.....................................       1,021
                                                                  ----------
TOTAL PREFERRED STOCKS (Cost $5,474)............................       6,571
                                                                  ----------
TOTAL FOREIGN SECURITIES (89.8%) (Cost $137,437)................     162,535
                                                                  ----------


    FACE
   AMOUNT                                                           VALUE
   (000)                                                            (000)
----------------------------------------------------------------------------

SHORT-TERM INVESTMENT (5.7%)
  REPURCHASE AGREEMENT (5.7%)
$     10,261  Chase Securities, Inc. 5.95%, dated 12/31/96, due
                1/02/97, to be repurchased at $10,264,
                collateralized by U.S. Treasury Bonds, 8.125%,
                due 8/15/19, valued at $10,533 (Cost $10,261)...  $   10,261
                                                                  ----------
FOREIGN CURRENCY (2.4%)
  GBP     10  British Pound.....................................          17
  DEM  6,741  Deutsche Mark.....................................       4,381
  FRF      3  French Franc......................................           1
 ITL     262  Italian Lira......................................          --
  NLG      1  Netherlands Guilder...............................          --
  ESP    247  Spanish Peseta....................................           2
                                                                  ----------
TOTAL FOREIGN CURRENCY (Cost $4,379)............................       4,401
                                                                  ----------

TOTAL INVESTMENTS (97.9%) (Cost $152,077)................   177,197
                                                           --------
OTHER ASSETS (2.8%)
  Cash.......................................  $        1
  Receivable for Portfolio Shares Sold.......       4,465
  Dividends Receivable.......................         373
  Foreign Withholding Tax Reclaim
    Receivable...............................         145
  Net Unrealized Gain on Foreign Currency
    Exchange Contracts.......................           6
  Interest Receivable........................           2
  Other......................................           3     4,995
                                               ----------
LIABILITIES (-0.7%)
  Payable for Investments Purchased..........        (687)
  Investment Advisory Fees Payable...........        (283)
  Payable for Portfolio Shares Redeemed......        (107)
  Custodian Fees Payable.....................         (27)
  Administrative Fees Payable................         (22)
  Directors' Fees and Expenses Payable.......          (3)
  Distribution Fees Payable..................          (2)
  Other Liabilities..........................         (51)   (1,182)
                                               ----------  --------
NET ASSETS (100%)........................................  $181,010
                                                           --------
                                                           --------

NET ASSETS CONSIST OF:
Paid in Capital...................................  $154,554
Overdistributed Net Investment Income.............      (223)
Accumulated Net Realized Gain.....................     1,559
Unrealized Appreciation on Investments and Foreign
  Currency Translations...........................    25,120
                                                    --------
NET ASSETS........................................  $181,010
                                                    --------
                                                    --------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
European Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE EUROPEAN EQUITY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                           AMOUNT
                                           (000)
---------------------------------------------------

CLASS A:
---------------------------------------
NET ASSETS.............................    $178,356
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
Applicable to 10,680,943 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................      $16.70
                                         ----------
                                         ----------
CLASS B:
---------------------------------------
NET ASSETS.............................      $2,654
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
Applicable to 159,157 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................      $16.67
                                         ----------
                                         ----------

FOREIGN CURRENCY EXCHANGE CONTRACT INFORMATION:
   Under the terms of foreign currency exchange contracts open at December 31, 1996, the Portfolio is obligated to deliver U.S. dollars in exchange for foreign currency as indicated below:

                                                                  NET
CURRENCY TO                           IN EXCHANGE              UNREALIZED
  DELIVER      VALUE    SETTLEMENT        FOR        VALUE    GAIN (LOSS)
   (000)       (000)       DATE          (000)       (000)       (000)
------------   ------   -----------   ------------   ------   ------------
U.S.$    309   $ 309      1/02/97        GBP   184   $ 315    $         6
               ------                                ------           ---
               ------                                ------           ---

------------------------------------------------------------

(a)   --  Non-income producing security
ADR   --  American Depositary Receipt
NCS   --  Non Convertible Shares
PP    --  Partially Paid

------------------------------------------------------------
            SUMMARY OF FOREIGN SECURITIES BY INDUSTRY CLASSIFICATION
                                  (UNAUDITED)

                                           VALUE     PERCENT OF
INDUSTRY                                   (000)     NET ASSETS
----------------------------------------------------------------
Capital Equipment......................  $  26,874         14.8%
Consumer Goods.........................     29,017         16.0
Energy.................................     12,732          7.0
Finance................................     22,774         12.6
Materials..............................     36,049         20.0
Multi-Industry.........................      6,098          3.4
Services...............................     28,991         16.0
                                         ---------          ---
                                         $ 162,535         89.8%
                                         ---------          ---
                                         ---------          ---

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                       European Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE GLOBAL EQUITY PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Australia              1.5%
Canada                 0.5%
France                 4.4%
Germany                8.8%
Hong Kong              0.8%
Ireland                3.6%
Italy                  3.4%
Japan                 10.5%
Netherlands            4.4%
Spain                  4.8%
Sweden                 0.5%
Switzerland            5.9%
United Kingdom         9.4%
United States         36.7%
Other                  4.8%

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                GLOBAL EQUITY PORTFOLIO-CLASS
                                              A                 MSCI WORLD INDEX(1)
7/15/92*                                             $500,000               $500,000
10/31/1992                                            467,500                482,000
12/31/1992                                            455,813                475,879
12/31/1993                                            703,145                604,750
12/31/1994                                            752,000                635,450
12/31/1995                                            892,323                767,115
12/31/1996                                          1,096,041                870,522
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that Class.

PERFORMANCE COMPARED TO THE MORGAN STANLEY
CAPITAL INTERNATIONAL (MSCI) WORLD INDEX(1)
-----------------------------------------

                                          TOTAL RETURNS(2)
                                   -------------------------------
                                                  AVERAGE ANNUAL
                                     ONE YEAR     SINCE INCEPTION
                                   ------------  -----------------
PORTFOLIO -- CLASS A.............       22.83%          19.22%
PORTFOLIO -- CLASS B(3)..........       22.04             N/A
INDEX............................       13.48           13.22

1. The MSCI World Index is an unmanaged index of common stocks and includes securities listed on the stock exchanges of the U.S., Europe, Canada, Australia, New Zealand and the Far East (assumes dividends reinvested).
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
3. The Portfolio began offering Class B shares on January 2, 1996.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

THE COUNTRY SPECIFIC PERFORMANCE RESULTS PROVIDED IN THIS OVERVIEW ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OF LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The Global Equity Portfolio is managed with the objective of obtaining a high total return by investing in markets worldwide, including the United States. Investments may also be made with discretion in smaller companies or emerging markets.

For the year ended December 31, 1996, the Portfolio had a total return of 22.83% for the Class A shares and 22.04% for the Class B shares, as compared to a total return of 13.48% for the Morgan Stanley Capital International (MSCI) World Index. The average annual total return for the period from inception on July 15, 1992 through December 31, 1996 was 19.22% for the Class A shares, as compared to 13.22% for the Index.

The outperformance was principally attributable to the Portfolio's underweight position in Japan, and stock selection in the United States, Japan, Germany, Spain, the Netherlands and Ireland.

A particularly strong fourth quarter resulted in another robust performance from equities in 1996 in all major markets other than Japan, which fell 16% in dollar terms. The MSCI U.S. Index was up 23% on top of 1995's 37% rise; the U.K. markets rose 27% and Continental European markets largely all finished in record territory, although the strength of the dollar shaved returns in dollar terms. Peripheral markets such as Ireland, Hong Kong and the Scandinavian bloc also performed strongly, registering returns in excess of 30%.

During the year, U.S. indices were driven higher by a continuation of the low inflation and steady growth environment -- helped by the 75 basis points of monetary easing in 1995. Further merger activity, particularly in the deregulated banking and telecommunications sectors and a mammoth $220 billion of inflows into equity mutual funds were also key factors. This latter "wall of money" more than offset growing unease over valuations, earnings sustainability, consumer debt levels, and rising wage pressure, as unemployment nudged 5% and the House passed an increased minimum wage. The return of the Republican Congress in November was greeted with relief as was the defeat of a proposal in California which if enacted, would have increased company management's liability for inaccurate business forecasts.

In Europe, steepening yield curves, restructuring and the improved competitiveness of the Deutschemark bloc currencies all provided support for continental

--------------------------------------------------------------------------------
GLOBAL EQUITY PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE GLOBAL EQUITY PORTFOLIO (CONT.)
stocks. Domestic conditions however remained difficult with double digit unemployment in both Germany and France combined with renewed fiscal discipline as EMU candidates strove to meet the [Maastrict] criteria.

The U.K., being substantially further advanced in the business cycle than its continental peers, enjoyed a broadly based manufacturing recovery. Falling unemployment, continued takeover activity among the utilities ahead of the imminent election, deregulation of the building societies and recently, rising house prices, all contributed to surprising strength in final demand.

Japan was the exception. After seeming to recover from its worst recession since World War II, and aided by a weaker yen and loose monetary policy, many commentators expected the Japanese market to outperform in 1996. Unhappily, it remained beleaguered by continuing instability in the banking and property sectors with corporates facing the daunting prospect of deregulation in a number of highly protected industries. This outlook combined with a planned rise in consumption tax in April augurs for another difficult year and despite its substantial underperformance in 1996, Japan remains expensive from a value perspective.

Looking forward, the Portfolio is likely to remain slightly underweight in the U.S., substantially so in Japan and overweight in Continental Europe. We tend to agree with the consensus that a gradual intensification on inflationary pressures may lead to a moderate move up in U.S. interest rates, particularly if the fourth quarter's likely 4% GDP growth rate continues for any length of time. Moreover, there is a risk that earning growth could slow to between mid and high single digits. All of this underscores the need to focus on Mr. Greenspan's recent warning of "irrational market exuberance" at a time when the Dow Jones was in fact several hundred points lower than it is today.

U.S. corporates do however remain the key beneficiaries of globalization, which combined with their leadership in technology, and a decade's experience of restructuring, suggests that certain companies can continue to generate substantial free cashflows over the foreseeable future. Restructuring remains the central theme in Europe while governments there face the dilemma of having to reconcile accommodative monetary policies with tight fiscal policies, dictated by the political commitment to monetary union, in a climate of labor market rigidities and high levels of structural unemployment.

The long term return for equities is typically 6% per annum over and above consumer price inflation. With global inflation likely to be in the 2.5-3.5% range, barring another oil shock, an increase of 8-10% in the MSCI World Index is considered achievable although at this stage of the cycle the need for clearly focused stock picking is paramount.

Frances Campion
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
                                                         Global Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE GLOBAL EQUITY PORTFOLIO
--------------------------------------------------------------------------------

                                                                     VALUE
   SHARES                                                            (000)
-----------------------------------------------------------------------------

COMMON STOCKS (94.1%)
  AUSTRALIA (1.5%)
       13,350  Brambles Industries Ltd...........................  $      260
      163,407  Coles Myer Ltd....................................         673
      105,100  CSR Ltd...........................................         367
                                                                   ----------
                                                                        1,300
                                                                   ----------
  CANADA (0.5%)
       22,900  Hudson's Bay Co...................................         383
                                                                   ----------
  FRANCE (4.4%)
       19,303  Banque Nationale de Paris.........................         747
        2,010  Bongrain S.A......................................         778
    (a)12,000  Credit Lyonnaise CDI..............................         308
        9,266  Elf Aquitaine S.A.................................         844
       11,000  Scor S.A..........................................         387
       10,365  Valeo S.A.........................................         639
                                                                   ----------
                                                                        3,703
                                                                   ----------
  GERMANY (7.7%)
       25,900  BASF AG...........................................         993
       32,920  Bayer AG..........................................       1,336
    (a)20,800  Deutsche Telekom AG ADR...........................         424
        3,470  Karstadt AG.......................................       1,155
        3,000  Mannesmann AG.....................................       1,291
     (a)2,364  Sinn AG...........................................         450
     (a)2,225  Varta AG..........................................         398
        1,000  Volkswagen AG.....................................         414
                                                                   ----------
                                                                        6,461
                                                                   ----------
  HONG KONG (0.8%)
      189,600  Jardine Strategic Holdings, Inc...................         686
                                                                   ----------
  IRELAND (3.6%)
      690,253  Anglo Irish Bank Corp. plc........................         824
      405,100  Avonmore Foods plc, Class A.......................       1,194
      264,836  Green Property plc................................       1,077
                                                                   ----------
                                                                        3,095
                                                                   ----------
  ITALY (3.4%)
   (a)624,000  Olivetti S.p.A....................................         220
      431,000  Stet Di Risp (NCS)................................       1,456
      603,400  Telecom Italia S.p.A. Di Risp (NCS)...............       1,178
                                                                   ----------
                                                                        2,854
                                                                   ----------
  JAPAN (10.5%)
          140  East Japan Railway Co.............................         630
       66,000  Fuji Photo Film Ltd...............................       2,177
       21,000  Hitachi Ltd.......................................         196
      122,000  Kao Corp..........................................       1,422
       47,000  Matsushita Electric Industries Co., Ltd...........         767
      140,000  Nichido Fire & Marine Insurance Co., Ltd..........         798
        9,000  Sony Corp.........................................         590
       86,000  Sumitomo Rubber Industries........................         641


                                                                     VALUE
   SHARES                                                            (000)
-----------------------------------------------------------------------------

       13,000  TDK Corp..........................................  $      847
       34,000  Toyo Seikan Kaisha Ltd............................         819
                                                                   ----------
                                                                        8,887
                                                                   ----------
  NETHERLANDS (4.4%)
       20,753  ABN Amro Holdings N.V.............................       1,350
        1,888  Hollandsche Beton Groep N.V.......................         391
       34,797  ING Groep N.V.....................................       1,253
       17,200  Philips Electronics N.V...........................         697
                                                                   ----------
                                                                        3,691
                                                                   ----------
  SPAIN (4.8%)
       51,300  Iberdrola S.A.....................................         727
       26,900  Repsol S.A........................................       1,032
       96,800  Telefonica de Espana S.A..........................       2,248
                                                                   ----------
                                                                        4,007
                                                                   ----------
  SWEDEN (0.5%)
       14,300  Skandia Forsakrings AB............................         405
                                                                   ----------
  SWITZERLAND (5.9%)
          400  Ascom Holdings AG (Bearer)........................         407
          370  Bobst AG (Bearer).................................         500
        1,200  Forbo Holding AG (Registered).....................         484
          835  Holderbank Financiere Glarus AG, Class B
                 (Bearer)........................................         597
        1,200  Magazine Globus (Participating Certificates)......         554
       (a)917  Novartis AG (Registered)..........................       1,050
          780  Schweizerische Industrie-Gesellschaft Holding AG
                 (Registered)....................................         947
          680  Sulzer AG (Registered)............................         393
                                                                   ----------
                                                                        4,932
                                                                   ----------
  UNITED KINGDOM (9.4%)
       28,500  Calor Group plc...................................         145
      257,500  Christian Salvesen plc............................       1,266
      103,413  John Mowlem & Co. plc.............................         201
       30,500  Kwik Save Group plc...............................         168
      241,400  Matthews (Bernard) plc............................         519
 (a,d)653,333  Pentos plc........................................          --
       61,700  Railtrack Group plc PP............................         408
      138,491  Reckitt & Colman plc..............................       1,715
       63,702  Rolls-Royce plc...................................         281
       68,550  Southern Electric plc.............................         935
       99,100  Tate & Lyle plc...................................         805
       40,000  Unilever plc......................................         970
      113,800  WPP Group plc.....................................         495
                                                                   ----------
                                                                        7,908
                                                                   ----------
  UNITED STATES (36.7%)
       17,750  Aluminum Company of America.......................       1,132
    (a)13,300  AMR Corp..........................................       1,172
       16,200  AT&T Corp.........................................         705
       55,300  Bank of New York Co., Inc.........................       1,866
    (a)26,300  Beazer Homes USA, Inc.............................         487
       33,300  Browning-Ferris Industries, Inc...................         874

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Global Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE GLOBAL EQUITY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                     VALUE
   SHARES                                                            (000)
-----------------------------------------------------------------------------

UNITED STATES (CONT.)

   (a)129,300  Cadiz Land Co., Inc...............................  $      671
       75,500  Comsat Corp.......................................       1,859
    (a)69,000  Data General Corp.................................       1,001
   (a)109,000  Egghead, Inc......................................         572
       43,100  Enhance Financial Services Group, Inc.............       1,573
       32,800  Finova Group, Inc.................................       2,107
        2,000  General Motors Corp...............................         112
    (a)90,600  GenRad, Inc.......................................       2,106
       13,800  Georgia Pacific Corp..............................         994
       22,600  Greenfield Industries, Inc........................         692
       19,100  Houghton Mifflin Co...............................       1,082
    (a)83,000  InteliData Technologies Corp......................         602
        6,092  Lucent Technologies Inc...........................         282
       20,900  Lukens, Inc.......................................         421
       11,200  MBIA, Inc.........................................       1,134
       61,400  MCI Communications Corp...........................       2,007
       12,300  Mellon Bank Corp..................................         873
       28,700  Penncorp Financial Group, Inc.....................       1,033
       16,000  Philip Morris Cos., Inc...........................       1,802
       12,000  Prime Retail, Inc.................................         150
     (a)2,802  Silicon Graphics, Inc.............................          71
       14,050  Tandy Corp........................................         618
       11,300  Tecumseh Products Co., Class A....................         648
       23,300  UST Corp..........................................         481
    (a)47,400  Waban, Inc........................................       1,232
   (a)135,400  WorldCorp, Inc....................................         592
                                                                   ----------
                                                                       30,951
                                                                   ----------
TOTAL COMMON STOCKS (Cost $63,224)...............................      79,263
                                                                   ----------
PREFERRED STOCKS (1.1%)
  GERMANY (1.1%)
        3,000  Volkswagen AG (Cost $647).........................         957
                                                                   ----------
CONVERTIBLE PREFERRED SECURITY (0.0%)
  HONG KONG (0.0%)
       21,000  Jardine Strategic Holdings, Inc., IDR, 7.50%,
                 5/07/97 (Cost $21)..............................          25
                                                                   ----------
TOTAL FOREIGN & U.S. SECURITIES (95.2%) (Cost $63,892)...........      80,245
                                                                   ----------

    FACE
   AMOUNT
    (000)
-------------

SHORT-TERM INVESTMENT (4.2%)
  REPURCHASE AGREEMENT (4.2%)
$       3,521  Chase Securities Inc. 5.95%, dated 12/31/96, due
                 1/02/97, to be repurchased at $3,522,
                 collateralized by U.S. Treasury Bonds, 7.25%,
                 due 5/15/16, valued at $3,588 (Cost $3,521).....       3,521
                                                                   ----------

    FACE
   AMOUNT                                                            VALUE
    (000)                                                            (000)
-----------------------------------------------------------------------------

FOREIGN CURRENCY (0.2%)
    AUD   160  Australian Dollar.................................  $      127
   GBP     28  British Pound.....................................          49
  JPY   2,168  Japanese Yen......................................          19
   NLG      2  Netherlands Guilder...............................           1
   ESP      2  Spanish Peseta....................................          --
                                                                   ----------
TOTAL FOREIGN CURRENCY (Cost $196)...............................         196
                                                                   ----------

TOTAL INVESTMENTS (99.6%) (Cost $67,609).................    83,962
                                                           --------
OTHER ASSETS (0.9%)
  Net Unrealized Gain on Foreign Currency
    Exchange Contracts.......................  $      226
  Receivable for Investments Sold............         215
  Dividends Receivable.......................         197
  Foreign Withholding Tax Reclaim
    Receivable...............................          54
  Receivable for Portfolio Shares Sold.......           6
  Interest Receivable........................           1
  Other......................................           6       705
                                               ----------
LIABILITIES (-0.5%)
  Payable for Investments Purchased..........        (243)
  Investment Advisory Fees Payable...........        (144)
  Administrative Fees Payable................         (12)
  Custodian Fees Payable.....................          (8)
  Distribution Fees Payable..................          (2)
  Directors' Fees and Expenses Payable.......          (2)
  Other Liabilities..........................         (31)     (442)
                                               ----------  --------
NET ASSETS (100%)........................................   $84,225
                                                           --------
                                                           --------

NET ASSETS CONSIST OF:
Paid in Capital....................................  $ 67,523
Undistributed Net Investment Income................        19
Accumulated Net Realized Gain......................       101
Unrealized Appreciation on Investments and Foreign
  Currency Translations............................    16,582
                                                     --------
NET ASSETS.........................................  $ 84,225
                                                     --------
                                                     --------

CLASS A:
---------------------------------------------------
NET ASSETS.........................................  $ 80,297
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 4,944,210 outstanding $0.001 par
  value shares (authorized 500,000,000 shares).....    $16.24
                                                     --------
                                                     --------
CLASS B:
---------------------------------------------------
NET ASSETS.........................................    $3,928
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 242,347 outstanding $0.001 par
  value shares (authorized 500,000,000 shares).....    $16.21
                                                     --------
                                                     --------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                         Global Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE GLOBAL EQUITY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

FOREIGN CURRENCY EXCHANGE CONTRACT INFORMATION:
   Under the terms of foreign currency exchange contracts open at December 31, 1996, the Portfolio is obligated to deliver or is to receive foreign currency in exchange for U.S. dollars or foreign currency as indicated below:

                                                                    NET
CURRENCY TO                            IN EXCHANGE               UNREALIZED
  DELIVER       VALUE    SETTLEMENT        FOR         VALUE    GAIN (LOSS)
   (000)        (000)       DATE          (000)        (000)       (000)
------------   -------   -----------   ------------   -------   ------------
    AUD  259   $   206     1/03/97     U.S.$   206    $   206   $        --
   NLG 6,900     4,008     2/24/97     U.S.$ 4,201      4,201           193
U.S.$    587       587     2/24/97       NLG 1,000        581            (6)
  FRF 17,668     3,461     9/12/97     U.S.$ 3,500      3,500            39
               -------                                -------         -----
               $ 8,262                                $ 8,488   $       226
               -------
               -------                                -------         -----
                                                      -------         -----

------------------------------------------------------------

(a)   --  Non-income producing security
(d)   --  Security is valued at fair value -- See note A-1 to financial statements
ADR   --  American Depositary Receipt
CDI   --  Certificate of Investment
FRF   --  French Franc
IDR   --  International Depositary Receipt
NCS   --  Non Convertible Shares
PP    --  Partially Paid

       SUMMARY OF FOREIGN AND U.S. SECURITIES BY INDUSTRY CLASSIFICATION
                                  (UNAUDITED)

                                          VALUE     PERCENT OF
INDUSTRY                                  (000)     NET ASSETS
---------------------------------------------------------------
Capital Equipment......................  $ 20,506         24.3%
Consumer Goods.........................    12,262         14.5
Energy.................................     4,973          5.9
Finance................................    16,090         19.1
Materials..............................     5,549          6.6
Multi-Industry.........................     4,010          4.8
Services...............................    16,855         20.0
                                         --------          ---
                                         $ 80,245         95.2%
                                         --------          ---
                                         --------          ---

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Global Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE GOLD PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Africa                25.3%
Australia             18.4%
Canada                24.9%
United Kingdom         1.7%
United States         16.3%
Other                 13.4%

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                GOLD PORTFOLIO - CLASS      PHILADELPHIA GOLD AND SILVER
                                           A                          INDEX(1)
2/01/94*                                       $500,000                             $500,000
12/31/94                                        457,550                              396,150
12/31/95                                        517,992                              440,281
12/31/96                                        605,740                              430,243
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that Class.
PERFORMANCE COMPARED TO THE PHILADELPHIA
GOLD AND SILVER INDEX(1)
--------------------------------------

                                                                                                            TOTAL RETURNS(2)
                                                                                                     ------------------------------
                                                                                                                    AVERAGE ANNUAL
                                                                                                       ONE YEAR    SINCE INCEPTION
                                                                                                     ------------  ----------------
PORTFOLIO -- CLASS A...............................................................................       16.94%           6.80%
PORTFOLIO -- CLASS B(3)............................................................................       13.21             N/A
INDEX..............................................................................................       -2.28           -4.91

1. The Philadelphia Gold and Silver Index is an unmanaged index comprised of the leading companies involved in the mining of gold and silver.
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
3. The Portfolio began offering Class B shares on January 2, 1996.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------
THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The Gold Portfolio seeks to provide long-term capital appreciation by investing primarily in the equity securities of foreign and domestic issuers engaged in gold-related activities.

Companies involved in the exploration, mining, fabrication, processing, distribution or trading of gold (or, to a lesser degree, silver, platinum, or other precious metals or minerals) qualify as Portfolio candidates. Mining shares differ fundamentally from investments in gold bullion. Because companies can produce positive cash flows and increase gold reserves in the ground through exploration and discovery, mining company equity shares provide investors with a more dynamic investment vehicle. Portfolio securities are selected on the basis of relative valuation, liquidity, and risk diversification.

For the year ended December 31, 1996, the Portfolio had a total return of 16.94% for the Class A shares and 13.21% for the Class B shares as compared to -2.28% for the Philadelphia Gold and Silver Index. The average annual total return for the Portfolio for the period from inception on February 1, 1994 through December 31, 1996 was 6.80% for the Class A shares compared to -4.91% for the Philadelphia Gold and Silver (XAU) Index.

The Portfolio benefited from a strong gold rally in January, continued relative strength in gold shares through year-end, and an underweight in North American gold shares which remain overvalued on a fundamental basis. Within the gold share universe, the Portfolio continues to benefit from corporate exposure to favorable exploration results, a trend we expect to continue based on an improved global political climate for the past several years. Notable for investors is that an exploration strategy can yield positive investment results in a neutral gold price environment. Nonetheless, the gold price does directly influence cash flows from projected operations and how much investors are willing to pay for undeveloped precious metals deposits.

The primary challenge to performance has been a gold market which posted declines for 10 of the 11 months following gold's $418.40 high on February 2. Following every intermediate "buy" signal since the January high, gold has been unable to mount anything but minor countertrend rallies. Four factors hurt gold:
(1) competing financial assets provided strong returns, (2) a higher dollar increased the gold price in foreign currencies and dampened global fabrication demand,

--------------------------------------------------------------------------------
                                                                  Gold Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE GOLD PORTFOLIO (CONT.)

(3) mining producers stepped up forward sales ahead of rumored central bank sales, and (4) the Dutch central bank sold 300 tonnes of gold during late 1996, confirming miners' fears (announced January 1997).

Viewed in retrospect, the January 1996 high can be seen as the culmination of supply and demand imbalances which dominated the fundamental outlook since late 1992. Professional investors, using the price discovery function, identified this disequilibrium following the November 1995 "lease rate spike" and drove gold higher during January in an effort to seek out a new equilibrium. Bullion investors unknowingly bought gold from the Bank of Belgium during the year's first central bank sale, which helped cap the extent of the rally. And with an improving macroeconomic backdrop favoring financial assets, the next "wave" of investors who were supposed to push gold to $500 held fast in equity mutual fund investments.

Investment demand has always been the key factor in gold price determination. With continued strong returns from financial asset classes, there is little need for investors to alter their successful capital growth strategy by moving assets towards gold, a capital preservation asset. Sir Isaac Newton's 1(st) Law of Motion aptly describes the present situation. The 1(st) law states that an object at rest will remain at rest and an object in motion will remain in motion at constant velocity unless acted upon by an unbalanced force. Applying the law, we observe that financial asset returns demonstrate a high constant velocity and that gold shows a constant velocity of zero. What is required to alter the current state of affairs is an unbalanced force. Because of the "regression to mean" phenomenon, we believe it is inevitable that an unbalanced force will enter the markets and cause above-average financial returns to revert to their historical mean. In this scenario, we believe that gold will reassert its role as a capital preservation asset and provide significant Portfolio diversification benefits.

With limited investability (-$300 billion for bullion, another -$75 billion for mining equities), it doesn't take many investment dollars to generate a sizable market impact on precious metal returns, especially considering that the world's pool of fixed income and equity assets now exceeds $30 trillion. For this reason, we recommend that investors make precious metals allocations on a contrary basis rather than a momentum play. Even a trickle of funds diverted from the financial asset pool towards gold will cause new investors to pay a substantial premium for precious metals investments. During 1997, we will continue to monitor for emergence of an "unbalanced force" and will direct our efforts on stock selection until that day arrives.

Peter F. Palmedo
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
GOLD PORTFOLIO

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE GOLD PORTFOLIO
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

COMMON STOCKS (86.6%)
  AFRICA (25.3%)
    99,000  Ashanti Goldfields Co. GDR........................  $    1,225
(a)179,521  Avgold Ltd........................................         480
   153,000  Free State Consolidated Gold Mines Ltd. ADR.......       1,100
 (a)93,000  Harmony Gold Mining Co., Ltd. ADR.................         732
    58,000  JCI Co., Ltd......................................         570
   114,000  Vaal Reefs Exploration & Mining Co., Ltd. ADR.....         705
    93,205  Western Area Gold Mining ADR......................       1,285
    42,700  Western Deep Levels Ltd. ADR......................       1,281
                                                                ----------
                                                                     7,378
                                                                ----------
  AUSTRALIA (18.4%)
  (a)1,000  Delta Gold N.L....................................           2
   214,400  Great Central Mines N.L...........................         610
(a)300,000  Lihir Gold Ltd....................................         572
   496,988  Newcrest Mining Ltd...............................       1,974
   705,002  Normandy Mining Ltd...............................         974
   190,000  Plutonic Resources Ltd............................         883
(a)500,000  Wiluna Mines Ltd..................................         365
                                                                ----------
                                                                     5,380
                                                                ----------
  CANADA (24.9%)
    62,000  Agnico-Eagle Mines Ltd............................         871
(a)209,000  Arizona Star Resource Corp........................       1,564
 (a)50,000  Bema Gold Corp....................................         296
(a)106,100  Bre-X Minerals Ltd................................       1,681
     8,210  Bro-X Minerals Ltd................................          14
(a)200,000  Meridian Gold, Inc. -- Installment Receipts.......         474
(a)130,600  Miramar Mining Corp...............................         572
    41,000  Placer Dome, Inc..................................         892
    88,000  Prime Resource Group, Inc.........................         623
(a)290,000  TVI Pacific, Inc..................................         269
                                                                ----------
                                                                     7,256
                                                                ----------
  UNITED KINGDOM (1.7%)
   227,200  Lonrho plc........................................         487
                                                                ----------
  UNITED STATES (16.3%)
(a)206,000  Dakota Mining Corp................................         348
(a)126,000  Gold Reserve Corp.................................       1,205
(a)103,600  Pegasus Gold, Inc.................................         784
(a)387,000  Royal Oak Mines, Inc..............................       1,258
 (a)65,000  Stillwater Mining Co..............................       1,178
                                                                ----------
                                                                     4,773
                                                                ----------
TOTAL COMMON STOCKS (Cost $30,152)............................      25,274
                                                                ----------
FOREIGN CURRENCY (3.3%)
 ZAR 4,448  South African Rand (Cost $952)....................         951
                                                                ----------

                                                            VALUE
                                                            (000)
-------------------------------------------------------------------

TOTAL INVESTMENTS (89.9%) (Cost $31,104).................   $26,225
                                                           --------
OTHER ASSETS (11.0%)
  Receivable for Investments Sold............  $    2,368
  Receivable for Portfolio Shares Sold.......         846
  Other......................................           1     3,215
                                               ----------
LIABILITIES (-0.9%)
  Payable for Portfolio Shares Redeemed......         (92)
  Payable for Investments Purchased..........         (76)
  Sub-Advisory Fees Payable..................         (32)
  Investment Advisory Fees Payable...........         (14)
  Custodian Fees Payable.....................          (5)
  Administrative Fees Payable................          (4)
  Bank Overdraft.............................          (3)
  Distribution Fees Payable..................          (1)
  Directors' Fees and Expenses Payable.......          (1)
  Other Liabilities..........................         (32)     (260)
                                               ----------  --------
NET ASSETS (100%)........................................   $29,180
                                                           --------
                                                           --------

NET ASSETS CONSIST OF:
Paid in Capital....................................  $ 36,072
Overdistributed Net Investment Income..............       (30)
Accumulated Net Realized Loss......................    (1,978)
Unrealized Depreciation on Investments and Foreign
  Currency Translations............................    (4,884)
                                                     --------
NET ASSETS.........................................  $ 29,180
                                                     --------
                                                     --------

CLASS A:
---------------------------------------------------
NET ASSETS.........................................   $27,810
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 2,988,808 outstanding $0.001 par
  value shares (authorized 500,000,000 shares).....     $9.30
                                                     --------
                                                     --------
CLASS B:
---------------------------------------------------
NET ASSETS.........................................    $1,370
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 147,615 outstanding $0.001 par
  value shares (authorized 500,000,000 shares).....     $9.28
                                                     --------
                                                     --------

------------------------------------------------------------

(a)   --  Non-income producing security
ADR   --  American Depositary Receipt
GDR   --  Global Depositary Receipt

------------------------------------------------------------
       SUMMARY OF FOREIGN AND U.S. SECURITIES BY INDUSTRY CLASSIFICATION
                                  (UNAUDITED)

                                          VALUE     PERCENT OF
INDUSTRY                                  (000)     NET ASSETS
---------------------------------------------------------------
Finance................................  $    570          1.9%
Gold Mines.............................    23,050         79.0
Materials..............................     1,167          4.0
Multi-Industry.........................       487          1.7
                                         --------          ---
                                         $ 25,274         86.6%
                                         --------          ---
                                         --------          ---

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                                  Gold Portfolio

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--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE INTERNATIONAL EQUITY PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Australia              3.6%
Belgium                0.6%
Denmark                2.4%
Finland                0.7%
France                 9.3%
Germany               10.4%
Hong Kong              3.4%
Italy                  3.0%
Japan                 17.9%
Netherlands            8.5%
New Zealand            0.4%
Norway                 1.1%
Singapore              0.1%
Spain                  4.5%
Sweden                 3.4%
Switzerland            5.9%
United Kingdom        15.3%
Other                  9.5%

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                        INTERNATIONAL EQUITY PORTFOLIO -
                                MSCI EAFE INDEX (1)                 CLASS A
8/04/89*                                     500,000                               500,000
10/31/1990                                   417,750                               505,380
12/31/1991                                   446,800                               541,635
10/31/1992                                   387,750                               516,940
12/31/1992                                   393,450                               524,830
12/31/1993                                   521,500                               769,000
12/31/1994                                   562,100                               864,150
12/31/1995                                   625,111                               965,860
12/31/1996                                   662,930                             1,155,555
*Commencement of operations
**Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that Class.

PERFORMANCE COMPARED TO THE MORGAN STANLEY
CAPITAL INTERNATIONAL (MSCI) EAFE INDEX(1)
-----------------------------------------

                                                           TOTAL RETURNS(2)
                                           ------------------------------------------------
                                                                                  AVERAGE
                                                                                   ANNUAL
                                                               AVERAGE ANNUAL      SINCE
                                               ONE YEAR          FIVE YEARS      INCEPTION
                                           ----------------    --------------    ----------
PORTFOLIO -- CLASS A....................        19.64%             16.41%          11.96%
PORTFOLIO -- CLASS B(3).................        18.58                N/A             N/A
INDEX...................................         6.05               8.15            3.88

1. The MSCI EAFE Index is an unmanaged index of common stocks and includes Europe, Australia and the Far East (assumes dividends reinvested net of withholding taxes).
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
3. The Portfolio began offering Class B shares on January 2, 1996.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

THE COUNTRY SPECIFIC PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The investment objective of the International Equity Portfolio is long-term capital appreciation through investment primarily in equity securities of non-U.S. issuers. Equity securities for this purpose include common stocks and equivalents, such as securities convertible into common stocks, and securities having common stock characteristics, such as rights and warrants to purchase common stocks.

For the year ended December 31, 1996, the Portfolio had a total return of 19.64% for the Class A shares and 18.58% for the Class B shares as compared to a total return of 6.05% for the Morgan Stanley Capital International (MSCI) EAFE Index. The average annual total return for the five year period ended December 31, 1996 and for the period from inception on August 4, 1989 through December 31, 1996 were 16.41% and 11.96%, respectively, for the Class A shares as compared to 8.15% and 3.88%, respectively, for the Index.

For the three month period ended December 31, 1996, the Portfolio had a total return of 7.31% for the Class A shares and 7.19% for the Class B shares as compared to 1.59% for the MSCI EAFE Index. The Portfolio's meaningful outperformance relative to its benchmark in the final quarter of 1996 was driven by the underweight position in Japan, the overweight position in Spain and superior returns from Germany, Japan, Italy and Spain. Poor French returns was the most notable negative factor for the quarter, while currency was broadly neutral.

The Portfolio's outperformance for the full year was again driven by the underweight in Japan while overweight positions in Spain, Germany, Netherlands and Sweden were also positives. Stock returns against local market returns contributed significantly in Japan, Australia, Germany, Spain and Switzerland. Notable negatives for the year were French stock selection and the sterling underweight. Forwards, however, contributed positively after holding back returns in 1995.

With the notable exception of Japan, global stock markets are extended while the Portfolio's valuation is arguably extended against the broader indices given the strong market returns it achieved in 1996. We believe that the best has been seen from world bond markets with the U.K. and U.S. facing a moderate intensification of inflationary pressures while the euphoria of convergence is at a mature stage in Europe. Currency factors, meanwhile, are likely to

--------------------------------------------------------------------------------
INTERNATIONAL EQUITY PORTFOLIO

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--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE INTERNATIONAL EQUITY PORTFOLIO (CONT.)

restrain profit growth in the U.K. and U.S. while macro inefficiencies and restrictive fiscal policies will hold back Continental European growth and therefore profits. Factor in a thoroughly lacklustre outlook for Japan as fiscal policy tightens and one has another year of low global economic growth. If our forecast of dull to slightly weaker bond markets is correct, current stock market levels are not consonant with the fundamental backdrop for 1997.

As value investors we are not interested in pursuing the last hurrah in European banking stocks and the last price leap of European bond convergence beneficiaries. Equally, we believe restructuring stories, so long the principal investment theme of our portfolios, are now well developed and well discounted, as is the two tier market in Japan consisting of globally competitive companies on the one hand and those companies reliant on crumbling domestic cartels on the other.

The only clear area of value to us at this stage are cash generative companies producing short term earnings weakness attributable to one-off problems like the strength of sterling for U.K. exporters. Though Japan has fallen a long way in recent months apparent value is not matched by quality except in some very specific cases. The Portfolio's holdings in Japanese non-life insurance companies have been battered recently. These very good but poorly managed businesses have become significantly less attractive businesses with the same poor management as a result of government deregulation. To add to such stocks on weakness is not necessarily wise as the non-life insurance market has changed fundamentally for the worse for its current participants. This is a problem across a broad range of Japanese industries.

In this environment we expect cash positions to build to allowable levels as speedy profit taking is not matched by the rapid identification of new investment opportunities.

GERMANY

The Morgan Stanley Capital International Germany Index increased by 5.23% in U.S. dollar terms and by 6.32% in local currency terms in the final quarter of 1996. The best performing sector in Germany during the quarter was automobiles, up over 20% in Deutschemark terms. Other strong performing sectors included chemicals, an area in which we remain overweight, and food and household products. The poor performers included beverages and tobacco down over 11%, and construction and housing down 10%, hurt by the cold winter weather.

The most recent GDP statistics from the third quarter show that the strong pick-up in growth in the second quarter was not sustained. From July through September real GDP increased by 0.75%. Domestic demand remained poor, however export growth increased by over 4% helped by the relative weakness of the Deutschemark which enhanced the price competitiveness of German products in international markets. Inflation in Germany remains low and could be down to 1.5% for 1996. Given the low levels of inflation and poor growth dynamics we could see further cuts in interest rates in the new year. Productivity levels of German companies continue to improve, however this is resulting in higher levels of unemployment. Germany continues to offer opportunities to the value investor. Although pricing power remains poor, company restructuring should continue to offer earnings and share price appreciation in the coming months.

FRANCE

During the final quarter of 1996, the Morgan Stanley Capital International France Index increased by 8.59% in U.S. dollar terms and by 9.37% in French franc terms. Sectors that performed well included electronic components following a global trend, and pharmaceutical stocks. Retail stocks also finished the year strongly in what has been a period of slow domestic consumer demand. Automobile stocks have been weak in the final quarter with demand falling following the end of government incentives in September.

Over the last year there has been volatility in the French economy. Strong growth in the first three months was followed by a contraction in the second quarter and another bounce in the third quarter. Some initial indicators for the fourth quarter show that GDP growth may be down. This volatility is primarily due to swings in consumption as consumers follow government tax incentives. The ending of incentives to car buyers in September led to a rush to beat the deadline and can be seen as a major reason for GDP growth in the third quarter. In this environment it is difficult to measure the underlying trend of the economy. In general, however, growth is being driven by the export markets, helped by a weaker French franc. In the domestic market, there

--------------------------------------------------------------------------------
                                                  International Equity Portfolio

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--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE INTERNATIONAL EQUITY PORTFOLIO (CONT.)

have been poor levels of investment by industry due to uncertainty over interest rates and currencies. There are cheap stocks available for investment in France but it is clear that the investor must be cautious before entering some industries in this market due to the poor economic environment.

SWITZERLAND

The Morgan Stanley Capital International Switzerland Index fell by 1.45% in U.S. dollar terms but rose by 5.56% in Swiss franc terms during the fourth quarter of 1996. As these performance numbers show, the Swiss franc has been weak against the dollar and other major currencies during the quarter. Looking at the Swiss market for the full year, it was Europe's worst performer in U.S. dollar terms, up only 2.28%. Sectors that showed good returns during the quarter included retail and chemicals while poorer performers included real estate and banking.

The Swiss economy has contracted for each of the first three quarters of 1996. In our last quarterly report we stated that there was positive news of an increase of private consumption in the second quarter; this however, has not continued into the second half of the year. In addition, government consumption has fallen back, as fiscal policy has tightened. The Swiss economy has also suffered from slow export growth due to the franc's strength, until recently, and the weakness of export markets. The only real positive news has been the levels of investment, which remain strong. The sluggish economy has meant that inflation has stayed well under control despite the introduction of VAT. With no upward pressure on inflation the SNB should be able to hold the discount rate at around the 1% level for the foreseeable future.

NETHERLANDS

In the fourth quarter of 1996 the Morgan Stanley Capital International Netherlands Index increased by 11.47% in U.S. dollar terms and by 12.70% in Dutch guilder terms. The financial services companies finished the year strongly with both the banks and insurance sectors performing well in the final quarter. Other strong returns came from some of the more cyclical industries including chemicals, machinery and shipping. The poorest performing sectors included alcoholic beverages and the paper sector.

Consumer spending has been the driving force behind Dutch GDP growth which continues to outperform the rest of Europe. Third quarter GDP grew at an annual rate of 3%, a similar level to the second quarter. The main reasons for the strong consumer spending has been the growth in wages at a time when the picture for unemployment has been improving. Secondly, the Dutch consumer has been happy to reduce their saving rates. Not surprisingly, this environment has led to recent signs that inflation is edging up. Consumer prices have risen to an annual rate of 2.4% due in part to the higher oil price but also to a rise in import prices. Unlike the domestic market there has been little pick-up in Dutch exports despite weakness of the guilder against the dollar. This is due primarily to the weakness of demand from their main European trade partners.

ITALY

The Morgan Stanley Capital International Italy Index increased by 2.13% in U.S. dollar terms and by 2.03% in local currency terms during the quarter. The top performing sectors included metal stocks and telecommunications, an area in which we are overweight, with exposure to Stet and Telecom Italia. The poor performers included insurance which continued its poor run throughout the year.

The economy has been greatly influenced by the desire of politicians to move Italy toward greater European integration. Measures to meet the criteria include a ITL 62.5 trillion deficit cutting package in the 1997 budget resulting in an increase in tax revenue of around ITL 10 trillion. This news, and a background of stagnant employment and a lower capacity to save, has led to a sharp drop in consumer confidence since the summer. Other changes in the economy over the last quarter have included Italy rejoining the ERM following a period of relative currency strength. The lira rejoined at a parity of ITL 990 to the Deutschemark. We have also seen a meaningful drop in inflation which is now at 2.6%. This has enabled the Italian authorities to cut rates by 75 basis points. Despite these significant efforts to reach the Maastricht criteria, the Italian economy will probably have to see a stronger economic pick-up in 1997 than we are currently seeing. Although Italy has been a poor relative performer over the last year it is difficult to find cheap stocks that are of suitable quality to include in the Portfolio.

SPAIN

During the final quarter of 1996 the Morgan Stanley Capital International Spain Index appreciated by 23.16% in U.S. dollar terms and by 24.76% in local currency terms. For the full year the Spanish market

--------------------------------------------------------------------------------
INTERNATIONAL EQUITY PORTFOLIO

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--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE INTERNATIONAL EQUITY PORTFOLIO (CONT.)

was up over 40% in U.S. dollar terms and by over 50% in peseta terms making it the top performer of the world's developed markets. The electrical utility sector continued its strong run as the industry continues to restructure. Another good performer was the telecommunications sector with the sale of the final stake of Telefonica scheduled for the beginning of 1997.

The Spanish economy continued its steady growth in the third quarter of the year. Recent data on industrial production and private consumption suggest that GDP grew at an annual rate of 2% during the quarter. During this period there was a pick-up in domestic demand with investment particularly strong. The headline inflation rate fell to 3% in November from 4% at the beginning of the year. Lower inflation and moderate economic growth has allowed the Bank of Spain to bring down the repo rate to 6%, down 2% from the end of 1995. The Government has prepared a budget for 1997 to reduce the public deficit to the convergence limit for Maastricht of 3% of GDP. To help achieve this target, real government investment has been cut by 15% and a wage freeze has been introduced for civil servants. Those companies which depend on government expenditure, particularly construction, will suffer in this environment. Spain is a country in which we have, through stock picking, outperformed a strong market. We will continue to look for new investment ideas while lowering our exposure to some of the better performers.

UNITED KINGDOM

In the last quarter of 1996, the Morgan Stanley Capital International U.K. Index rose by 4.64% in local currency terms and by 14.54% in U.S. dollar terms. For the 1996 year overall, the figures were 15.60% and 27.42%, respectively.

In the first half of 1996, the U.K. economy was generally weaker than expected, led by poor manufacturing output figures as stocks were run down which fed good consumer demand. GDP growth downgrades resulted for the year and PSBR concerns emerged on the back of sluggish tax receipts. These reductions were reversed in the second half of the year following a pick-up in manufacturing output, particularly in the last quarter, co-existing with strong retail sales growth. As a result, consensus estimates for GDP growth for 1996 of 2.3% and for a PSBR of 21.2 billion for the year to April 1997 ended in line with estimates originally made at the start of 1996. These conditions are not thought to be a re-run of the late 1980s, although the market's key concern is the extent to which current rapid growth results in higher inflation.

The big surprise of the quarter and the year as a whole has been Sterling strength, with market consensus at the start of 1996 expecting, on balance, a reasonably dull outlook. This has transformed the performance of the U.K. market to dollar-based investors from laggard to strong performer. The source of Sterling strength has been market realization that the U.K. is virtually the only OECD country to be increasing interest rates on a still reasonable economic backdrop. Having allowed -- against Bank of England advice -- for interest rates to go too low at 5.75% for too long, the question for the Government is when interest rates (currently 6.0%) have to go up, rather than if. With a General Election looming, this is an obvious sensitivity, although Sterling strength should aid short term governmental prevarication.

As in 1995, the divergence in performance between high and low quality stocks has continued, with the market continuing to place a high premium on growth. The best performing sectors in the U.K. market were oils (particularly E&P), property, life assurance, retail banks (given the year's low interest rate environment), and media and support services. In general, cyclicals did very poorly, with chemicals, building materials and textiles among the worst sectors.

The market starts 1997 with much to chew over. Market consensus suggests a likely Labour win in the General Election (which must be held by May 1997). Labour's potential changes to the corporate taxation regime to encourage investment may significantly alter the relative attraction of equities over gilts and the fate of utilities for windfall taxes will be decided; and, of course, EMU. However, a direct effect of Sterling strength has been the re-emergence, towards the end of the year, of value in the U.K. market. This is particularly the case for better quality, export-related or international stocks where earnings have been downgraded often for translational, rather than transactional, exposure and valuations have consequently weakened in the flight to the perceived safer havens of domestically oriented stocks.

--------------------------------------------------------------------------------
                                                  International Equity Portfolio

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE INTERNATIONAL EQUITY PORTFOLIO (CONT.)

JAPAN

The Japanese stock market weakened significantly in the final quarter, with the Morgan Stanley Capital International Japan Index declining 7.77% in yen terms and 11.50% in U.S. dollar terms.

Given the strength of the local bond market this weakness appears all the more significant because there was no other major catalyst to justify it. The problem for the Japanese stock market is that economic activity is not finding its way through to corporate profits due to the gradual opening up of the economy to internal and external competition. The latest example of this trend was seen in the December announcement of full scale deregulation of the non-life insurance industry, currently a cosy oligopoly operated under the protective aegis of the Ministry of Finance. This move will unquestionably lower the supranormal underwriting returns enjoyed by the existent cartel who can only react by cutting costs and improving investment performance. The former is never easy in Japan but the latter is readily achievable through the sale of low yielding, low quality Japanese equities which dominate the asset profiles of the non-life industry. By a sleight of hand the Japanese government has therefore created a brand new supply of stock out of a historic net buyer of Japanese equities. This is just one example of how deregulation is weighing on Japanese corporate profitability and worsening the supply and demand outlook for Japanese stocks. We believe foreigners are as fully weighted as they wish to be in this market while Japanese corporates and life assurance companies are sellers on any strength. The only source of buying is therefore likely to come from individuals, but though subscriptions to investment trusts have risen moderately, individual investor appetite appears to be for high yielding overseas bonds rather than domestic equities.

The outlook for Japan in 1997 is hardly one of robust economic growth. While consumption should be underpinned by good levels of nominal and real income growth, it will equally be retarded by ongoing asset deflation in the property market and to a lesser extent in the stock market, while the pernicious effect of derisory low interest rates on a household sector replete with cash should not be underestimated. Final demand is also likely to be constrained by the April hike in the consumption tax, with a marked fall in housing starts forecasted for the second half of the year. Though the capital expenditure recovery is likely to continue for the time being, it is likely to peak in the second half of the year as the domestic auto cycle matures. Meanwhile, fiscal policy will be continuously tight as the Ministry of Finance attempts to lower the current government deficit from its current unacceptable level of 5.8% of GNP. In addition, public works expenditure will contract as the recent special budget expenditures tail off and a new austerity sets in. Therefore, we forecast modest consumption and capex growth but a contraction in public works; but this will be offset by a forecasted growth in net exports as recent yen weakness creates an improved trade performance. The recent trade figure for November heavily implies a rapid growth in Japan's trade surplus after 18 months of contraction and this leads us to believe that we have seen the bottom in the yen against the U.S. dollar. This is an important judgment because the recent massive relative strength of the export blue chips is unlikely to continue if the yen's recent weakness begins to reverse.

Having made a fairly negative judgment on the supply demand outlook for Japanese equities and having given a neutral forecast on economic activity, there remains the issue of the financial sector where outstanding bad debts total between 40 trillion (government estimate) and 100 trillion (pessimistic estimate of foreign analysts), and where the life insurance industry has a huge if unknown long-term asset and liability mismatch. It is impossible to quantify the extent of risk in Japan's financial sector because of the lack of reliable information but it is still in a chronically weak state after three years of reliquification from the Bank of Japan. Furthermore, recent deregulation measures from the Government are putting the system under renewed strain. We believe that there is a meaningful, if unquantifiable, risk of an uncontrollable reassertion of deflationary forces in Japan's financial markets. What such an eventuality means for the yen and government bonds is not clear, but self-feeding weakness in both is a possibility.

The Japanese stock market now has two tiers: there are the globally competitive manufacturing and pharmaceutical companies whose futures are tied to Wall Street and the yen, where stock prices are high. Then there are the domestic sectors whose prices are depressed by weak pricing power and competitive threats from within and outside Japan. To add to either category seems unattractive at the moment given the ratings of quality stocks and the secular

--------------------------------------------------------------------------------
INTERNATIONAL EQUITY PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE INTERNATIONAL EQUITY PORTFOLIO (CONT.)

profits risk in the latter. Perhaps retrospect will show that the American government in 1995 cooperated with Japan in weakening the yen only in return for meaningful deregulation of Japan's domestic economy. This deregulation may only have exacerbated the deflationary pressure the yen's devaluation temporarily put in abeyance.

HONG KONG

The Hong Kong stock market continued its remarkable bull run in the final quarter of 1996, with the Morgan Stanley Capital International Hong Kong Index appreciating 12.16% in U.S. dollars and 12.19% in local currency.

Bullish sentiment was reinforced during the quarter by a transaction in the commercial property market made by Hysan Development at levels of 25% above market expectations. This led analysts to rework their net asset value figures for all property investment companies which were reflected in share prices in days rather than weeks. Meanwhile, burgeoning liquidity from the mainland has led to record levels of speculation in the residential property market which has received further support from China's conciliatory approach to the handover of sovereignty and from falling U.S. interest rates. All in all, 1996 came to a close in as propitious an environment for Hong Kong equities as one could hope for.

However, as ever, the stock market has been quick to discount good news and it is important that the market has undergone a significant rerating in 1996 with corporate profits matching growth accounting for approximately one third of the market's 33% gain for the year. While we believe corporate profits will continue in the 10-12% range in 1997, it is unlikely that there will be a further rerating because there has been no improvement in the relatively poor quality of Hong Kong's profit structure which is substantially made up of asset sales, stock market trading profits and non recurring property development earnings. Given that China's wish for a smoother political transition is taken for granted, we think that this market will find few new buyers in the second half of 1997. What happens between then and now depends on U.S. interest rates and sentiment on Wall Street.

AUSTRALIA

During the fourth quarter of 1996 the Australian stock market appreciated 7.36% in Australian dollars and 7.77% in U.S. dollars.

The rally was driven by a strong bond market which improved sentiment for equities generally, and banking stocks specifically. Meanwhile, the resources sector benefited from a buoyant oil price and a worthwhile rally in the copper price after the weakness associated with the Sumitomo affair. The economy itself, however, remained in the doldrums with robust real and nominal income not finding its way through to consumer spending. The housing industry appears to be reaching a cyclical low from which we expect a moderate recovery over the next three years.

At current levels, we believe that the banking sector discounts the positive fundamentals of the industry and any further progress depends on actual or supposed takeover activity. The resources sector seems fairly to fully valued given its capital intensity and requires an unanticipated breakout in metals prices for further gains. The industrials appear correctly valued and some of the value in the housing sector has already been recognized ahead of any recovery in housing starts. The only area of clear overvaluation are those companies perceived to be capable of generating earnings growth irrespective of the environments for metals prices and the domestic economy.

Dominic Caldecott
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
                                                  International Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE INTERNATIONAL EQUITY PORTFOLIO
--------------------------------------------------------------------------------

                                                                        VALUE
    SHARES                                                              (000)
----------------------------------------------------------------------------------

COMMON STOCKS (87.3%)
  AUSTRALIA (3.6%)
     1,849,500  Brambles Industries Ltd...........................  $       36,068
     5,000,347  Coles Myer Ltd....................................          20,574
     7,300,000  CSR Ltd...........................................          25,515
                                                                    --------------
                                                                            82,157
                                                                    --------------
  BELGIUM (0.6%)
        29,558  Arbed S.A.........................................           3,214
       243,350  G.I.B. Holdings Ltd...............................          10,907
         2,156  G.I.B. Holdings Ltd. VVPR (New)...................              93
                                                                    --------------
                                                                            14,214
                                                                    --------------
  DENMARK (2.4%)
    (a)190,000  Den Danske Bank A/S...............................          15,321
       111,250  Novo-Nordisk A/S, Class B.........................          20,963
       352,500  Unidanmark A/S, Class A (Registered)..............          18,251
                                                                    --------------
                                                                            54,535
                                                                    --------------
  FINLAND (0.7%)
       350,000  Huhtamaki Oy, Series 1............................          16,283
    (a)168,467  Merita Ltd., Class A..............................             524
                                                                    --------------
                                                                            16,807
                                                                    --------------
  FRANCE (9.3%)
       190,140  Assurances Generales de France....................           6,140
       581,295  Banque Nationale de Paris.........................          22,503
        15,510  Bongrain S.A......................................           6,001
       174,827  Cie de Saint Gobain...............................          24,740
    (a)153,050  Credit Lyonnaise CDI..............................           3,924
       350,000  Elf Aquitaine S.A.................................          31,869
       150,000  Groupe Danone.....................................          20,908
       400,000  Lafarge S.A.......................................          24,006
       108,200  PSA Peugeot Citroen S.A...........................          12,182
       151,900  Scor S.A..........................................           5,345
       255,000  Total S.A., Class B...............................          20,746
       627,268  Usinor Sacilor....................................           9,130
       387,480  Valeo S.A.........................................          23,905
                                                                    --------------
                                                                           211,399
                                                                    --------------
  GERMANY (7.3%)
       750,000  BASF AG...........................................          28,757
     1,050,000  Bayer AG..........................................          42,614
       500,000  Commerzbank AG....................................          12,705
       287,500  Hoechst AG........................................          13,322
        90,500  Karstadt AG.......................................          30,113
        30,135  Mannesmann AG.....................................          12,969
     (a)24,900  Varta AG..........................................           4,450
       245,700  VEBA AG...........................................          14,131
        15,000  Volkswagen AG.....................................           6,215
                                                                    --------------
                                                                           165,276
                                                                    --------------


                                                                        VALUE
    SHARES                                                              (000)
----------------------------------------------------------------------------------

  HONG KONG (3.3%)
     (d)90,600  China Light & Power Co., Ltd......................  $          410
     9,794,242  Hong Kong Land Holdings Ltd.......................          27,228
    13,250,000  Jardine Strategic Holdings, Inc...................          47,965
                                                                    --------------
                                                                            75,603
                                                                    --------------
  ITALY (3.0%)
 (a)12,545,000  Olivetti S.p.A....................................           4,424
  (a)2,560,500  Olivetti Group S.p.A..............................             979
    11,000,000  Stet Di Risp (NCS)................................          37,162
     4,310,000  Telecom Italia S.p.A..............................          11,194
     6,800,000  Telecom Italia S.p.A. Di Risp (NCS)...............          13,269
                                                                    --------------
                                                                            67,028
                                                                    --------------
  JAPAN (17.9%)
     1,050,000  Aisin Seiki Co., Ltd..............................          16,683
     1,000,000  Canon, Inc........................................          22,105
       123,000  Chudenko Corp.....................................           3,547
     1,500,000  Daibiru Corp......................................          13,859
     2,000,000  Daicel Chemical Industries Ltd....................           9,378
     1,100,000  Daikin Industries Ltd.............................           9,783
     1,037,000  Dainippon Ink & Chemical, Inc.....................           3,841
         4,000  East Japan Railway Co.............................          17,995
     2,298,000  Fuji Photo Film Ltd...............................          75,800
     2,700,000  Hitachi Ltd.......................................          25,179
     2,250,000  Kao Corp..........................................          26,228
       650,000  Kirin Brewery Co., Ltd............................           6,399
     1,352,000  Matsushita Electric Industries Ltd................          22,064
        81,000  Murata Manufacturing Co., Ltd.....................           2,693
     3,427,000  Nichido Fire & Marine Insurance Co., Ltd..........          19,531
         2,711  Nippon Telegraph & Telephone Corp.................          20,553
       221,000  Ryosan Co.........................................           4,923
       350,000  Sony Corp.........................................          22,938
     3,000,000  Sumitomo Marine & Fire Insurance Co...............          18,651
     2,561,000  Sumitomo Rubber Industries........................          19,084
       350,000  TDK Corp..........................................          22,818
       896,000  Toyo Seikan Kaisha Ltd............................          21,586
                                                                    --------------
                                                                           405,638
                                                                    --------------
  NETHERLANDS (8.5%)
       590,647  ABN Amro Holdings N.V.............................          38,428
       190,000  Akzo Nobel N.V....................................          25,955
        84,436  Hollandsche Beton Groep N.V.......................          17,492
     1,320,000  ING Groep N.V.....................................          47,525
       258,500  Koninklijke Bijenkorf Beheer N.V..................          18,629
     1,120,000  Philips Electronics N.V...........................          45,381
                                                                    --------------
                                                                           193,410
                                                                    --------------
  NEW ZEALAND (0.4%)
     2,236,054  Fisher & Paykel Industries Ltd....................           8,773
  (a,d)392,500  Smith City Group Ltd..............................              --
                                                                    --------------
                                                                             8,773
                                                                    --------------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
International Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE INTERNATIONAL EQUITY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                        VALUE
    SHARES                                                              (000)
----------------------------------------------------------------------------------
  NORWAY (1.1%)
     3,500,000  Den Norske Bank ASA...............................  $       13,406
    (a)743,850  Nycomed ASA, Class B..............................          11,444
                                                                    --------------
                                                                            24,850
                                                                    --------------
  SINGAPORE (0.1%)
     3,265,000  Neptune Orient Lines Ltd..........................           2,823
                                                                    --------------
  SPAIN (4.5%)
     (a)89,300  Grupo Duro Felguera S.A...........................             911
     3,000,000  Iberdrola S.A.....................................          42,519
       590,000  Repsol S.A........................................          22,632
     1,502,500  Telefonica de Espana S.A..........................          34,893
                                                                    --------------
                                                                           100,955
                                                                    --------------
  SWEDEN (3.4%)
       198,070  Electrolux AB, Series B...........................          11,507
       429,300  Nordbanken AB.....................................          13,006
       378,400  Skandia Forsakrings AB............................          10,714
       708,600  S.K.F. AB, Class B................................          16,789
       364,600  Sparbanken Sverige AB, Class A....................           6,258
       879,800  Svenska Cellulosa AB, Class B.....................          17,876
        52,400  Svenska Handelsbanken, Class A....................           1,507
     (a)36,460  Tornet Fastighets AB..............................             556
                                                                    --------------
                                                                            78,213
                                                                    --------------
  SWITZERLAND (5.9%)
         2,605  Ascom Holdings AG (Bearer)........................           2,653
        20,000  Forbo Holding AG (Registered).....................           8,069
        20,000  Holderbank Financiere Glarus AG (Bearer)..........          14,285
        33,000  Nestle S.A. (Registered)..........................          35,428
        (a)170  Novartis AG (Bearer)..............................             195
     (a)32,000  Novartis AG (Registered)..........................          36,650
        13,154  Schindler Holding AG (Participating
                  Certificates)...................................          14,299
        18,250  Sulzer AG (Participating Certificates)............           9,762
        23,250  Sulzer AG (Registered)............................          13,427
                                                                    --------------
                                                                           134,768
                                                                    --------------
  UNITED KINGDOM (15.3%)
     1,021,600  Associated British Foods plc......................           8,479
     3,256,556  BAT Industries plc................................          27,001
     1,907,500  British Telecommunications plc....................          12,891
       109,500  Burmah Castrol plc................................           2,065
     4,905,000  Christian Salvesen plc............................          24,116
     2,371,713  English China Clays plc...........................           7,821
     5,735,500  Grand Metropolitan plc............................          45,099
  (a)2,221,000  Imperial Tobacco Group plc........................          14,344
     5,004,063  John Mowlem & Co. plc.............................           9,730
     2,255,000  Kwik Save Group plc...............................          12,400
       843,000  McAlpine (Alfred) plc.............................           1,841
     1,140,000  Peninsular & Oriental Steam Navigation Co. plc....          11,522


                                                                        VALUE
    SHARES                                                              (000)
----------------------------------------------------------------------------------

     3,206,094  Reckitt & Colman plc..............................  $       39,710
     1,777,400  Rolls-Royce plc...................................           7,841
     2,538,978  Royal & Sun Alliance Insurance Group plc..........          19,377
     1,007,000  Southern Electric plc.............................          13,732
     2,546,300  Tate & Lyle plc...................................          20,676
     2,252,100  Unilever plc......................................          54,649
     2,975,000  WPP Group plc.....................................          12,945
                                                                    --------------
                                                                           346,239
                                                                    --------------
TOTAL COMMON STOCKS (Cost $1,535,437).............................       1,982,688
                                                                    --------------
PREFERRED STOCKS (3.1%)
  GERMANY (3.1%)
       762,600  RWE AG............................................          25,523
       344,400  Spar Handels AG...................................           4,208
       125,000  Volkswagen AG.....................................          39,886
                                                                    --------------
TOTAL PREFERRED STOCKS (Cost $43,364).............................          69,617
                                                                    --------------
CONVERTIBLE PREFERRED STOCKS (0.1%)
  HONG KONG (0.1%)
     1,863,000  Jardine Strategic Holdings, Inc., IDR, 7.50%,
                  5/07/97.........................................           2,245
                                                                    --------------
  NETHERLANDS (0.0%)
         1,506  ABN Amro Holdings N.V.............................               6
         2,196  ING Groep N.V.....................................              12
                                                                    --------------
                                                                                18
                                                                    --------------
TOTAL CONVERTIBLE PREFERRED STOCKS (Cost $1,923)..................           2,263
                                                                    --------------
TOTAL FOREIGN SECURITIES (90.5%) (Cost $1,580,724)................       2,054,568
                                                                    --------------

     FACE
    AMOUNT
    (000)
--------------

SHORT-TERM INVESTMENT (2.4%)
  REPURCHASE AGREEMENT (2.4%)
$       54,935  Chase Securities, Inc., 5.95%, dated 12/31/96, due
                  1/02/97, to be repurchased at $54,953,
                  collateralized by U.S. Treasury Bonds, 8.875%,
                  due 8/15/17, valued at $56,423 (Cost $54,935)...      54,935
                                                                    ----------
FOREIGN CURRENCY (6.8%)
    AUD      1  Australian Dollar.................................           1
   BEF       2  Belgian Franc.....................................          --
   GBP  31,424  British Pound.....................................      53,833
   DEM 101,569  Deutsche Mark.....................................      66,007
  FRF    3,010  French Franc......................................         580
  ITL    1,415  Italian Lira......................................           1
 JPY 3,889,747  Japanese Yen......................................      33,587
   SEK      13  Swedish Krona.....................................           2
                                                                    ----------
TOTAL FOREIGN CURRENCY (Cost $153,497)............................     154,011
                                                                    ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                  International Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE INTERNATIONAL EQUITY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                             VALUE
                                                             (000)
---------------------------------------------------------------------

TOTAL INVESTMENTS (99.7%) (Cost $1,789,156)..............  $2,263,514
                                                           ----------
OTHER ASSETS (30.2%)
  Securities at Value, Held as Collateral for
    Securities Loaned........................  $  660,048
  Receivable for Portfolio Shares Sold.......      16,055
  Dividends Receivable.......................       3,700
  Net Unrealized Gain on Foreign Currency
    Exchange Contracts.......................       2,906
  Foreign Withholding Tax Reclaim
    Receivable...............................         888
  Receivable for Security Lending............         204
  Interest Receivable........................           9
  Other......................................         100     683,910
                                               ----------
LIABILITIES (-29.9%)
  Collateral on Securities Loaned, at
    Value....................................    (660,048)
  Payable for Investments Purchased..........     (11,670)
  Investment Advisory Fees Payable...........      (4,300)
  Payable for Portfolio Shares Redeemed......        (847)
  Administrative Fees Payable................        (286)
  Custodian Fees Payable.....................        (188)
  Directors' Fees and Expenses Payable.......         (53)
  Distribution Fees Payable..................          (3)
  Dividends Payable..........................          (1)
  Other Liabilities..........................        (211)   (677,607)
                                               ----------  ----------
NET ASSETS (100%)........................................  $2,269,817
                                                           ----------
                                                           ----------

NET ASSETS CONSIST OF:
Paid in Capital.................................  $1,773,219
Overdistributed Net Investment Income...........        (273)
Accumulated Net Realized Gain...................      19,738
Unrealized Appreciation on Investments and
  Foreign Currency Translations.................     477,133
                                                  ----------
NET ASSETS......................................  $2,269,817
                                                  ----------
                                                  ----------

CLASS A:
------------------------------------------------
NET ASSETS......................................  $2,264,424
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 133,618,211 outstanding $0.001
  par value shares (authorized 500,000,000
  shares).......................................      $16.95
                                                  ----------
                                                  ----------
CLASS B:
------------------------------------------------
NET ASSETS......................................      $5,393
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 318,501 outstanding $0.001 par
  value shares (authorized 500,000,000
  shares).......................................      $16.93
                                                  ----------
                                                  ----------

------------------------------------------------------------
FOREIGN CURRENCY EXCHANGE CONTRACT INFORMATION:
   Under the terms of foreign currency exchange contracts open at December 31, 1996, the Portfolio is obligated to deliver or to receive foreign currency in exchange for U.S. dollars or foreign currency as indicated below:

                                                                    NET
 CURRENCY TO                            IN EXCHANGE             UNREALIZED
   DELIVER       VALUE     SETTLEMENT       FOR        VALUE    GAIN (LOSS)
    (000)        (000)        DATE         (000)       (000)       (000)
--------------  --------  ------------  ------------  --------  -----------
    AUD 51,000  $ 40,506    1/10/97         U.S.$40,104 $ 40,104 $     (402)
    U.S.$113,982  113,982   6/19/97       DEM165,000   108,455      (5,527)
   DEM 165,000   108,455    6/19/97         U.S.$113,392  113,392      4,937
   FRF 565,000   110,062    6/19/97         U.S.$112,920  112,920      2,858
   FRF 300,000    58,440    6/19/97         U.S.$58,820   58,820        380
   SEK 300,000    44,548    9/16/97         U.S.$45,188   45,188        640
  ESP5,400,000    41,542    12/02/97        U.S.$41,562   41,562         20
                --------                              --------  -----------
                $517,535                              $520,441  $    2,906
                --------
                --------                              --------  -----------
                                                      --------  -----------

------------------------------------------------------------

(a)   --  Non-income producing security
(d)   --  Security is valued at fair value -- See note A-1 to financial statements
CDI   --  Certificate of Investment
ESP   --  Spanish Peseta
IDR   --  International Depositary Receipt
NCS   --  Non Convertible Shares

------------------------------------------------------------
            SUMMARY OF FOREIGN SECURITIES BY INDUSTRY CLASSIFICATION
                                  (UNAUDITED)

                                           VALUE     PERCENT OF
INDUSTRY                                   (000)     NET ASSETS
---------------------------------------------------------------
Capital Equipment......................  $  377,399      16.6%
Consumer Goods.........................     586,030      25.8
Energy.................................     125,472       5.5
Finance................................     315,260      13.9
Materials..............................     308,943      13.6
Multi-Industry.........................      85,171       3.8
Services...............................     256,293      11.3
                                         ----------       ---
                                         $2,054,568      90.5%
                                         ----------       ---
                                         ----------       ---

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
International Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE INTERNATIONAL MAGNUM PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Australia              2.5%
Austria                0.5%
Belgium                1.0%
Denmark                0.9%
Finland                1.2%
France                 5.6%
Germany                4.9%
Hong Kong              5.9%
Italy                  2.6%
Japan                 31.4%
Malaysia               4.0%
Netherlands            4.1%
Norway                 1.0%
Singapore              2.3%
Spain                  3.7%
Sweden                 2.0%
Switzerland            4.8%
United Kingdom         7.9%
Other                 13.7%

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                         INTERNATIONAL MAGNUM PORTFOLIO -- CLASS
                                   MSCI EAFE INDEX (1)                      A
3/15/1996*                                     $500,000                                 $500,000
12/31/1996                                      526,300                                  541,250
*Commencement of operations
**Minimum Investment -- Class A

                                  INTERNATIONAL MAGNUM PORTFOLIO -- CLASS
                                                     B
3/15/1996*                                                       $100,000
12/31/1996                                                        107,900
*Commencement of operations
**Minimum Investment -- Class A

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The MSCI EAFE Index value at December 31, 1996 assumes a minimum initial investment of $500,000; if a minimum initial investment of $100,000 is assumed the value at December 31, 1996 would be $105,260.

PERFORMANCE COMPARED TO THE MORGAN STANLEY
CAPITAL INTERNATIONAL (MSCI) EAFE INDEX(1)
-----------------------------------------

                                                                                                                 TOTAL RETURNS(2)
                                                                                                                 SINCE INCEPTION
                                                                                                                ------------------
PORTFOLIO -- CLASS A(3).......................................................................................           8.25%
PORTFOLIO -- CLASS B(3).......................................................................................           7.90
INDEX.........................................................................................................           5.26

1. The MSCI EAFE Index is an unmanaged Index of common stocks and includes Europe, Australia and the Far East (assumes dividends are reinvested net of withholding taxes).
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
3. The Portfolio commenced operations on March 15, 1996.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The International Magnum Portfolio seeks long-term capital appreciation by investing primarily in equity securities of non-U.S. issuers in accordance with the EAFE country weightings determined by the Adviser. The EAFE countries in which the Portfolio will invest are those comprising the Morgan Stanley Capital International (MSCI) EAFE Index, which includes Australia, Japan, New Zealand, most nations located in Western Europe, and certain developed countries in Asia.

For the period from inception on March 15, 1996 through December 31, 1996, the Portfolio had a total return of 8.25% for the Class A shares and 7.90% for the Class B shares, as compared to a total return of 5.26% for the MSCI EAFE Index.

The world's developed stock markets were somewhat mixed during 1996. While several markets tested all-time highs, the Japanese market fell dramatically, particularly at year-end.

Among the regions, Europe was the best performer in the EAFE universe for the year with a return of 21.1%. The European markets benefited from falling interest and inflation rates, depreciating currencies and continued corporate restructuring, even as many European governments struggled to cut their budget deficits and inflation rates in order to qualify for the new European Monetary Union. Spain (+40.1% for the year) was the strongest performer among the developed markets for the year, followed by Sweden (+37.2%) and Finland (+33.9%).

Japan, the single largest EAFE market in terms of market capitalization, was the worst performer in U.S. dollar terms among the developed markets for the year as a whole (-15.5%). Much of Japan's weak performance in U.S. dollar terms was due to the continued depreciation of the yen, which fell over 11% versus the U.S. dollar. In addition, the Japanese market's losses were concentrated during the second half of the year, erasing gains from early in the year. Investors were disappointed by the slow rate of growth in the country and uncertain economic prospects. In addition, proposed deregulation of the financial sector, announced in November, contributed to a particularly poor performance by banking stocks (a sector which the Portfolio has carefully avoided).

The Asian markets put in a strong performance during the year, as the MSCI Pacific Free ex-Japan Index rose 20.9% in U.S. dollar terms. Hong Kong

--------------------------------------------------------------------------------
                                                  International Magnum Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE INTERNATIONAL MAGNUM PORTFOLIO (CONT.)

(+33.1%) put in a robust performance for the year as strong corporate earnings, recovering property prices and easing fears surrounding the colony's takeover by China in 1997 contributed to positive investor sentiment. Malaysia (+25.9%) was the second strongest developed market within Asia for the year as strong domestic liquidity and an improving economic environment fueled sharp rises particularly in small and mid-cap stocks. In contrast, Singapore (+0.3% for the year) was the weakest developed market in the Pacific rim, as the government's real estate anti-speculation measures implemented during the summer prompted investors to lose faith in the market, which includes a large number of real-estate related stocks.

The U.S. dollar began 1996 extremely undervalued relative to the Japanese yen and the Deutschemark block of currencies. In anticipation of dollar strengthening, we implemented hedges to protect against losses due to the depreciation of certain currencies in which we are invested. Through the first half of 1996, we hedged approximately 75% of our yen exposure and 95% of our Deutschemark block exposure. By December, our hedges had been reduced to 40% of our yen exposure and 75% of our Deutschemark block exposure. Our hedging strategies contributed favorably to results in 1996, and we plan to continue to hedge these currencies for the foreseeable future.

During the year we maintained approximately a market weight exposure to Japan and slowly reduced our overweight in Asia and our underweight in Europe. While our allocation decision to market weight Japan detracted from results, our hedges and excellent stock selection in Japan helped us to achieve significant relative outperformance in that market. Our overweight in Asia and in particular in Hong Kong was a net positive for the Portfolio, especially in the fourth quarter of the year. Finally, we curtailed our cautious stance in Europe, which benefited the Portfolio as many European markets rallied strongly during the latter part of 1996, based on brighter prospects for growth and the long term benefits of EMU.

Looking ahead, we anticipate that the first quarter of 1997 will be the most difficult for the Japanese market, as we expect that the Japanese economy will finally begin to show true signs of a recovery later this year. We believe that Japanese stocks with strong earnings growth (e.g., international blue chips and electronics) will significantly outperform the market, and have positioned our Portfolio accordingly. Our outlook for Europe is positive but cautious; valuations in many markets are at or near all-time highs, but momentum -- barring any unforeseen cracks in EMU -- continues to be positive. In Asia ex-Japan, Hong Kong valuations are high but we expect earnings growth and liquidity to provide support for the market. In Malaysia, the environment for large cap stocks is improving, while the outlook for Singapore is less rosy.

Given our near-term concerns about the Japanese market, we have reduced our allocation to a slight underweight versus the EAFE Index, with the money being deployed to Europe, which will now represent slightly over half of the Portfolio. We remain optimistic about opportunities in Asia ex-Japan and will maintain our overweight there.

Francine J. Bovich
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
INTERNATIONAL MAGNUM PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE INTERNATIONAL MAGNUM PORTFOLIO
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

COMMON STOCKS (85.0%)
  AUSTRALIA (2.5%)
    41,900  Broken Hill Proprietary Co., Ltd..................  $      596
    33,800  Lend Lease Corp., Ltd.............................         655
    52,500  National Australia Bank Ltd.......................         617
    49,300  News Corp., Ltd...................................         260
    96,300  WMC Ltd...........................................         607
                                                                ----------
                                                                     2,735
                                                                ----------
  AUSTRIA (0.5%)
     8,000  Boehler-Uddeholm AG...............................         573
                                                                ----------
  BELGIUM (1.0%)
     3,280  Arbed S.A.........................................         357
     3,660  Delhaize Freres et Cie, 'Le Lion' S.A.............         218
    11,900  G.I.B. Holdings Ltd...............................         533
                                                                ----------
                                                                     1,108
                                                                ----------
  DENMARK (0.9%)
     6,000  BG Bank A/S.......................................         281
     1,800  Jyske Bank A/S (Registered).......................         135
    10,430  Unidanmark A/S, Class A (Registered)..............         540
                                                                ----------
                                                                       956
                                                                ----------
  FINLAND (1.2%)
    23,600  Amer-Yhtymae Oy, Class A..........................         487
    10,780  Huhtamaki Oy, Series 1............................         502
(a)104,000  Merita Ltd., Class A..............................         323
                                                                ----------
                                                                     1,312
                                                                ----------
  FRANCE (5.6%)
     9,500  Banque Nationale de Paris.........................         368
     1,100  Bongrain S.A......................................         426
     5,750  Cie de Saint Gobain...............................         814
     5,200  Elf Aquitaine S.A.................................         473
     4,300  Eridania Beghin-Say S.A...........................         692
     4,000  Groupe Danone.....................................         558
     8,400  Lafarge S.A.......................................         504
    16,000  Legris Industries S.A.............................         674
     2,320  PSA Peugeot Citroen S.A...........................         261
  (a)4,700  SGS-Thompson Microelectronics N.V.................         332
     6,170  Total S.A., Class B...............................         502
    31,550  Usinor Sacilor....................................         459
                                                                ----------
                                                                     6,063
                                                                ----------
  GERMANY (3.6%)
    12,100  BASF AG...........................................         464
    15,300  Bayer AG..........................................         621
       275  Buderus AG........................................         137
     9,350  Deutsche Telekom AG ADR...........................         190
    22,700  Gerresheimer Glas AG..............................         495
     1,150  Karstadt AG.......................................         383
    14,350  Lufthansa AG......................................         194
       550  Mannesmann AG.....................................         237


                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

     9,300  VEBA AG...........................................  $      535
     1,600  Volkswagen AG.....................................         663
                                                                ----------
                                                                     3,919
                                                                ----------
  HONG KONG (5.9%)
   113,000  Cheung Kong Holdings Ltd..........................       1,005
   472,000  China Resources Enterprise Ltd....................       1,062
    95,000  Citic Pacific Ltd.................................         552
    23,400  Hang Seng Bank Ltd................................         284
    16,000  Henderson Land Development Co., Ltd...............         161
    27,400  Hong Kong & Shanghai Bank Holdings plc............         586
   158,800  Hong Kong Telecommunications Ltd..................         256
   129,000  Hutchison Whampoa Ltd.............................       1,013
    81,000  New World Development Co., Ltd....................         547
    37,000  Sun Hung Kai Properties Ltd.......................         453
    32,000  Swire Pacific Ltd., Class A.......................         305
    33,000  Wharf Holdings Ltd................................         165
                                                                ----------
                                                                     6,389
                                                                ----------
  ITALY (2.6%)
(a)157,000  Editoriale L'Expresso S.p.A.......................         435
    60,250  Marzotto (Gaetano) & Figli S.p.A..................         389
(a)553,000  Olivetti S.p.A....................................         195
    65,900  Pirelli S.p.A.....................................         122
   135,100  Sogefi S.p.A......................................         300
   186,000  Stet Di Risp (NCS)................................         628
   361,000  Telecom Italia S.p.A. Di Risp (NCS)...............         705
                                                                ----------
                                                                     2,774
                                                                ----------
  JAPAN (31.4%)
    74,000  Amada Co., Ltd....................................         575
    55,000  Asahi Tec Corp....................................         271
    47,000  Canon, Inc........................................       1,039
    41,000  Dai Nippon Printing Co., Ltd......................         719
    34,000  Daibiru Corp......................................         314
   112,000  Daicel Chemical Industry Ltd......................         525
    56,000  Daifuku Co., Ltd..................................         706
    54,000  Daikin Industries Ltd.............................         480
    59,000  Daiwa Securities Co., Ltd.........................         525
    17,200  FamilyMart........................................         688
    28,000  Fuji Machine Manufacturing Co.....................         742
    25,000  Fuji Photo Film Ltd...............................         825
    17,000  Hitachi Credit Corp...............................         276
   106,000  Hitachi Ltd.......................................         989
    58,000  Inabata & Co......................................         355
   106,000  Kaneka Corp.......................................         543
    28,000  Kurita Water Industries...........................         566
    11,000  Kyocera Ltd.......................................         686
    36,000  Kyudenko Co., Ltd.................................         373
    30,000  Matsushita Communication Industries...............         777
    61,000  Matsushita Electric Industries Ltd................         996
   176,000  Mitsubishi Chemical Corp..........................         570
    58,000  Mitsubishi Estate Co., Ltd........................         596

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                  International Magnum Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE INTERNATIONAL MAGNUM PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

JAPAN (CONT.)

   120,000  Mitsubishi Heavy Industries Ltd...................  $      953
    40,000  Mitsumi Electric Co., Ltd.........................         753
    17,000  Murata Manufacturing Co., Ltd.....................         565
    93,000  NEC Corp..........................................       1,124
    36,000  Nifco, Inc........................................         376
    12,000  Nintendo Corp., Ltd...............................         859
    28,000  Nippon Pillar Packing.............................         186
       115  NTT...............................................         872
    95,000  Nissan Motor Co...................................         551
    41,000  Nomura Securities Co., Ltd........................         616
   104,000  Obayashi Corp.....................................         702
    21,000  Okura Industrial Co., Ltd.........................         106
    74,000  Ricoh Co., Ltd....................................         850
    20,000  Rinnai Corp.......................................         402
    12,000  Sangetsu Co., Ltd.................................         251
    31,000  Sankyo Co., Ltd...................................         878
    58,000  Sanwa Shutter.....................................         433
    13,000  Secom Co., Ltd....................................         787
    58,000  Sekisui Chemical Co...............................         586
    46,000  Sekisui House Ltd.................................         469
     8,000  Shimamura Co., Ltd................................         275
    15,600  Sony Corp.........................................       1,022
     6,700  Square Company Ltd................................         338
    61,000  Stanley Electric Co...............................         358
    77,000  Sumitomo Marine & Fire Insurance Co...............         479
    64,000  Suzuki Motor Co., Ltd.............................         586
   134,000  Taisei Corp., Ltd.................................         694
    15,000  TDK Corp..........................................         978
    28,000  Tokyo Electron Ltd................................         858
   145,000  Toshiba Corp......................................         912
   102,000  Tsubakimoto Chain.................................         546
    28,000  Yamanouchi Pharmaceutical Co......................         575
                                                                ----------
                                                                    34,076
                                                                ----------
  MALAYSIA (4.0%)
    47,000  Commerce Asset Holding Bhd........................         354
    29,000  Edaran Otomobil Nasional Bhd......................         290
    65,000  Genting Bhd.......................................         448
    69,000  IJM Corp. Bhd.....................................         163
    23,000  IOI Corp. Bhd.....................................          35
    11,000  Leader Universal Holdings Bhd.....................          23
    11,000  Magnum Corp. Bhd..................................          21
    28,000  Malayan Banking Bhd...............................         310
    95,000  Malaysian International Shipping Bhd (Foreign)....         282
    86,000  Petronas Gas Bhd..................................         358
    89,000  Renong Bhd........................................         158
    62,000  Resorts World Bhd.................................         282
   163,000  Sime Darby Bhd....................................         642
    58,000  Tanjong plc.......................................         232

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

    55,000  Telekom Malaysia Bhd..............................  $      490
    27,000  United Engineers (Malaysia) Ltd...................         244
                                                                ----------
                                                                     4,332
                                                                ----------
  NETHERLANDS (4.1%)
    11,393  ABN Amro Holdings N.V.............................         741
     4,820  Akzo Nobel N.V....................................         658
     2,000  DSM N.V...........................................         197
     2,072  Hollandsche Beton Groep N.V.......................         429
    17,350  ING Groep N.V.....................................         625
    19,417  KLM Royal Dutch Airlines N.V......................         546
     9,800  Koninklijke Van Ommeren N.V.......................         443
    21,000  Philips Electronics N.V...........................         851
                                                                ----------
                                                                     4,490
                                                                ----------
  NORWAY (1.0%)
   136,800  Den Norske Bank ASA...............................         524
    13,600  Saga Petroleum A/S, Class B.......................         214
 (a)62,000  Storebrand ASA....................................         360
                                                                ----------
                                                                     1,098
                                                                ----------
  SINGAPORE (2.3%)
    18,000  Development Bank of Singapore Ltd. (Foreign)......         243
    29,000  Keppel Corp., Ltd.................................         226
    21,700  Oversea-Chinese Banking Corp. (Foreign)...........         270
    55,000  Sembawang Corp....................................         291
    24,000  Singapore Press Holdings (Foreign)................         473
    57,000  Straits Steamship Land Ltd........................         182
    28,000  United Overseas Bank Ltd. (Foreign)...............         312
(a)104,000  Want Want Holdings................................         274
    70,000  Wing Tai Holdings Ltd.............................         200
                                                                ----------
                                                                     2,471
                                                                ----------
  SPAIN (3.7%)
     4,000  Banco Bilbao Vizcaya S.A. (Registered)............         216
 (a)57,000  Grupo Duro Felguera S.A...........................         582
    58,400  Iberdrola S.A.....................................         828
    18,200  Repsol S.A........................................         698
    16,146  Sevillana de Electricidad S.A.....................         183
    37,200  Telefonica de Espana S.A..........................         864
    76,000  Uralita S.A.......................................         594
                                                                ----------
                                                                     3,965
                                                                ----------
  SWEDEN (2.0%)
     4,100  Electrolux AB, Series B...........................         238
    17,390  Nordbanken AB.....................................         527
    13,500  Skandia Forsakrings AB............................         382
    21,670  S.K.F. AB, Class B................................         514
    15,400  Sparbanken Sverige AB, Class A....................         264
     7,000  Svenska Handelsbanken, Class A....................         201
                                                                ----------
                                                                     2,126
                                                                ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
International Magnum Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE INTERNATIONAL MAGNUM PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
  SWITZERLAND (4.8%)
       490  Ascom Holdings AG (Bearer)........................  $      499
       350  Bobst AG (Bearer).................................         473
     1,400  Forbo Holding AG (Registered).....................         565
       900  Holderbank Financiere Glaris AG (Bearer)..........         643
       380  Magazine Globus (Participating Certificates)......         175
       155  Magazine Globus (Registered)......................          81
       590  Nestle S.A. (Registered)..........................         633
    (a)458  Novartis AG (Registered)..........................         525
  (a)4,790  Oerlikon-Buehrle Holding AG (Registered)..........         472
       150  Schindler Holding AG (Participating
              Certificates)...................................         163
       420  Schweizerische Industrie-Gesellschaft Holdings
              (Registered)....................................         510
       890  Sulzer AG (Registered)............................         514
                                                                ----------
                                                                     5,253
                                                                ----------
  UNITED KINGDOM (7.9%)
    61,700  Associated British Foods plc......................         512
    31,100  Bass plc..........................................         437
    93,623  BAT Industries plc................................         776
    85,000  British Telecommunications plc....................         574
    83,000  Calor Group plc...................................         422
   140,900  Christian Salvesen plc............................         693
   122,700  Courtaulds Textiles plc...........................         467
    31,600  Grand Metropolitan plc............................         248
    68,700  Imperial Tobacco Group plc........................         444
   101,239  John Mowlem & Co. plc.............................         197
    48,700  Kwik Save Group plc...............................         268
    65,673  Reckitt & Colman plc..............................         813
    83,863  Royal & Sun Alliance Insurance Group plc..........         640
    24,350  Southern Electric plc.............................         332
   134,791  Tate & Lyle plc...................................       1,095
    28,500  Unilever plc......................................         692
                                                                ----------
                                                                     8,610
                                                                ----------
TOTAL COMMON STOCKS (Cost $89,642)............................      92,250
                                                                ----------
PREFERRED STOCKS (1.3%)
  GERMANY (1.3%)
     2,006  Dyckerhoff AG.....................................         554
     7,400  Hornbach Holding AG...............................         529
    10,600  RWE AG............................................         355
                                                                ----------
TOTAL PREFERRED STOCKS (Cost $1,261)..........................       1,438
                                                                ----------
TOTAL FOREIGN SECURITIES (86.3%) (Cost $90,903)...............      93,688
                                                                ----------

   FACE
  AMOUNT                                                          VALUE
  (000)                                                           (000)
--------------------------------------------------------------------------

SHORT-TERM INVESTMENT (11.7%)
  REPURCHASE AGREEMENT (11.7%)
$   12,642  Chase Securities, Inc. 5.95%, dated 12/31/96, due
              1/02/97, to be repurchased at $12,646,
              collateralized by U.S Treasury Notes, 6.625%,
              due 7/31/01, valued at $12,987 (Cost $12,642)...  $   12,642
                                                                ----------
FOREIGN CURRENCY (1.4%)
 GBP     2  British Pound.....................................           3
 DEM 1,601  Deutsche Mark.....................................       1,041
 FIM   628  Finnish Markka....................................         137
  HKD   57  Hong Kong Dollar..................................           7
JPY  8,934  Japanese Yen......................................          77
  MYR  306  Malaysian Ringgit.................................         121
 ESP    68  Spanish Peseta....................................           1
 CHF   142  Swiss Franc.......................................         106
                                                                ----------
TOTAL FOREIGN CURRENCY (Cost $1,481)..........................       1,493
                                                                ----------

TOTAL INVESTMENTS (99.4%) (Cost $105,026)................   107,823
                                                           --------
OTHER ASSETS (1.0%)
  Cash.......................................  $        1
  Net Unrealized Gain on Foreign Currency
    Exchange Contracts.......................         847
  Dividends Receivable.......................         150
  Receivable for Portfolio Shares Sold.......          96
  Foreign Withholding Tax Reclaim
    Receivable...............................          29
  Interest Receivable........................           2
  Other......................................          20     1,145
                                               ----------
LIABILITIES (-0.4%)
  Payable for Investments Purchased..........        (274)
  Investment Advisory Fees Payable...........        (111)
  Custodian Fees Payable.....................         (22)
  Administrative Fees Payable................         (13)
  Distribution Fees Payable..................          (9)
  Payable for Portfolio Shares Redeemed......          (6)
  Directors' Fees and Expenses Payable.......          (1)
  Other Liabilities..........................         (43)     (479)
                                               ----------  --------
NET ASSETS (100%)........................................  $108,489
                                                           --------
                                                           --------

NET ASSETS CONSIST OF:
Paid in Capital...................................  $104,659
Overdistributed Net Investment Income.............      (213)
Accumulated Net Realized Gain.....................       400
Unrealized Appreciation on Investments and Foreign
  Currency Translations...........................     3,643
                                                    --------
NET ASSETS........................................  $108,489
                                                    --------
                                                    --------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                  International Magnum Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE INTERNATIONAL MAGNUM PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                           AMOUNT
                                           (000)
---------------------------------------------------

CLASS A:
---------------------------------------
NET ASSETS.............................     $85,316
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
Applicable to 8,004,070 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................      $10.66
                                         ----------
                                         ----------
CLASS B:
---------------------------------------
NET ASSETS.............................     $23,173
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
Applicable to 2,180,447 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................      $10.63
                                         ----------
                                         ----------

------------------------------------------------------------
FOREIGN CURRENCY EXCHANGE CONTRACT INFORMATION:
   Under the terms of foreign currency exchange contracts open at December 31, 1996, the Portfolio is obligated to deliver or is to receive foreign currency in exchange for U.S. dollars or foreign currency as indicated below:

                                                                  NET
 CURRENCY TO                          IN EXCHANGE             UNREALIZED
   DELIVER      VALUE    SETTLEMENT       FOR        VALUE    GAIN (LOSS)
    (000)       (000)       DATE         (000)       (000)       (000)
-------------  --------  ----------  -------------  --------  -----------
U.S.$      46  $     46   1/02/97        GBP   27   $     47     $  1
U.S.$      24        24   1/03/97        GBP   14         24       --
   BEF 11,209       354   1/24/97    U.S.$    357        357        3
    BEF 6,065       192   1/24/97    U.S.$    195        195        3
    BEF 8,607       272   1/24/97    U.S.$    280        280        8
    DEM 3,135     2,041   1/24/97    U.S.$  2,060      2,060       19
    DEM 2,088     1,359   1/24/97    U.S.$  1,400      1,400       41
     DEM  619       403   1/24/97    U.S.$    400        400       (3)
   JPY225,779     1,958   1/30/97    U.S.$  2,050      2,050       92
   JPY580,650     5,035   1/30/97    U.S.$  5,250      5,250      215
     NLG  914       530   2/10/97    U.S.$    537        537        7
    NLG 2,915     1,692   2/10/97    U.S.$  1,713      1,713       21
    NLG 1,504       873   2/10/97    U.S.$    900        900       27
     NLG  287       166   2/10/97    U.S.$    165        165       (1)
    CHF 2,423     1,818   2/10/97    U.S.$  1,956      1,956      138
     CHF  796       597   2/10/97    U.S.$    643        643       46
    CHF 1,383     1,038   2/10/97    U.S.$  1,100      1,100       62
     CHF  528       396   2/10/97    U.S.$    397        397        1
   FRF 14,616     2,827   2/24/97    U.S.$  2,900      2,900       73
    FRF 8,527     1,649   2/24/97    U.S.$  1,632      1,632      (17)
   JPY765,036     6,677   3/17/97    U.S.$  6,788      6,788      111
               --------                             --------    -----
               $ 29,947                             $ 30,794     $847
               --------                             --------    -----
               --------                             --------    -----

------------------------------------------------------------

(a)   --  Non-income producing security
BEF   --  Belgian Franc
FRF   --  French Franc
NCS   --  Non Convertible Shares
NLG   --  Netherlands Guilder

------------------------------------------------------------
            SUMMARY OF FOREIGN SECURITIES BY INDUSTRY CLASSIFICATION
                                  (UNAUDITED)

                                          VALUE     PERCENT OF
INDUSTRY                                  (000)     NET ASSETS
---------------------------------------------------------------
Capital Equipment......................  $ 28,927         26.6%
Consumer Goods.........................    18,608         17.1
Energy.................................     5,022          4.6
Finance................................    16,810         15.5
Materials..............................     9,861          9.1
Multi-Industry.........................     1,577          1.5
Services...............................    12,883         11.9
                                         --------          ---
                                         $ 93,688         86.3%
                                         --------          ---
                                         --------          ---

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
International Magnum Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE INTERNATIONAL SMALL CAP PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Australia              9.4%
Denmark                1.4%
Finland                5.8%
France                 6.2%
Germany                9.2%
Hong Kong              2.8%
Ireland                3.1%
Italy                  3.4%
Japan                 10.3%
Netherlands            7.8%
New Zealand            1.1%
Norway                 2.2%
Spain                  4.2%
Sweden                 1.6%
Switzerland            8.4%
United Kingdom        17.4%
Other                  5.7%

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                 MSCI EAFE INDEX (1)   INTERNATIONAL SMALL CAP
12/15/92*                                    $500,000                  495,000
12/31/92                                      498,985                  504,500
12/31/93                                      661,450                  733,240
12/31/94                                      712,900                  756,343
12/31/95                                      792,816                  776,008
12/31/96                                      840,781                  906,533
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested.

PERFORMANCE COMPARED TO THE MORGAN STANLEY
CAPITAL INTERNATIONAL (MSCI) EAFE INDEX(1)
-----------------------------------------

                                                                                                            TOTAL RETURNS(2)
                                                                                                     -------------------------------
                                                                                                                    AVERAGE ANNUAL
                                                                                                       ONE YEAR     SINCE INCEPTION
                                                                                                     ------------  -----------------
PORTFOLIO..........................................................................................       16.82%          16.42%
INDEX..............................................................................................        6.05           13.70

1. The MSCI EAFE Index is an unmanaged index of common stocks and includes Europe, Australia and the Far East (assumes dividends are reinvested net of withholding taxes).
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

THE COUNTRY SPECIFIC PERFORMANCE RESULTS PROVIDED ARE AS MEASURED BY THE MSCI EAFE INDEX AND ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The International Small Cap Portfolio seeks long-term capital appreciation by investing primarily in the equity securities of non-U.S. issuers. The Portfolio applies a disciplined bottom-up value approach to identify and invest in small capitalization companies which are both attractive businesses and available at cheap prices. A market capitalization cut-off of U.S. $1 billion is used as our definition of "small."

For year ended December 31, 1996, the Portfolio had a total return of 16.82% as compared to a total return of 6.05% for the Morgan Stanley Capital International
(MSCI) EAFE Index. The average annual total return for the period from inception on December 15, 1992 through December 31, 1996 was 16.42% as compared to 13.70% for the Index.

The Portfolio's outperformance primarily reflected its underweighting of the very weak Japanese market and Yen, and overweighting in the Dutch, Spanish and Finnish markets which enjoyed strong outperformance. Stock selection contributed positively with Australia, the Netherlands, the U.K. and Finland being notably strong. Although the Portfolio outperformed in all but the third quarter, small caps enjoyed a far better relative performance in the first half of the year. The market volatility of the second half, driven by concern over the likely impact of a rise in U.S. interest rates, created a two tier market with large cap \ index stocks rising strongly while the remaining names and particularly small caps lagged. This was most notable in Japan where the blue chip export stocks outperformed significantly on the back of Yen weakness, while small caps saw marked underperformance. Thus while the Portfolio's Japanese stock selection contributed positively for the year as a whole, this hides significant underperformance in the final quarter.

Clearly the key feature of the year was the significant weakness of the Japanese market and currency, particularly in the final quarter. There was no single catalyst for this decline. The interim results in October were generally disappointing showing reasonable volume growth but clear signs of poor pricing and margin erosion, while the Government's clear desire to reduce Japan's budget deficit highlighted a reduction in special budget expenditure aimed at boosting the economy. In addition, there was increasing concern that the hike in the consumption tax next April will constrain demand and that

--------------------------------------------------------------------------------
                                               International Small Cap Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE INTERNATIONAL SMALL CAP PORTFOLIO (CONT.)

deregulation of the non-life insurance industry will force the non-life companies to sell Japanese equities to boost their performance.

In contrast, the rest of the international markets, with the exception of Singapore, enjoyed positive returns, driven by expectations of an improving economic environment with weak inflationary pressures keeping interest rates low. "Financial exuberance" as Mr. Greenspan recently commented, however, appears to have been the more recent influence as large cap equity valuations appear to already discount the relatively modest recovery that we are expecting.

Portfolio activity during the year was relatively high as we took advantage of significant outperformance in the first half to take profits in many of the Portfolio's cyclicals. More recently we have been taking profits in a number of the Portfolio's U.K., French, Dutch and Finnish holdings. The proceeds have been invested in building new positions in the Spanish IPO Miquel y Costas, Scandic Hotels in Sweden and Devro in the U.K.

Miquel y Costas has a strong market position in cigarette paper which is high value added due to its substantial technical content and has an impressive management team. Brought to the market on very modest multiples of earnings and cash flow, the stock has already performed strongly.

Scandic Hotels, also an IPO, is the largest hotel chain in Scandinavia with an excellent reputation for value for money. Free cash flow is strong and with a shareholder-oriented management team applying strict financial criteria throughout the chain, its growth outlook is attractive. Bought on 5.5 times cash flow, we believe the shares are undervalued.

Devro is the world leading manufacturer of food casings with dominant market positions in this highly technological and thus high margin business. Its recent acquisition of Teepak in the U.S., an excellent strategic fit, will drive growth as Devro's management extracts margin improvement. Selling on 9x cash flow the stock is undervalued given the strength and durability of its franchise and impressive management.

Looking forward we do not anticipate any major change in the Portfolio's geographic mix. In Japan, deregulation will continue and thus we remain cautious on the outlook for many Japanese smaller companies given their all too frequent domestic blinkers and inability to compete effectively in an increasingly deregulated, competitive market. We will continue to look for opportunities to invest in companies that have quality franchises that are either beneficiaries of the deregulation or at least competitively positioned to prosper in the years ahead.

Elsewhere, despite our cautious view on the economic environment and valuations of the major equity markets, we continue to find very attractive value in the small cap sector especially in Australia, Scandinavia and the U.K.

Margaret Naylor
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
INTERNATIONAL SMALL CAP PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE INTERNATIONAL SMALL CAP PORTFOLIO
--------------------------------------------------------------------------------

                                                                       VALUE
    SHARES                                                             (000)
-------------------------------------------------------------------------------

COMMON STOCKS (88.9%)
  AUSTRALIA (9.4%)
        125,371  Arnotts Ltd.......................................  $      842
        454,740  Auspine Ltd.......................................       1,156
     (a)990,079  Bains Harding Ltd.................................         252
        549,582  BRL Hardy Ltd.....................................       1,345
        856,800  Burswood Property Trust...........................       1,096
      2,407,066  Country Road Ltd..................................       3,403
      4,422,291  E.R.G. Ltd........................................       5,621
        459,750  Morgan & Banks Ltd................................       2,264
      6,210,380  Parbury Ltd.......................................       3,650
      1,721,500  Solution 6 Holdings Ltd...........................       1,326
     (a)699,748  W.D. & H.O. Wills Holdings Ltd....................       1,162
                                                                     ----------
                                                                         22,117
                                                                     ----------
  DENMARK (1.4%)
          6,750  Jyske Bank A/S (Registered).......................         508
         74,110  SYD-Sonderjylland Holdings........................       2,881
                                                                     ----------
                                                                          3,389
                                                                     ----------
  FINLAND (5.8%)
         38,675  Aamulehti Yhtymae Oy, Series II...................       1,177
        125,000  Amer-Yhtymae Oy, Class A..........................       2,582
      (a)93,600  KCI Konecranes International......................       2,951
         42,670  Kone Oy, Class B..................................       4,712
        314,100  Oy Tamro AB.......................................       2,096
                                                                     ----------
                                                                         13,518
                                                                     ----------
  FRANCE (6.2%)
         40,876  Dauphin O.T.A.....................................       2,537
         74,415  De Dietrich et Compagnie S.A......................       2,805
         58,005  Europeene d'Extincteurs...........................       3,601
         92,400  Legris Industries S.A.............................       3,892
         91,756  Sediver S.A.......................................       1,725
                                                                     ----------
                                                                         14,560
                                                                     ----------
  GERMANY (4.0%)
         75,150  Duerr AG..........................................       2,418
         52,600  Gerresheimer Glas AG..............................       1,147
          9,610  Marseille-Kliniken AG.............................         209
         10,688  Sinn AG...........................................       2,035
      (a)20,000  Varta AG..........................................       3,574
                                                                     ----------
                                                                          9,383
                                                                     ----------
  HONG KONG (2.8%)
      1,752,000  Chen Hsong Holdings...............................       1,065
      1,097,000  Jardine International Motor Holdings Ltd..........       1,468
      5,200,000  Pico Far East Holdings Ltd........................       1,513
      5,808,000  Vitasoy International Holdings Ltd................       2,534
                                                                     ----------
                                                                          6,580
                                                                     ----------


                                                                       VALUE
    SHARES                                                             (000)
-------------------------------------------------------------------------------
  IRELAND (3.1%)
        238,722  Anglo Irish Bank Corp. plc........................  $      285
      1,070,000  Avonmore Foods plc, Class A.......................       3,154
        955,274  Green Property plc................................       3,884
                                                                     ----------
                                                                          7,323
                                                                     ----------
  ITALY (3.2%)
   (a)1,172,800  Editoriale L'Expresso S.p.A.......................       3,247
        580,000  Sogefi S.p.A......................................       1,288
        787,000  Unicem Di Risp (NCS)..............................       2,023
         81,000  Vincenzo Zucchi S.p.A.............................         336
        212,500  Vincenzo Zucchi S.p.A. (NCS)......................         513
                                                                     ----------
                                                                          7,407
                                                                     ----------
  JAPAN (10.3%)
         15,000  Exedy Corp........................................         186
        231,000  Foster Electric Co., Ltd..........................         931
        377,000  Hankyu Realty.....................................       2,767
        742,000  Japan Oil Transportation..........................       2,915
        213,000  Japan Vilene Co., Ltd.............................         931
        134,000  Kansei Corp.......................................       1,045
        350,000  Kirin Beverage Corp...............................       4,715
        136,000  Nifco, Inc........................................       1,421
        425,000  Nissan Fire & Insurance Co........................       2,349
         45,000  Sangetsu Co., Ltd.................................         940
        549,000  Toc Co............................................       4,883
        170,000  Toyoda Gosei Co...................................       1,179
                                                                     ----------
                                                                         24,262
                                                                     ----------
  NETHERLANDS (7.8%)
         64,530  Ahrend Groep N.V..................................       3,597
         73,900  Apothekers Cooperatie OPG.........................       2,126
         24,140  Atag Holding N.V..................................       1,308
         27,916  Hollandsche Beton Groep N.V.......................       5,783
         28,885  Industriemij Welna N.V............................         806
         82,000  Koninklijke Van Ommeren N.V.......................       3,702
          8,802  Polynorm N.V......................................         708
          4,122  Samas Groep N.V...................................         177
                                                                     ----------
                                                                         18,207
                                                                     ----------
  NEW ZEALAND (1.1%)
        687,853  Fisher & Paykel Industries Ltd....................       2,699
                                                                     ----------
  NORWAY (2.2%)
         73,850  Adelsten ASA, Class B.............................       1,646
        103,000  Kverneland ASA....................................       2,846
     (a)228,020  Oceanor...........................................         626
                                                                     ----------
                                                                          5,118
                                                                     ----------
  SPAIN (4.2%)
         80,000  Bodegas y Bebidas S.A.............................       2,098
         92,775  Empresa Nacional Hidroelectrica del Ribagorzana
                   S.A., Class B...................................       2,301

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                               International Small Cap Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE INTERNATIONAL SMALL CAP PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                       VALUE
    SHARES                                                             (000)
-------------------------------------------------------------------------------

SPAIN (CONT.)

         61,500  Gas y Electricidad S.A............................  $    3,932
      (a)48,550  Miquel y Costas & Miquel, S.A.....................       1,601
                                                                     ----------
                                                                          9,932
                                                                     ----------
  SWEDEN (1.6%)
        106,000  Marieberg Tidnings AB.............................       2,597
      (a)71,100  Scandic Hotels AB.................................       1,132
                                                                     ----------
                                                                          3,729
                                                                     ----------
  SWITZERLAND (8.4%)
          2,600  Bobst AG (Bearer).................................       3,516
          4,914  Bucher Holdings AG (Bearer).......................       3,378
          9,800  Edipresse S.A. (Bearer)...........................       1,918
            500  Kouni Reisen Holdings, Class B (Registered).......       1,214
          2,750  LEM Holdings AG...................................         557
          6,050  Magazine Globus (Participating Certificates)......       2,793
          4,450  Porst Holding AG (Bearer).........................         598
          6,800  Publicitas Holding S.A. (Registered)..............       1,168
          2,415  Schweizerische Industrie-Gesellschaft Holdings
                   (Registered)....................................       2,932
       (a)2,550  Zellweger Luwa AG (Bearer)........................       1,734
                                                                     ----------
                                                                         19,808
                                                                     ----------
  UNITED KINGDOM (17.4%)
      4,101,478  Anglo Irish Bank Corp. plc (British Pound
                   Shares).........................................       4,989
         47,700  Blagden Industries plc............................         179
      1,136,300  Bluebird Toys plc.................................       3,825
      1,325,800  BSM Group plc.....................................       4,122
        776,300  Corporate Services Group plc......................       2,307
        498,700  Devro plc.........................................       2,298
 (a,d)2,540,850  Donelon Tyson plc.................................          --
         63,500  Eurocamp plc......................................         197
      1,238,700  GEI International plc.............................       2,472
        378,650  Industrial Control Services Group plc.............         766
        389,489  International Business Communications (Holdings)
                   plc.............................................       2,005
      1,584,212  John Mowlem & Co. plc.............................       3,080
  (a)33,795,100  Kendell plc.......................................         289
        206,335  Mallett plc.......................................         269
      2,682,000  Matthews (Bernard) plc............................       5,766
        569,400  Oriflame International S.A........................       5,219
 (a,d)2,659,393  Pentos plc........................................          --
         23,774  Perry Group plc...................................          78
        667,000  Ricardo Group plc.................................       1,280
   (a)1,895,000  Tandem Group plc..................................         227
        251,400  The 600 Group plc.................................         975
        541,700  Waterman Partnership Holdings plc.................         385
                                                                     ----------
                                                                         40,728
                                                                     ----------
TOTAL COMMON STOCKS (Cost $194,891)................................     208,760
                                                                     ----------

                                                                       VALUE
    SHARES                                                             (000)
-------------------------------------------------------------------------------
PREFERRED STOCKS (5.2%)
  GERMANY (5.2%)
         21,275  Berentzen-Gruppe AG...............................  $      781
         10,616  Dyckerhoff AG.....................................       2,932
         32,400  Hornbach Holding AG...............................       2,316
          4,860  STO AG-Vorzug.....................................       2,290
        117,190  Spar Handels AG...................................       1,432
         14,990  Wuerttembergische Metallwarenfabrik AG............       2,523
                                                                     ----------
TOTAL PREFERRED STOCKS (Cost $11,601)..............................      12,274
                                                                     ----------

    NO. OF
   WARRANTS
---------------

WARRANTS (0.0%)
  SWITZERLAND (0.0%)
       (a)4,600  Zellweger Luwa AG, expiring 5/21/97, (Cost $0)....           3
                                                                     ----------

     FACE
    AMOUNT
     (000)
---------------

CONVERTIBLE DEBENTURE (0.2%)
  ITALY (0.2%)
  ITL   518,000  Mediobanca S.p.A 5.50%, 1/01/00, (Cost $328)......         345
                                                                     ----------
TOTAL FOREIGN SECURITIES (94.3%) (Cost $206,820)...................     221,382
                                                                     ----------
SHORT-TERM INVESTMENT (2.3%)
  REPURCHASE AGREEMENT (2.3%)
$         5,405  Chase Securities, Inc. 5.95%, dated 12/31/96, due
                   1/02/97, to be repurchased at $5,407,
                   collateralized by U.S. Treasury Bonds, 8.125%,
                   due 8/15/19, valued at $5,548, (Cost $5,405)....       5,405
                                                                     ----------
FOREIGN CURRENCY (3.9%)
    GBP     797  British Pound.....................................       1,365
    DEM  11,117  Deutsche Mark.....................................       7,225
   FIM      641  Finnish Markka....................................         139
   FRF       10  French Franc......................................           2
   IEP       66  Irish Punt........................................         112
  JPY     9,118  Japanese Yen......................................          79
   ESP        8  Spanish Peseta....................................          --
    CHF     205  Swiss Franc.......................................         153
                                                                     ----------
TOTAL FOREIGN CURRENCY (Cost $9,021)...............................       9,075
                                                                     ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
International Small Cap Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE INTERNATIONAL SMALL CAP PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                            VALUE
                                                            (000)
-------------------------------------------------------------------

TOTAL INVESTMENTS (100.5%) (Cost $221,246)...............  $235,862
                                                           --------
OTHER ASSETS (0.4%)
  Cash.......................................  $       27
  Receivable for Investments Sold............         290
  Dividends Receivable.......................         260
  Foreign Withholding Tax Reclaim
    Receivable...............................         181
  Net Unrealized Gain on Foreign Currency
    Exchange Contracts.......................          81
  Receivable for Portfolio Shares Sold.......          73
  Interest Receivable........................          17
  Other......................................          11       940
                                               ----------
LIABILITIES (-0.9%)
  Payable for Investments Purchased..........      (1,202)
  Investment Advisory Fees Payable...........        (500)
  Payable for Portfolio Shares Redeemed......        (247)
  Custodian Fees Payable.....................         (32)
  Administrative Fees Payable................         (31)
  Directors' Fees and Expenses Payable.......          (6)
  Other Liabilities..........................         (41)   (2,059)
                                               ----------  --------
NET ASSETS (100%)........................................  $234,743
                                                           --------
                                                           --------

NET ASSETS CONSIST OF:
Paid in Capital...................................  $216,796
Undistributed Net Investment Income...............       323
Accumulated Net Realized Gain.....................     2,935
Unrealized Appreciation on Investments and Foreign
  Currency Translations...........................    14,689
                                                    --------
NET ASSETS........................................  $234,743
                                                    --------
                                                    --------
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 13,951,037 outstanding $0.001 par
  value shares (authorized 1,000,000,000
  shares).........................................  $  16.83
                                                    --------
                                                    --------

------------------------------------------------------------
FOREIGN CURRENCY EXCHANGE CONTRACT INFORMATION:
   Under the terms of foreign currency exchange contracts open at December 31, 1996, the Portfolio is obligated to deliver or is to receive foreign currency in exchange for U.S. dollars or foreign currency as indicated below:

                                                                     NET
CURRENCY TO                            IN EXCHANGE                UNREALIZED
  DELIVER      VALUE     SETTLEMENT        FOR         VALUE     GAIN (LOSS)
   (000)       (000)        DATE          (000)        (000)        (000)
-----------   --------   -----------   ------------   --------   ------------
  DEM   308   $    200     1/03/97         CHF  268   $    200   $        --
  AUD 8,600      6,831     1/13/97     U.S. $ 6,792      6,792           (39)
 FRF 55,000     10,776     9/12/97     U.S.$ 10,896     10,896           120
              --------                                --------         -----
              $ 17,807                                $ 17,888   $        81
              --------
              --------                                --------         -----
                                                      --------         -----

------------------------------------------------------------

(a)   --  Non-income producing security
(d)   --  Security valued at fair value -- See Note A-1 to financial statements.
AUD   --  Australian Dollar
NCS   --  Non Convertible Shares

------------------------------------------------------------
            SUMMARY OF FOREIGN SECURITIES BY INDUSTRY CLASSIFICATION
                                  (UNAUDITED)

                                           VALUE     PERCENT OF
INDUSTRY                                   (000)     NET ASSETS
----------------------------------------------------------------
Capital Equipment......................  $  50,292         21.4%
Consumer Goods.........................     58,016         24.7
Energy.................................      6,233          2.7
Finance................................     26,956         11.4
Materials..............................     24,597         10.5
Multi-Industry.........................      8,874          3.8
Services...............................     46,414         19.8
                                         ---------          ---
                                         $ 221,382         94.3%
                                         ---------          ---
                                         ---------          ---

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                               International Small Cap Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE JAPANESE EQUITY PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Appliances & Household Durables           5.2%
Automobiles                               4.0%
Business & Public Services                3.9%
Chemicals                                 7.9%
Construction & Housing                    7.6%
Data Processing & Reproduction            1.7%
Electrical & Electronics                 10.3%
Electrical Components & Instruments       7.7%
Financial Services                        4.3%
Healh & Personal Care                     3.9%
Industrial Components                     2.1%
Insurance                                 1.9%
Machinery & Engineering                  15.8%
Merchandising                             6.0%
Metals Non-Ferrous                        1.6%
Real Estate                               2.5%
Recreation, Other Consumer Goods          4.1%
Telecommunications                        1.9%
Textiles & Apparel                        1.4%
Transportation - Road & Rail              0.1%
Other                                     6.1%

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                JAPANESE EQUITY PORTFOLIO-CLASS
                                               A                 MSCI JAPAN INDEX (1)
4/25/94*                                               $500,000               $500,000
12/31/94                                               $491,500               $512,000
12/31/95                                               $473,609               $515,533
12/31/96                                               $466,979               $435,625
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that Class.

PERFORMANCE COMPARED TO THE MORGAN STANLEY
CAPITAL INTERNATIONAL (MSCI) JAPAN INDEX(1)
-----------------------------------------

                                                                                                           TOTAL RETURNS(2)
                                                                                                     -----------------------------
                                                                                                                   AVERAGE ANNUAL
                                                                                                      ONE YEAR    SINCE INCEPTION
                                                                                                     -----------  ----------------
PORTFOLIO -- CLASS A...............................................................................       -1.40%         -2.51%
PORTFOLIO -- CLASS B(3)............................................................................       -1.67            N/A
INDEX..............................................................................................      -15.50          -5.00

1. The MSCI Japan Index is an unmanaged index of common stocks (assumes dividends are reinvested).
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser.Without such waiver and reimbursement, total returns would be lower.
3. The Portfolio began offering Class B shares on January 2, 1996.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The investment objective of the Japanese Equity Portfolio is to seek long-term capital appreciation by investing primarily in equity securities of Japanese issuers. Equity securities are defined as common and preferred stocks, debt securities convertible into common stock and common stock purchase warrants.

For year ended December 31, 1996, the Portfolio had a total return of -1.40% for the Class A shares and -1.67% for the Class B shares as compared to a total return of -15.50% for the Morgan Stanley Capital International (MSCI) Japan Index. The average annual total return for the period from inception on April 25, 1994 through December 31, 1996 was -2.51% for the Class A shares as compared to -5.00% for the Index.

During 1996 the Japanese equity market was characterized with a steady first half advance and second a sharp decline for the second half of the year, resulting in net loss of 7% for the year in local currency terms.

The main reason for the first half's advance was a more favorable macro environment stemming from the weakness in the yen. This also resulted in a widening interest rate differential between the U.S. and Japan, with support for the dollar in the Paris and Wasington G-7 summit meetings. This weakness in the yen has contributed to the economic recovery together with positive fiscal policy and easy momentary policy. GDP for the first quarter 1996 announced in June showed the economy growing on a 12.7% annualized basis. (This number was revised down to 8.4% after the initial announcement.) Meanwhile, corporate profits for 1,050 Tokyo Stock Exchange listed companies (ex-financial) for the year ended March 1996 almost doubled, further improving investor confidence. The easy monetary policy did not change despite these factors as well as some implicative comments of a potential interest rate hike by Mr. Matsushita, Governor of the Bank of Japan (BOJ), and Mr. Kubo, Financial Minister. Preliminary resolution of the "Jyusen" problem caused by non-performing assets was an additional positive development during the first half. Both foreign investors and domestic pension funds encouraged by these factors increased their allocation to equities, and the market recovered to the highest level in the last four years by June.

However, from July 1996 investors began to doubt the sustainability of the recovery and began to assume

--------------------------------------------------------------------------------
JAPANESE EQUITY PORTFOLIO

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE JAPANESE EQUITY PORTFOLIO (CONT.)

that positive macro related factors, in particular the weak yen, were already discounted in the market. While the yen continued a modest decline and interest rates remained low during the second half, investors became increasingly concerned that a weak yen was not enough for a sustained recovery and that more concrete and meaningful structural changes would be necessary. Further disappointment for the economic outlook emerged as the Government announced an increase in the consumption tax from 3% to 5% for April 1997 and that they will terminate the special personal income tax cut at the same time. Therefore, as investors began looking towards 1997 the improving micro earnings driven market seemed stalled. The announcement of Japanese "Big-Bang" by the Hashimoto Cabinet released in October was regarded as lacking in substance and selling of Japanese equities continued to accelerate towards year-end 1996 with investors becoming both negative on the economy and on Japan as a whole. Moreover, a robust U.S. market and global bond rally shifted attention from Japan.

Meanwhile, on a micro basis international blue chips and globally competitive Japanese companies, through modest corporate restructuring and the weaker yen continued to improve their earnings momentum. A distinct two-tier market emerged under such weak market conditions and our stock selection worked positively for the Portfolio's performance.

We believe that the Japanese market will be weakest during the first quarter 1997. The disappointment due to the increase in consumption tax from 3% to 5% and the termination of income tax cuts in April 1997 will adversely affect the economy, severely dampening investor sentiment. However, we also believe that the market has already begun to discount such negative factors and by year-end 1997 the economy will begin to show signs of growth. Already, private capital expenditure is improving and disposable income is increasing thanks to the brighter corporate earnings condition. Structural reforms, such as Japan's "Big Bang" will become a positive factor for the market as well as overall economy, in our view, over the medium to the longer term. Furthermore, we believe the authorities have realized the urgency of concrete action to be taken to root-out Japanese non-performing loans.

It is critical for the BOJ to keep interest rates low and that the BOJ's policy remain unchanged during most of 1997. This historically "abnormally" low interest rate environment, primarily created to help Japanese banks, will most likely return closer to the "mean" during the later part of 1997 after the BOJ confirms that economic conditions are steadily on track. We also believe that corporate earnings (ex-financials), through rationalization of businesses and improving margins from a weakening yen will show improvement through 1997, particularly international blue chips in which our portfolio is overweight. This sector of the market will likely make a further extension of positive earnings differential from other industries. Sectors such as multimedia, broadcasting and communications should do well. However, as the market also increasingly becomes "two-tier", companies with earnings momentum and good stock selection will be paramount to good investment results in 1997. Thus, the "alarm-bell" rung earlier in the year for Japan to continue to change and reform to meet the 21st century will be an important wake-up call for the authorities to heed, which we believe the Hashimoto Government will implement.

We believe that our Portfolio is well positioned with our current holdings to meet the earnings driven environment of 1997.

Dominic Caldecott
PORTFOLIO MANAGER

Kunihiko Sugio
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
                                                       Japanese Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE JAPANESE EQUITY PORTFOLIO
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

COMMON STOCKS (93.9%)
  APPLIANCES & HOUSEHOLD DURABLES (5.2%)
   167,000  Matsushita Electric Industries Ltd................  $    2,725
   117,400  Rinnai Corp.......................................       2,362
    47,000  Sony Corp.........................................       3,080
                                                                ----------
                                                                     8,167
                                                                ----------
  AUTOMOBILES (4.0%)
   473,000  Nissan Motor Co...................................       2,744
   377,000  Suzuki Motor Co., Ltd.............................       3,451
                                                                ----------
                                                                     6,195
                                                                ----------
  BUSINESS & PUBLIC SERVICES (3.9%)
   163,000  Dai Nippon Printing Co., Ltd......................       2,857
    18,000  Nishio Rent All Co................................         314
    48,000  Secom Co., Ltd....................................       2,906
                                                                ----------
                                                                     6,077
                                                                ----------
  CHEMICALS (7.9%)
   491,000  Daicel Chemical Industry Ltd......................       2,302
   600,000  Kaneka Corp.......................................       3,072
   833,000  Mitsubishi Chemical Corp..........................       2,697
   195,000  Okura Industrial Co., Ltd.........................         985
   322,000  Sekisui Chemical Co...............................       3,253
                                                                ----------
                                                                    12,309
                                                                ----------
  CONSTRUCTION & HOUSING (7.6%)
   206,000  Kyudenko Co., Ltd.................................       2,135
   522,000  Obayashi Corp.....................................       3,525
   270,000  Sekisui House Ltd.................................       2,751
   660,000  Taisei Corp., Ltd.................................       3,419
                                                                ----------
                                                                    11,830
                                                                ----------
  DATA PROCESSING & REPRODUCTION (1.7%)
   119,000  Canon, Inc........................................       2,631
                                                                ----------
  ELECTRICAL & ELECTRONICS (10.3%)
   307,000  Hitachi Ltd.......................................       2,863
   108,000  Matsushita Communication Industries...............       2,798
   135,000  Mitsumi Electric Co., Ltd.........................       2,541
   240,000  NEC Corp..........................................       2,901
   261,000  Stanley Electric Co...............................       1,533
   528,000  Toshiba Corp......................................       3,319
                                                                ----------
                                                                    15,955
                                                                ----------
  ELECTRONIC COMPONENTS & INSTRUMENTS (7.7%)
    49,000  Kyocera Ltd.......................................       3,055
    80,000  Murata Manufacturing Co., Ltd.....................       2,660
    50,000  TDK Corp..........................................       3,260
    97,000  Tokyo Electron Ltd................................       2,973
                                                                ----------
                                                                    11,948
                                                                ----------


                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
  FINANCIAL SERVICES (4.3%)
   256,000  Daiwa Securities Co., Ltd.........................  $    2,277
   107,000  Hitachi Credit Corp...............................       1,737
   177,000  Nomura Securities Co., Ltd........................       2,659
                                                                ----------
                                                                     6,673
                                                                ----------
  HEALTH & PERSONAL CARE (3.9%)
   109,000  Sankyo Co., Ltd...................................       3,087
   144,000  Yamanouchi Pharmaceutical Co......................       2,959
                                                                ----------
                                                                     6,046
                                                                ----------
  INDUSTRIAL COMPONENTS (2.1%)
   179,000  Nifco, Inc........................................       1,870
   212,000  Nippon Pillar Packing.............................       1,410
                                                                ----------
                                                                     3,280
                                                                ----------
  INSURANCE (1.9%)
   476,000  Sumitomo Marine & Fire Insurance Co...............       2,959
                                                                ----------
  MACHINERY & ENGINEERING (15.8%)
   485,000  Amada Co., Ltd....................................       3,769
   270,000  Daifuku Co., Ltd..................................       3,404
   290,000  Daikin Industries Ltd.............................       2,579
   122,000  Fuji Machine Manufacturing Co.....................       3,234
   149,000  Kurita Water Industries...........................       3,011
   398,000  Mitsubishi Heavy Industries Ltd...................       3,162
   220,000  Ricoh Co., Ltd....................................       2,526
   537,000  Tsubakimoto Chain.................................       2,875
                                                                ----------
                                                                    24,560
                                                                ----------
  MERCHANDISING (6.0%)
   350,000  Asahi Tec Corp....................................       1,723
    96,200  FamilyMart........................................       3,846
   323,000  Inabata & Co......................................       1,977
    86,000  Sangetsu Co., Ltd.................................       1,797
                                                                ----------
                                                                     9,343
                                                                ----------
  METALS-NON-FERROUS (1.6%)
   339,000  Sanwa Shutter.....................................       2,532
                                                                ----------
  REAL ESTATE (2.5%)
   150,000  Daibiru Corp......................................       1,386
   247,000  Mitsubishi Estate Co., Ltd........................       2,538
                                                                ----------
                                                                     3,924
                                                                ----------
  RECREATION, OTHER CONSUMER GOODS (4.1%)
    87,000  Fuji Photo Film Ltd...............................       2,870
    39,000  Nintendo Corp., Ltd...............................       2,792
    14,200  Square Company Ltd................................         717
                                                                ----------
                                                                     6,379
                                                                ----------
  TELECOMMUNICATIONS (1.9%)
       395  Nippon Telegraph & Telephone Corp.................       2,995
                                                                ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Japanese Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE JAPANESE EQUITY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
  TEXTILES & APPAREL (1.4%)
    72,000  Japan Vilene Co., Ltd.............................  $      315
    55,000  Shimamura Co., Ltd................................       1,890
                                                                ----------
                                                                     2,205
                                                                ----------
  TRANSPORTATION-ROAD & RAIL (0.1%)
    16,000  Nippon Konpo Unyu Soko............................         101
                                                                ----------
TOTAL COMMON STOCKS (Cost $167,048)...........................     146,109
                                                                ----------

  AMOUNT
  (000)
----------

FOREIGN CURRENCY (13.6%)
JPY2,456,631 Japanese Yen (Cost $21,169).......................     21,212
                                                                ----------

TOTAL INVESTMENTS (107.5%) (Cost $188,217)...............   167,321
                                                           --------
OTHER ASSETS (8.0%)
  Net Unrealized Gain on Foreign Currency
    Exchange Contracts.......................  $    9,434
  Receivable for Investments Sold............       1,518
  Receivable for Fund Shares Sold............       1,492
  Dividends Receivable.......................          45
  Other......................................           7    12,496
                                               ----------
LIABILITIES (-15.5%)
  Bank Overdraft.............................     (22,735)
  Payable for Fund Shares Redeemed...........        (909)
  Investment Advisory Fees Payable...........        (419)
  Administrative Fees Payable................         (27)
  Custodian Fees Payable.....................         (13)
  Directors' Fees and Expenses Payable.......          (5)
  Distribution Fees Payable..................          (3)
  Other Liabilities..........................         (46)  (24,157)
                                               ----------  --------
NET ASSETS (100%)........................................  $155,660
                                                           --------
                                                           --------

NET ASSETS CONSIST OF:
Paid in Capital...................................   181,591
Overdistributed Net Investment Income.............    (9,043)
Accumulated Net Realized Loss.....................    (5,402)
Unrealized Depreciation on Investments and Foreign
  Currency Translations...........................   (11,486)
                                                    --------
NET ASSETS........................................  $155,660
                                                    --------
                                                    --------


                                           AMOUNT
                                           (000)
---------------------------------------------------

CLASS A
---------------------------------------
NET ASSETS.............................    $152,229
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
Applicable to 19,125,105 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................       $7.96
                                         ----------
                                         ----------
CLASS B
---------------------------------------
NET ASSETS.............................      $3,431
NET ASSET VALUE, OFFERING AND
  REDEMPTION PRICE PER SHARE
Applicable to 431,823 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................       $7.94
                                         ----------
                                         ----------

------------------------------------------------------------
FOREIGN CURRENCY EXCHANGE CONTRACT INFORMATION
   Under the terms of foreign currency exchange contracts open at December 31, 1996, the Portfolio is obligated to deliver or is to receive foreign currency in exchange for U.S. dollars or foreign currency as indicated below:

                                                                              NET
  CURRENCY TO                                 IN EXCHANGE                  UNREALIZED
    DELIVER         VALUE     SETTLEMENT          FOR           VALUE     GAIN (LOSS)
     (000)          (000)        DATE            (000)          (000)        (000)
---------------   ---------   -----------   ---------------   ---------   ------------
 *JPY 2,496,504   $  21,557      1/07/97    U.S.$    21,499   $  21,499   $       (58)
  JPY 3,668,260      31,716      1/09/97    U.S.$    34,000      34,000         2,284
U.S.$    33,109      33,109      1/09/97      JPY 3,668,260      31,717        (1,392)
  JPY 2,855,307      24,783      2/06/97    U.S.$    27,300      27,300         2,517
  JPY 2,558,780      22,209      2/06/97    U.S.$    24,500      24,500         2,291
U.S.$    17,000      17,000      2/06/97      JPY 1,928,021      16,734          (266)
  JPY 2,206,158      19,278      3/25/97    U.S.$    20,638      20,638         1,360
  JPY 2,706,405      23,649      3/25/97    U.S.$    25,294      25,294         1,645
  JPY 1,736,110      15,170      3/25/97    U.S.$    16,223      16,223         1,053
                  ---------                                   ---------   ------------
                  $ 208,471                                   $ 217,905   $     9,434
                  ---------
                  ---------                                   ---------   ------------
                                                              ---------   ------------

--------------------------------------------------------------------

* Transaction is with Morgan Stanley Trust Co.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                       Japanese Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE LATIN AMERICAN PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Argentina       11.4%
Brazil          43.6%
Chile            3.7%
Colombia         4.4%
Mexico          29.6%
Peru             1.3%
Venezuela        5.1%
Other            0.9%

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                                     LATIN AMERICAN PORTFOLIO-CLASS
                              MSCI EMERGING MARKETS GLOBAL LATIN AMERICAN INDEX (1)                 A
1/18/95*                                                                    500,000                          500,000
12/31/1995                                                                  459,800                          456,600
12/31/1996                                                                  560,726                          679,284
*Commencement of operation
**Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that Class.
PERFORMANCE COMPARED TO MORGAN STANLEY
CAPITAL INTERNATIONAL (MSCI) EMERGING MARKETS GLOBAL LATIN AMERICA INDEX(1)
---------------------------------------------------------------------

                                                                                                            TOTAL RETURNS(2)
                                                                                                     -------------------------------
                                                                                                                    AVERAGE ANNUAL
                                                                                                       ONE YEAR     SINCE INCEPTION
                                                                                                     ------------  -----------------
PORTFOLIO -- CLASS A...............................................................................       48.77%          16.98%
PORTFOLIO -- CLASS B(3)............................................................................       42.44             N/A
INDEX..............................................................................................       21.95            6.04

1. The MSCI Emerging Markets Global Latin America Index is a broad based market cap weighted composite index covering at least 60% of markets in Mexico, Argentina, Brazil, Chile, Colombia, Peru and Venezuela (assumes dividends reinvested).
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
3. The Portfolio began offering Class B shares on January 2, 1996.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The investment objective of the Latin American Portfolio is long-term capital appreciation through investment primarily in equity securities of Latin American issuers. The Portfolio may also invest in debt securities issued or guaranteed by a Latin American government or governmental entity.

For the year ended December 31, 1996, the Portfolio had a total return of 48.77% for the Class A shares and 42.44% for the Class B shares, as compared to a total return of 21.95% for the Morgan Stanley Capital International (MSCI) Emerging Markets Global Latin America Index. The average annual total return for the period from inception on January 18, 1995 through December 31, 1996 was 16.98% for the Class A shares, as compared to 6.04% for the Index.

The table below presents the percentage change in the Morgan Stanley Capital International indices for each respective country, in U.S. dollar terms, as of December 31, 1996 and for the periods preceding.

                                                                                                3 MONTHS      6 MONTHS
                                                                                              ------------  ------------
Argentina...................................................................................        12.7%          4.8%
Brazil......................................................................................         7.9%         11.0%
Chile.......................................................................................       -12.3%        -15.0%
Colombia....................................................................................         1.5%          7.9%
Mexico......................................................................................         0.2%          2.0%
Peru........................................................................................       -13.2%         -8.5%
Venezuela...................................................................................        19.4%         47.8%
Latin America...............................................................................         2.8%          3.8%

                                                                                               12 MONTHS
                                                                                              ------------
Argentina...................................................................................        20.3%
Brazil......................................................................................        42.5%
Chile.......................................................................................       -13.5%
Colombia....................................................................................        11.1%
Mexico......................................................................................        18.0%
Peru........................................................................................        -0.5%
Venezuela...................................................................................       131.2%
Latin America...............................................................................        22.0%

ARGENTINA

The Argentine market's strong performance reflected a strong economic turnaround after the gut-wrenching recession in 1995 provoked by the Mexican devaluation. Despite a huge increase in unemployment as a result of the recession, from roughly 10% to 17%, the Argentine government demonstrated remarkable determination to keep a steady course of fiscal discipline. The government even introduced labor reforms late in the year, which should create more flexibility in the labor markets and thereby, over the long-term, reduce the structural unemployment problem. Additionally, corporate profits grew at a robust pace during the year, especially in the second half, and this boosted the stock market toward year end.

The melodrama in the middle of the year of the departure of respected economic minister Domingo Cavallo, after five years of superlative stewardship of the economy, quickly dissipated as his successor Roque Fernandez convinced the market of his pro-

--------------------------------------------------------------------------------
LATIN AMERICAN PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE LATIN AMERICAN PORTFOLIO (CONT.)

market beliefs. Further, Fernandez' tenure will likely be less politically turbulent, and this should introduce much needed calm to the political scenario.

Another interesting development in Argentina in 1996 was the emergence of the local pension funds as an important institutional investor for the equity market. We welcome this development for a variety of reasons. First, the private pension fund system should help increase the low domestic savings rate in Argentina. Second, more companies will likely utilize equity financing as a means of raising capital for investments, thereby broadening the market. Third, local trading volumes will increase and reduce the local market's dependency on foreign portfolio investment, thereby deepening the local market and reducing volatility.

Overall, we are encouraged by developments in Argentina. The economy is in the midst of a sometimes painful process of structural transformation as it opens to the outside world and increases its exposure both to private participants domestically and to foreign competition. The government has shown its commitment to steering the free market course despite occasional adverse shocks, and we think this bodes well both for future economic activity and also for future stock market performance.

BRAZIL

Interestingly, despite the Brazilian market's strong performance, during the course of the year there was very little progress made on critical government reform items -- notably administrative and social security reform, and fiscal account improvement -- which were originally thought to be vital. Lack of tangible progress on these key items, which depend on congress for their improvement, was more than offset by substantial improvement in a number of key areas. First, inflation and interest rates continued their downward movement, finishing the year at annualized rates of roughly 9% and 23%, respectively. Second, two key privatizations -- first Light, and then Cerj -- took place in the all-important electric utility sector in the state of Rio de Janeiro. Third, positive tariff reform in both the telecommunications and the electric utility sector contributed to a remarkable improvement in corporate earnings growth in those two sectors, which together comprise over a third of the market's capitalization. Fourth, positive liberalization of the state oil and gas monopoly provider, Petrobras, was introduced which considerably improved the prospects for that company. Fifth, tangible progress was made in preparing state mining giant CVRD for eventual privatization in the first half of 1997. Sixth, economic activity was robust enough to allow for selected private sector companies to grow their earnings at a brisk pace.

Taken together, in a political context in which the government's ability to act independently of congress on reform items is limited, the Cardoso administration nevertheless demonstrated a genuine commitment to improving shareholder value via positive reforms in those areas over which it has independent authority. Coupled with this commitment, the state level governments have in many cases been forced or motivated to introduce their own reform and privatization efforts, which has further enhanced shareholder value.

Needless to say, there are many issues which confront the investor in Brazil when looking out to 1997. In no particular order, the most pivotal issues which will affect the market during 1997 are as follows: the Cardoso re-election effort; the CVRD privatization; fiscal reform efforts; trade balance and foreign exchange concerns; telecommunications and electric utility regulatory reform; and economic activity.

RE-ELECTION -- the Cardoso administration's effort to amend the constitution to allow him to run for re-election is probably the most important, and most proximate, item facing the country and market in 1997. Simply put, if he is able to run again for president in 1998, the chances are high that he would win. Owing to Cardoso's huge electoral popularity, the splintered nature of the opposition parties, and the president's proven ability to "horse trade" behind closed doors, we are cautiously optimistic that he will secure the necessary votes for the amendment.

CVRD PRIVATIZATION -- state mining conglomerate CVRD is scheduled to be privatized sometime in the second quarter of 1997. The successful completion of the first stage will be of significant psychological importance to the market, because it will represent the first major privatization of a federal-level company of national significance, and thereby considerably strengthen the Cardoso administration's image as a serious, free-market reform oriented government. We are confident that CVRD will be privatized in the first half of 1997.

FISCAL REFORM -- the fiscal accounts are perhaps one of the most vulnerable elements of the outlook for 1997. The chief obstacle is congress and, behind them, state governments. Our general outlook is that fiscal reform

--------------------------------------------------------------------------------
                                                        Latin American Portfolio

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE LATIN AMERICAN PORTFOLIO (CONT.)

will take a back seat to the re-election issue; upon successful resolution of same, the government will focus its energies on the vital administrative reform. We are less optimistic on this front than the above two items, as we think that congress will slow progress on fiscal reform to a snail's pace.

TRADE BALANCE/FOREIGN EXCHANGE -- the trade balance is an item that looms ahead with the potential to tip the apple cart. At present rates the trade deficit will be between 1-2% of GDP next year; hardly distressing levels, but with interest payments the current account deficit will be a couple percentage points higher. Although the treasury has sufficient international reserves to defend the currency for the foreseeable future, we are monitoring this item very closely. For the time being, we expect the rate of devaluation to trend with relative inflation differentials between Brazil and the U.S.

TELECOMMUNICATIONS/ELECTRIC UTILITY REGULATORY REFORM -- this area is too complex to fully describe in these pages, but we are closely analyzing the pending regulatory, tariff, and privatization announcements over the next year to assess which shape these two respective sectors will take in the years to come. We are extremely bullish on the long-term outlook for both sectors, and on the relative value presently obtained in the stock market therein, but need to monitor events closely so as to identify how much shareholder value will be enhanced by government action. The government has thus far showed itself to be very astute at maximizing shareholder value, and we have no reason to believe they will cease being so going forward.

ECONOMIC ACTIVITY -- the year ahead should not be particularly exciting from an economic activity standpoint, although inflation should remain subdued. The fiscal deficit will keep a lid on economic potential via higher-than-otherwise-necessary interest rates, and the trade balance pressures will marginally add to those interest rate pressures. Inflation, on the other hand, will likely continue to be subdued and settle in at a high single digit level. Private sector corporate profits, as a result of the aforementioned factors, will be spotty. Thus, stock picking among the private sector companies will be of paramount importance in 1997.

In short, we are bullish on the market for 1997. In terms of portfolio positioning, we have an overweight stance on the electric utility and telecommunications sectors among the government-owned companies, and an overweight position in the retail sector among the private sector companies.

CHILE

The MSCI Chile Index declined 16% in 1996, reflecting a combination of lackluster earnings and tight monetary policy. The Chilean market had a number of things go wrong last year, all of which contributed to the surprisingly large decline for the year. First, monetary authorities committed themselves to a hawkish stance on inflation which, coupled with a rapidly growing economy in the first part of the year, led to a tight monetary policy for the duration of the year and caused fixed income investments to be tough competition for the equity market. Second, corporate earnings were, in most cases, fairly ho-hum. Chile is in many sectors a mature market and companies are increasingly looking outside their borders for growth opportunities, which take longer to realize. Third, the all-important electric utility sector suffered from two unrelated events. First, the price of electricity generation fell markedly in the second half of the year owing to additional (cheap) supply being factored into the wholesale price equation. Second, an unprecedented severe drought affected the supply of reservoir water and, with it, the cost at which electric utilities generate electricity. As a result, revenues fell and costs increased, causing a severe deterioration in profits and, consequently, the stock prices of the entire sector. Fourth, the price of pulp fell dramatically in 1996, and this adversely affected the profits of a couple of important companies, CMPC and Copec.

For 1997 we are more optimistic on the Chilean market than we have been in the past given that market sentiment is extremely negative, the above confluence of events is not likely to be repeated, and the country is underowned by dedicated Latin American investors. Nevertheless, we find more attractive long-term opportunities in other markets, and therefore are still relatively underweight the market overall.

COLOMBIA

Colombia registered a modest rise during the fourth quarter, primarily a function of the currency, which appreciated noticeably against the dollar. The market, however, was able to weather a year plagued with political strife, fear of economic sanctions from the

--------------------------------------------------------------------------------
LATIN AMERICAN PORTFOLIO

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE LATIN AMERICAN PORTFOLIO (CONT.)

U.S. and a slowing economy, and still extract respectable gains. The Portfolio remains overweight Colombia, focusing on a few names which offer outstanding value and exposure to key sectors in the economy.

MEXICO

The Mexican market's weak fourth quarter performance was due to concerns over changing accounting practices and lower margins in the banking sector, a continued sluggish recovery of the Mexican consumer and disappointing corporate earnings reports. Interest rates remained stable throughout the fourth quarter but there was a good deal of volatility in the stock market. This was partially caused by the peso's 4.5% nominal devaluation -- the strongest in any quarter of 1996.

For 1996 overall, the peso actually surprised estimates strengthening over 23% in real terms. GDP growth at 4.5% was also a positive surprise finishing the year stronger than expectations at the beginning of the year. Unemployment fell from 6.4% to below 5%, and the annual inflation rate dropped in half. For 1997 inflation should fall again from 28% to 18% and real interest rates are expected to decline slightly. The trade balance is expected to worsen in 1997 but should remain in surplus. The current account balance will remain in negative territory but should be easily financed. The peso should weaken in line with inflation for 1997. GDP growth should be similar to that registered in 1996. Political risk should increase throughout the year as the PRI may lose control of Congress and will probably lose the mayoral race in Mexico City. Despite the rising political risk, macroeconomic policy remains very sound and opposition victories by the PAN will mean more of the same in economic policy terms.

The market continues to look attractive on a valuation basis after a weak fourth quarter highlighted by underperformance in some of the large cap names. This will be balanced by a continued weak consumer recovery and uncertainty about accounting changes in the banking sector and competition in the telecommunications sector. Under this scenario the Portfolio is emphasizing the food and beverage, cement and media sectors.

PERU

Unexpectedly weak economic data exacerbated by a high profile guerrilla incident led the Peruvian market to experience a sharp correction in the fourth quarter and to end the year as one of the poorest performing in the region. The government-induced recession engineered at the end of 1995 to halt a mounting current account problem extended longer than anticipated and inflation proved difficult to tackle in 1996, accumulating to a higher figure than in 1995. The Portfolio reduced its holdings in the country during the third and fourth quarters, though we anticipate a brighter outlook for the economy and market in 1997.

VENEZUELA

The Venezuelan market was the star performer in Latin America during 1996, following the country's dramatic shift to free-market economic policies. The AGENDA VENEZUELA, a plan launched in April, eliminated price and exchange controls, reactivated the privatization program and vowed to address the critical inflation and fiscal problems. The strength in the price of oil, Venezuela's mainstay, along with surprisingly healthy tax collections contributed to an unexpected primary surplus of roughly 0.9% for 1996. The fourth quarter saw the successful execution of key asset sales by the public sector in the telecommunications and banking sectors, though marginally disappointed on the inflation front, which remained sticky at around the 3% per month level. The Portfolio maintained an overweight in the country throughout the quarter, emphasizing utility companies, and looks to a 1997 where recovery of the domestic economy, further progress on inflation and other reform, and the real appreciation of the exchange rate should benefit stocks.

Overall, we are positive on 1997. GNP growth should be higher and inflation should be lower throughout the region. Valuations are among the cheapest in the world. Finally we expect strong earnings growth and a return of capital to the region.

Robert L. Meyer
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
                                                        Latin American Portfolio

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[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE LATIN AMERICAN PORTFOLIO
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

COMMON STOCKS (75.7%)
  ARGENTINA (11.4%)
    14,080  Banco de Galicia ADR..............................  $      341
    74,717  Banco del Suquia, Class B.........................         142
    10,209  Quilmes...........................................          82
   100,346  Siderar, Class A..................................         289
  (e)6,665  Siderar ADR.......................................         157
     6,978  Telecom Argentina ADR.............................         282
    70,528  Telefonica Argentina ADR..........................       1,825
    19,695  YPF ADR...........................................         497
                                                                ----------
                                                                     3,615
                                                                ----------
  BRAZIL (20.7%)
  (e)1,855  CELESC GDR........................................         168
     4,874  CEMIG ADR.........................................         166
  (e)1,042  CEMIG ADR.........................................          35
 3,891,000  Copel.............................................          41
 4,704,000  Eletrobras........................................       1,684
    32,075  Eletrobras ADR....................................         571
   296,000  Light.............................................         105
(a)3,203,000 Lightpar..........................................        777
 (a)23,940  Multicanal Participaccoes ADR.....................         307
  (e)5,748  Pao de Acucar ADR.................................         100
     4,575  Pao de Acucar GDR (Registered)....................          80
17,703,000  Telebras..........................................       1,269
    14,740  Telebras ADR......................................       1,128
(a)669,663  Telesp............................................         145
                                                                ----------
                                                                     6,576
                                                                ----------
  CHILE (3.7%)
        10  Andina ADR........................................          --
    36,405  CCU ADR...........................................         587
    25,940  Santa Isabel ADR..................................         587
                                                                ----------
                                                                     1,174
                                                                ----------
  COLOMBIA (4.4%)
 2,110,817  Banco de Colombia GDR.............................         870
   129,505  Bavaria...........................................         528
                                                                ----------
                                                                     1,398
                                                                ----------
  MEXICO (29.1%)
(a)213,505  Banacci, Class B..................................         450
 (a)78,246  Banacci, Class L..................................         148
(a,e)52,067 Bancomer, Class B ADR.............................         423
(a)168,530  Banorte, Class B..................................         167
   118,478  Carso, Class A1...................................         624
       510  Carso ADR, Class A1...............................           5
    19,970  Casa Autrey ADR...................................         389
   163,870  Cemex CPO.........................................         586
    34,620  Cemex CPO ADR.....................................         248
    42,435  Cemex, Class B....................................         165
 (a)46,420  Cifra, Class B....................................          57


                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

 (a)63,800  Cifra, Class C....................................  $       78
    23,680  Coca Cola Femsa ADR...............................         684
  (a)9,070  Desc ADR..........................................         200
   326,975  FEMSA, Class B....................................       1,120
 (a)68,270  Gruma, Class B....................................         416
 (a)23,270  ICA ADR...........................................         340
 (a)41,350  Industrias Campos Hermanos, Class B...............         128
 (a)98,560  Interamericana....................................         266
   292,710  Maseca, Class B...................................         370
 (a)21,660  Radio Centro ADR..................................         149
 (a)61,790  Sears de Mexico, Class B..........................         106
 (a)49,720  Tamsa, ADR........................................         789
 (a)44,110  Televisa GDR CPO..................................       1,130
     6,640  Telmex ADR, Class L...............................         218
                                                                ----------
                                                                     9,256
                                                                ----------
  PERU (1.3%)
    14,790  Telefonica del Peru ADR...........................         279
    69,960  Telefonica del Peru, Class B......................         130
                                                                ----------
                                                                       409
                                                                ----------
  VENEZUELA (5.1%)
 (a)41,250  CANTV, ADR........................................       1,160
   317,478  Electricidad de Caracas...........................         322
    35,140  Sivensa ADR.......................................         132
                                                                ----------
                                                                     1,614
                                                                ----------
TOTAL COMMON STOCKS (Cost $21,783)............................      24,042
                                                                ----------
PREFERRED (22.9%)
  BRAZIL (NON-VOTING STOCKS) (22.9%)
61,997,006  Banco Bradesco....................................         449
(a,d)11,847,000 Banco Nacional....................................          1
(a,e)9,325  Bompreco GDR......................................         167
(a)3,546,000 Casa Anglo........................................        107
13,077,010  CEMIG.............................................         446
 1,464,000  Coteminas.........................................         467
(a)5,770,000 CPFL..............................................        527
(a)947,900  CRT...............................................         729
    18,101  CVRD..............................................         348
     7,200  Eletrobras, Class B ADR...........................         134
   917,000  Eletrobras, Class B...............................         341
  (a)1,860  Globex............................................          30
 1,364,400  Itaubanco.........................................         591
 2,235,000  Lojas Americanas..................................          29
 8,820,000  Lojas Arapua......................................         163
21,580,000  Lojas Renner......................................         997
 5,599,000  Petrobras.........................................         892
 8,495,000  Telebras..........................................         654
   874,000  Telesp............................................         189
                                                                ----------
TOTAL PREFERRED (Cost $6,708).................................       7,261
                                                                ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Latin American Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE LATIN AMERICAN PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

  NO. OF                                                          VALUE
  RIGHTS                                                          (000)
--------------------------------------------------------------------------

RIGHTS (0.0%)
  BRAZIL (0.0%)
(a,d)35,389 CPFL (Cost $0)....................................  $       --
                                                                ----------

  NO. OF
  UNITS
----------

UNITS (0.5%)
  MEXICO (0.5%)
  (a)9,195  Comerci ADR (Cost $170)...........................         164
                                                                ----------
TOTAL FOREIGN SECURITIES (99.1%) (Cost $28,661)...............      31,467
                                                                ----------

   FACE
  AMOUNT
  (000)
----------

SHORT-TERM INVESTMENT (0.6%)
  REPURCHASE AGREEMENT (0.6%)
$      185  Chase Securities Inc. 5.95%, dated 12/31/96, due
              01/02/97 to be repurchased at $185,
              collateralized by U.S. Treasury Notes, 6.625%,
              due 7/31/01, valued at $190 (Cost $185).........         185
                                                                ----------
FOREIGN CURRENCY (0.8%)
ARP       4 Argentine Peso....................................           4
BRL      11 Brazilian Real....................................          11
COP   10,095 Colombian Peso....................................         10
MXP     110 Mexican Peso......................................          14
PSS        4 Peruvian Sol......................................          2
VEB   94,636 Venezuelan Bolivar................................        199
                                                                ----------
TOTAL FOREIGN CURRENCY (Cost $242)............................         240
                                                                ----------
TOTAL INVESTMENTS (100.5%) (Cost $29,088).....................      31,892
                                                                ----------

OTHER ASSETS (0.5%)
Dividends Receivable.........................  $       88
Receivable for Investments Sold..............          63
Receivable for Portfolio Shares Sold.........          18
Other........................................           1       170
                                                    -----
LIABILITIES (-1.0%)
Payable for Investments Purchased............        (220)
Custodian Fees Payable.......................         (30)
Investment Advisory Fees Payable.............         (25)
Administrative Fees Payable..................          (5)
Sub-Administrative Fees Payable..............          (3)
Directors' Fees and Expenses Payable.........          (1)
Distribution Fees Payable....................          (1)
Other Liabilities............................         (35)     (320)
                                                    -----  --------
NET ASSETS (100%)........................................  $ 31,742
                                                           --------
                                                           --------


                                           AMOUNT
                                           (000)
---------------------------------------------------

NET ASSETS CONSIST OF:
Paid in Capital........................  $  27,833
Overdistributed Net Investment
  Income...............................         (5 )
Accumulated Net Realized Gain..........      1,114
Unrealized Appreciation on Investment
  and Foreign Currency Translations
  (Net of accrual for foreign tax of $3
  on unrealized appreciation on
  investments.)........................      2,800
                                         ----------
NET ASSETS.............................  $  31,742
                                         ----------
                                         ----------
CLASS A:
---------------------------------------
NET ASSETS.............................     $30,409
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
Applicable to 2,685,234 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................      $11.32
                                         ----------
                                         ----------
CLASS B:
---------------------------------------
NET ASSETS.............................      $1,333
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
Applicable to 117,848 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................      $11.31
                                         ----------
                                         ----------

------------------------------------------------------------
FOREIGN CURRENCY EXCHANGE CONTRACT INFORMATION:
   Under the terms of foreign currency exchange contracts open at December 31, 1996, the Portfolio is obligated to deliver foreign currency in exchange for U.S. dollars as indicated below:

                                                                 NET
CURRENCY TO                          IN EXCHANGE              UNREALIZED
  DELIVER     VALUE    SETTLEMENT        FOR        VALUE    GAIN (LOSS)
   (000)      (000)       DATE          (000)       (000)       (000)
-----------   ------   -----------   ------------   ------   ------------
 VEB 94,636   $ 198      1/02/97     U.S.$   198    $ 198    $        --
              ------                                ------         -----
              ------                                ------         -----

------------------------------------------------------------

(a)   --  Non-income producing security
(d)   --  Security is valued at fair value -- See note A-1 to financial statements
(e)   --  144A Security -- Certain conditions for public sale may exist
ADR   --  American Depositary Receipt
CPO   --  Ordinary Participating Certificates (no voting rights)
GDR   --  Global Depositary Receipt

------------------------------------------------------------
            SUMMARY OF FOREIGN SECURITIES BY INDUSTRY CLASSIFICATION
                                  (UNAUDITED)

                                          VALUE     PERCENT OF
INDUSTRY                                  (000)     NET ASSETS
---------------------------------------------------------------
Capital Equipment......................  $    468          1.5%
Consumer Goods.........................     5,536         17.4
Energy.................................     6,705         21.1
Finance................................     3,583         11.3
Materials..............................     3,788         11.9
Multi-Industry.........................     1,836          5.8
Services...............................     9,551         30.1
                                         --------          ---
                                         $ 31,467         99.1%
                                         --------          ---
                                         --------          ---

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                        Latin American Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE AGGRESSIVE EQUITY PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Capital Goods/Construction       6.1%
Consumer Cyclical               30.7%
Consumer Staples                34.4%
Diversified                      7.7%
Energy                           0.5%
Finance                         12.7%
Materials                        0.7%
Technology                       5.7%
Other                            1.5%

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                               AGGRESSIVE EQUITY PORTFOLIO-CLASS   LIPPER CAPITAL APPRECIATION INDEX
                                               A                                  (1)                   S&P 500
03/08/95*                                                500,000                              500,000    500,000
12/31/95                                                 706,250                              629,000    650,860
12/31/96                                                 995,106                              723,098    800,285
*Commencement of operations
**Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that Class.
PERFORMANCE COMPARED TO THE LIPPER CAPITAL
APPRECIATION INDEX AND THE S&P 500 INDEX(1)
----------------------------------------

                                                                                                            TOTAL RETURNS(2)
                                                                                                     -------------------------------
                                                                                                                    AVERAGE ANNUAL
                                                                                                       ONE YEAR     SINCE INCEPTION
                                                                                                     ------------  -----------------
PORTFOLIO -- CLASS A...............................................................................       40.90%          45.98%
PORTFOLIO -- CLASS B(3)............................................................................       39.72             N/A
LIPPER CAP. APPRECIATION INDEX.....................................................................       14.96           22.49
S&P 500 INDEX......................................................................................       22.96           29.51

1. The Lipper Capital Appreciation Index is a composite of mutual funds managed for maximum capital gains. The S&P 500 Index is an unmanaged Index of common stocks.
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
3. The Portfolio began offering Class B shares on January 2, 1996.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

The Aggressive Equity Portfolio seeks long-term capital appreciation through a concentrated, non-diversified portfolio of U.S. equity securities. Short sales and options can be used to enhance performance. It is anticipated that the Portfolio will hold thirty names or less, although it may hold more from time to time.

The Portfolio achieved strong absolute and relative performance for the twelve month and since inception periods ended December 31, 1996. For the year ended December 31, 1996, the Portfolio had a total return of 40.90% for the Class A shares and 39.72% for the Class B shares, as compared to a total return of 14.96% for the Lipper Capital Appreciation Index and 22.96% for the S&P 500 Index. The average annual total return for the period from inception on March 8, 1995 through December 31, 1996 was 45.98% for the Class A shares, as compared to 22.49% for the Lipper Capital Appreciation Index and 29.51% for the S&P 500 Index.

For the latter part of 1996 and going into 1997 the Portfolio has maintained a barbell approach with exposure to large capitalization stable growth stocks (mainly tobacco) at the one extreme, and high beta growth issues (generally mid capitalization consumer cyclical issues) at the other extreme. Our investment strategy is to take a substantial position (up to 25% in a single name) when we have very high conviction in the business fundamentals and stock price potential of a holding.

Throughout 1996 the largest holding in the Portfolio was Philip Morris. By taking advantage of periodic selling panics caused by ubiquitous news headlines regarding litigation and political risk, we were able to greatly enhance our returns in the stock. For example, in April of 1996, with Philip Morris down about 5% on the year and trading at $85 against a market that was up about 10%, we took Philip Morris stock to about 22% of the Portfolio. By August, the stock had hit $107 as litigation concerns had eased and investors focused more on the company's strong growth fundamentals. We had reduced our Philip Morris holding to about a 4% position when, in early August, the industry had a setback and lost the first round of a product liability court case. The stock plunged back into the $80's, a huge overreaction in our view, and we subsequently went back to about a 15% weighting.

At year-end 1996, Philip Morris stock at $113 represented about 13% of our Portfolio and RJR represented about 15%. RJR stock has not bounced back as strongly as Philip Morris, however, business is strong, estimates are rising and we believe the company may both raise its dividend and announce a

--------------------------------------------------------------------------------
AGGRESSIVE EQUITY PORTFOLIO

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[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE AGGRESSIVE EQUITY PORTFOLIO (CONT.)

major share repurchase in late February/early March. Our combined positions in Philip Morris, RJR Nabisco and Consolidated Cigar total about 29%. While the group will clearly be subject to bouts of selling pressure since the industry is under attack from a number of directions, we nonetheless believe the tobacco stocks are in the midst of a multi-year trend of upward revaluation. Combined with strong underlying growth fundamentals, this creates a powerful investment opportunity which we feel many growth investors are missing.

As we enter 1997, the S&P 500 Index has outperformed the vast majority of active managers for three consecutive years. Also, the Index has outpaced the earnings growth of the companies whose stocks are in it. One could argue that there are many positive factors driving the United States markets higher and that these factors could persist: stable interest rates, solid economic growth without inflationary pressures, the opening up of emerging markets, the acceptance of shareholder value as the key motivator of corporate managements, and the huge flow of cash coming into stocks supported by powerful demographic trends.

Still, there is no doubt that many large cap, "blue chip" stocks, while enjoying tremendous business fundamentals, have outperformed their own businesses. Take General Electric as an example. In 1996, the stock was up 40%, while EPS grew about 15%. Another example would be Merck, a stock up 77% in 1995 and 24% in 1996, with EPS in those two years up only 12% and 20%, respectively.

Our guess is that active managers may have an easier time beating the S&P 500 Index this year. This would be more likely to occur if smaller company stocks do well. While we are large cap managers and continue to feel very comfortable with many large cap names, at the margin we feel that there are currently many opportunities in secondary stocks, especially high beta growth issues that have missed the recent market move, but where fundamentals are intact. Examples include HFS, Gtech, International Game Technology, Cracker Barrel, Petsmart and Clear Channel Communications.

HFS is a great example of what we look for in a stock, and it is one of our largest holdings currently. At $60, the stock has corrected 25% from its mid-1996 and all-time high. During this period of stock price weakness, consensus earnings expectations for 1997 have risen about 17% (from $2.20 in EPS to $2.57). Moreover, we believe strongly that estimates will rise several more times over the next few months and HFS will earn at least $2.80 per share in 1997. Driven by strong business trends, free cash flow generation and additional acquisitions, we think HFS will earn $3.50 to $4.00 per share in 1998, up sharply from 1997 and well above the $3.25 consensus estimate.

HFS is a conglomerate put together by CEO Henry Silverman, following his LBO and subsequent IPO of several hotel franchises, including Ramada, Howard Johnson and Days Inn. Since HFS owns management and franchise rights to these brands, as opposed to bricks and mortar, the company generates significant free cash flow. Mr. Silverman used this free cash flow to help finance the purchase of other franchises, beginning two years ago with Century 21 and including Coldwell Banker, Avis, RCI (the largest timeshare exchange company) and finally PHH, a company which specializes in corporate relocation. Separately, each business has solid growth prospects, some great and some only fair. But together, they form a huge network of customer transactions, access to which the company is selling back to corporate America. This in turn creates massive additional fee income for HFS, enhances the market position of its businesses, and gives HFS an advantage in competing for acquisitions.

At $60, HFS stock trades at 21 times our estimate of 1997 earnings. But free cash flow is about $0.80 above stated earnings, so the multiple of free cash flow is only 17 times. In other words, the stock's free cash flow yield is 6%. Looking out to 1998, the free cash flow yield is 7.6%. We think this is extremely compelling because HFS's savvy and shareholder driven management team will look to leverage their big free cash flow ($600 million and $800 million in 1997 and 1998, respectively) through additional acquisitions.

Other large holdings include Campbell Soup, United Technologies, K-III and Loews. At year end the Portfolio held 40 issues.

Kurt A. Feuerman
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
                                                     Aggressive Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE AGGRESSIVE EQUITY PORTFOLIO
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

COMMON STOCKS (98.5%)
  CAPITAL GOODS-CONSTRUCTION (6.1%)
     AEROSPACE & DEFENSE (6.1%)
    11,800  McDonnell Douglas Corp............................  $      755
    60,300  United Technologies Corp..........................       3,980
                                                                ----------
  TOTAL CAPITAL GOODS-CONSTRUCTION............................       4,735
                                                                ----------
  CONSUMER-CYCLICAL (30.7%)
     BROADCAST-RADIO & TELEVISION (3.0%)
 (a)56,200  Clear Channel Communications, Inc.................       2,030
 (a)10,100  Heftel Broadcasting Corp., Class A................         318
                                                                ----------
                                                                     2,348
                                                                ----------
     ENTERTAINMENT & LEISURE (3.5%)
 (a)10,800  Family Golf Centers, Inc..........................         325
 (a)73,800  GTECH Holdings Corp...............................       2,362
                                                                ----------
                                                                     2,687
                                                                ----------
     FOOD SERVICE & LODGING (14.5%)
 (a)15,300  Boston Chicken, Inc...............................         549
 (a)17,600  Brinker International, Inc........................         282
    36,500  Cracker Barrel Old Country Store, Inc.............         926
 (a)21,500  Einstein/Noah Bagel Corp..........................         640
(a)140,000  HFS, Inc..........................................       8,365
    16,700  Hilton Hotels Corp................................         436
                                                                ----------
                                                                    11,198
                                                                ----------
     LEISURE RELATED (3.5%)
   123,800  International Game Technology.....................       2,259
 (a)22,300  WMS Industries, Inc...............................         446
                                                                ----------
                                                                     2,705
                                                                ----------
     PUBLISHING (4.5%)
(a)322,200  K-III Communications Corp.........................       3,464
                                                                ----------
     RETAIL-FOOD (0.8%)
    58,400  Food Lion Inc., Class B...........................         591
                                                                ----------
     RETAIL-GENERAL (0.9%)
 (a)31,900  PetSmart, Inc.....................................         698
     1,400  Stage Stores, Inc.................................          26
                                                                ----------
                                                                       724
                                                                ----------
  TOTAL CONSUMER-CYCLICAL.....................................      23,717
                                                                ----------
  CONSUMER-STAPLES (34.4%)
     BEVERAGES & TOBACCO (14.8%)
   337,100  RJR Nabisco Holdings Corp.........................      11,461
                                                                ----------
     CIGARETTES (14.1%)
 (a)40,800  Consolidated Cigar Holdings, Inc..................       1,010
    88,000  Philip Morris Cos., Inc...........................       9,911
                                                                ----------
                                                                    10,921
                                                                ----------


                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
     FOOD (5.5%)
    52,400  Campbell Soup Co..................................  $    4,205
                                                                ----------
  TOTAL CONSUMER-STAPLES......................................      26,587
                                                                ----------
  DIVERSIFIED (7.7%)
     (a)66  Berkshire Hathaway, Inc., Class A.................       2,251
    31,900  Loews Corp........................................       3,007
 (a)19,500  U.S. Industries, Inc..............................         670
                                                                ----------
  TOTAL DIVERSIFIED...........................................       5,928
                                                                ----------
  ENERGY (0.5%)
  (a)8,300  AES Corp..........................................         386
                                                                ----------
  FINANCE (12.7%)
     BANKING (3.5%)
     5,800  Citicorp..........................................         597
     7,900  Wells Fargo & Co..................................       2,131
                                                                ----------
                                                                     2,728
                                                                ----------
     FINANCIAL SERVICES (4.5%)
    10,500  American Express Co...............................         593
    30,100  Franklin Resources, Inc...........................       2,058
     9,100  Student Loan Marketing Association................         848
                                                                ----------
                                                                     3,499
                                                                ----------
     INSURANCE (4.7%)
    23,700  Ace Ltd...........................................       1,425
    14,800  Aetna, Inc........................................       1,184
    18,100  PMI Group (The), Inc..............................       1,002
                                                                ----------
                                                                     3,611
                                                                ----------
  TOTAL FINANCE...............................................       9,838
                                                                ----------
  MATERIALS (0.7%)
     CHEMICALS (0.7%)
    14,200  Olin Corp.........................................         534
                                                                ----------
  TECHNOLOGY (5.7%)
     AEROSPACE & DEFENSE (1.3%)
    18,500  Gulfstream Aerospace Corp.........................         449
 (a)30,900  Loral Space & Communications......................         568
                                                                ----------
                                                                     1,017
                                                                ----------
     COMPUTERS (0.8%)
  (a)7,800  Microsoft Corp....................................         644
                                                                ----------
     ELECTRONICS (2.0%)
    11,500  Intel Corp........................................       1,506
                                                                ----------
     OFFICE EQUIPMENT (1.6%)
     8,000  International Business Machines Corp..............       1,208
                                                                ----------
  TOTAL TECHNOLOGY............................................       4,375
                                                                ----------
TOTAL COMMON STOCKS (Cost $74,065)............................      76,100
                                                                ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Aggressive Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE AGGRESSIVE EQUITY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

   FACE
  AMOUNT                                                          VALUE
  (000)                                                           (000)
--------------------------------------------------------------------------

SHORT-TERM INVESTMENT (0.2%)
  REPURCHASE AGREEMENT (0.2%)
$      145  Chase Securities Inc. 5.95%, dated 12/31/96, due
              1/2/97, to be repurchased at $145,
              collateralized by U.S. Treasury Notes, 6.625%,
              due 7/31/01, valued at $151 (Cost $145).........  $      145
                                                                ----------

TOTAL INVESTMENTS (98.7%) (Cost $74,210).................    76,245
                                                           --------
OTHER ASSETS (12.0%)
  Receivable for Securities Sold Short.......  $    4,247
  Receivable for Investments Sold............       3,422
  Receivable due from Broker.................       1,300
  Dividends Receivable.......................         302
  Receivable for Portfolio Shares Sold.......           7
  Other......................................           1     9,279
                                               ----------
LIABILITIES (-10.7%)
  Securities Sold Short, at Value (Proceeds
    $4,247)..................................      (4,417)
  Bank Overdraft.............................      (2,450)
  Payable for Investments Purchased..........        (735)
  Payable for Portfolio Shares Redeemed......        (423)
  Investment Advisory Fees Payable...........         (91)
  Dividends Payable on Securities Sold
    Short....................................         (64)
  Administrative Fees Payable................         (10)
  Custodian Fees Payable.....................          (5)
  Distribution Fees Payable..................          (5)
  Directors' Fees and Expenses Payable.......          (1)
  Other Liabilities..........................         (38)   (8,239)
                                               ----------  --------
NET ASSETS (100%)........................................   $77,285
                                                           --------
                                                           --------


                                           AMOUNT
                                           (000)
---------------------------------------------------

NET ASSETS CONSIST OF:
Paid in Capital........................  $  70,408
Undistributed Net Investment Income....         32
Accumulated Net Realized Gain..........      4,981
Unrealized Appreciation on
  Investments..........................      1,864
                                         ----------
NET ASSETS.............................  $  77,285
                                         ----------
                                         ----------
CLASS A
---------------------------------------
NET ASSETS.............................  $  68,480
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
Applicable to 4,746,588 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................      $14.43
                                         ----------
                                         ----------
CLASS B
---------------------------------------
NET ASSETS.............................      $8,805
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
Applicable to 610,791 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................      $14.42
                                         ----------
                                         ----------

------------------------------------------------------------

(a)   --  Non-income producing security

                                                               VALUE
SHARES                                                         (000)
---------------------------------------------------------------------

SECURITIES SOLD SHORT (NOTE A-9)
 33,500    Phillip Morris Cos., Inc.........................  $ 3,773
  7,800    Microsoft Corp...................................      644
                                                              -------
(Total Proceeds $4,247).....................................  $ 4,417
                                                              -------
                                                              -------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                     Aggressive Equity Portfolio

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[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE EMERGING GROWTH PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Capital Goods Construction       1.3%
Consumer Cyclical               20.1%
Consumer Staples                22.2%
Finance                          1.7%
Services                        40.7%
Technology                      11.1%
Other                            2.9%

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                EMERGING GROWTH PORTFOLIO -- CLASS
                                                 A                    NASDAQ COMPOSITE INDEX (1)
11/01/89*                                                  $500,000                      $500,000
10/31/90                                                   $453,500                      $362,000
10/31/91                                                   $815,393                      $596,214
10/31/92                                                   $754,239                      $664,779
12/31/92                                                   $671,046                      $767,487
12/31/93                                                   $671,046                      $881,075
12/31/94                                                   $666,886                      $852,881
12/31/95                                                   $889,025                    $1,193,350
12/31/96                                                   $922,097                    $1,464,360
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that Class.
PERFORMANCE COMPARED TO THE NASDAQ
COMPOSITE INDEX(1)
-----------------------------------

                                         TOTAL RETURNS(2)
                        --------------------------------------------------
                                       AVERAGE ANNUAL     AVERAGE ANNUAL
                          ONE YEAR       FIVE YEARS       SINCE INCEPTION
                        ------------  -----------------  -----------------
PORTFOLIO -- CLASS
A.....................        3.72%           4.10%             11.96%
PORTFOLIO -- CLASS
B(3)..................        3.58             N/A                N/A
INDEX.................       22.71           17.10              15.63

1. The NASDAQ Composite Index is an unmanaged index of common stocks.
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
3. The Portfolio began offering Class B shares on January 2, 1996.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------
THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

The Emerging Growth Portfolio invests primarily in growth-oriented equity securities of small-to-medium sized domestic corporations and, to a limited extent, foreign corporations. Such companies generally have gross revenues ranging from $10 million to $750 million.

For the year ended December 31, 1996, the Portfolio had a total return of 3.72% for the Class A shares and 3.58% for the Class B shares, as compared to a total return of 22.71% for the NASDAQ Composite Index. The average annual total return for the five-year period ended December 31, 1996 and for the period from inception on November 1, 1989 through December 31, 1996 was 4.10% and 11.96%, respectively, for the Class A shares, as compared to 17.10% and 15.63%, respectively, for the Index.

The three months ended December 31, 1996, was the first quarterly decline in the net asset value of the Portfolio since the June 1994 quarter. The previous nine consecutive quarters of positive returns were a record for the Portfolio but, markets being what they are, a break in the string of gains was inevitable at some point in time. We do not detect any overriding issues as the cause of the December quarter decline, rather it appears to be a normal correction following a long rise. There were a couple of stocks in the Portfolio that experienced negative fundamental changes during the quarter, the most notable being Health Management Systems, Inc., which has been eliminated from our holdings. However, much of the decline was caused by stock price erosion in companies with strong underlying fundamentals. Since we expect the market to rotate back to these well positioned small growth companies, we believe the December quarter decline is a correction in an uptrend, not the beginning of a prolonged decline.

The most notable phenomenon for small capitalization investors in 1996 was the continued outperformance of large capitalization stocks for the third year in a row. The widely used Frank Russell Co. indexes showed the large capitalization Russell 1000 Growth Index increased 23.1% in 1996, more than twice the 11.3% gain of the small capitalization Russell 2000 Growth Index. The disparity was particularly wide in the second half of the year when the large capitalization indices surged to record highs while the small capitalization indexes failed to get back to their May 1996 peaks.

--------------------------------------------------------------------------------
EMERGING GROWTH PORTFOLIO

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE EMERGING GROWTH PORTFOLIO (CONT.)

The continued underperformance of small capitalization stocks is a bit puzzling considering their generally good earnings prospects and historically reasonable relative valuation levels. Some causes of the underperformance may be that the trend toward internationally diversified portfolios is diverting fund flows away from the domestic small company sector or, the extremely high level of initial public offerings (IPO's) may be absorbing, at the margin, the supply of small capitalization investment dollars. Also, as long as the large capitalization stocks are outperforming, there is little incentive to invest in higher risk small companies. Markets often take these trends to excess and then the pattern reverses without anyone ringing a bell. We believe that the inflection point is near and that after three years of lagging relative performance, smaller capitalization should begin a period of outperformance, which would be normal in the later stages of a long bull market.

The Portfolio is well balanced in the smaller company sector with a 11% weighting in technology, 12% in health care, 20% in consumer-related stocks, and 40% in a wide range of business and financial services companies. During the fourth quarter, the Portfolio acquired new positions in six companies and eliminated holdings in 12 stocks. Some of the new investments include:

CATALINA MARKETING CORP. -- is a provider of in-store electronic marketing services to consumer products manufacturers and supermarket retailers. Revenues are $152 million for the past twelve months.

COHR INC. -- is a national outsourcing service organization providing equipment servicing and group purchasing to hospitals, integrated health systems and alternative site providers. Revenues are $77 million for the past twelve months.

CORRECTIONS CORP. OF AMERICA -- provides prison, detention, and corrections services to governmental agencies in over 50 facilities in more than a dozen states. Revenues are $268 million for the past twelve months.

COST PLUS INC. -- is a specialty retailer of casual home living and entertaining products through 58 stores in ten states. Revenues are $106 million for the past twelve months.

ON TRACK DATA INTERNATIONAL -- is a leading provider of recovery services to a broad range of customers experiencing a loss of valuable computer data. Revenues are $24 million for the past twelve months.

VANTIVE CORP. -- provides customer interaction applications software that enables businesses to enhance customer satisfaction by automating customer support, defect tracking, sales, and internal help desk functions. Revenues are $52 million for the past twelve months.

At the end of December, the Portfolio was diversified among 58 stocks with the top ten holdings representing 31.6% of net assets.

                                TOP TEN HOLDINGS

                                          PERCENT OF NET ASSETS
                                         -----------------------
G&K Services...........................              4.5%
SunGuard Data Systems..................              4.1
Cintas Corp............................              3.5
First Data Corp........................              3.3
Sonic Corp.............................              2.9
Viking Office Products.................              2.8
BISYS Group............................              2.8
Concord EFS............................              2.7
Bed, Bath & Beyond.....................              2.5
Vivra Inc..............................              2.5
                                                     ---
    Total..............................             31.6%
                                                     ---
                                                     ---

On December 27, 1996, the Portfolio made a capital gains distribution of $8.6242 per share, following a capital gains distribution of $0.0682 on July 15, 1996. All of the capital gains distributions were long term, which reflects the generally low portfolio turnover and consequent relatively tax-efficient investment process.

Dennis G. Sherva
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
                                                       Emerging Growth Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE EMERGING GROWTH PORTFOLIO
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

COMMON STOCKS (97.1%)
  CAPITAL GOODS-CONSTRUCTION (1.3%)
     ENVIRONMENTAL CONTROLS (1.3%)
 (a)25,400  United Waste Systems, Inc.........................  $      873
                                                                ----------
  CONSUMER-CYCLICAL (20.1%)
     FOOD SERVICE & LODGING (10.2%)
 (a)30,000  Boston Chicken, Inc...............................       1,076
 (a)20,000  HFS, Inc..........................................       1,195
    60,000  La Quinta Inns, Inc...............................       1,148
 (a)50,000  Promus Hotel Corp.................................       1,481
 (a)75,000  Sonic Corp........................................       1,913
                                                                ----------
                                                                     6,813
                                                                ----------
     PRINTING & PUBLISHING (1.0%)
 (a)10,000  Scholastic Corp...................................         672
                                                                ----------
     RETAIL-GENERAL (8.9%)
 (a)70,000  Bed, Bath & Beyond, Inc...........................       1,697
 (a)27,500  Cost Plus, Inc....................................         526
 (a)35,000  General Nutrition Cos., Inc.......................         591
 (a)35,000  Kohl's Corp.......................................       1,374
 (a)25,200  Petco Animal Supplies, Inc........................         523
 (a)55,000  PetSmart, Inc.....................................       1,203
                                                                ----------
                                                                     5,914
                                                                ----------
  TOTAL CONSUMER-CYCLICAL.....................................      13,399
                                                                ----------
  CONSUMER-STAPLES (22.2%)
     DRUGS (2.8%)
 (a)30,000  Forest Laboratories, Inc..........................         983
 (a)40,000  Genzyme Corp.-General Division....................         870
                                                                ----------
                                                                     1,853
                                                                ----------
     HEALTH CARE SUPPLIES & SERVICES (12.4%)
 (a)75,000  American Oncology Resources, Inc..................         769
    50,000  Ballard Medical Products..........................         931
 (a)25,000  Boston Scientific Corp............................       1,500
 (a)31,000  Cohr, Inc.........................................         837
 (a)30,000  HEALTHSOUTH Rehabilitation Corp...................       1,159
 (a)39,200  OccuSystems, Inc..................................       1,058
  (a)8,900  Target Therapeutics, Inc..........................         374
 (a)60,000  Vivra, Inc........................................       1,657
                                                                ----------
                                                                     8,285
                                                                ----------
     MISCELLANEOUS (7.0%)
 (a)20,100  Catalina Marketing Corp...........................       1,108
 (a)25,000  IDEXX Laboratories, Inc...........................         900
 (a)36,500  Mail Boxes Etc....................................         821
 (a)70,000  Viking Office Products, Inc.......................       1,868
                                                                ----------
                                                                     4,697
                                                                ----------
  TOTAL CONSUMER STAPLES......................................      14,835
                                                                ----------
  FINANCE (1.7%)
     INSURANCE (1.7%)
    30,000  Mutual Risk Management Ltd........................       1,110
                                                                ----------


                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

  SERVICES (40.7%)
     BUSINESS SERVICES (20.8%)
 (a)20,000  Acxiom Corp.......................................  $      480
 (a)50,000  BISYS Group, Inc..................................       1,853
 (a)26,300  Black Box Corp....................................       1,085
 (a)65,000  Concord EFS, Inc..................................       1,836
    60,000  First Data Corp...................................       2,190
    16,400  First USA Paymentech, Inc.........................         556
    81,000  May & Speh, Inc...................................         992
    22,450  Paychex, Inc......................................       1,155
 (a)70,000  SunGuard Data Systems, Inc........................       2,765
 (a)38,000  Whittman-Hart, Inc................................         974
                                                                ----------
                                                                    13,886
                                                                ----------
     PROFESSIONAL SERVICES (19.9%)
 (a)25,000  American Medical Response, Inc....................         812
    40,000  Cintas Corp.......................................       2,350
 (a)18,500  Corrections Corp. of America......................         567
 (a)35,000  CRA Managed Care, Inc.............................       1,575
 (a)50,000  CUC International, Inc............................       1,187
    80,000  G & K Services, Inc., Class A.....................       3,020
 (a)17,000  NFO Research, Inc.................................         374
 (a)40,000  Robert Half International, Inc....................       1,375
 (a)50,000  Sitel Corp........................................         706
    49,500  Wilmar Industries, Inc............................       1,374
                                                                ----------
                                                                    13,340
                                                                ----------
  TOTAL SERVICES..............................................      27,226
                                                                ----------
  TECHNOLOGY (11.1%)
     ELECTRONICS (2.5%)
    21,800  Linear Technology, Corp...........................         956
    20,000  Molex, Inc., Class A..............................         713
                                                                ----------
                                                                     1,669
                                                                ----------
     OFFICE EQUIPMENT (0.3%)
 (a)15,400  ONTRACK Data International, Inc...................         231
                                                                ----------
     SOFTWARE SERVICES (5.8%)
  (a)3,200  HCIA, Inc.........................................         111
 (a)30,000  Informix Corp.....................................         611
    45,000  Sterling Commerce, Inc............................       1,586
 (a)58,800  USCS International, Inc...........................         992
 (a)17,500  Vantive Corp......................................         547
                                                                ----------
                                                                     3,847
                                                                ----------
     TELECOMMUNICATIONS (2.5%)
 (a)45,000  ADC Telecommunications, Inc.......................       1,401
  (a)7,600  Tellabs, Inc......................................         286
                                                                ----------
                                                                     1,687
                                                                ----------
  TOTAL TECHNOLOGY............................................       7,434
                                                                ----------
TOTAL COMMON STOCKS (Cost $43,080)............................      64,877
                                                                ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Emerging Growth Portfolio

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE EMERGING GROWTH PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

   FACE
  AMOUNT                                                          VALUE
  (000)                                                           (000)
--------------------------------------------------------------------------

SHORT-TERM INVESTMENT (3.2%)
  REPURCHASE AGREEMENT (3.2%)
$    2,109  Chase Securities, Inc. 5.95%, 12/31/96, due
              1/2/97, to be repurchased at $2,110,
              collateralized by U.S. Treasury Bonds, 8.875%,
              due 8/15/17, valued at $2,153 (Cost $2,109).....  $    2,109
                                                                ----------
TOTAL INVESTMENTS (100.3%) (Cost $45,189).....................      66,986
                                                                ----------

OTHER ASSETS (0.1%)
  Cash.......................................  $        1
  Receivable for Portfolio Shares Sold.......          57
  Dividends Receivable.......................           6
  Other......................................           7        71
                                                    -----
LIABILITIES (-0.4%)
  Investment Advisory Fees Payable...........        (220)
  Administrative Fees Payable................         (11)
  Custodian Fees Payable.....................          (5)
  Directors' Fees and Expenses Payable.......          (3)
  Distribution Fees Payable..................          (3)
  Other Liabilities..........................         (25)     (267)
                                                    -----  --------
NET ASSETS (100%)........................................   $66,790
                                                           --------
                                                           --------


                                           AMOUNT
                                           (000)
---------------------------------------------------

NET ASSETS CONSIST OF:
Paid in Capital........................  $  34,724
Accumulated Net Investment Loss........         (3 )
Accumulated Net Realized Gain..........     10,272
Unrealized Appreciation on
  Investments..........................     21,797
                                         ----------
NET ASSETS.............................  $  66,790
                                         ----------
                                         ----------
CLASS A:
---------------------------------------
NET ASSETS.............................     $62,793
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
Applicable to 4,649,905 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................      $13.50
                                         ----------
                                         ----------
CLASS B:
---------------------------------------
NET ASSETS.............................      $3,997
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
Applicable to 297,201 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................      $13.45
                                         ----------
                                         ----------

------------------------------------------------------------

(a)   --  Non-income producing security

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                       Emerging Growth Portfolio

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE EQUITY GROWTH PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Capital Goods/Construction       8.2%
Consumer Cyclical               28.2%
Consumer Staples                24.1%
Diversified                      5.9%
Energy                           0.5%
Finance                         11.8%
Materials                        1.7%
Services                         1.9%
Technology                       8.7%
Other                            9.0%

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                      EQUITY GROWTH PORTFOLIO-CLASS
                                S&P STOCK INDEX (1)                 A
4/2/91*                                     $500,000                        $500,000
10/31/1991                                  $533,090                        $533,000
10/31/1992                                  $585,450                        $582,330
12/31/1992                                  $612,760                        $604,725
12/31/1993                                  $674,400                        $630,900
12/31/1994                                  $683,250                        $651,465
12/31/1995                                  $939,742                        $944,733
12/31/1996                                $1,155,507                      $1,237,317
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that Class.

PERFORMANCE COMPARED TO THE S&P 500 INDEX(1)
-----------------------------------------

                                         TOTAL RETURN(2)
                        --------------------------------------------------
                                       AVERAGE ANNUAL     AVERAGE ANNUAL
                          ONE YEAR       FIVE YEARS       SINCE INCEPTION
                        ------------  -----------------  -----------------
PORTFOLIO -- CLASS
A.....................       30.97%          16.99%             17.06%
PORTFOLIO -- CLASS
B(3)..................       29.92%            N/A                N/A
INDEX.................       22.96%          15.20%             15.86%

1. The S&P 500 Index is an unmanaged index of common stocks.
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
3. The Portfolio began offering Class B shares on January 2, 1996.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

The Equity Growth Portfolio employs a growth-oriented investment strategy seeking long-term capital appreciation. The Portfolio seeks to accomplish its objective by investing primarily in equities of medium and large capitalization companies exhibiting sustainable earnings growth.

The Portfolio achieved strong absolute and relative performance for the twelve month and since inception periods ended December 31, 1996. For the year ended December 31, 1996, the Portfolio had a total return of 30.97% for the Class A shares and 29.92% for the Class B shares, as compared to a total return of 22.96% for the S&P 500 Index. The average annual total return for the five year period ended December 31, 1996 and for the period from inception on April 2, 1991 through December 31, 1996 was 16.99% and 17.06%, respectively, for the Class A shares, as compared to 15.20% and 15.86%, respectively, for the Index.

For the third consecutive year, our substantial overweighting in the tobacco sector contributed positively to relative performance. After a market-smashing total return of 62% in 1995 (including dividends), Philip Morris stock surged late in 1996 for a full-year total return of 25%. The S&P 500 total return in 1995 and 1996 was 37.6% and 23.0%, respectively.

Philip Morris was our largest single holding throughout most of 1995 and 1996. By taking advantage of periodic selling panics caused by ubiquitous news headlines regarding litigation and political risk, we were able to greatly enhance our returns in the stock. For example, in April of 1996, with Philip Morris down about 5% on the year and trading at $85 against a market that was up about 10%, we took Philip Morris stock to about 10% of the Portfolio. By August, the stock had hit $107 as litigation concerns had eased and investors focused more on the company's strong growth fundamentals. We had reduced our Philip Morris holding to about a 4% position when, in early August, the industry had a setback and lost the first round of a product liability court case. The stock plunged back into the $80's, a huge overreaction in our view, and we subsequently went back to a 10% weighting.

At year-end 1996, with Philip Morris stock at $113, it represented about 6% of our Portfolio. Combined with positions in RJR Nabisco, Loews and Consolidated Cigar, our total tobacco exposure is

--------------------------------------------------------------------------------
EQUITY GROWTH PORTFOLIO

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE EQUITY GROWTH PORTFOLIO (CONT.)
about 16%. While the group will clearly be subject to bouts of selling pressure since the industry is under attack from a number of directions, we nonetheless believe the tobacco stocks are in the midst of a multi-year trend of upward revaluation. Combined with strong underlying growth fundamentals, this creates a powerful investment opportunity which we feel many growth investors are missing.

The next time you read an article about a state attorney general that is suing the cigarette industry, or a senator that backs FDA control of cigarettes, or a plaintiff attorney that claims the litigation dam is about to break open, consider some of the following points:

1. Philip Morris is the largest taxpayer in the United States. In other words, it could be argued that a compensation system is already in place for the industry to repay society for the ills created by smoking.

2. Despite news headlines declaring the imminent demise of the industry, the law in this country is generally on the side of the cigarette manufacturers because the product is legal and a warning label has been mandated by Congress for over 30 years. Anything can happen in a jury-decided case, and two such cases have now gone against the industry, but as cases move higher up in the court system the principles of tort law are much tougher for plaintiffs to battle.

3. Since plaintiffs have never won a dime in over 30 years of suing the industry, a legislated global settlement would clearly be attractive in their eyes and in the eyes of their attorneys. The industry is in the position of strength here, since its pockets are so much bigger, but news reports and company statements over the past year indicate that they may finally agree to such a settlement. This would be enormously bullish since it would put the uncertainty of litigation behind the industry at a likely nominal cost. For example, slapping a $0.20 per pack surcharge on cigarettes for a 20-year period would generate approximately $100 billion and would have a negligible impact on cigarette demand.

4. Like it or not, business is good. This is especially true for Philip Morris, but is also the case for the other tobacco companies in our Portfolio. Domestic consumption trends are improving and are actually as strong as they have been in many years. And global growth is substantial while surplus cash flow generation is huge. Despite paying out over half of earnings in dividends (a rare quality for a growth company), Philip Morris grew earnings per share 19% in 1995, an estimated 18% in 1996 and should grow 17%+ annually over the next 3-5 years.

5. Company managements are now much more committed to returning cash to shareholders and enhancing shareholder value than ever before. In the 1980's, Philip Morris spent over $20 billion on food acquisitions. This strategy backfired because the acquisitions were dilutive and slowed growth while lowering returns. Under new CEO, Geoff Bible, who in our view is an investor's dream, the company has actually been divesting low-return food assets at attractive prices, while buying back stock aggressively.

6. Valuation is extremely compelling in a market in which large cap stable growth stocks like Coca Cola, Proctor and Gamble, Disney and GE have surged and look expensive. At $113, Philip Morris trades at 12.6 times projected 1997 earnings, or 74% of its sustainable growth rate of 17%.

As we enter 1997, the S&P 500 Index has out-performed the vast majority of active managers for three consecutive years. Also, the Index has outpaced the earnings growth of the companies whose stocks are in it. One could argue that there are many positive factors driving the United States markets higher and that these factors could persist: stable interest rates, solid economic growth without inflationary pressures, the opening up of emerging markets, the acceptance of shareholder value as the key motivator of corporate managements, and the huge flow of cash coming into stocks supported by powerful demographic trends.

Still, there is no doubt that many large cap, "blue chip" stocks, while enjoying tremendous business fundamentals, have outperformed their own businesses. Take General Electric as an example. In 1996, the stock was up 40%, while EPS grew about 15%. Another example would be Merck, a stock up 77% in 1995 and 24% in 1996, with EPS in those two years up only 12% and 20%.

Our guess is that active managers will have an easier time beating the S&P 500 this year. This would be more likely to occur if smaller company stocks do well. While we are large cap managers and continue to feel very comfortable with many large cap names, at the margin we feel that there are currently many opportunities in secondary stocks, especially high beta

--------------------------------------------------------------------------------
                                                         Equity Growth Portfolio

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE EQUITY GROWTH PORTFOLIO (CONT.)
growth issues that have missed the recent market move, but where fundamentals are intact. Examples include HFS, Gtech, International Game Technology, Cracker Barrel, Petsmart and Clear Channel Communications.

HFS is a great example of what we look for in a stock, and it is one of our largest holdings currently. At $60, the stock has corrected 25% from its mid-1996 and all-time high. During this period of stock price weakness, consensus earnings expectations for 1997 have risen about 17% (from $2.20 in EPS to $2.57). Moreover, we believe strongly that estimates will rise several more times over the next few months and HFS will earn at least $2.80 per share in 1997. Driven by strong business trends, free cash flow generation and additional acquisitions, we think HFS will earn $3.50 to $4.00 per share in 1998, up sharply from 1997 and well above the $3.25 consensus estimate.

But perhaps HFS stock is too expensive, having quadrupled in less than two years since the company started a buying binge by acquiring Century 21. We find it very difficult to get the question of valuation right. But it is comforting that the HFS price correction occurred at a time when high P/E, high quality growth stocks went up. For example, as HFS fell 18% in the second half, Gillette rose 25%, Merck rose 21.3%, General Electric climbed 15% and Microsoft rallied 35%. In a market that places a high value on stable and rapid growth, we believe investors will gravitate back into HFS stock.

What is HFS and why are we so excited about this stock? At over $10 billion in market cap (pro forma for the acquisition of PHH, which should close in March), HFS is a large capitalization company with a unique and compelling growth strategy. Yet many large cap investors either do not know the company or have shied away from the stock due to its rapid ascent over the past few years. This in itself is very bullish if we are right on the company's growth prospects, because large investors will be forced to look at and buy the stock.

HFS is a conglomerate put together by CEO Henry Silverman, following his LBO and subsequent IPO of several hotel franchises, including Ramada, Howard Johnson and Days Inn. Since HFS owns management and franchise rights to these brands, as opposed to bricks and mortar, the company generates significant free cash flow. Mr. Silverman used this free cash flow to help finance the purchase of other franchises, beginning two years ago with Century 21 and including Coldwell Banker, Avis, RCI (the largest timeshare exchange company) and finally PHH, a company which specializes in corporate relocation. Separately, each business has solid growth prospects, some great and some only fair. But together, they form a huge network of customer transactions, access to which the company is selling back to corporate America. This in turn creates massive additional fee income for HFS, enhances the market position of its businesses, and gives HFS an advantage in competing for acquisitions.

At $60, HFS stock trades at 21 times our estimate of 1997 earnings. But free cash flow is about $0.80 above stated earnings, so the multiple of free cash flow is only 17 times. In other words, the stock's free cash flow yield is 6%. Looking out to 1998, the free cash flow yield is 7.6%. We think this is extremely compelling because HFS's savvy and shareholder driven management team will look to leverage their big free cash flow ($600 million and $800 million in 1997 and 1998, respectively) through additional acquisitions.

We see virtually no risk to consensus earnings estimates and believe HFS could even earn more than the high end of our $3.50-4.00 earnings per share range for next year. This would imply free cash flow approaching $5 per share. With little or no help from the market, we could see HFS stock at $80-100 in a year.

At year end the Portfolio was invested in a mix of "low-flying" growth, such as Philip Morris, and higher beta growth, such as HFS. The fund held 98 issues at December 31, 1996, and 9% in cash.

Kurt Feuerman
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
EQUITY GROWTH PORTFOLIO

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE EQUITY GROWTH PORTFOLIO
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

COMMON STOCKS (91.0%)
  CAPITAL GOODS-CONSTRUCTION (8.2%)
     AEROSPACE & DEFENSE (7.1%)
    33,787  Boeing Co.........................................  $    3,594
    30,900  General Dynamics Corp.............................       2,179
 (a)40,600  Gulfstream Aerospace Corp.........................         985
(a)116,900  Loral Space & Communications......................       2,148
    48,300  McDonnell Douglas Corp............................       3,091
    37,600  Rockwell International Corp.......................       2,289
    10,600  Sundstrand Corp...................................         451
   164,200  United Technologies Corp..........................      10,837
                                                                ----------
                                                                    25,574
                                                                ----------
     ELECTRICAL EQUIPMENT (0.5%)
    (a)100  American Standard Cos.............................           4
    18,900  Emerson Electric Co...............................       1,829
                                                                ----------
                                                                     1,833
                                                                ----------
     ENVIRONMENTAL CONTROLS (0.6%)
    58,700  WMX Technologies, Inc.............................       1,915
                                                                ----------
  TOTAL CAPITAL GOODS-CONSTRUCTION............................      29,322
                                                                ----------
  CONSUMER-CYCLICAL (28.2%)
     AUTOMOTIVE (1.2%)
    54,700  Ford Motor Co.....................................       1,744
    52,400  Goodyear Tire & Rubber Co.........................       2,692
                                                                ----------
                                                                     4,436
                                                                ----------
     BROADCAST-RADIO & TELEVISION (3.0%)
(a)176,000  Clear Channel Communications, Inc.................       6,358
 (a)33,400  Film Roman, Inc...................................         255
 (a)33,450  Heftel Broadcasting Corp., Class A................       1,053
 (a)50,200  Infinity Broadcasting, Class A....................       1,688
 (a)34,400  Viacom, Inc., Class B.............................       1,200
                                                                ----------
                                                                    10,554
                                                                ----------
     ENTERTAINMENT & LEISURE (3.7%)
 (a)35,000  Family Golf Centers, Inc..........................       1,054
(a)243,600  GTECH Holdings Corp...............................       7,795
    32,600  Walt Disney Co....................................       2,270
(a)102,600  WMS Industries, Inc...............................       2,052
                                                                ----------
                                                                    13,171
                                                                ----------
     FOOD SERVICE (3.1%)
(a)102,800  Boston Chicken, Inc...............................       3,688
 (a)70,500  Brinker International, Inc........................       1,128
   139,300  Cracker Barrel Old Country Store, Inc.............       3,535
 (a)88,600  Einstein/Noah Bagel Corp..........................       2,636
 (a)28,900  Foodmaker, Inc....................................         256
                                                                ----------
                                                                    11,243
                                                                ----------


                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
     GAMING & LODGING (9.4%)
(a)346,600  HFS, Inc..........................................  $   20,709
   104,700  Hilton Hotels Corp................................       2,735
   559,900  International Game Technology.....................      10,218
                                                                ----------
                                                                    33,662
                                                                ----------
     PHOTOGRAPHY & OPTICAL (1.0%)
    42,600  Eastman Kodak Co..................................       3,419
                                                                ----------
     PUBLISHING (3.3%)
    23,800  Gannett Co., Inc..................................       1,782
    47,200  Hollinger International, Inc., Class A............         543
(a)770,600  K-III Communications Corp.........................       8,284
    31,900  New York Times Co., Class A.......................       1,212
                                                                ----------
                                                                    11,821
                                                                ----------
     RETAIL-FOODS (1.3%)
 (a)83,200  Dominick's Supermarkets, Inc......................       1,810
   288,500  Food Lion Inc., Class B...........................       2,921
                                                                ----------
                                                                     4,731
                                                                ----------
     RETAIL-GENERAL (2.2%)
    35,400  CVS Corp..........................................       1,465
    59,800  Home Depot, Inc...................................       2,997
(a)153,400  PetSmart, Inc.....................................       3,356
                                                                ----------
                                                                     7,818
                                                                ----------
  TOTAL CONSUMER-CYCLICAL.....................................     100,855
                                                                ----------
  CONSUMER-STAPLES (24.1%)
     BEVERAGES AND TOBACCO (8.5%)
    32,200  Coca Cola Enterprises, Inc........................       1,562
   850,300  RJR Nabisco Holdings Corp.........................      28,910
                                                                ----------
                                                                    30,472
                                                                ----------
     DRUGS (1.4%)
    33,900  American Home Products Corp.......................       1,987
    24,900  Pfizer, Inc.......................................       2,064
    12,200  Schering-Plough Corp..............................         790
                                                                ----------
                                                                     4,841
                                                                ----------
     FOOD (3.6%)
   113,700  Campbell Soup Co..................................       9,124
    46,100  Interstate Bakeries Corp..........................       2,265
    25,700  McCormick & Co., Inc..............................         606
    12,600  Ralston Purina Group..............................         924
                                                                ----------
                                                                    12,919
                                                                ----------
     HEALTH CARE SUPPLIES & SERVICES (1.0%)
    58,550  Columbia/HCA Healthcare Corp......................       2,386
    30,200  U.S. Surgical Corp................................       1,189
                                                                ----------
                                                                     3,575
                                                                ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                         Equity Growth Portfolio

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE EQUITY GROWTH PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
   CONSUMER-STAPLES (CONT.)
     HOSPITAL SUPPLIES & SERVICES (2.5%)
 (a)37,300  Acuson Corp.......................................  $      909
    65,200  Aetna, Inc........................................       5,216
    63,400  Becton Dickinson & Co.............................       2,750
                                                                ----------
                                                                     8,875
                                                                ----------
     PERSONAL CARE PRODUCTS (0.7%)
    34,100  Gillette Co.......................................       2,651
                                                                ----------
     TEXTILES & APPAREL (0.2%)
 (a)55,100  Designer Holdings Ltd.............................         889
                                                                ----------
     CIGARETTES (6.2%)
 (a)98,400  Consolidated Cigar Holdings Inc...................       2,435
   174,300  Philip Morris Cos., Inc...........................      19,631
                                                                ----------
                                                                    22,066
                                                                ----------
  TOTAL CONSUMER-STAPLES......................................      86,288
                                                                ----------
  DIVERSIFIED (5.9%)
    56,100  Allied Signal, Inc................................       3,759
    (a)183  Berkshire Hathaway, Inc., Class A.................       6,240
    85,200  Loews Corp........................................       8,030
 (a)65,900  U.S. Industries, Inc..............................       2,265
    50,600  Viad Corp.........................................         835
                                                                ----------
  TOTAL DIVERSIFIED...........................................      21,129
                                                                ----------
  ENERGY (0.5%)
 (a)38,900  AES Corp..........................................       1,809
                                                                ----------
  FINANCE (11.8%)
     BANKING (3.8%)
    30,368  Chase Manhattan Corp..............................       2,710
     9,300  Citicorp..........................................         958
    37,433  Wells Fargo & Co..................................      10,098
                                                                ----------
                                                                    13,766
                                                                ----------
     FINANCIAL SERVICES (5.3%)
    93,700  American Express Co...............................       5,294
    11,700  CIGNA Corp........................................       1,599
    35,100  Dean Witter Discover & Co.........................       2,325
    84,200  Franklin Resources, Inc...........................       5,757
    42,300  Student Loan Marketing Association................       3,939
                                                                ----------
                                                                    18,914
                                                                ----------
     INSURANCE (2.4%)
    61,900  Ace Ltd...........................................       3,722
    52,500  Exel Ltd..........................................       1,988
    50,700  PMI Group (The), Inc..............................       2,807
                                                                ----------
                                                                     8,517
                                                                ----------
     REAL ESTATE (0.3%)
 (a)45,000  Insignia Financial Group, Inc., Class A...........       1,013
                                                                ----------
  TOTAL FINANCE...............................................      42,210
                                                                ----------


                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
  MATERIALS (1.7%)
     CHEMICALS (1.7%)
    30,700  Hercules, Inc.....................................  $    1,328
    58,700  Monsanto Co.......................................       2,282
    66,700  Olin Corp.........................................       2,509
                                                                ----------
  TOTAL MATERIALS.............................................       6,119
                                                                ----------
  SERVICES (1.9%)
     PROFESSIONAL SERVICES (1.2%)
  (a)3,000  Catalina Marketing Corp...........................         165
 (a)85,375  CUC International, Inc............................       2,028
    57,100  First Data Corp...................................       2,084
                                                                ----------
                                                                     4,277
                                                                ----------
     TRANSPORTATION (0.7%)
 (a)28,700  AMR Corp..........................................       2,529
                                                                ----------
  TOTAL SERVICES..............................................       6,806
                                                                ----------
  TECHNOLOGY (8.7%)
     COMPUTERS (0.1%)
 (a)46,700  Larscom Inc., Class A.............................         531
                                                                ----------
     ELECTRONICS (3.1%)
 (a)28,700  Applied Materials, Inc............................       1,032
 (a)43,900  Cisco Systems, Inc................................       2,793
    48,400  Intel Corp........................................       6,337
    16,100  Motorola, Inc.....................................         988
                                                                ----------
                                                                    11,150
                                                                ----------
     OFFICE EQUIPMENT (1.6%)
    26,400  International Business Machines Corp..............       3,986
    23,900  U.S. Robotics Corp................................       1,721
                                                                ----------
                                                                     5,707
                                                                ----------
     SOFTWARE SERVICES (3.1%)
    39,600  Adobe Systems, Inc................................       1,480
 (a)51,600  Microsoft Corp....................................       4,263
 (a)28,000  Netscape Communications Corp......................       1,593
 (a)46,400  Oracle System, Corp...............................       1,937
 (a)49,100  Sterling Commerce, Inc............................       1,731
                                                                ----------
                                                                    11,004
                                                                ----------
     TELECOMMUNICATIONS (0.8%)
 (a)48,300  AirTouch Communications, Inc......................       1,220
 (a)67,700  WorldCom, Inc.....................................       1,764
                                                                ----------
                                                                     2,984
                                                                ----------
  TOTAL TECHNOLOGY............................................      31,376
                                                                ----------
  TOTAL COMMON STOCKS (Cost $298,740).........................     325,914
                                                                ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Equity Growth Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE EQUITY GROWTH PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

   FACE
  AMOUNT                                                          VALUE
  (000)                                                           (000)
--------------------------------------------------------------------------

SHORT-TERM INVESTMENT (29.2%)
     REPURCHASE AGREEMENT (29.2%)
$  104,658  Chase Securities, Inc. 5.95%, dated 12/31/96, due
              1/2/97, to be repurchased at $104,693,
              collateralized by various U.S. Treasury Bonds,
              due 8/15/17-8/15/22, valued at $106,598 (Cost
              $104,658).......................................  $  104,658
                                                                ----------

TOTAL INVESTMENTS (120.2%) (Cost $403,398)...............   430,572
                                                           --------
OTHER ASSETS (3.3%)
  Cash.......................................  $    8,912
  Receivable for Portfolio Shares Sold.......       1,802
  Receivable for Investments Sold............         614
  Dividends Receivable.......................         480
  Interest Receivable........................          17
  Other......................................           8    11,833
                                               ----------
LIABILITIES (-23.5%)
  Payable for Investments Purchased..........     (83,615)
  Investment Advisory Fees Payable...........        (341)
  Payable for Portfolio Shares Redeemed......        (142)
  Administrative Fees Payable................         (32)
  Custodian Fees Payable.....................         (11)
  Directors' Fees and Expenses Payable.......          (5)
  Distribution Fees Payable..................          (4)
  Other Liabilities..........................         (54)  (84,204)
                                               ----------  --------
NET ASSETS (100%)........................................  $358,201
                                                           --------
                                                           --------


                                           AMOUNT
                                           (000)
---------------------------------------------------

NET ASSETS CONSIST OF:
Paid in Capital........................  $  324,250
Undistributed Net Investment Income....           2
Accumulated Net Realized Gain..........       6,775
Unrealized Appreciation on
  Investments..........................      27,174
                                         ----------
NET ASSETS.............................  $  358,201
                                         ----------
                                         ----------
CLASS A:
---------------------------------------
NET ASSETS.............................    $352,703
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
Applicable to 23,608,569 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................      $14.94
                                         ----------
                                         ----------
CLASS B:
---------------------------------------
NET ASSETS.............................      $5,498
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
Applicable to 368,438 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................      $14.92
                                         ----------
                                         ----------

------------------------------------------------------------

(a)   --  Non-income producing security

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                         Equity Growth Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE SMALL CAP VALUE EQUITY PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Aerospace                   1.8%
Banking                     8.4%
Building                    3.0%
Capital Goods               5.5%
Chemicals                   5.2%
Computers                   1.9%
Consumer - Durables         3.2%
Consumer - Retail           5.6%
Consumer - Staples          3.8%
Energy                      3.9%
Entertainment               1.2%
Financial -
Diversified                 6.2%
Health Care                 5.8%
Industrial                  2.6%
Insurance                   5.7%
Metals                      3.2%
Paper & Packaging           2.0%
Services                    8.1%
Technology                  7.9%
Transportation              1.8%
Utilities                   7.9%
Other                       5.3%

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                 RUSSELL 2500 INDEX    SMALL CAP VALUE EQUITY PORTFOLIO-CLASS
                                         (1)                             A
12/17/92*                                    $500,000                                  500000
12/31/1992                                     515665                                  507000
12/31/1993                                     601000                                  564420
12/31/1994                                     595350                                  578700
12/31/1995                                     784076                                  698086
12/31/1996                                    933,443                                 858,576
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that Class.

PERFORMANCE COMPARED TO THE RUSSELL 2500
AND S&P 500 INDICES(1)
--------------------------------------

                                                                                                            TOTAL RETURNS(2)
                                                                                                     -------------------------------
                                                                                                                    AVERAGE ANNUAL
                                                                                                       ONE YEAR     SINCE INCEPTION
                                                                                                     ------------  -----------------
PORTFOLIO -- CLASS A...............................................................................       22.99%          14.32%
PORTFOLIO -- CLASS B(3)............................................................................       22.33             N/A
RUSSELL 2500.......................................................................................       19.05           16.71
S&P 500............................................................................................       22.96           17.08

1. The Russell 2500 Index and the S&P 500 Index are unmanaged indices of common stock.
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
3. The Portfolio began offering Class B shares on January 2, 1996.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

The Small Cap Value Equity Portfolio invests in small companies that our research indicates are undervalued, of high quality, and will reward the shareholder through high current dividend income. The Portfolio's disciplined value approach seeks to outperform the Russell 2500 Small Company Index in the longer term. We believe our emphasis on high quality companies will help the Portfolio perform particularly well in difficult markets.

The Small Cap Value Equity Portfolio selects companies that can be purchased at bargain prices. Bargains mostly arise as a result of public overreactions to temporary problems associated with an otherwise healthy company, or because a company is neglected and currently out-of-the limelight of investors' interest. Often, these companies operate as major players in very focused markets and are not widely followed by the investment community.

The Portfolio invests in all economic sectors of the market, and our strategy of maintaining a well-diversified portfolio is intended to produce consistent and reliable results over time. Our investment approach combines quantitative and fundamental research, and is based on the premise that the prices of stocks move more frequently, and in greater magnitude, than do the fundamentals of the underlying companies. This discrepancy creates an opportunity for disciplined, value-oriented investors. Our value approach importantly includes quality and growth standards which are carefully designed to help avoid "value-traps", where cheap stocks sometimes remain cheap (or become cheaper) because the company is run by bad managers or is mired in a hopelessly difficult business environment. The end result should be a portfolio with below-market valuation and an overall growth rate as similar as possible to the Russell 2500 benchmark.

For the year ended December 31, 1996, the Portfolio had a total return of 22.99% for the Class A shares and 22.33% for the Class B shares, as compared to a total return of 19.05% and 22.96% for the Russell 2500 Index and S&P 500 Index, respectively. The average annual total return for the period from inception on December 17, 1992 through December 31, 1996 was 14.32% for the Class A shares, as compared to 16.71% for the Russell 2500 Index and 17.08% for the S&P 500 Index.

--------------------------------------------------------------------------------
SMALL CAP VALUE EQUITY PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE SMALL CAP VALUE EQUITY PORTFOLIO (CONT.)

FOURTH QUARTER PERFORMANCE REVIEW

The fourth quarter was especially strong for the market and the Portfolio. The positive results stemmed from both stock and sector selection. In particular, our overweighing in the energy sector provided strong returns. For the three month period ended December 31, 1996, the Portfolio had a total return of 11.52% for the Class A shares and 11.42% for the Class B shares, as compared to a total return of 5.57% for the Russell 2500 and 8.35% for the S&P 500.

In the quarter we added to our weightings in energy, basic resources and technology, while reducing weightings in financial services, health care and utilities.

Looking forward, we are concerned that the effects of sustained wage and job growth and rising food and energy prices will push inflation higher in 1997. Real GDP growth in excess of 3% in the first half of 1997, will likely cause the Federal Reserve to raise interest rates. While the strength of the dollar will allow for the importation of lower cost goods and historically high interest rates will serve to dampen economic growth, we are concerned that inflationary pressures are building and will continue to carefully monitor the growth of the economy.

In any case, we remain committed to our strategy of remaining fully-invested at all times. In the event of higher inflation we would reduce our holdings of financial service stocks and buy shares of companies in less interest sensitive groups.

INVESTMENT STRATEGY

While our investment process is driven chiefly by bottom-up considerations, we also take into account broad macroeconomic trends that influence the outlook for certain industries. As long as we are not required to pay a premium price in the stock market, we prefer to invest in industries which are beneficiaries of favorable secular economic trends or positive changes in competitive conditions. The two areas we have found most interesting recently are financial services and aerospace manufacturing.

Though we have reduced our overall weight in financial stocks, we are still adding to positions of selected asset management and brokerage stocks. Recent purchases in this sector include Franklin Resources, a mutual fund company, and additional purchases of United Asset Management, a skilled consolidator of investment management companies, and Everen Capital, a well-run regional brokerage concern. Our investment in Everen should benefit from future regulatory changes making it easier for banks to acquire brokerage companies.

We continue to be interested in aerospace manufacturing. After several years of little growth, new plane orders are rebounding strongly. We are focusing on suppliers of parts and services to Boeing. As in many other industries, major aerospace companies, such as Boeing, are reducing the number of suppliers they use and are also relying more heavily on outside suppliers for value-added services such as engineering design and just-in-time delivery of parts and supplies. In addition to the upswing in the aerospace cycle, this concentration of suppliers and extra services should create a boom in new business for well-positioned aerospace supply companies. Our most recent purchase in this sector is Crane Co.

CONCLUSION

The Portfolio is designed to outperform small cap indices over the long-term, and to do so with lower volatility. In times of strong market advances such as the ebullient bull market of 1996, the Portfolio should provide good absolute returns but may not participate fully in speculative rallies. In times of difficult market environments, we expect the Portfolio to perform very well, and for the total long-term result to be measurably better than that of the Russell 2500 Index.

The Small Cap Value Equity Portfolio offers the consistent application of a disciplined value-oriented investment process to its shareholders. As such, we will diligently search for small companies that our research indicates are undervalued, have strong balance sheets and possess reasonably good growth prospects. We believe that selective investments in companies such as this should provide superior long-term returns for our shareholders.

Gary G. Schlarbaum
PORTFOLIO MANAGER

William B. Gerlach
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
                                                Small Cap Value Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE SMALL CAP VALUE EQUITY PORTFOLIO
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

COMMON STOCKS (94.7%)
  AEROSPACE (1.8%)
     6,400  AAR Corp..........................................  $      193
     1,200  Penn Engineering & Manufacturing Corp.............          25
     5,500  Thiokol Corp......................................         246
                                                                ----------
                                                                       464
                                                                ----------
  BANKING (8.4%)
     7,800  Astoria Financial Corp............................         288
     6,475  First Security Corp. (Delaware)...................         219
     7,400  Onbancorp, Inc....................................         275
     3,337  Peoples Heritage Financial Group, Inc.............          93
     8,500  Susquehanna Bancshares, Inc.......................         294
    15,100  Trustmark Corp....................................         385
     8,500  Union Planters Corp...............................         332
     6,400  Washington Mutual, Inc............................         277
                                                                ----------
                                                                     2,163
                                                                ----------
  BUILDING (3.0%)
     5,600  Ameron International Corp. (Delaware).............         289
    22,900  Gilbert Associates, Inc., Class A.................         315
    12,300  Ryland Group, Inc.................................         169
                                                                ----------
                                                                       773
                                                                ----------
  CAPITAL GOODS (5.5%)
    11,503  Binks Manufacturing Co............................         462
    17,300  Cascade Corp......................................         279
    13,400  Starret (L.S.) Co., Class A.......................         380
     5,200  Tecumseh Products Co., Class A....................         298
                                                                ----------
                                                                     1,419
                                                                ----------
  CHEMICALS (5.2%)
    26,192  Aceto Corp........................................         365
    12,000  Crompton & Knowles, Corp..........................         231
     8,200  Dexter Corp.......................................         261
     4,300  Learonal, Inc.....................................          99
     1,100  Mississippi Chemical Corp.........................          27
    10,400  Quaker Chemical Corp..............................         170
     6,300  Witco Corp........................................         192
                                                                ----------
                                                                     1,345
                                                                ----------
  COMPUTERS (1.9%)
 (a)15,900  Cirrus Logic, Inc.................................         246
    10,000  Watts Industries, Inc., Class A...................         239
                                                                ----------
                                                                       485
                                                                ----------
  CONSUMER-DURABLES (3.2%)
     9,700  Arvin Industries, Inc.............................         240
    10,498  Knape & Vogt Manufacturing Co.....................         173
    13,400  Oneida Ltd........................................         241
     5,400  Smith (A.O.) Corp., Class B.......................         162
                                                                ----------
                                                                       816
                                                                ----------


                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
  CONSUMER-RETAIL (5.6%)
     5,000  American Greetings Corp., Class A.................  $      142
     8,800  Guilford Mills, Inc...............................         234
     6,700  Interface, Inc....................................         135
    21,400  Lillian Vernon Corp...............................         262
     5,200  Springs Industries, Inc., Class A.................         224
     8,400  Stanhome, Inc.....................................         223
 (a)11,000  Zale Corp.........................................         210
                                                                ----------
                                                                     1,430
                                                                ----------
  CONSUMER-STAPLES (3.8%)
     5,918  Block Drug Co., Inc., Class A.....................         272
    10,600  Coors (Adolph), Inc., Class B.....................         201
     6,600  International Multifoods Corp.....................         120
    17,600  Nash Finch Co.....................................         374
                                                                ----------
                                                                       967
                                                                ----------
  ENERGY (3.9%)
     7,700  Ashland Coal, Inc.................................         214
     4,600  National Fuel Gas Co..............................         190
     5,500  Parker & Parsley Petroleum Co.....................         202
     8,302  Ultramar Diamond Shamrock Corp....................         262
     5,800  Union Texas Petro Holdings, Inc...................         130
                                                                ----------
                                                                       998
                                                                ----------
  ENTERTAINMENT (1.2%)
     3,000  First Hawaiian, Inc...............................         105
     6,100  Universal Corp....................................         196
                                                                ----------
                                                                       301
                                                                ----------
  FINANCIAL-DIVERSIFIED (6.2%)
    26,800  EVEREN Capital Corp...............................         600
     5,200  GATX Corp.........................................         252
    11,500  Manufactured Home Communities, Inc. REIT..........         267
    10,000  United Asset Management, Inc......................         266
     8,800  Wellsford Residential Property Trust REIT.........         214
                                                                ----------
                                                                     1,599
                                                                ----------
  HEALTH CARE (5.8%)
    10,400  Analogic Corp.....................................         348
     6,100  Beckman Instruments, Inc..........................         234
     8,200  Bergen Brunswig Corp., Class A....................         234
    14,900  Bindley Western Industries, Inc...................         289
    15,100  Kinetic Concepts, Inc.............................         185
     8,000  United Wisconsin Services, Inc....................         210
                                                                ----------
                                                                     1,500
                                                                ----------
  INDUSTRIAL (2.6%)
     4,200  Barnes Group, Inc.................................         252
     2,000  Franklin Resources, Inc...........................         137
    16,000  Kaman Corp., Class A..............................         208
  (a)5,000  Renters Choice, Inc...............................          72
                                                                ----------
                                                                       669
                                                                ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Small Cap Value Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE SMALL CAP VALUE EQUITY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
  INSURANCE (5.7%)
    11,000  Argonaut Group, Inc...............................  $      338
     6,200  Enhance Financial Services Group, Inc.............         226
     5,600  Provident Companies, Inc..........................         271
     9,400  Selective Insurance Group, Inc....................         357
     8,350  USLife Corp.......................................         278
                                                                ----------
                                                                     1,470
                                                                ----------
  METALS (3.2%)
    13,800  Birmingham Steel Corp.............................         262
     5,800  Cleveland-Cliffs, Inc.............................         263
     5,900  Precision Castparts Corp..........................         293
                                                                ----------
                                                                       818
                                                                ----------
  PAPER & PACKAGING (2.0%)
     6,700  Ball Corp.........................................         174
     5,000  P.H. Glatfelter Co................................          90
     5,800  Potlatch Corp.....................................         250
                                                                ----------
                                                                       514
                                                                ----------
  SERVICES (8.1%)
    11,600  Angelica Corp.....................................         222
    12,200  Bowne & Co........................................         300
    10,900  Cross (A.T.) Co., Class A.........................         127
    16,600  Jackpot Enterprises, Inc..........................         162
    10,900  New England Business Services, Inc................         234
    10,200  Ogden Corp........................................         191
    25,500  Piccadilly Cafeterias, Inc........................         236
    12,400  Russ Berrie & Co., Inc............................         223
     8,600  Sbarro, Inc.......................................         219
     7,700  True North Communications, Inc....................         169
                                                                ----------
                                                                     2,083
                                                                ----------
  TECHNOLOGY (7.9%)
    14,900  Core Industries, Inc..............................         246
    11,900  Cubic Corp........................................         275
    12,100  Dallas Semiconductor Corp.........................         278
    16,900  Gerber Scientific, Inc............................         252
    17,500  MTS Systems Corp..................................         350
     9,500  National Computer Systems, Inc....................         242
     6,600  Park Electrochemical Corp.........................         150
    12,200  Scitex Ltd........................................         116
  (a)5,300  Tracor, Inc.......................................         113
                                                                ----------
                                                                     2,022
                                                                ----------
  TRANSPORTATION (1.8%)
     8,800  Airborne Freight Corp.............................         206
     1,600  Overseas Shipholding Group, Inc...................          27
    15,600  SkyWest, Inc......................................         216
                                                                ----------
                                                                       449
                                                                ----------


                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
  UTILITIES (7.9%)
     8,200  Central Hudson Gas & Electric.....................  $      257
     8,100  Commonwealth Energy Systems Cos...................         190
     5,200  Eastern Enterprises...............................         184
     7,800  Oneok, Inc........................................         234
     5,800  Orange & Rockland Utilities, Inc..................         208
  (a)5,000  Reading & Bates Corp..............................         133
     7,300  SJW Corp..........................................         342
    10,000  Washington Gas Light Co...........................         226
    13,300  Washington Water Power Co.........................         248
                                                                ----------
                                                                     2,022
                                                                ----------
TOTAL COMMON STOCKS (Cost $20,255)............................      24,307
                                                                ----------

   FACE
  AMOUNT
  (000)
----------

SHORT-TERM INVESTMENT (2.0%)
  REPURCHASE AGREEMENT (2.0%)
$      519  Chase Securities, Inc. 5.95%, dated 12/31/96, due
              1/02/97, to be repurchased at $519,
              collateralized by U.S. Treasury Bonds, 8.125%,
              due 8/15/19, valued at $533 (Cost $519).........         519
                                                                ----------

TOTAL INVESTMENTS (96.7%) (Cost $20,774).................    24,826
                                                           --------
OTHER ASSETS (3.4%)
  Receivable for Portfolio Shares Sold.......  $      531
  Receivable for Investments Sold............         283
  Dividends Receivable.......................          55
  Other......................................           5       874
                                               ----------
LIABILITIES (-0.1%)
  Investment Advisory Fees Payable...........          (6)
  Custodian Fees Payable.....................          (6)
  Administrative Fees Payable................          (4)
  Directors' Fees and Expenses Payable.......          (1)
  Distribution Fees Payable..................          (1)
  Other Liabilities..........................         (23)      (41)
                                               ----------  --------
NET ASSETS (100%)........................................   $25,659
                                                           --------
                                                           --------

NET ASSETS CONSIST OF:
Paid in Capital....................................  $ 20,592
Undistributed Net Investment Income................         3
Accumulated Net Realized Gain......................     1,012
Unrealized Appreciation on Investments.............     4,052
                                                     --------
NET ASSETS.........................................  $ 25,659
                                                     --------
                                                     --------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                Small Cap Value Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE SMALL CAP VALUE EQUITY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                           AMOUNT
                                           (000)
---------------------------------------------------

CLASS A:
---------------------------------------
NET ASSETS.............................     $23,970
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
Applicable to 2,201,662 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................      $10.89
                                         ----------
                                         ----------
CLASS B:
---------------------------------------
NET ASSETS.............................      $1,689
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
Applicable to 155,279 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................      $10.88
                                         ----------
                                         ----------

------------------------------------------------------------

(a)   --  Non-income producing security
REIT  --  Real Estate Investment Trust

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Small Cap Value Equity Portfolio

                                       92
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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE TECHNOLOGY PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Communication Equipment                         27.5%
Communication Services                           7.1%
Business Services                                7.6%
Electronic Computers                             5.4%
Motion Picture & Video Tape Production           1.1%
Personal Services                                0.7%
Semiconductors & Related Services               25.7%
Surgical & Medical Instruments & Apparatus       0.5%
Software                                        17.1%
Other                                            7.3%

COMPARISON OF THE CHANGE IN VALUE OF A $250,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                      TECHNOLOGY PORTFOLIO -- CLASS  TECHNOLOGY PORTFOLIO -- CLASS
                                  S&P 500 INDEX (1)                 A                              B
9/16/1996*                                  $250,000                       $250,000                        $50,000
12/31/96                                     272,200                        267,750                         53,550
*Commencement of operations
**Minimum Investment -- Class A

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The S&P 500 Index value at December 31, 1996 assumes a minimum initial investment of $250,000; if a minimum initial investment of $50,000 is assumed the value at December 31, 1996 would be $54,440.
PERFORMANCE COMPARED TO THE S&P 500 INDEX AND THE LIPPER SCIENCE AND TECHNOLOGY FUNDS INDEX(1)
--------------------------------------------------------------------------------

                                                                                                                 TOTAL RETURN(2)
                                                                                                                 SINCE INCEPTION
                                                                                                                -----------------
PORTFOLIO -- CLASS A(3).......................................................................................          7.10%
PORTFOLIO -- CLASS B(3).......................................................................................          7.10
S&P 500.......................................................................................................          8.88
LIPPER SCIENCE & TECHNOLOGY...................................................................................          8.45

1. The S&P 500 Index is an unmanaged index of common stocks. The Lipper Science and Technology Funds Index is a composite index of mutual funds that invest at least 65% of their assets in science and technology stocks.
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
3. The Portfolio commenced operations on September 16, 1996.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The investment objective of the Technology Portfolio is to achieve long term capital appreciation by investing primarily in equity securities of companies expected to benefit from their involvement in technology and technology-related industries. The focus of the Portfolio is to identify significant long term technology trends and to invest in those premier companies we believe are positioned to materially gain from these trends. Stocks selected for the Portfolio are also expected to meet comprehensive selection criteria. The Portfolio may invest up to 35% of its total investments in securities of foreign companies to participate sufficiently in the global technology market.

For the period from inception on September 16, 1996 through December 31, 1996 the Portfolio had a total return of 7.10% for the Class A shares and 7.10% for the Class B shares, as compared to a total return of 8.88% for the S&P 500 Index and 8.45% for the Lipper Science & Technology Funds Index. For the three-month period ended December 31, 1996 the Portfolio had a total return of 3.18% for the Class A shares and 3.08% for the Class B shares, as compared to a total return of 8.35% for the S&P 500 Index and 4.51% for the Lipper Science & Technology Funds Index for the same period.

The best performing stocks for the December quarter were large capitalization stocks such as Microsoft, IBM and Intel and semiconductor and related companies, while smaller cap stocks tended to lag the market. Fortunately, our largest positions are Microsoft and Intel and we had over 25% of the Portfolio in semiconductor and related stocks. Intel's momentum, led by its core product the Pentium, lent credibility to the semiconductor turnaround story and most secondary semiconductor stocks rallied as a result.

Networking stocks had a difficult quarter as some of the higher profile companies encountered sooner than expected revenue deceleration and as a result suffered valuation compression. Technology services stocks were negatively effected when EDS, the stalwart of the group, commented on their cautious outlook for the December quarter. The company attributed some of its concerns to firm specific issues, but this indirectly pressured other related stocks. Enterprise software stocks performed moderately as Oracle and Computer Associates, two high profile companies, encountered difficulties in the European market, thereby pressuring related stocks. The storage and

--------------------------------------------------------------------------------
                                                            Technology Portfolio

                                       93
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[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE TECHNOLOGY PORTFOLIO (CONT.)

computing categories performed well on the back of strong corporate PC demand and effective execution among the respective industry leaders. Telecom equipment companies performed well for most of the quarter but sold off near quarter-end as the telecom/cable service war (and its implications for heightened levels of competition) appeared to be entering a less aggressive phase and investors became concerned about the level of future equipment purchases. We will continue to selectively invest in telco service providers who have the most market share to gain and the least to lose while maintaining profitability. The consumer software sector performed poorly as the retail distribution channel encountered structural difficulties and consumer PC sales were moderate for Christmas, 1996.

We are looking forward to 1997. The economy continues to grow at a moderate pace, a positive for technology spending. Many of the industry leaders such as Intel, Microsoft, and Cisco continue to execute well and are experiencing healthy fundamental growth. As always with technology investing, we expect significant volatility will continue. Our job will be to identify the premier sectors and companies and avoid the losers while holding steadfast to the principles which have provided us with a strong start and are expected to reward us long term.

Christopher R. Blair
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
TECHNOLOGY PORTFOLIO

                                       94
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        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE TECHNOLOGY PORTFOLIO
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
COMMON STOCK (92.7%)
  COMMUNICATION EQUIPMENT (27.5%)
     COMPUTER INTEGRATED SYSTEMS DESIGN (10.7%)
  (a)3,900  Cisco Systems, Inc................................  $      248
  (a)4,900  Retix, Inc........................................          33
  (a)2,800  3Com Corp.........................................         205
  (a)1,400  VideoServer, Inc..................................          59
                                                                ----------
                                                                       545
                                                                ----------
     COMPUTER PERIPHERAL EQUIPMENT (4.4%)
  (a)2,700  Adaptec, Inc......................................         108
  (a)1,100  Black Box Corp....................................          45
  (a)2,400  Quantum Corp......................................          69
                                                                ----------
                                                                       222
                                                                ----------
     ELECTRONIC COMPONENTS & ACCESSORIES (0.9%)
     1,313  Molex, Inc., Class A..............................          47
                                                                ----------
     ELECTRONIC PARTS & EQUIPMENT (3.3%)
     2,700  Motorola, Inc.....................................         166
                                                                ----------
     TELEPHONE & TELEGRAPH APPARATUS (8.2%)
  (a)3,300  ADC Telecommunications, Inc.......................         103
     1,200  Advanced Fibre Communications.....................          67
       600  Northern Telecommunications Ltd...................          37
  (a)2,300  Telco Systems, Inc................................          44
     3,100  Telefonaktiebolaget LM Ericsson ADR...............          94
  (a)1,900  Tellabs, Inc......................................          72
                                                                ----------
                                                                       417
                                                                ----------
  TOTAL COMMUNICATION EQUIPMENT...............................       1,397
                                                                ----------
  COMMUNICATION SERVICES (7.1%)
     COMPUTER PROGRAMMING (4.0%)
     1,000  ECsoft Group plc ADR..............................          10
     2,000  Electronic Data Systems Corp......................          87
       600  International Network Services....................          18
       700  XLConnect Solutions, Inc..........................          20
     2,600  Whittman-Hart, Inc................................          67
                                                                ----------
                                                                       202
                                                                ----------
     DIRECT MAIL ADVERTISING SERVICE (0.2%)
     1,000  May & Speh, Inc...................................          12
                                                                ----------
     RADIO/TELEPHONE COMMUNICATIONS (1.4%)
       800  LCC International, Inc., Class A..................          15
  (a)3,800  Mobile Telecommunications Technologies Corp.......          32
     1,100  Orion Network Systems, Inc........................          14
    (a)600  WinStar Communications, Inc.......................          13
                                                                ----------
                                                                        74
                                                                ----------
     TELEPHONE COMMUNICATIONS (1.5%)
     1,000  MCI Communications Corp...........................          33
     1,400  Teleport Communications Group, Inc., Class A......          43
                                                                ----------
                                                                        76
                                                                ----------
  TOTAL COMMUNICATION SERVICES................................         364
                                                                ----------


                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
  OTHER TECHNOLOGY (41.0%)
     BUSINESS SERVICES (7.6%)
     1,000  Automatic Data Processing, Inc....................  $       43
       500  BA Merchant Services, Inc., Class A...............           9
    (a)800  BISYS Group, Inc..................................          30
    (a)500  CBT Group plc ADR.................................          27
  (a)1,400  Gartner Group, Inc., Class A......................          55
     1,300  ONTRACK Data International, Inc...................          19
     1,200  Paychex, Inc......................................          62
     1,800  Sterling Commerce, Inc............................          56
  (a)1,300  SunGuard Data Systems, Inc........................          51
     2,000  USCS International, Inc...........................          34
                                                                ----------
                                                                       386
                                                                ----------
     ELECTRONIC COMPUTERS (5.4%)
  (a)1,400  Compaq Computer Corp..............................         104
  (a)1,400  Dell Computer Corp................................          74
       500  International Business Machines Corp..............          76
  (a)2,100  Network Computing Devices, Inc....................          21
                                                                ----------
                                                                       275
                                                                ----------
     MOTION PICTURE & VIDEO TAPE PRODUCTION (1.1%)
       700  News Corp. Ltd., ADR..............................          14
    (a)700  Tele-Communcations, Inc., Class A.................          20
       300  The Walt Disney Co................................          21
                                                                ----------
                                                                        55
                                                                ----------
     PERSONAL SERVICES (0.7%)
  (a)1,550  CUC International, Inc............................          37
                                                                ----------
     SEMICONDUCTORS & RELATED SERVICES (25.7%)
  (a)1,900  Altera Corp.......................................         138
  (a)1,500  ANADIGICS, Inc....................................          59
  (a)2,000  Applied Materials, Inc............................          72
  (a)1,900  ESS Technology, Inc...............................          53
  (a)1,400  Fusion Systems Corp...............................          30
     2,000  Intel Corp........................................         262
  (a)1,300  KLA Instruments Corp..............................          46
  (a)1,000  Lattice Semiconductor Corp........................          46
  (a)1,000  Level One Communications, Inc.....................          36
     3,100  Linear Technology Corp............................         136
  (a)2,500  Maxim Integrated Products, Inc....................         108
  (a)2,700  Microchip Technology, Inc.........................         137
     2,000  Micron Technology, Inc............................          58
  (a)1,100  Semtech Corp......................................          19
  (a)2,900  Xilinx, Inc.......................................         107
                                                                ----------
                                                                     1,307
                                                                ----------
     SURGICAL & MEDICAL INSTRUMENTS & APPARATUS (0.5%)
    (a)400  Boston Scientific Corp............................          24
                                                                ----------
  TOTAL OTHER TECHNOLOGY......................................       2,084
                                                                ----------
  SOFTWARE (17.1%)
     COMMUNICATIONS SOFTWARE (0.4%)
    (a)900  Objective Systems Integrators, Inc................          21
                                                                ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                            Technology Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE TECHNOLOGY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

SOFTWARE (CONT.)

     PREPACKAGED SOFTWARE (16.7%)
  (a)1,100  Avant! Corp.......................................  $       35
  (a)1,000  BMC Software, Inc.................................          41
  (a)1,000  Broderbund Software, Inc..........................          30
    (a)500  Clarify, Inc......................................          24
  (a)1,300  Compuware Corp....................................          65
       100  CyberMedia, Inc...................................           2
  (a)3,400  Microsoft Corp....................................         281
    (a)200  Netscape Communications Corp......................          11
  (a)2,400  Oracle Corp.......................................         100
  (a)2,200  Peoplesoft, Inc...................................         105
  (a)5,000  Proginet Corp.....................................          18
    (a)600  Remedy Corp.......................................          32
       600  Siebel Systems, Inc...............................          16
  (a)1,700  Transaction Systems Architects, Inc., Class A.....          57
  (a)1,000  Vantive Corp......................................          31
                                                                ----------
                                                                       848
                                                                ----------
  TOTAL SOFTWARE..............................................         869
                                                                ----------
TOTAL COMMON STOCK (Cost $4,418)..............................       4,714
                                                                ----------

   FACE
  AMOUNT
  (000)
----------
SHORT-TERM INVESTMENT (2.0%)
  U.S. TREASURY BILL (2.0%)
$      100  U.S. Treasury Bill, 5.00%, 1/16/97 (Cost $99).....          99
                                                                ----------

                                                            VALUE
                                                            (000)
-------------------------------------------------------------------
TOTAL INVESTMENTS (94.7%) (Cost $4,517)..................    $4,813
                                                           --------
OTHER ASSETS (9.4%)
    Receivable for Investments Sold..........  $      269
    Receivable due from Broker...............          92
    Receivable for Investment Advisory
    Fees.....................................          82
    Other....................................          33       476
                                                    -----
LIABILITIES (-4.1%)
    Payable for Investments Purchased........        (143)
    Bank Overdraft...........................         (48)
    Custodian Fees Payable...................          (2)
    Adminstrative Fees Payable...............          (1)
    Distribution Fees Payable................          (1)
    Other Liabilities........................         (12)     (207)
                                                    -----  --------
NET ASSETS (100%)........................................    $5,082
                                                           --------
                                                           --------

NET ASSETS CONSIST OF:
Paid in Capital.....................................  $  4,798
Accumulated Net Realized Loss.......................       (12)
Unrealized Appreciation on Investments..............       296
                                                      --------
NET ASSETS..........................................  $  5,082
                                                      --------
                                                      --------

CLASS A:
----------------------------------------------------
NET ASSETS..........................................    $3,595
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 335,562 outstanding $0.001 par value
  shares (authorized 500,000,000 shares)............    $10.71
                                                      --------
                                                      --------
CLASS B:
----------------------------------------------------
NET ASSETS..........................................    $1,487
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 138,936 outstanding $0.001 par value
  shares (authorized 500,000,000 shares)............    $10.71
                                                      --------
                                                      --------

------------------------------------------------------------

(a)   --  Non-income producing security
ADR   --  American Depositary Receipt

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Technology Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE U.S. REAL ESTATE PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Apartment                 15.7%
Healthcare                 6.7%
Land                       2.3%
Lodging/Leisure           13.8%
Manufactured Home          5.4%
Office and
Industrial                33.6%
Retail                    10.2%
Self Storage               2.5%
Other                      9.8%

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                          U.S. REAL ESTATE
                                NAREIT INDEX (1)          PORTFOLIO-CLASS A
02/24/95*                                $500,000                         $500,000
12/31/1995                               $572,300                         $605,350
12/31/1996                                780,617                          844,826
*Commencement of operations
**Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that Class.
PERFORMANCE COMPARED TO THE NATIONAL ASSOCIATION
OF REAL ESTATE INVESTMENT TRUSTS (NAREIT) INDEX(1)
---------------------------------------------

                                                                                                            TOTAL RETURNS(2)
                                                                                                     -------------------------------
                                                                                                                    AVERAGE ANNUAL
                                                                                                       ONE YEAR     SINCE INCEPTION
                                                                                                     ------------  -----------------
PORTFOLIO -- CLASS A...............................................................................       39.56%          32.73%
PORTFOLIO -- CLASS B(3)............................................................................       38.23             N/A
INDEX..............................................................................................       36.40           27.19

1. The NAREIT Index is an unmanaged market weighted index of tax qualified REITs listed on the New York Stock Exchange, American Stock Exchange and the NASDAQ National Market System, including dividends.
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
3. The Portfolio began offering Class B shares on January 2, 1996.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

The U.S. Real Estate Portfolio seeks to provide above average current income and long-term capital appreciation by investing primarily in equity securities of companies in the U.S. real estate industry, including real estate investment trusts.

For the year ended December 31, 1996, the Portfolio had a total return of 39.56% for the Class A shares and 38.23% for the Class B shares, as compared to a total return of 36.40% for the National Association of Real Estate Investment Trusts (NAREIT) Index. The average annual total return for the period from inception on February 24, 1995 through December 31, 1996 was 32.73% for the Class A shares as compared to 27.19% for the Index.

The U.S. real estate securities markets exceeded the expectations of even the most optimistic analysts during 1996 in terms of total performance, growth in assets and other relevant benchmarks. The NAREIT Equity Index (the "Index") registered a total return of 35.3%, of which approximately 18.9% came in the fourth quarter (and a full 10.4% in the final month alone). In this report we would like to examine a number of the major themes that defined this record-breaking year, to review important developments in each of the major industry sectors that together comprise the real estate business, and lastly to review the Portfolio's position and strategy as we enter the new year 1997.

INVESTMENT THEMES: 1996

The most important theme of 1996 and the one which certainly dominated the market during the second half of the year was the extraordinary growth of the real estate sector. Driven by rapid appreciation in share prices and a record-setting $9.5 billion in securities offerings, the equity market capitalization of the U.S. REIT industry rose by 53% during 1996 to a year-end total of $87 billion. Total assets of REITs rose 35% to $125 billion. Some analysts now estimate that REITs may comprise as much as 20% of the total commercial real estate owned by institutions in the United States, up from a fraction just a few years ago. Virtually every major real estate investor constituency participated in the market in 1996. Pension funds, which had stuck their toes into the REIT waters for the first time in 1994, came back to REITs in force during the second half of the year. As we write this letter, consultants speak of a record number of pending proposals for pension funds seeking to initiate or expand existing commitments to the REIT industry. Other institutions, such as insurance companies, came to see REITs as a viable alternative during 1996. Perhaps the most noteworthy convert was

--------------------------------------------------------------------------------
                                                      U.S. Real Estate Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE U.S. REAL ESTATE PORTFOLIO (CONT.)

The Prudential Insurance Company, which during September 1996 announced the appointment of a senior REIT executive to restructure their $5.5 billion real estate portfolio, in part through an exchange of direct property into REIT shares. And last, and perhaps of greatest import, individuals in 1996 discovered, or, we should say, rediscovered REITs. During the 1970's and 1980's, of course, individual investors were the dominant owners of REIT shares, but with the growth of the industry during the 1990's, institutions led by dedicated REIT funds, came to set trends and pricing in the market. That seemed to change during the second half of 1996, when, following the market turbulence of July, analysts discovered that REITs had provided a measure of downside protection while the broader market indices were falling. The rush was on, and during the following five months investors, including dedicated REIT mutual funds (who received an estimated $2.7 billion) and non-dedicated mutual funds who re-allocated their portfolios to include exposure to the sector, invested heavily in the sector. While it is impossible to tell at this juncture whether this trend will prove to be long-lasting or short-lived, it has made REITs at least temporarily a momentum sector, with funds flows into larger capitalization stocks setting valuation levels for the industry.

The second major theme during 1996 was consolidation. With the proliferation during the past three years in the number of REITs, a certain natural attrition was to be expected. During 1996 this process of consolidation finally began to unfold in a significant way, with 7 completed and 3 announced mergers between public REITs for a total consideration of $6.1 billion. While the long-term results of these transactions will not be known for some time, it does appear at least during the short run that such transactions have had benefits for the acquiring company and, as expected, for shareholders of the acquired company. With much less fanfare, 1996 also witnessed a continuation of the sea change in the consolidation of private real estate companies into public ones through cash offers or property for share exchanges. The net result of both activities, the public and the private M&A, is to begin what will undoubtedly be a multi-year process of consolidating a heretofore highly fragmented industry.

The third theme, and one of at least technical interest to real estate portfolio managers, was a significant shift in the composition of the various REIT indices during 1996. Prior to the most recent year it could be argued with some conviction that the property type or sector weights within the REIT sector did not reflect well the composition of the U.S. real estate industry. At the beginning of 1996, for example, the apartment and retail sectors accounted for roughly 59.2% of the weight of the NAREIT Equity Index, while the NCREIF Index, an index of private real estate gave those same sectors roughly a 49.5% weighting. Rapid price appreciation in the share prices of office and hotel companies coupled with a heavy slate of securities offerings in those two sectors substantially changed that balance, however. As of year-end, apartment and retail weightings had dropped by 11% (or 6.5 actual percentage points) in the NAREIT Equity Index while the weights of hotel and office combined had risen 65% to 19% (or almost 8 percentage points) of the Index. A preliminary look at expected share offerings for 1997 suggests that we should see more of the same in the year to come.

The final theme was an intensification of the debate among industry analysts between "value" and "growth" styles of investing. Value investors, as the name implies, focus primarily on underlying property values or cash flow in selecting securities for investment. Growth investors, by contrast, are more likely to focus on momentum in earnings or investor sentiment in stock selection. As alluded to above, 1996 gave reason for optimism to both camps, with the first half of the year favoring "value" and the second half of the year clearly favoring the "growth" camp. As dedicated proponents of value investing, we are clearly biased observers in this ongoing debate, given our approach of selecting securities that offer the best value relative to their underlying net property assets. While we believe fervently in the thesis that efficient markets will, in the long run drive values in the public and private markets to equilibrium, we acknowledge the powerful nature of the recent funds flow momentum that maintains prices of some securities at 30% to 50% premiums to net assets. In the coming year we will strive to maintain our value discipline, while at the same time not overlooking "growth" companies that are able to create incremental underlying share value through superior property skills.

SECTOR REVIEW

A year ago, many real estate analysts proclaimed that 1996 would be a year for stock picking after a year (1995) in which sector selection appeared to have been dominant. The prevalence of sector selection again in 1996 no doubt came as a surprise to many in the industry, as sector bets on the office and hotel sectors again contributed significantly to excess

--------------------------------------------------------------------------------
U.S. REAL ESTATE PORTFOLIO

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE U.S. REAL ESTATE PORTFOLIO (CONT.)

performance. The chart below outlines the total return performance of the various sectors in the real estate industry for 1995 and 1996:

                                                                                                              TOTAL PERFORMANCE
                                                                                                           ------------------------
SECTOR                                                                                                        1995         1996
---------------------------------------------------------------------------------------------------------  -----------  -----------
Apartments...............................................................................................       12.3%        28.4%
Manufactured Homes.......................................................................................       10.7%        34.9%
Strip Centers............................................................................................        7.4%        32.8%
Regional Malls...........................................................................................        3.0%        44.6%
Outlet Centers...........................................................................................       -2.8%         3.5%
Industrial...............................................................................................       15.9%        37.0%
Office...................................................................................................       38.8%        51.8%
Self Storage.............................................................................................       34.9%        42.0%
Triple Net Lease.........................................................................................       31.6%        30.8%
Hotel....................................................................................................       30.8%        49.2%

As we have written in the past, the securities performance of a sector must reflect in some fashion the performance differentials in the underlying real estate markets. This was no doubt the case again in 1996, as those sectors that generated superior returns generally were those that exhibited on balance the following benign underlying property trends:
- Strengthening tenant demand
- Modest levels of new construction (particularly speculative building)
- Asset values below replacement cost
- High but declining property yields

Certainly this was the case with the full service hotel market and the office sector, two groups that clearly outperformed during 1996. The outperformance of the regional mall sector is frankly a bit more difficult to explain insofar as underlying tenant demand remains spotty at best, competitive retail construction levels remain robust and property values are in fact declining rather than firming. It would appear in this case that some of the improvement in regional mall retail relates to the fact that as bad as conditions are in this market, they have failed to worsen in 1996, and some of the stronger players now have an opportunity for the first time to purchase assets on an opportunistic basis.

Self storage, manufactured housing and industrial sectors produced returns that approximately matched the overall industry. All three markets are generally in equilibrium today, with a modest upward bias in underlying property values in the face of continuing steady tenant growth and a resumption of selective new development. While the fundamentals for these sectors are unlikely to improve during the next twelve months and may, in certain circumstances, deteriorate, we expect these groups to be market performers overall. Lastly, the strip shopping center, apartment and factory outlet sectors clearly underperformed the REIT market generally, with the outlet REITs bringing up the bottom of industry performance for the second year in a row. While the circumstances of each sector differ in important respects, all three suffer from a pace of new construction that is accelerating and that in most cases match or exceed the level of tenant demand. All three also suffer from a flattening or in some cases a softening of private market investor demand, leading to mediocre valuation trends.

INVESTMENT STRATEGY

Against this backdrop, we continue to pursue a strategy of over-weighting those sectors that offer the best underlying real estate fundamentals. Based on our analysis we categorize the sectors as follows:

                     UNDERPERFORM
------------------------------------------------------
Class A Apartments          Factory Outlets
Strip Shopping Centers      Class B Regional Malls
Economy Lodging             Sunbelt

                   MARKET PERFORMER
------------------------------------------------------
Class B Apartments          Industrial
Self Storage                Class A Regional Malls
Suburban Office             Midwest
                      OUTPERFORM
------------------------------------------------------
CBD Office                  Manufactured Housing
Full-service Hotels         Northeast/Pacific Coast

Within this framework, we will, as discussed above, continue to select those securities that we believe offer the best value relative to our estimate of their intrinsic asset value.

Finally, on an administrative note, we had been using the NAREIT Equity Index (excluding healthcare REITs) as our primary benchmark. During 1996, NAREIT (the REIT industry association) decided that it would provide calculations for the NAREIT Equity Index and discontinue providing information for the NAREIT Equity Index excluding healthcare. As a result we will alter our primary benchmark to be the NAREIT Equity Index. The following are the total return numbers for each index for the full year 1996 and fourth quarter of 1996: for the NAREIT Equity
Index: 35.3% and 18.9%, for the NAREIT Equity Index excluding healthcare: 36.4% and 19.4%.

Russell C. Platt
PORTFOLIO MANAGER

Theodore R. Bigman
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
                                                      U.S. Real Estate Portfolio

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--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE U.S. REAL ESTATE PORTFOLIO
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

COMMON STOCKS (90.2%)
  APARTMENT (15.7%)
    99,300  Avalon Properties, Inc. REIT......................  $    2,855
   207,600  Essex Property Trust, Inc. REIT...................       6,098
    40,100  Evans Withycombe Residential, Inc. REIT...........         842
   278,600  Irvine Apartment Communities, Inc. REIT...........       6,965
   143,400  Merry Land & Investment Company, Inc. REIT........       3,083
   243,100  Oasis Residential, Inc. REIT......................       5,531
   306,200  Paragon Group, Inc. REIT..........................       5,435
   215,200  South West Property Trust REIT....................       3,631
                                                                ----------
                                                                    34,440
                                                                ----------
  HEALTHCARE (6.7%)
    11,900  Assisted Living Concepts, Inc.....................         181
     7,200  Healthcare Realty Trust, Inc......................         191
    92,000  LTC Properties, Inc. REIT.........................       1,702
   302,800  Nationwide Health Properties, Inc. REIT...........       7,343
   154,600  Omega Healthcare Investors, Inc. REIT.............       5,140
                                                                ----------
                                                                    14,557
                                                                ----------
  LAND (2.3%)
   449,400  Atlantic Gulf Communities Corp....................       1,938
   271,500  Catellus Development Corp.........................       3,088
                                                                ----------
                                                                     5,026
                                                                ----------
  LODGING/LEISURE (13.8%)
   356,400  American General Hospitality Corp. REIT...........       8,465
    57,100  Bristol Hotel Company.............................       1,813
    68,800  Capstar Hotel Co..................................       1,350
   319,200  Host Marriott Corp................................       5,107
   473,000  John Q Hammons Hotels, Inc........................       4,020
   333,500  Servico, Inc......................................       5,378
   262,600  Suburban Lodges of America, Inc...................       4,202
                                                                ----------
                                                                    30,335
                                                                ----------
  MANUFACTURED HOME (5.4%)
   179,200  Chateau Properties, Inc. REIT.....................       4,749
   257,250  ROC Communities, Inc. REIT........................       7,139
                                                                ----------
                                                                    11,888
                                                                ----------
  OFFICE AND INDUSTRIAL (33.6%)
     INDUSTRIAL (9.3%)
   193,600  East Group Properties REIT........................       5,300
   386,072  Meridian Industrial Trust, Inc. REIT..............       8,107
(a)184,843  Meridian Industrial Trust, Inc., REIT
              (Warrants)......................................       1,155
    11,100  Meridian Point Realty Trust '83 REIT..............          32
   296,900  Pacific Gulf Properties, Inc. REIT................       5,790
       150  Security Capital Industrial Trust REIT............           3
                                                                ----------
                                                                    20,387
                                                                ----------
     OFFICE (18.4%)
   263,200  Arden Realty Group, Inc...........................       7,304
   538,354  Brandywine Realty Trust REIT......................      10,498


                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
(d,e)610,000 Great Lakes, Inc. REIT............................ $    7,930
    39,500  Koger Equity, Inc. REIT...........................         741
   244,000  Parkway Properties, Inc...........................       6,344
   342,818  Trizec Hahn Corp. REIT............................       7,542
                                                                ----------
                                                                    40,359
                                                                ----------
     OFFICE AND INDUSTRIAL (5.9%)
   279,900  Bedford Property Investors, Inc. REIT.............       4,898
   317,000  Prentiss Properties Trust REIT....................       7,925
                                                                ----------
                                                                    12,823
                                                                ----------
  TOTAL OFFICE AND INDUSTRIAL.................................      73,569
                                                                ----------
  RETAIL (10.2%)
     FACTORY OUTLET CENTER (0.4%)
   118,400  Fac Realty, Inc. REIT.............................         784
                                                                ----------
     REGIONAL MALL (4.0%)
    58,100  Taubman Centers, Inc. REIT........................         748
   273,000  Urban Shopping Centers, Inc. REIT.................       7,917
                                                                ----------
                                                                     8,665
                                                                ----------
     SHOPPING CENTER (0.1%)
    22,000  IRT Property Co. REIT.............................         253
                                                                ----------
     STRIP CENTER (5.7%)
   311,100  Alexander Haagen Properties, Inc. REIT............       4,589
   532,600  Burnham Pacific Property Trust REIT...............       7,989
                                                                ----------
                                                                    12,578
                                                                ----------
  TOTAL RETAIL................................................      22,280
                                                                ----------
  SELF STORAGE (2.5%)
   184,300  Shurgard Storage Centers, Inc., Series A, REIT....       5,460
                                                                ----------
TOTAL COMMON STOCKS (Cost $165,201)...........................     197,555
                                                                ----------
PREFERRED STOCKS (0.0%)
     OFFICE (0.0%)
(d,e)33,150 Great Lakes, Inc. REIT (Cost $0)..................          --
                                                                ----------

   FACE
  AMOUNT
  (000)
----------

SHORT-TERM INVESTMENT (9.4%)
  REPURCHASE AGREEMENT (9.4%)
$   20,579  Chase Securities, Inc. 5.95%, dated 12/31/96, due
              1/2/97, to be repurchased at $20,586,
              collateralized by U.S. Treasury Bonds, 6.625%,
              due 7/31/01, valued at $21,140 (Cost $20,579)...      20,579
                                                                ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
U.S. Real Estate Portfolio

                                      100
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--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE U.S. REAL ESTATE PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                            VALUE
                                                            (000)
-------------------------------------------------------------------

TOTAL INVESTMENTS (99.6%) (Cost $185,780)................  $218,134
                                                           --------
OTHER ASSETS (2.5%)
  Cash.......................................  $      559
  Receivable for Portfolio Shares Sold.......       2,179
  Receivable for Investments Sold............       1,486
  Dividends Receivable.......................       1,204
  Interest Receivable........................           3
  Other......................................           3     5,434
                                               ----------
LIABILITIES (-2.1%)
  Payable for Investments Purchased..........      (3,256)
  Payable for Portfolio Shares Redeemed......        (825)
  Investment Advisory Fees Payable...........        (285)
  Administrative Fees Payable................         (25)
  Custodian Fees Payable.....................         (10)
  Directors' Fees and Expenses Payable.......          (3)
  Distribution Fees Payable..................          (5)
  Other Liabilities..........................         (57)   (4,466)
                                               ----------  --------
NET ASSETS (100%)........................................  $219,102
                                                           --------
                                                           --------

NET ASSETS CONSISTS OF:
Paid in Capital...................................  $181,156
Overdistributed Net Investment Income.............        (2)
Accumulated Net Realized Gain.....................     5,594
Unrealized Appreciation on Investments............    32,354
                                                    --------
NET ASSETS........................................  $219,102
                                                    --------
                                                    --------

                                                            AMOUNT
                                                            (000)
-------------------------------------------------------------------

CLASS A:
--------------------------------------------------
NET ASSETS........................................  $210,368
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 14,597,483 outstanding $0.001 par
  value shares (authorized 500,000,000 shares)....    $14.41
                                                    --------
                                                    --------
CLASS B:
--------------------------------------------------
NET ASSETS........................................    $8,734
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 606,905 outstanding $0.001 par
  value shares (authorized 500,000,000 shares)....    $14.39
                                                    --------
                                                    --------

------------------------------------------------------------

(a)   --  Non-income producing security
(d)   --  Security valued at fair value -- see Note A-1 to financial statements.
(e)   --  144A Security -- certain conditions for public sale may exist.
REIT  --  Real Estate Investment Trust

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                      U.S. Real Estate Portfolio

                                      101
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--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE VALUE EQUITY PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Aerospace                         2.5%
Banking                          14.5%
Capital Goods                     2.0%
Chemicals                         1.8%
Communications                    4.8%
Consumer-Durables                 3.2%
Consumer-Retail                   4.9%
Consumer-Service & Growth         4.0%
Consumer-Staples                  9.7%
Energy                            9.8%
Financial-Diversified             2.2%
Health Care                       4.2%
Industrial                        3.3%
Insurance                         6.4%
Metals                            0.6%
Paper & Packaging                 4.0%
Services                          1.1%
Technology                        5.3%
Transportation                    3.5%
Utilities                        10.4%
Other                             1.8%

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                         VALUE EQUITY PORTFOLIO-CLASS
                                S&P 500 STOCK INDEX (1)               A
1/31/90*                                       $500,000                        500000
10/31/1991                                       633500                        557460
10/31/1992                                       695700                        604880
12/31/1992                                       728150                        638765
12/31/1993                                       801400                        735485
12/31/1994                                       811900                        726000
12/31/1995                                      1116687                        970589
12/31/1996                                    1,373,078                     1,162,086
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that Class.
PERFORMANCE COMPARED TO THE S&P 500
AND THE INDATA EQUITY-MEDIAN INDICES(1)
----------------------------------

                                         TOTAL RETURNS(2)
                        --------------------------------------------------
                                       AVERAGE ANNUAL     AVERAGE ANNUAL
                          ONE YEAR       FIVE YEARS       SINCE INCEPTION
                        ------------  -----------------  -----------------
PORTFOLIO -- CLASS
 A....................       19.73%          14.92%             12.95%
PORTFOLIO -- CLASS
 B(3).................       18.57             N/A                N/A
S&P 500...............       22.96           15.20              15.72
INDATA
 EQUITY-MEDIAN........       21.32           10.05              14.89

1. The Indata Equity-Median Index and the S&P 500 Index are unmanaged indices of common stocks. The Indata Equity-Median Index includes an average asset allocation of 7.4% cash and 92.6% equity based on $464.9 billion in assets among 1,277 portfolios for the year ended December 31, 1996.
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
3. The Portfolio began offering Class B shares on January 2, 1996.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

Our value investment philosophy for the Value Equity Portfolio is based on the premise that a diversified portfolio of undervalued securities will outperform the market over the long-term, and can be expected to preserve principal in a difficult market environment.

Key aspects of our philosophy are as follows:

    Reversion to mean valuation levels (return to the long term average) is the most consistent and powerful force in investing.

    We buy companies selling at less than our research measures to be their true worth.

    Our Portfolio is characterized by a distinctly below average price-to-earnings ratio, price-to-book ratio, and a high dividend yield.

    We limit our universe of investments to larger, liquid stocks. This is a list similar to the S&P 500.

    Investment decisions are based on research undertaken by the Morgan Stanley Asset Management/Chicago investment team.

For the year ended December 31, 1996, the Portfolio had a total return of 19.73% for the Class A shares and 18.57% for the Class B shares, as compared to a total return of 22.96% for the S&P 500 Index and 21.32% for the Indata Equity-Median Index. The average annual total return for the five-year period ended December 31, 1996 and for the period from inception on January 31, 1990 through December 31, 1996 was 14.92% and 12.95%, respectively, for the Class A shares as compared to 15.20% and 15.72%, respectively, for the S&P 500 Index and 10.05% and 14.89%, respectively for the Indata Equity-Median Index. According to LIPPER MUTUAL FUNDS QUARTERLY, the average Equity Income mutual fund (value-style fund) had a return of 18.83% for the year ended December 31, 1996.

The Portfolio holds undervalued companies with a wide valuation gap as compared to the characteristics of the S&P 500:

                                                    P/E        P/B
                                                 ---------     ---
Value Equity Portfolio.........................      15.1x       2.4x
S&P 500........................................      18.7x       4.3x

Performance in 1996 was driven primarily by investment style and market capitalization size. Growth stocks outperformed value stocks within the large cap universe, and large cap stocks outperformed smaller cap stocks. For the year, the S&P/Barra Growth Index

--------------------------------------------------------------------------------
VALUE EQUITY PORTFOLIO

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--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE VALUE EQUITY PORTFOLIO (CONT.)
returned 23.97% and the S&P/Barra Value Index returned 22.99%. The larger cap Russell 1000 returned 22.45% while the small cap Russell 2000 returned 16.49%.

Equity markets were very volatile during the year, although they continued the strong advance from 1995 to set record highs. Moderate economic growth, low core inflation trends, strong employment growth, slightly rising treasury rates, and record stock mutual fund inflows characterized the first half of 1996. Mid-year, however, the market deteriorated on fears of an overheating economy, rising inflation and interest rate increases as the job market marched upward. When clear signs of inflation failed to materialize and economic indicators became mixed, the markets resumed the advance later in the second half. Large, blue-chip stocks led the rally as investors sought safety and earnings certainty in these names. Markets received a big boost from post-election optimism in November, only to be spooked in December by comments from the Federal Reserve Chairman.

Our bottom up value driven stock selection process resulted in certain industry over/under weightings relative to the S&P 500. On a relative basis, an overweighting in consumer durables and retail enhanced the performance of the Portfolio, while underweightings in health care and consumer non-durables detracted from performance. On an absolute basis, the best performing sectors in the Portfolio for the year were retail, aerospace and defense, financial services, energy, and consumer durables. Underperforming sectors included industrials, health care, and business equipment and services.

The biggest contributor to performance was our overweighting in the retail sector and the specific stocks held. Woolworth, the leading stock of the Dow Jones Industrial Average this year, returned 69%. New management has been successful in improving the company's financial position, paying down debt and cutting costs. TJ Maxx was another strong performer, up 92% through the third quarter, as it realized the benefits from acquiring Marshalls, and consolidated its leading position in the off-price apparel segment. We pared back gradually on the stock throughout the year as it moved toward our estimate of fair valuation, and sold the remaining position in November. We also sold Kmart early in the year, concerned over the increasing cash flow pressures and continued management turnover at the company, and reinvested the proceeds in Woolworth.

Our aerospace and defense holding, United Technologies, returned 42% for the year. The company has leading positions in its markets worldwide and is benefiting from the current commercial airline cycle upturn.

Financial services holdings delivered extremely strong performance in 1996. The banking industry continued to benefit from consolidation and a low interest rate environment. BankAmerica returned 58%; Chase Manhattan 57%; Banker's Trust 44%; Sallie Mae 44%; First of America 41%; Mellon Bank 38%. We continue to overweight the sector as additional gains from consolidation and deregulation are possible. During the year, we established a position in Bank of Boston.

A big surprise of the year was the continuing strength of oil prices. We benefited from the strong fundamentals of the energy sector by maintaining a market weight position in the sector throughout the year. We sold Royal Dutch Petroleum and Texaco in the second quarter, while adding Mobil in the third quarter. Mobil continues to benefit from cost cutting, yet lags somewhat in performance compared to other major international oil companies. We also added to our existing holdings of Atlantic Richfield and Exxon during the year.

The consumer durable sector had a good year due to the auto industry. Solid personal income growth, low unemployment levels and high consumer confidence drove consumer spending on items such as cars and appliances. We sold the position in Ford after a strong run in the stock, and reinvested the proceeds in Chrysler, after it dropped to the $26-27 range. Chrysler subsequently rebounded, ending the year at $33, returning 25% for the year.

With the market up strong in the past two years, and valuations becoming extended, we have focused more on stocks with above-market dividend yields. We added to our existing high-yielding utility holdings and, in December, established a new position in Northeast Utilities, yielding 7.5%. In the telecommunications sector, the uncertainty from deregulation and a changing competitive environment has resulted in attractive valuations in certain companies. We sold Nynex and added US West Communications, which offers a higher yield and potentially better price appreciation. We sold SBC Communications, a relatively expensive regional phone company, and added AT&T. During the year, AT&T spun-off both the

--------------------------------------------------------------------------------
                                                          Value Equity Portfolio

                                      103
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--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE VALUE EQUITY PORTFOLIO (CONT.)
communications equipment manufacturing unit, Lucent Technologies, and the computer unit, NCR, and has begun re-focusing on the core communications business. The company appears undervalued compared to its peers and offers an above-market yield.

The tobacco companies were excellent buying opportunities this year, although they were very volatile. We added RJR Nabisco to the Portfolio in the first quarter, and Philip Morris in the second quarter. The fear of tobacco litigation and settlements against the industry caused both stocks to drop significantly in the third quarter, which we saw as a buying opportunity. Subsequently, both rebounded strongly in the fourth quarter. Philip Morris ended the year up 31%, while RJR still lags somewhat, up only 17% for the year. Both continue to offer attractive yields and are the two biggest holdings in the Portfolio. In other consumer staple holdings, we sold Heinz early in the year and continue to pare back American Brands. One of the Portfolio's weakest performers included Fleming, down 15% for the year. The company faces legal problems that included a large settlement awarded against them which was later reversed.

In the services and growth sector, in which the Portfolio is underweight versus the S&P 500, we added McGraw-Hill in the fourth quarter. As the economic cycle has lengthened, concern has grown in the market about the possible slowing of future corporate earnings. We felt McGraw-Hill addressed this concern as it offers good earnings growth prospects at reasonable valuation levels.

The technology sector included the weakest performer in the Portfolio, Apple Computer. Apple was down 35% for the year, as the company continues to restructure its business. Harris Corporation was a strong contributor to the sector, returning 28%. Early in the year, we added Texas Instruments when the semiconductor industry and valuations were depressed. Texas Instruments has since recovered, returning approximately 25% for the year.

The commodity industry sectors contained several weak performers in the Portfolio. Eastman Chemical was down 9%, and Louisiana-Pacific, a forest products company, was down 11% for the year, as overcapacity in key products of both companies builds. Monsanto, another chemical holding, was a strong performer, returning approximately 60% for the full year. We sold the position in the fourth quarter as it reached what we believe was full valuation. We reduced the exposure to the paper industry, by selling Weyerhauser, as the industry struggles with a lack of pricing power and overcapacity. However, Willamette Industries, another paper concern, returned 26% for the year.

We maintain a cautious view going into 1997 as valuation levels have become somewhat extended. We continue to overweight financial services and utilities, and underweight technology and health care.

Stephen C. Sexauer
PORTFOLIO MANAGER

Alford E. Zick, Jr.
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
VALUE EQUITY PORTFOLIO

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE VALUE EQUITY PORTFOLIO
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

COMMON STOCKS (98.2%)
  AEROSPACE (2.5%)
    40,900  United Technologies Corp..........................  $    2,699
                                                                ----------
  BANKING (14.5%)
    17,750  BankAmerica Corp..................................       1,771
    26,400  Bank of Boston Corp...............................       1,696
    25,700  Bankers Trust (New York) Corp.....................       2,217
    27,400  Chase Manhattan Corp..............................       2,445
    47,400  First of America Bank Corp........................       2,850
    35,350  Mellon Bank Corp..................................       2,510
    59,600  PNC Bank Corp.....................................       2,242
                                                                ----------
                                                                    15,731
                                                                ----------
  CAPITAL GOODS (2.0%)
    52,100  Deere & Co........................................       2,117
                                                                ----------
  CHEMICALS (1.8%)
    34,575  Eastman Chemical Co...............................       1,910
                                                                ----------
  COMMUNICATIONS (4.8%)
    44,900  AT&T Corp.........................................       1,953
    46,700  Sprint Corp.......................................       1,862
    44,700  U.S. West, Inc....................................       1,442
                                                                ----------
                                                                     5,257
                                                                ----------
  CONSUMER-DURABLES (3.2%)
    52,100  Chrysler Corp.....................................       1,719
    32,500  General Motors Corp...............................       1,812
                                                                ----------
                                                                     3,531
                                                                ----------
  CONSUMER-RETAIL (4.9%)
    53,000  J.C. Penney Co., Inc..............................       2,584
(a)126,800  Woolworth Corp....................................       2,774
                                                                ----------
                                                                     5,358
                                                                ----------
  CONSUMER-SERVICE & GROWTH (4.0%)
    20,400  Eastman Kodak Co..................................       1,637
   144,700  Ogden Corp........................................       2,713
                                                                ----------
                                                                     4,350
                                                                ----------
  CONSUMER-STAPLES (9.7%)
    20,600  American Brands, Inc..............................       1,022
   145,700  Fleming Cos., Inc.................................       2,514
    32,000  Philip Morris Cos., Inc...........................       3,604
   101,300  RJR Nabisco Holdings Corp.........................       3,444
                                                                ----------
                                                                    10,584
                                                                ----------
  ENERGY (9.8%)
    54,800  Ashland, Inc......................................       2,404
    24,200  Atlantic Richfield Co.............................       3,207
    29,000  Exxon Corp........................................       2,842
    17,500  Mobil Corp........................................       2,139
                                                                ----------
                                                                    10,592
                                                                ----------


                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
  FINANCIAL-DIVERSIFIED (2.2%)
    25,850  Student Loan Marketing Association................  $    2,407
                                                                ----------
  HEALTH CARE (4.2%)
    66,400  Bausch & Lomb, Inc................................       2,324
    55,700  Baxter International, Inc.........................       2,284
                                                                ----------
                                                                     4,608
                                                                ----------
  INDUSTRIAL (3.3%)
   112,100  Hanson plc ADR....................................         757
    47,100  Rockwell International Corp.......................       2,867
                                                                ----------
                                                                     3,624
                                                                ----------
  INSURANCE (6.4%)
    59,000  American General Corp.............................       2,412
    43,300  Lincoln National Corp.............................       2,273
    38,600  St. Paul Cos., Inc................................       2,263
                                                                ----------
                                                                     6,948
                                                                ----------
  METALS (0.6%)
    10,000  Phelps Dodge Corp.................................         675
                                                                ----------
  PAPER & PACKAGING (4.0%)
   107,900  Louisiana-Pacific Corp............................       2,279
    29,400  Willamette Industries, Inc........................       2,047
                                                                ----------
                                                                     4,326
                                                                ----------
  SERVICES (1.1%)
    25,700  McGraw-Hill Cos., Inc.............................       1,185
                                                                ----------
  TECHNOLOGY (5.3%)
 (a)35,500  Apple Computer, Inc...............................         737
    41,800  Harris Corp.......................................       2,868
    33,689  Texas Instruments, Inc............................       2,148
                                                                ----------
                                                                     5,753
                                                                ----------
  TRANSPORTATION (3.5%)
 (a)18,300  AMR Corp..........................................       1,613
    75,900  Ryder System, Inc.................................       2,135
                                                                ----------
                                                                     3,748
                                                                ----------
  UTILITIES (10.4%)
    80,100  GPU, Inc..........................................       2,693
    72,600  NIPSCO Industries, Inc............................       2,877
    37,900  Northeast Utilities System........................         502
    83,600  Pinnacle West Capital Corp........................       2,654
    62,400  Texas Utilities Co................................       2,543
                                                                ----------
                                                                    11,269
                                                                ----------
TOTAL COMMON STOCKS (Cost $89,447)............................     106,672
                                                                ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                          Value Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE VALUE EQUITY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

   FACE
  AMOUNT                                                          VALUE
  (000)                                                           (000)
--------------------------------------------------------------------------

SHORT-TERM INVESTMENT (2.4%)
  REPURCHASE AGREEMENT (2.4%)
$    2,623  Chase Securities, Inc. 5.95%, dated 12/31/96, due
              1/02/97, to be repurchased at $2,623,
              collateralized by U.S. Treasury Bonds, 8.875%,
              due 8/15/17, valued at $2,670 (Cost $2,623).....  $    2,623
                                                                ----------
TOTAL INVESTMENTS (100.6%) (Cost $92,070).....................     109,295
                                                                ----------

OTHER ASSETS (0.3%)
  Dividends Receivable.......................  $      339
  Receivable for Portfolio Shares Sold.......          32
  Interest Receivable........................           1
  Other......................................           6       378
                                                    -----
LIABILITIES (-0.9%)
  Payable for Investments Purchased..........        (801)
  Investment Advisory Fees Payable...........        (122)
  Administrative Fees Payable................         (16)
  Payable for Portfolio Shares Redeemed......         (13)
  Custodian Fees Payable.....................          (6)
  Directors' Fees and Expenses Payable.......          (4)
  Distribution Fees Payable..................          (2)
  Other Liabilities..........................         (26)     (990)
                                                    -----  --------
NET ASSETS (100%)........................................  $108,683
                                                           --------
                                                           --------


                                           AMOUNT
                                           (000)
---------------------------------------------------

NET ASSETS CONSISTS OF:
Paid in Capital........................  $   87,025
Undistributed Net Investment Income....           7
Accumulated Net Realized Gain..........       4,426
Unrealized Appreciation on
  Investments..........................      17,225
                                         ----------
NET ASSETS.............................  $  108,683
                                         ----------
                                         ----------
CLASS A:
---------------------------------------
NET ASSETS.............................    $106,128
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
Applicable to 7,638,343 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................      $13.89
                                         ----------
                                         ----------
CLASS B:
---------------------------------------
NET ASSETS.............................      $2,555
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
Applicable to 184,013 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................      $13.89
                                         ----------
                                         ----------

------------------------------------------------------------

(a)   --  Non-income producing security
ADR   --  American Depositary Receipt

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Value Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE BALANCED PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Aerospace                          1.2%
Banking                            7.6%
Capital Goods                      0.9%
Chemicals                          0.8%
Communications                     2.5%
Consumer - Durables                1.7%
Consumer - Retail                  2.2%
Consumer - Service & Growth        1.8%
Consumer - Staples                 4.7%
Energy                             4.8%
Financial -Diversified             1.2%
Health Care                        1.8%
Industrial                         1.8%
Insurance                          2.8%
Metals                             1.3%
Paper & Packaging                  1.6%
Services                           0.6%
Technology                         2.7%
Transportation                     1.4%
Utilities                          5.3%
U.S. Treasury Notes               42.0%
Other                              9.3%

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
--------------------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                 BALANCED PORTFOLIO-CLASS
                                INDATA BALANCED MEDIAN INDEX(1)              A
2/20/90*                                               $500,000                     500000
10/31/1991                                               601750                     582845
10/31/1992                                               659000                     638635
12/31/1992                                               680250                     656635
12/31/1993                                               747350                     736015
12/31/1994                                               743800                     718950
12/31/1995                                               929081                     888838
12/31/1996                                            1,062,776                    985,988
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that Class.
PERFORMANCE COMPARED TO INDATA BALANCED-MEDIAN INDEX(1)
---------------------------------------------

                                         TOTAL RETURNS(2)
                        --------------------------------------------------
                                       AVERAGE ANNUAL     AVERAGE ANNUAL
                          ONE YEAR       FIVE YEARS       SINCE INCEPTION
                        ------------  -----------------  -----------------
PORTFOLIO -- CLASS
A.....................       10.93%          10.15%             10.39%
PORTFOLIO -- CLASS
B(3)..................       10.24           N/A                N/A
INDEX.................       14.39           11.01              11.61

1. The Indata Balanced-Median Index is an unmanaged index and includes an asset allocation of 2.5% cash, 38.2% bonds and 59.3% equity based on $52.6 billion in assets among 579 portfolios for the year ended December 31, 1996 (assumes dividends reinvested). The index returns are gross of management fees; the Portfolio returns are net of management fees and expenses.
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
3. The Portfolio began offering Class B shares on January 2, 1996.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

The Balanced Portfolio's value investment philosophy is based on the premise that a diversified portfolio of undervalued equity securities and fixed income securities will outperform the market over the long-term and can be expected to preserve principal in a difficult market environment.

The Balanced Portfolio's asset allocation strategy between equities, fixed income and cash is based upon our estimate of the portfolio's risk. Since equities are the highest risk asset class, we have maintained a below average equity exposure during past periods of high market valuation. Typically, our equity exposure will range between 35% and 65% with an expected long term average of 55%.

For the year ended December 31, 1996, the Portfolio had a total return of 10.93% for the Class A shares and 10.24% for the Class B shares, as compared to a total return of 14.39% for the Indata Balanced-Median Index. The average annual total return for the five-year period ended December 31, 1996, and for the period from inception on February 20, 1990 through December 31, 1996 for the Class A shares was 10.15% and 10.39%, respectively, as compared to 11.01% and 11.61%, respectively, for the Index.

Our asset allocation, based on market value at December 31, 1996, is as follows:

Equities.............................................       48.7%
Fixed Income.........................................       42.0
Cash.................................................        9.3
                                                       ---------
                                                             100%
                                                       ---------
                                                       ---------

EQUITIES

For the year ended December 31, 1996, the equity component of the Portfolio had a gross return of 22.80%, compared to the S&P 500 return of 22.96%.

Performance in 1996 was driven primarily by investment style and market capitalization size. Growth stocks outperformed value stocks within the large cap universe, and large cap stocks outperformed smaller cap stocks. For the year, the S&P/Barra Growth Index returned 23.97% and the S&P/Barra Value Index returned 22.99%. The larger cap Russell 1000 returned 22.45% while the small cap Russell 2000 returned 16.49%.

Equity markets were very volatile during the year, although they continued the strong advance from 1995 to set record highs. Moderate economic growth, low core inflation trends, strong employment growth,

--------------------------------------------------------------------------------
                                                              Balanced Portfolio

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE BALANCED PORTFOLIO (CONT.)
slightly rising treasury rates, and record stock mutual fund inflows characterized the first half of 1996. Mid-year, however, the market deteriorated on fears of an overheating economy, rising inflation and interest rate increases as the job market marched upward. When clear signs of inflation failed to materialize and economic indicators became mixed, the markets resumed the advance later in the second half. Large, blue-chip stocks led the rally as investors sought safety and earnings certainty in these names. Markets received a big boost from post-election optimism in November, only to be spooked in December by comments from the Federal Reserve Chairman.

The equity component of the Balanced Portfolio holds the same undervalued companies that are held in the Value Equity Portfolio. The equity portion of the Portfolio has a wide valuation gap as compared to the characteristics of the S&P 500.

                                                    P/E        P/B
                                                 ---------     ---
Portfolio-equity portion.......................      15.1x       2.4x
S&P 500........................................      18.7x       4.3x

Our bottom up value driven stock selection process resulted in certain industry over/under weightings relative to the S&P 500. On a relative basis, an overweighting in consumer durables and retail enhanced the performance of the Portfolio, while underweightings in health care and consumer non-durables detracted from performance. On an absolute basis, the best performing sectors in the Portfolio for the year were retail, aerospace and defense, financial services, energy, and consumer durables. Underperforming sectors included industrials, health care, and business equipment and services.

The biggest contributor to performance was our overweighting in the retail sector and the specific stocks held. Woolworth, the leading stock of the Dow Jones Industrial Average this year, returned 69%. New management has been successful in improving the company's financial position, paying down debt and cutting costs. TJ Maxx was another strong performer, up 92% through the third quarter, as it realized the benefits from acquiring Marshalls, and consolidated its leading position in the off-price apparel segment. We pared back gradually on the stock throughout the year as it moved toward our estimate of fair valuation, and sold the remaining position in November. We also sold Kmart early in the year, concerned over the increasing cash flow pressures and continued management turnover at the company, and reinvested the proceeds in Woolworth.

Our aerospace and defense holding, United Technologies, returned 42% for the year. The company has leading positions in its markets worldwide and is benefiting from the current commercial airline cycle upturn.

Financial services holdings delivered extremely strong performance in 1996. The banking industry continued to benefit from consolidation and a low interest rate environment. BankAmerica returned 58%; Chase Manhattan 57%; Banker's Trust 44%; Sallie Mae 44%; First of America 41%; Mellon Bank 38%. We continue to overweight the sector as additional gains from consolidation and deregulation are possible. During the year, we established a position in Bank of Boston.

A big surprise of the year was the continuing strength of oil prices. We benefited from the strong fundamentals of the energy sector by maintaining a market weight position in the sector throughout the year. We sold Royal Dutch Petroleum and Texaco in the second quarter, while adding Mobil in the third quarter. Mobil continues to benefit from cost cutting, yet lags somewhat in performance compared to other major international oil companies. We also added to our existing holdings of Atlantic Richfield and Exxon during the year.

The consumer durable sector had a good year due to the auto industry. Solid personal income growth, low unemployment levels and high consumer confidence drove consumer spending on items such as cars and appliances. We sold the position in Ford after a strong run in the stock, and reinvested the proceeds in Chrysler, after it dropped to the $26-27 range. Chrysler subsequently rebounded, ending the year at $33, returning 25% for the year.

With the market up strong in the past two years, and valuations becoming extended, we have focused more on stocks with above-market dividend yields. We added to our existing high-yielding utility holdings, and in December, established a new position in Northeast Utilities, yielding 7.5%. In the telecommunications sector, the uncertainty from deregulation and a changing competitive environment has resulted in attractive valuations in certain companies. We sold Nynex and added US West Communications, which offers a higher yield and potentially better price

--------------------------------------------------------------------------------
BALANCED PORTFOLIO

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE BALANCED PORTFOLIO (CONT.)
appreciation. We sold SBC Communications, a relatively expensive regional phone company, and added AT&T. During the year, AT&T spun-off both the communications equipment manufacturing unit, Lucent Technologies, and the computer unit, NCR, and has begun re-focusing on the core communications business. The company appears undervalued compared to its peers and offers an above-market yield.

The tobacco companies were excellent buying opportunities this year, although they were very volatile. We added RJR Nabisco to the Portfolio in the first quarter, and Philip Morris in the second quarter. The fear of tobacco litigation and settlements against the industry caused both stocks to drop significantly in the third quarter, which we saw as a buying opportunity. Subsequently, both rebounded strongly in the fourth quarter. Philip Morris ended the year up 31%, while RJR still lags somewhat, up only 17% for the year. Both continue to offer attractive yields and are the two biggest holdings in the Portfolio. In other consumer staple holdings, we sold Heinz early in the year and continue to pare back American Brands. One of the Portfolio's weakest performers included Fleming, down 15% for the year. The company faces legal problems that included a large settlement awarded against them which was later reversed.

In the services and growth sector, in which the Portfolio is underweight versus the S&P 500, we added McGraw-Hill in the fourth quarter. As the economic cycle has lengthened, concern has grown in the market about the possible slowing of future corporate earnings. We felt McGraw-Hill addressed this concern as it offers good earnings growth prospects at reasonable valuation levels.

The technology sector included the weakest performer in the Portfolio, Apple Computer. Apple was down 35% for the year, as the company continues to restructure its business. Harris Corporation was a strong contributor to the sector, returning 28%. Early in the year, we added Texas Instruments when the semiconductor industry and valuations were depressed. Texas Instruments has since recovered, returning approximately 25% for the year.

The commodity industry sectors contained several weak performers in the Portfolio. Eastman Chemical was down 9%, and Louisiana-Pacific, a forest products company, was down 11% for the year, as overcapacity in key products of both companies builds. Monsanto, another chemical holding, was a strong performer, returning approximately 60% for the full year. We sold the position in the fourth quarter as it reached what we believe was full valuation. We reduced the exposure to the paper industry, by selling Weyerhauser, as the industry struggles with a lack of pricing power and overcapacity. However, Willamette Industries, another paper concern, returned 26% for the year.

We maintain a cautious view going into 1997 as valuation levels have become somewhat extended. We continue to overweight financial services and utilities, and underweight technology and health care.

FIXED INCOME

The fixed income component of the Balanced Portfolio continues to maintain 100% exposure to intermediate-term U.S. Government securities. For the year ended December 31, 1996, the fixed income portion of the Portfolio had a total return of 4.21% compared to a return of 4.05% for the Lehman Intermediate-Government/Corporate Index (MSAM/Chicago's fixed-income benchmark).

The fixed income portion of the Portfolio began the year at a weighted average maturity of 3.1 years. During the year, interest rates rose across all maturity spectrums, with the largest increase occurring in the five and ten-year maturities. This upward shift in the yield curve has depressed the performance of the Portfolio. With inflation at approximately the 3% level, and intermediate yields (5 year maturity) at the 6.2% level, we are comfortable with our current position at a weighted average maturity of 3.3 years and an average duration of 3.0.

Stephen C. Sexauer
PORTFOLIO MANAGER

Alford E. Zick, Jr.
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
                                                              Balanced Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE BALANCED PORTFOLIO
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

COMMON STOCKS (48.7%)
  AEROSPACE (1.2%)
     1,550  United Technologies Corp..........................  $      102
                                                                ----------
  BANKING (7.6%)
       850  BankAmerica Corp..................................          85
     1,200  Bank of Boston Corp...............................          77
       950  Bankers Trust (New York) Corp.....................          82
       950  Chase Manhattan Corp..............................          85
     1,800  First of America Bank Corp........................         108
     1,300  Mellon Bank Corp..................................          92
     2,450  PNC Bank Corp.....................................          92
                                                                ----------
                                                                       621
                                                                ----------
  CAPITAL GOODS (0.9%)
     1,900  Deere & Co........................................          77
                                                                ----------
  CHEMICALS (0.8%)
     1,225  Eastman Chemical Co...............................          68
                                                                ----------
  COMMUNICATIONS (2.5%)
     2,000  AT&T Corp.........................................          87
     1,450  Sprint Corp.......................................          58
     1,800  U.S. West, Inc....................................          58
                                                                ----------
                                                                       203
                                                                ----------
  CONSUMER-DURABLES (1.7%)
     2,050  Chrysler Corp.....................................          68
     1,350  General Motors Corp...............................          75
                                                                ----------
                                                                       143
                                                                ----------
  CONSUMER-RETAIL (2.2%)
     1,950  J.C. Penney Co., Inc..............................          95
     3,800  Woolworth Corp....................................          83
                                                                ----------
                                                                       178
                                                                ----------
  CONSUMER-SERVICE & GROWTH (1.8%)
       700  Eastman Kodak Co..................................          56
     4,700  Ogden Corp........................................          88
                                                                ----------
                                                                       144
                                                                ----------
  CONSUMER-STAPLES (4.7%)
       850  American Brands, Inc..............................          42
     4,900  Fleming Cos., Inc.................................          85
     1,175  Philip Morris Cos., Inc...........................         132
     3,800  RJR Nabisco Holdings Corp.........................         129
                                                                ----------
                                                                       388
                                                                ----------
  ENERGY (4.8%)
     2,000  Ashland, Inc......................................          88
       950  Atlantic Richfield Co.............................         126
     1,075  Exxon Corp........................................         105
       600  Mobil Corp........................................          73
                                                                ----------
                                                                       392
                                                                ----------
  FINANCIAL-DIVERSIFIED (1.2%)
     1,050  Student Loan Marketing Association................          98
                                                                ----------


                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

  HEALTH CARE (1.8%)
     2,450  Bausch & Lomb, Inc................................  $       86
     1,500  Baxter International, Inc.........................          61
                                                                ----------
                                                                       147
                                                                ----------
  INDUSTRIAL (1.8%)
     4,450  Hanson plc ADR....................................          30
     1,950  Rockwell International Corp.......................         119
                                                                ----------
                                                                       149
                                                                ----------
  INSURANCE (2.8%)
     1,650  American General Corp.............................          67
     1,650  Lincoln National Corp.............................          87
     1,300  St. Paul Cos., Inc................................          76
                                                                ----------
                                                                       230
                                                                ----------
  METALS (1.3%)
     1,550  Phelps Dodge Corp.................................         105
                                                                ----------
  PAPER & PACKAGING (1.6%)
     2,400  Louisiana-Pacific Corp............................          51
     1,100  Willamette Industries, Inc........................          76
                                                                ----------
                                                                       127
                                                                ----------
  SERVICES (0.6%)
     1,000  McGraw-Hill Companies, Inc........................          46
                                                                ----------
  TECHNOLOGY (2.7%)
       900  Apple Computer, Inc...............................          19
     1,625  Harris Corp.......................................         112
     1,400  Texas Instruments, Inc............................          89
                                                                ----------
                                                                       220
                                                                ----------
  TRANSPORTATION (1.4%)
    (a)700  AMR Corp..........................................          62
     1,950  Ryder System, Inc.................................          55
                                                                ----------
                                                                       117
                                                                ----------
  UTILITIES (5.3%)
     3,350  GPU, Inc..........................................         113
     2,900  NIPSCO Industries, Inc............................         115
     1,400  Northeast Utilities System........................          18
     3,000  Pinnacle West Capital Corp........................          95
     2,350  Texas Utilities Co................................          96
                                                                ----------
                                                                       437
                                                                ----------
TOTAL COMMON STOCKS (Cost $3,191).............................       3,992
                                                                ----------

   FACE
  AMOUNT
  (000)
----------

FIXED INCOME SECURITY (42.0%)
  US TREASURY NOTE (42.0%)
$    3,503  U.S. Treasury Note, 5.50%, 4/15/00 (Cost $3,408)..       3,441
                                                                ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Balanced Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE BALANCED PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

   FACE
  AMOUNT                                                          VALUE
  (000)                                                           (000)
--------------------------------------------------------------------------
SHORT-TERM INVESTMENT (4.2%)
  REPURCHASE AGREEMENT (4.2%)
$      342  Chase Securities, Inc. 5.95%, dated 12/31/96, due
              1/02/97, to be repurchased at $342,
              collateralized by U.S. Treasury Bonds, 8.875%,
              due 8/15/17, valued at $348 (Cost $342).........  $      342
                                                                ----------

TOTAL INVESTMENTS (94.9%) (Cost $6,941)..................     7,775
                                                           --------
OTHER ASSETS (5.8%)
  Cash.......................................  $        1
  Receivable for Investments Sold............         403
  Interest Receivable........................          41
  Dividends Receivable.......................          12
  Receivable from Investment Adviser.........           9
  Receivable for Fund Shares Sold............           6       472
                                                    -----
LIABILITIES (-0.7%)
  Payable for Investments Purchased..........         (28)
  Custodian Fees Payable.....................          (4)
  Administrative Fees Payable................          (2)
  Distribution Fees Payable..................          (1)
  Other Liabilities..........................         (23)      (58)
                                                    -----  --------
NET ASSETS(100%).........................................    $8,189
                                                           --------
                                                           --------


                                           AMOUNT
                                           (000)
---------------------------------------------------

NET ASSETS CONSIST OF:
Paid in Capital........................  $   7,141
Overdistributed Net Investment
  Income...............................         (1 )
Accumulated Net Realized Gain..........        215
Unrealized Appreciation on
  Investments..........................        834
                                         ----------
NET ASSETS.............................  $   8,189
                                         ----------
                                         ----------
CLASS A:
---------------------------------------
NET ASSETS.............................      $5,992
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
Applicable to 731,464 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................       $8.19
                                         ----------
                                         ----------
CLASS B:
---------------------------------------
NET ASSETS.............................      $2,197
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
Applicable to 268,688 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................       $8.18
                                         ----------
                                         ----------

------------------------------------------------------------

(a)   --  Non-income producing security
ADR   --  American Depositary Receipt

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                              Balanced Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE EMERGING MARKETS DEBT PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Algeria            2.2%
Argentina         14.4%
Brazil            20.3%
Bulgaria           9.2%
Croatia            1.5%
Ecuador            7.4%
Ivory Coast        0.7%
Jamaica            2.6%
Mexico            14.8%
Morocco            3.3%
Panama             2.9%
Peru               5.5%
Philippines        1.8%
Russia            11.2%
Venezuela          7.6%
Other             -5.4%

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
--------------------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                            EMERGING MARKETS DEBT PORTFOLIO-CLASS
                                JP MORGAN EMERGING MARKETS BOND INDEX (1)                     A
2/1/94*                                                           $500,000                                $500,000
12/31/1994                                                        $406,550                                $429,500
12/31/1995                                                        $518,514                                $550,748
12/31/1996                                                        $694,653                                $828,986
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that Class.

PERFORMANCE COMPARED TO THE J.P. MORGAN
EMERGING MARKETS BOND INDEX(1)
-------------------------------------

                                          TOTAL RETURNS(2)
                                   -------------------------------
                                                  AVERAGE ANNUAL
                                     ONE YEAR     SINCE INCEPTION
                                   ------------  -----------------
PORTFOLIO -- CLASS A.............       50.52%          18.94%
PORTFOLIO -- CLASS B.............       48.52           N/A
INDEX............................       33.97           11.94

1. The J.P. Morgan Emerging Markets Bond Index is a market weighted index composed of all Brady bonds outstanding and includes Argentina, Brazil, Bulgaria, Mexico, Nigeria, the Philippines, Poland and Venezuela.
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable by the Adviser. Without such waiver and reimbursement, total returns would be lower.
3. The Portfolio began offering Class B shares on January 2, 1996.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING. YIELDS WILL FLUCTUATE AS MARKET CONDITIONS CHANGE.

The investment objective of the Emerging Markets Debt Portfolio is high total return through investment primarily in debt securities of government, government-related and corporate issuers located in emerging countries.

For the year ended December 31, 1996, the Portfolio had a total return of 50.52% for the Class A shares and 48.52% for the Class B shares as compared to a total return of 33.97% for the J.P. Morgan Emerging Markets Bond Index. The average annual total return for the period from inception on February 1, 1994 through December 31, 1996 was 18.94% for the Class A shares as compared to 11.94%, respectively, for the Index. As of December 31, 1996, the Portfolio had a 30-day yield of 10.46% for the Class A shares and 10.16% for the Class B shares. This yield has been computed using the SEC formula modified to exclude the effect of the Portfolio's per share amount of realized gains distributed during December 1996. Including this amount, the 30-day yield would be 16.37% for the Class A shares and 15.89% for the Class B shares.

For the three months ended December 31, 1996 the Portfolio had a total return of 8.96% for the Class A shares and 8.82% for the Class B shares as compared to a total return of 7.05% for the Index.

1996 was a stellar year for emerging markets debt. The market experienced a dramatic re-pricing of credit risk despite a volatile year for U.S. bonds. The underlying improvement in credit fundamentals finally was recognized by investors. The inflow of liquidity into this market resulted in a credit spread tightening of about 400 basis points on average. The average masks a wide dispersion in performance of various individual countries. Argentina, Mexico and Brazil lagged the market during the first half of the year and made up some relative performance during the second. The high-yielding, oil exporting countries such as Algeria, Venezuela, Ecuador and Nigeria steadily outperformed for most of the year and the smaller Brady countries like Peru and Panama benefited from lower liquidity as their economic performance improved during 1996.

Greater institutional participation in the market gradually led to a decline in volatility as long-term investors replaced the trading oriented accounts as the dominant players in the market. Volatility in the

--------------------------------------------------------------------------------
EMERGING MARKETS DEBT PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE EMERGING MARKETS DEBT PORTFOLIO (CONT.)
options markets declined steadily throughout the year to end the year at roughly 50% of the levels seen at the beginning of the period.

The market also became more efficient in terms of relative pricing of securities both within one country as well as across countries. Arbitrage activity made sure that relative spreads were more closely aligned to levels dictated by bond fundamentals.

As we look into 1997, we expect the market to benefit from some of the positive undercurrents that we have experienced in 1996. Emerging markets debt has finally been accepted as a part of the mainstream global fixed income markets. Equity-type returns earned in the first few years of its development will obviously be a thing of the past. Lower and more stable expected returns will be the norm for the years to come. Lower volatility and falling correlations with other major asset classes will provide the fundamental underpinnings of increased allocations to this sector. Continued spread tightening to "fair value" will result in outperformance relative to other fixed income markets in the world.

By our estimates "fair value" on average is another 100 basis points away in terms of credit spreads. The improvement in individual economic environments justifies further tightening in credit spreads. Emerging countries are not vulnerable, to the same extent as in 1994, to a financial shock. We do not currently see the usual warning signs such as overvalued currencies, excessive concentration of funding in the short end of the market, vulnerable banking systems and excessive speculative activity. Potential areas of concern remain those linked to domestic politics, as some countries face important elections during second half of 1997. The political landscape at the beginning of the year does not signal any major reverses to the climate of a continued commitment to economic reform. Voter displeasure over the severity of the 1995 recessions and only slight relief from the recovery so far for the beleaguered consumer should not result in any reversal in the nature of orthodox economic policies.

To summarize, we believe the emerging debt markets can look forward to a year of 12-18% total return, an outcome fixed income investors should be extremely comfortable with. Any major corrections, not driven by changes in credit risk perceptions, should be viewed as opportunities to increase commitments to the asset class.

The major risk to the story remains a possible tightening of monetary policy by the Federal Reserve Bank, which could temporarily derail the trend for continued spread tightening. In that environment, we believe there will be few places to hide barring cash and emerging markets fixed income could end up in the outperforming camp even in a down year. Currently, we do not have sufficient data to be able to offer reasonable estimates of the probability of such an event, but it does not seem likely of being more than 20%.

During 1996 we were successful in terms of picking up the major currents in the markets and employed investment strategies that helped us outperform. We were, for the most part of the year overweight the oil rich, high-yielding sector of Venezuela, Algeria, Ecuador and Nigeria as we expected these countries to endeavor to make some progress in stabilization and structural reform as well as benefit from strong revenues from their oil exporting sectors. Exposures to Peru and Panama remained at a steady 3-4% of the Portfolio as we believed that their improving economic prospects, closure of their Brady restructuring and low floating stock should buoy asset prices. Argentina and Mexico were underweighted during the first half of the year as the market remained skeptical about the strength of the economic recoveries and overweighted during the second half as evidence of their strong rebounds surfaced.

Brazil remains a solid economic story but was buffeted by political headwinds as the reform process lost momentum during the year. The long-term viability of the Real plan in the absence of fiscal reform remains in doubt and questions emerged within the investment community of the similarities of Brazil's position with that of Mexico in 1994/1995. An appreciating currency, emerging trade deficits, a loose fiscal and tight monetary policy were not healthy signs. In our opinion, the political process is key to long-term sustainable growth and progress on reducing the fiscal deficit is vital during 1997. Any delays in tackling this key issue is bound to result in instability in the foreign exchange, interest rates and other financial markets of Brazil later during the year.

Russia was one of our success stories in 1996. Cheap assets because of a murky political situation during the pre-election period prompted us to build a substantial overweight in the non-performing loans of the sovereign. Our analysis indicated that whatever the complexion of the new government the economic

--------------------------------------------------------------------------------
                                                 Emerging Markets Debt Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE EMERGING MARKETS DEBT PORTFOLIO (CONT.)
situation and future policies could not justify credit spreads in excess of 2000 basis points. The elections subsequently turned out in favor of the reformers and market oriented parties and continued official and IMF assistance resulted in a dramatic rally in the prices of Russian assets for most of the year.

Our non-hard currency exposure was limited for the most part to those situations where we were receiving high real interest rates and buying undervalued currencies. Mexico and Turkey's local markets were two profitable investments. A foray into the South African Rand market did not prove to be profitable as we misjudged the lack of political will to defend the currency from speculative attack.

During the first few weeks of 1997, allocations are relatively unchanged barring an increase in Bulgaria. A lack of alternatives to a currency board and continued IMF assistance seems to make these assets cheap. Political turbulence and civil unrest should only strengthen the case of the reformers as the incumbent Socialist party has allowed the situation to drift to the point of economic collapse. Fresh elections could improve the caliber of the governing elites. Delays in the adoption of the IMF program will bring up the issue of a potential default if no changes to economic policies are made. We believe that it is in nobody's interest in Bulgaria and outside to precipitate the first Brady default.

Paul Ghaffari
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
EMERGING MARKETS DEBT PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE EMERGING MARKETS DEBT PORTFOLIO
--------------------------------------------------------------------------------

   FACE
  AMOUNT                                                          VALUE
  (000)                                                           (000)
--------------------------------------------------------------------------

DEBT INSTRUMENTS (105.3%)
  ALGERIA (2.2%)
     LOAN AGREEMENT (2.2%)
U.S.$   (r)4,400 Algeria Refinanced Loan Agreements, Tranche A,
              (Floating Rate), 7.00%, 12/31/00................  $    3,399
                                                                ----------
  ARGENTINA (14.4%)
     BONDS (14.4%)
     3,800  Republic of Argentina BOCON, Series 2, (Floating
              Rate), PIK, 5.375%, 9/01/02.....................       4,068
     5,000  Republic of Argentina Discount Bonds, (Floating
              Rate), 6.375%, 3/31/23..........................       3,856
 (s)16,856  Republic of Argentina, Series L, "Euro", (Floating
              Rate), 6.625%, 3/31/05..........................      14,649
                                                                ----------
                                                                    22,573
                                                                ----------
  BRAZIL (20.3%)
     BONDS (20.3%)
    11,000  Brazil MYDFA Trust Certificates, (Floating Rate),
              6.688%, 9/15/07.................................       9,432
  (e)3,000  Comtel Brasileira Ltd., (Yankee), 10.75%,
              9/26/04.........................................       3,096
     2,750  Federative Republic of Brazil Debt Conversion
              Bond, Series Z-L, (Floating Rate) 6.563%,
              4/15/12.........................................       2,087
 (s)17,550  Federative Republic of Brazil, Series C, "Euro,"
              (Floating Rate), PIK, 8.00%, 4/15/14............      12,938
     3,225  Federative Republic of Brazil Par Bonds, Series
              Z-L, (Floating Rate), 5.00%, 4/15/24............       2,026
     2,100  TV Filme Inc., 12.875%, 12/15/04..................       2,110
                                                                ----------
                                                                    31,689
                                                                ----------
  BULGARIA (9.1%)
     BONDS (9.1%)
  (s)5,100  Bulgaria Discount Bond, Series A, "Euro,"
              (Floating Rate) 6.688%, 7/28/24.................       2,897
 (n)14,600  Bulgaria Front Loaded Interest Reduction Bond,
              Series A, 2.25%, 7/28/12........................       5,612
    11,000  Bulgaria Interest Arrears PDI Bond, (Floating
              Rate), 6.688%, 7/28/11..........................       5,665
                                                                ----------
                                                                    14,174
                                                                ----------
  CROATIA (1.5%)
     BOND (1.5%)
     2,500  Government of Croatia, Series B, (Floating Rate),
              6.688%, 7/31/06.................................       2,428
                                                                ----------


   FACE
  AMOUNT                                                          VALUE
  (000)                                                           (000)
--------------------------------------------------------------------------

  ECUADOR (7.4%)
     BOND (7.4%)
U.S.$(s)18,769 Republic of Ecuador PDI Bond, (Floating Rate),
              PIK, 6.50%, 2/27/15.............................  $   11,537
                                                                ----------
  IVORY COAST (0.7%)
     LOAN AGREEMENT (0.7%)
FRF   (b)15,000 Ivory Coast Loan Agreement........................      1,019
                                                                ----------
  JAMAICA (2.6%)
     BOND (2.6%)
U.S.$(e)4,000 Mechala Group, Jamaica, 12.75%, 12/30/99..........      4,013
                                                                ----------
  MEXICO (14.8%)
     BONDS (14.8%)
MXP     19,092 Banamex Pagare Discount Bond, 4/03/97.............      2,255
    32,143  Banamex Pagare Discount Bond, 10/09/97............       3,346
ZAR      8,000 Nacional Financiera SNC, 17.00%, 2/26/99..........      1,646
U.S.$      1,500 United Mexican States Discount Bond, Series A,
              (Floating Rate), 6.453%, 12/31/19 (Value
              Recovery Rights Attached).......................       1,290
     2,000  United Mexican States Discount Bond, Series C,
              (Floating Rate) 6.375%, 12/31/19 (Value Recovery
              Rights Attached)................................       1,720
    12,300  United Mexican States Global Bond, 11.375%,
              9/15/16.........................................      12,900
                                                                ----------
                                                                    23,157
                                                                ----------
  MOROCCO (3.3%)
     LOAN AGREEMENT (3.3%)
  (l)6,300  Kingdom of Morocco Restructuring and Consolidating
              Agreement, Tranche A, (Floating Rate), 6.375%,
              1/01/09 (Participation: J.P. Morgan)............       5,201
                                                                ----------
  PANAMA (2.9%)
     BONDS (2.9%)
(e,r)2,962  Republic of Panama Interest Reduction Bond,
              (Floating Rate), 3.50%, 7/17/14.................       2,062
  (r)3,200  Republic of Panama PDI Bond, (Floating Rate), PIK,
              6.75%, 7/17/16..................................       2,505
                                                                ----------
                                                                     4,567
                                                                ----------
  PERU (5.5%)
     NOTE (5.5%)
(b,k)9,699  Peru Working Capital Lines........................       8,535
                                                                ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                 Emerging Markets Debt Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE EMERGING MARKETS DEBT PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

   FACE
  AMOUNT                                                          VALUE
  (000)                                                           (000)
--------------------------------------------------------------------------
  PHILIPPINES (1.8%)
     BOND (1.8%)
U.S.$      2,600 Philippine Long Distance Telephone Global Bond,
              9.25%, 6/30/06..................................  $    2,815
                                                                ----------
  RUSSIA (11.2%)
     BONDS (3.6%)
  (e)9,050  Ministry of Finance Tranche IV, GDR, 3.00%,
              5/14/03.........................................       5,537
       112  Ministry of Finance Tranche IV, (Letter of
              Entitlement), 3.00%, 5/14/03....................          69
                                                                ----------
                                                                     5,606
                                                                ----------
     LOAN AGREEMENT (4.8%)
(b,k)9,450  Bank for Foreign Economic Affairs.................       7,542
                                                                ----------
     NOTE (2.8%)
     (e,v)  Russia Principal Notes, 12/29/49..................       2,705
     4,600
     (e,v)  Russian Interest Arrears Note, 12/29/49...........       1,736
     2,500
                                                                ----------
                                                                     4,441
                                                                ----------
                                                                    17,589
                                                                ----------
  VENEZUELA (7.6%)
     BONDS (7.6%)
       750  Republic of Venezuela Front Loaded Interest
              Reduction Bonds, Series A, (Floating Rate),
              6.625%, 3/31/07.................................         670
 (s)10,000  Republic of Venezuela Front Loaded Interest
              Reduction Bonds, Series B, (Floating Rate),
              6.438%, 3/31/07.................................       8,937
     2,750  Republic of Venezula Discount Bonds, Series A,
              (Floating Rate), 6.438%, 3/31/20................       2,283
                                                                ----------
                                                                    11,890
                                                                ----------
TOTAL DEBT INSTRUMENTS (Cost $157,730)........................     164,586
                                                                ----------

  NO. OF
 WARRANTS
----------

WARRANTS (0.0%)
  VENEZUELA (0.0%)
 (a)19,635  Republic of Venezuela Oil, expiring 3/31/20 (Cost
              $0).............................................          --
                                                                ----------

  NO. OF
CONTRACTS
----------

PURCHASED OPTIONS (0.1%)
  BULGARIA (0.1%)
 (a)75,000  Bulgaria Front Loaded Interest Reduction Bond,
              expiring 3/24/97, strike price U.S.$40.57.......         169
 (a)90,000  Bulgaria Interest Arrears Bond, expiring 1/06/97,
              strike price U.S.$51.50.........................          38
                                                                ----------
TOTAL PURCHASED OPTIONS (Cost $443)...........................         207
                                                                ----------


   FACE
  AMOUNT                                                          VALUE
  (000)                                                           (000)
--------------------------------------------------------------------------

SHORT-TERM INVESTMENT (11.6%)
     REPURCHASE AGREEMENT (11.6%)
U.S.$18,194 Chase Securities, Inc. 5.95%, dated 12/31/96, due
              1/02/97, to be repurchased at 18,200,
              collateralized by U.S. Treasury Bonds, 7.25%,
              due 5/15/16, valued at $18,361 (Cost $18,194)...  $   18,194
                                                                ----------
FOREIGN CURRENCY (0.0%)
DEM         1 Deutsche Mark (Cost $1)...........................          1
                                                                ----------
TOTAL INVESTMENTS (117.0%) (Cost $176,368)....................     182,988
                                                                ----------

OTHER ASSETS (28.7%)
  Cash.......................................  $      374
  Receivable for Investments Sold............      29,482
  Receivable due from Broker.................      11,226
  Interest Receivable........................       3,789
  Receivable for Portfolio Shares Sold.......          18
  Net Unrealized Gain on Foreign Currency
    Exchange Contracts.......................          11
  Other......................................          10    44,910
                                               ----------
LIABILITIES (-45.7%)
  Payable for Reverse Repurchase Agreement...     (34,545)
  Payable for Investments Purchased..........     (26,715)
  Securities Sold Short, at Value (Proceeds
    $8,832)..................................      (9,172)
  Investment Advisory Fees Payable...........        (457)
  Interest Payable on Securities Sold Short..        (173)
  Custodian Fees Payable.....................         (47)
  Administrative Fees Payable................         (22)
  Payable for Portfolio Shares Redeemed......         (21)
  Directors' Fees and Expenses Payable.......          (5)
  Distribution Fees Payable..................          (3)
  Other Liabilities..........................        (343)  (71,503)
                                               ----------  --------
NET ASSETS (100%)........................................  $156,395
                                                           --------
                                                           --------

NET ASSETS CONSIST OF:
Paid in Capital...................................  $139,098
Overdistributed Net Investment Income.............       (76)
Accumulated Net Realized Gain.....................    11,231
Unrealized Appreciation on Investments, Foreign
  Currency Translations and Securities Sold
  Short...........................................     6,142
                                                    --------
NET ASSETS........................................  $156,395
                                                    --------
                                                    --------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Emerging Markets Debt Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE EMERGING MARKETS DEBT PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                           AMOUNT
                                           (000)
---------------------------------------------------

CLASS A:
---------------------------------------
NET ASSETS.............................    $152,142
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
Applicable to 20,192,678 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................       $7.54
                                         ----------
                                         ----------
CLASS B:
---------------------------------------
NET ASSETS.............................      $4,253
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
Applicable to 564,768 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................       $7.53
                                         ----------
                                         ----------

------------------------------------------------------------

(a)   --  Non-income producing security
(b)   --  Non-income producing -- in default.
(e)   --  144A Security -- certain conditions for public sale may exist.
(k) -- Under restructuring at December 31, 1996 -- See Note A-7 to financial statements
(l) -- Participation interests were acquired through the financial institutions listed parenthetically.
(n) -- Step Bond -- coupon rate increases in increments to maturity. Rate disclosed is as of December 31, 1996. Maturity date disclosed is the ultimate maturity.
(r)   --  Issuer is making partial interest payments
(s) -- Denotes all or a portion of securities subject to repurchase under Reverse Repurchase Agreements as of December 31, 1996 -- See Note A-4 to financial statements.
(v)   --  When-issued security -- see Note A-7 to financial statements.
FRF   --  French Franc
GDR   --  Global Depositary Receipt
MXP   --  Mexican Peso
PDI   --  Past Due Interest
PIK   --  Payment-In-Kind. Income may be paid in additional securities or cash at the discretion of the issuer.
ZAR   --  South African Rand
Floating Rate -- Interest rate changes on these instruments are based on changes in a designated base rate. The rates shown are those in effect at December 31, 1996.

 FACE
AMOUNT                                                         VALUE
 (000)                                                         (000)
----------------------------------------------------------------------

SECURITIES SOLD SHORT (NOTE A-9)
  ECUADOR
     BONDS
$ 5,287    Republic of Ecuador PDI Bond, (Floating Rate),
             PIK , 6.50%, 2/27/15...........................  $  3,250
                                                              --------
  MEXICO
     BOND
  5,600    United Mexican States 11.50%, 5/15/26............     5,922
                                                              --------
TOTAL SECURITIES SOLD SHORT (Proceeds $8,832)...............  $  9,172
                                                              --------
                                                              --------

------------------------------------------------------------
FOREIGN CURRENCY EXCHANGE CONTRACT INFORMATION:
   Under the terms of foreign currency exchange contracts open at December 31, 1996, the Portfolio is obligated to deliver U.S. dollars in exchange for foreign currency as indicated below:

                                                                 NET
 CURRENCY                            IN EXCHANGE              UNREALIZED
TO DELIVER    VALUE    SETTLEMENT        FOR        VALUE    GAIN (LOSS)
   (000)      (000)       DATE          (000)       (000)       (000)
-----------   ------   -----------   ------------   ------   ------------
U.S.$   958   $ 958      1/02/97       FRF 5,025    $ 969    $        11
              ------
              ------                                ------           ---
                                                    ------           ---

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                 Emerging Markets Debt Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE FIXED INCOME PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Asset Backed Securities                       5.6%
Corporate Bonds & Notes                      24.5%
Foreign Government & Agency Obligations      11.2%
U.S. Government & Agency Obligations         54.9%
Other                                         3.8%

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                  BALANCED PORTFOLIO-CLASS
                                LEHMAN AGGREGATE BOND INDEX (1)               A
5/15/91*                                                  500000                     500000
10/31/91                                                  537100                     535590
10/31/92                                                  589900                     592415
12/31/92                                                  599400                     598440
12/31/93                                                  657800                     652710
12/31/94                                                  638650                     632500
12/31/95                                                  756673                     751157
12/31/96                                                 784,140                    785,785
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that Class.
PERFORMANCE COMPARED TO THE LEHMAN AGGREGATE
BOND INDEX(1)
-------------------------------------------

                                                                                                  TOTAL RETURNS(2)
                                                                                          ---------------------------------
                                                                                                           AVERAGE ANNUAL
                                                                                            ONE YEAR         FIVE YEARS
                                                                                          -------------  ------------------
PORTFOLIO - CLASS A.....................................................................        4.61%             7.00%
PORTFOLIO - CLASS B(3)..................................................................        4.35               N/A
INDEX...................................................................................        3.63              7.04


                                                                                            AVERAGE ANNUAL
                                                                                           SINCE INCEPTION
                                                                                          ------------------
PORTFOLIO - CLASS A.....................................................................           8.35%
PORTFOLIO - CLASS B(3)..................................................................            N/A
INDEX...................................................................................           8.31

1. The Lehman Aggregate Bond Index is an unmanaged index made up of the Government/Corporate Index, the Mortgage-Backed Securities Index and the Asset-Backed Securities Index.
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
3. The Portfolio began offering Class B shares on January 2, 1996.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. YIELDS WILL FLUCTUATE AS MARKET CONDITIONS CHANGE.

The Fixed Income Portfolio invests primarily in a diversified portfolio of U.S. Government securities, corporate bonds (including competitively priced Eurodollar bonds), mortgage-backed securities and other fixed income securities. Targeted rates of return for the Portfolio are based on current and projected market and economic conditions and on a conservative investment management approach.

For the year ended December 31, 1996, the Portfolio had a total return of 4.61% for the Class A shares and 4.35% for the Class B shares as compared to a total return of 3.63% for the Lehman Aggregate Bond Index. The average annual total return for the five years ended December 31, 1996 and for the period from inception on May 15, 1991 through December 31, 1996 was 7.00%, and 8.35%, respectively, for the Class A shares as compared to 7.04% and 8.31%, respectively, for the Index. As of December 31, 1996, the Portfolio had an SEC 30-day yield of 6.39% for the Class A shares and 6.27% for the Class B shares.

After excellent performance in 1995, the fixed income markets provided rather disappointing results in 1996. In fact, the 3.63% total return of the Lehman Aggregate Index and the 2.90% return for the Lehman Government/ Corporate Index were their third lowest returns over the past fifteen years.

Investors began 1996 in a very optimistic, upbeat mood. The shift in psychology was gradual. Winter storms, producing one of the snowiest winters on record, led to declines in most economic indicators. On January 31, 1996 the Federal Reserve lowered both the discount rate and Federal Funds rate by 1/4%. This would be the only change in monetary policy for 1996.

Concerns began to rise that there may be a change coming on the political landscape particularly if control of Congress were to shift back to the Democrats. This, along with significant gains in employment growth and other better than expected economic comparisons sent bond prices lower. During the first half of 1996 long Treasury prices declined almost fourteen points.

Unlike the first half of the year, in which a consensus developed that the economy was growing rapidly, the second half of 1996 was characterized by considerable debate over the strength of the economy. Even though there were few signs of inflationary pressures, market participants generally agreed that without a slowdown in growth, the Federal Reserve would need to tighten to prevent such pressures from emerging.

--------------------------------------------------------------------------------
FIXED INCOME PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE FIXED INCOME PORTFOLIO (CONT.)

In contrast to the third quarter when interest rates fluctuated within a narrow trading range, rates moved much more sharply during the fourth quarter. Over the course of October and November, yields fell between 50 and 60 basis points across the yield curve as the market responded to signals of a slowing economy and subdued inflation. During much of the third quarter, market participants had feared that without a slowdown in economic growth, the Federal Reserve would tighten to prevent the emergence of inflationary pressures. As such, they sought confirmation that the economy was slowing sufficiently to eliminate the risk of a Fed tightening. The economic data that emerged early in the quarter did indeed provide the necessary confirmation that growth had slowed, inflation remained well under control and the Fed was unlikely to tighten. With no need to price in the risk of a Fed tightening, interest rates rallied substantially.

During December, however, rates backed up almost 30 basis points. Cautionary comments concerning the level of equity valuations by Fed Chairman Greenspan started the backup in yields. A view that interest rates may have fallen too quickly and some signs of a return to a stronger growth path late in the month contributed to further increases.

Overall, although the level of rates was lower at the end of the fourth quarter than at the start, market uncertainty remains high. With growth picking up again following its earlier slowdown, market participants will continue to seek more information to discern whether the faster growth pace is representative of the fundamental trend and the earlier slowdown merely a temporary deviation from that trend or whether the reverse is true. The uncertainty again leaves market participants questioning the future course of Fed policy.

From a sector standpoint, non-Treasury sectors continued to exhibit the strong performance that they have all year as investor demand for yield spread product remained exceptionally strong. While corporate spreads have frequently shown a tendency to widen during the fourth quarter, they did not do so in 1996. Despite heavy issuance, spreads generally ended the year at their tightest levels of the year, supported by continued credit strength and excellent market technicals. Mortgage-backed securities continued to outperform comparable duration Treasuries despite the increased market volatility. Likewise, asset-backed securities continued to provide incremental return over the quarter.

Helped by the backup in U.S. rates in December, foreign bond markets continued to outperform the U.S. market. German bond yields fell slightly more than U.S. bond yields during the quarter. Higher yielding European bond markets were again standout performers, with interest rate declines approximating 100 basis points over the quarter.

FOURTH QUARTER STRATEGY REVIEW

While our strategy emphasis during the fourth quarter continued to focus on sector allocation, we also felt that a slight extension in duration was appropriate for our portfolio. We viewed such an extension as providing some protection against a potential lag in the performance of our non-Treasury holdings in an ongoing market rally. In terms of sectors, we maintained our overweight in discount mortgage-backed securities, simply fine tuning our security selection as opportunities arose. We found a number of opportunities to increase our corporate holdings during the quarter. In particular, Yankee issues and bank capital notes (a new structure with over $15 billion of issuance during the quarter) represented attractive relative value. Finally, we maintained a weighting in hedged foreign bonds.

FIRST QUARTER 1997 OUTLOOK

Our focus in the first quarter of 1997 should remain one of identifying attractive sector and security specific opportunities. We recognize that in a compressed yield spread environment such as we have currently, this may be particularly challenging. The outlook for yield spread product remains favorable, however, and we expect to continue overweighting spread advantaged sectors. In terms of interest rate risk, we reduced our portfolio duration to slightly short of our benchmark at the start of the quarter, viewing the market somewhat less favorably in a risk/reward context. Finally, we expect to continue our use of hedged foreign bonds. Although the prospective return advantages relative to U.S. bonds are less than in 1996, total return opportunities are still favorable relative to the U.S. markets.

Warren Ackerman, III
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
                                                          Fixed Income Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE FIXED INCOME PORTFOLIO
--------------------------------------------------------------------------------

   FACE
  AMOUNT                                                          VALUE
  (000)                                                           (000)
--------------------------------------------------------------------------

FIXED INCOME SECURITIES (96.2%)
  U.S. GOVERNMENT AND AGENCY OBLIGATIONS (54.9%)
     U.S. TREASURY BOND (1.8%)
$    2,500  6.25%, 8/15/23....................................  $    2,344
                                                                ----------
     U.S. TREASURY NOTES (15.6%)
    10,000  6.25%, 5/31/00....................................      10,041
    10,000  7.25%, 8/15/04....................................      10,525
                                                                ----------
                                                                    20,566
                                                                ----------
     FEDERAL HOME LOAN MORTGAGE CORPORATION (0.0%)
        11  13.00%, 9/01/10...................................          13
                                                                ----------
     FEDERAL NATIONAL MORTGAGE ASSOCIATION (19.8%)
     4,613  6.00%, 9/01/10....................................       4,455
     5,591  6.00%, 2/01/11....................................       5,400
     3,818  7.00%, 3/01/11....................................       3,821
     1,642  6.00%, 5/01/11....................................       1,579
     2,239  6.00%, 5/01/11....................................       2,152
     9,166  6.50%, 4/01/24....................................       8,802
                                                                ----------
                                                                    26,209
                                                                ----------
     GOVERNMENT NATIONAL MORTGAGE ASSOCIATION (17.7%)
     7,524  6.00%, 2/15/24....................................       7,013
     8,883  7.00%, 5/15/24....................................       8,728
     7,890  7.00%, 3/15/26....................................       7,718
                                                                ----------
                                                                    23,459
                                                                ----------
  TOTAL U.S. GOVERNMENT AND AGENCY OBLIGATIONS................      72,591
                                                                ----------
  FOREIGN GOVERNMENT AND AGENCY OBLIGATION (11.2%)
     2,500  Republic of Colombia (Yankee) 7.25%, 2/23/04......       2,444
DEM 13,500  Treuhandanstalt 6.75%, 5/13/04....................       9,402
$ (e)3,000  United Mexican States 7.563%, (Floating Rate),
              8/06/01.........................................       3,007
                                                                ----------
  TOTAL FOREIGN GOVERNMENT AND AGENCY OBLIGATION..............      14,853
                                                                ----------
  CORPORATE BONDS AND NOTES (24.5%)
     BROADCAST -- RADIO & TELEVISION (1.8%)
     2,500  News America Holdings 7.75%, 12/01/45.............       2,328
                                                                ----------
     FINANCE (22.7%)
     2,000  Capital One Bank 6.47%, 7/31/98...................       2,003
     4,000  Ford Motor Credit Co. 6.25%, 11/08/00.............       3,962
     5,000  General Motors Acceptance Corp. 7.375%, 6/22/00...       5,135
  (e)4,000  Goldman Sachs Group 6.25%, 2/01/03................       3,894
  (e)2,500  First Chicago NBD Corp., Series B, 7.75%,
              12/01/26........................................       2,417
     3,000  Lehman Brothers Holdings, Inc. 7.25%, 4/15/03.....       3,019
  (e)2,500  Liberty Mutual 7.875%, 10/15/26...................       2,509
  (e)2,500  Lumbermens Mutual Casualty Co., Series AI, 9.15%,
              7/01/26.........................................       2,714


   FACE
  AMOUNT                                                          VALUE
  (000)                                                           (000)
--------------------------------------------------------------------------

$    3,000  Travelers Capital, Series III, 7.625%, 12/01/36...  $    2,911
  (e)1,500  USF&G Capital Corp., Series 1, 8.50%, 12/15/45....       1,516
                                                                ----------
                                                                    30,080
                                                                ----------
  TOTAL CORPORATE BONDS AND NOTES.............................      32,408
                                                                ----------
  ASSET BACKED SECURITIES (5.6%)
        12  Federal National Mortgage Association, REMIC
              92-59F, (Floating Rate), 6.112%, 8/25/06........          12
     3,220  Resolution Trust Corp., Series 1991-M5, Class A,
              9.00%, 3/25/17..................................       3,296
     4,000  Standard Credit Card Trust 6.75%, 6/07/00.........       4,040
                                                                ----------
  TOTAL ASSET BACKED SECURITIES...............................       7,348
                                                                ----------
TOTAL FIXED INCOME SECURITIES (Cost $125,360).................     127,200
                                                                ----------
SHORT-TERM INVESTMENT (2.6%)
  REPURCHASE AGREEMENT (2.6%)
     3,367  Chase Securities, Inc., 5.95%, dated 12/31/96, due
              1/02/97, to be repurchased at $3,368,
              collateralized by U.S. Treasury Bonds, 8.875%,
              due 8/15/17, valued at $3,458 (Cost $3,367).....       3,367
                                                                ----------

TOTAL INVESTMENTS (98.8%) (Cost $128,727)................   130,567
                                                           --------
OTHER ASSETS (1.4%)
  Interest Receivable........................  $    1,723
  Net Unrealized Gain on Forward Foreign
    Currency Exchange Contracts..............         108
  Other......................................          12     1,843
                                               ----------
LIABILITIES (-0.2%)
  Investment Advisory Fees Payable...........         (85)
  Payable for Portfolio Shares Redeemed......         (73)
  Adminstrative Fees Payable.................         (20)
  Custodian Fees Payable.....................          (5)
  Directors' Fees and Expenses Payable.......          (5)
  Distribution Fees Payable..................          (1)
  Other Liabilities..........................         (26)     (215)
                                               ----------  --------
NET ASSETS (100%)........................................  $132,195
                                                           --------
                                                           --------

NET ASSETS CONSIST OF:
Paid in Capital...................................  $135,919
Overdistributed Net Investment Income.............       (14)
Accumulated Net Realized Loss.....................    (5,652)
Unrealized Appreciation on Investments and Foreign
  Currency Translations...........................     1,942
                                                    --------
NET ASSETS........................................  $132,195
                                                    --------
                                                    --------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Fixed Income Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE FIXED INCOME PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                           AMOUNT
                                           (000)
---------------------------------------------------

CLASS A:
---------------------------------------
NET ASSETS.............................  $  130,733
NET ASSET VALUE, OFFERING REDEMPTION
  PRICE PER SHARE
Applicable to 12,361,468 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................      $10.58
                                         ----------
                                         ----------
CLASS B:
---------------------------------------
NET ASSETS.............................      $1,462
NET ASSET VALUE, OFFER AND REDEMPTION
  PRICE PER SHARE
Applicable to 138,201 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................      $10.58
                                         ----------
                                         ----------

------------------------------------------------------------
FOREIGN CURRENCY EXCHANGE INFORMATION:
   Under the terms of forward foreign currency exchange contracts open at December 31, 1996, the Portfolio is obligated to deliver foreign currency in exchange for U.S. dollars as indicated below:

                                                                  NET
 CURRENCY                            IN EXCHANGE               UNREALIZED
TO DELIVER    VALUE    SETTLEMENT        FOR         VALUE    GAIN (LOSS)
  (000)       (000)       DATE          (000)        (000)       (000)
----------   -------   -----------   ------------   -------   ------------
 DEM 3,550   $ 2,309     1/15/97     U.S.$ 2,336    $ 2,336   $        27
  DEM  940       612     1/15/97     U.S.$   618        618             6
 DEM10,318     6,712     1/15/97     U.S.$ 6,787      6,787            75
  DEM  155       100     1/15/97     U.S.$   100        100            --
             -------                                -------         -----
             $ 9,733                                $ 9,841   $       108
             -------                                -------         -----
             -------                                -------         -----

------------------------------------------------------------

(e)   --  144A Security -- certain conditions for public sale may exist
DEM   --  Deutsche Mark
Floating Rate -- Interest rate changes on these instruments are based on changes in a designated base rate. The rates shown are those in effect on December 31, 1996.
REMIC -- Real Estate Mortgage Investment Conduit
Yankee -- Bond issued in the USA by a foreign borrower in U.S. dollars and registered with the Securities and Exchange Commission.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                          Fixed Income Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE GLOBAL FIXED INCOME PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Australian Dollar          0.9%
British Pound             10.3%
Canadian Dollar            6.8%
Danish Krone               4.2%
Deutsche Mark             14.8%
French Franc               2.8%
Irish Punt                 2.1%
Italian Lira               5.7%
Japanese Yen               9.7%
Spanish Peseta             2.4%
Swedish Krona              6.1%
United States Dollar      24.2%
Other                     10.0%

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                J.P. MORGAN TRADED GLOBAL BOND INDEX    GLOBAL FIXED INCOME PORTFOLIO-CLASS
                                                 (1)                                     A
5/1/91*                                                        500,000                              500,000
10/31/1991                                                     538,720                              530,500
10/31/1992                                                     606,455                              585,090
12/31/1992                                                     601,365                              577,395
12/31/1993                                                     675,100                              665,985
12/31/1994                                                     683,750                              625,500
12/31/1995                                                     815,782                              746,347
12/31/1996                                                     851,676                              794,412
*Commencement of operations
**Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that Class.

PERFORMANCE COMPARED TO THE J.P. MORGAN TRADED
GLOBAL BOND INDEX(1)
--------------------------------------------

                                                                                                  TOTAL RETURNS(2)
                                                                                          ---------------------------------
                                                                                                           AVERAGE ANNUAL
                                                                                            ONE YEAR         FIVE YEARS
                                                                                          -------------  ------------------
PORTFOLIO -- CLASS A....................................................................        6.44%             7.17%
PORTFOLIO -- CLASS B(3).................................................................        6.12               N/A
INDEX...................................................................................        4.40              8.17


                                                                                            AVERAGE ANNUAL
                                                                                           SINCE INCEPTION
                                                                                          ------------------
PORTFOLIO -- CLASS A....................................................................           8.50%
PORTFOLIO -- CLASS B(3).................................................................            N/A
INDEX...................................................................................           9.84

1. The J.P. Morgan Traded Global Bond Index is an unmanaged index of securities and includes Australia, Belgium, Canada, Denmark, France, Germany, Italy, Japan, The Netherlands, Spain, Sweden, the United Kingdom and the United States.
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
3. The Portfolio began offering Class B shares on January 2, 1996.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

THE COUNTRY SPECIFIC PERFORMANCE RESULTS PROVIDED ARE AS MEASURED BY THE MSCI EAFE INDEX AND ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING. YIELDS WILL FLUCTUATE AS MARKET CONDITIONS CHANGE.

The Global Fixed Income Portfolio aims to produce an attractive rate of return by investing in fixed income securities issued by governments, agencies, supranational entities and corporations with varying maturities in various currencies.

For the year ended December 31, 1996, the Portfolio had a total return of 6.44% for the Class A shares and 6.12% for the Class B shares as compared to a total return of 4.40% for the J.P. Morgan Traded Global Bond Index (the "Index"). The average annual total return for the five-year period ended December 31, 1996 and for the period from inception on May 1, 1991 through December 31, 1996 was 7.17% and 8.50%, respectively, for the Class A shares as compared to 8.17% and 9.84%, respectively, for the Index. As of December 31, 1996, the Portfolio had an SEC 30-day yield of 4.91% for the Class A shares and 4.76% for the Class B shares.

Global bond markets turned in mixed performances in 1996. Early in the year returns were quite poor across the globe as U.S. 10-year yields rose over 100 basis points on the back of much stronger than expected economic activity. The second half of the year was a different story with all markets generating good returns as fears of a Fed tightening receded. The benchmark U.S. market provided a solid backdrop for the rest of the world as 10-year yields fell 40 basis points, partially retracing their first half rise. Most of the world was not immune to the U.S. market's volatility and only the high-yielding European bond markets -- Italy, Spain, Sweden -- were able to produce consistently high returns throughout the year. Measured in local currency terms, 1996 returns ranged from 3% in the U.S. to 24% in Italy. In U.S. dollar terms the dispersion was even greater as Japan returned -6% while Italy returned almost 30%. Country and currency selection were richly rewarded.

There were three truly dominant themes in 1996: a stronger U.S. dollar, superior European bond performance and a dramatic convergence of intra-European bond yield spreads as optimism regarding the possibility and breadth of European Monetary Union (EMU) grew. The strength of the dollar detracted over 3% from returns as the JP Morgan Global Government Bond Index returned 7.6% in local currency terms but only 4.4% in U.S. dollar terms. Despite the strength of the dollar, only the Japanese and German bond markets had negative returns in U.S. dollar terms. The difference between unhedged and hedged returns was even more dramatic

--------------------------------------------------------------------------------
GLOBAL FIXED INCOME PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE GLOBAL FIXED INCOME PORTFOLIO (CONT.)

as the currency hedged JP Morgan Traded Global Bond Index returned 8.6%, a whopping 4.2% more than unhedged returns.

The rise in the U.S. dollar over the course of the year was steady and undramatic. Indeed, one of the characteristics of much of 1996 was the low level of foreign exchange market volatility with much of the volatility occurring in the cross exchange rates, e.g., Italian lira/Deutschemark. British pound/Deutschemark. Faster economic growth in the U.S. and low and falling interest rates abroad contributed to the dollar's strength. In terms of numbers, the U.S. dollar moved from 1.43 Deutschemark to 1.54 (7.7%) and from 103 Japanese yen to 116 (12.6%) during the year. The U.S. dollar did weaken versus the Australian dollar (6.8%), Irish pound (5.6%), Italian lira (4.3%), and British pound (10.2%), significantly contributing to returns from those countries. The rise of the British pound was notable as it had been very stable until the fourth quarter when it suddenly appreciated over 9% against both the U.S. dollar and Deutschemark as U.K. economic activity surged.

European bonds far outperformed their U.S. and Japanese counterparts over the course of the year. The European component of the Index returned 12% while the U.S. and Japanese markets returned 3% and 6% respectively, in local currency terms. This outperformance was driven by falling inflation expectations (Italian, Spanish and Swedish inflation are at decades lows), central bank easing, fiscal tightening, and most importantly, positive expectations about EMU.

EMU optimism grew steadily over the course of 1996, but it was not until late in the third quarter that it became apparent that the Spanish and Italian governments were moving aggressively to meet the monetary union convergence criteria. This triggered a major re-rating of these markets and Italian bond yields subsequently fell 200 basis points, narrowing in yield spread to Germany by 140 basis points. While Sweden has not stated a desire to participate in monetary union in 1999, excellent macroeconomic fundamentals allowed its bond market to generally keep pace with the southern European countries. Italian, Spanish and Swedish bond markets returned 24%, 22% and 18%, respectively, in local currency terms in 1996.

The Portfolio benefited from many of these themes during the year. On the currency front, a substantial portfolio of European and Japanese bond holdings were hedged while an above Index weighting was maintained in the U.S. dollar, British and Irish pounds for much of the time that they were appreciating. On the bond side, above Index weightings were maintained in European bonds with the majority of the overweight concentrated in the higher-yielding Italian, Spanish and Swedish markets. During the course of the year, we rotated among these countries to take advantage of the best relative values, but overall the Portfolio kept an above Index exposure to these markets at all times. The Portfolio also benefited from a below Index weighting of the U.S. and Japanese markets (to the advantage of European bond holdings). The duration of the Portfolio was kept fairly close to the Index much of the year as country selection rather than duration management was viewed as the more important decision.

Our overall global fixed income strategy remained broadly unchanged over the course of the year as the themes that were dominant continued to dominate later in the year. During the fourth quarter we did reduce our Irish and Japanese bond holdings to fund modest increases in Canadian and U.K. bonds. Holdings of Irish pounds were also reduced in response to the outperformance of the U.K. and Irish currencies. Similarly, exposure to dollar bloc currencies was cut back approximately 4% and European currency holdings were increased commensurately as the dollar rose. The Portfolio, however, still remains slightly overweight the dollar bloc currencies. The duration of the Portfolio at the end of 1996 was slightly shorter than its benchmark, primarily due to the underweighting of the Japanese bond market. However, the overall interest-rate sensitivity -- after adjusting for the yield curve, country and currency exposure -- remained about 10% longer than the Index.

Going forward, we regard global fixed income markets as offering reasonable but not great value. Although real interest rates (the key driver to our relative value driven approach) are below their averages of the 1980s and 1990s, they are still above 3% and inflation continues to be well contained. Importantly, governments are focused on reducing budget deficits. This process should help reduce required real interest rates and, while we expect European and Japanese economies to strengthen over the course of 1997, should allow their governments to continue following the tight fiscal, easy monetary policy for a while

--------------------------------------------------------------------------------
                                                   Global Fixed Income Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE GLOBAL FIXED INCOME PORTFOLIO (CONT.)

longer. In addition, EMU should put additional pressure on European governments to reduce bloated public sectors especially with the stability pact agreed to. Thus, we see no reason to change our current strategy of overweighting the high real interest rate markets -- British, Swedish and German bond markets -- and underweighting the Japanese and U.S. bond markets where real interest rates are relatively low.

On the foreign exchange front, the U.S. dollar remains well supported by above average growth (by global standards), quiescent inflation and the Fed's asymmetric policy stance. However, the Japanese yen has depreciated over 40% from its 1995 lows and no longer looks overvalued. While current economic and financial problems will continue to plague Japan, a repeat of 1996 is unlikely. Therefore, absent the likelihood of dramatic currency moves, we expect to keep the Portfolio's current long dollar bloc currency position modest.

J. David Germany
PORTFOLIO MANAGER

Michael B. Kushma
PORTFOLIO MANAGER

Paul F. O'Brien
PORTFOLIO MANAGER

Robert M. Smith
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
GLOBAL FIXED INCOME PORTFOLIO

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[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE GLOBAL FIXED INCOME PORTFOLIO
--------------------------------------------------------------------------------

     FACE
    AMOUNT                                                             VALUE
    (000)                                                              (000)
------------------------------------------------------------------------------

FIXED INCOME SECURITIES (90.0%)
  AUSTRALIAN DOLLAR (0.9%)
     GOVERNMENT BONDS (0.9%)
  AUD    1,200    Government of Australia 9.50%, 8/15/03...........  $   1,067
                                                                     ---------
  BRITISH POUND (10.3%)
     GOVERNMENT BONDS (10.3%)
  GBP    2,550    United Kingdom Treasury Gilt 7.00%, 11/06/01.....      4,322
         1,850    United Kingdom Treasury Gilt 10.00%, 9/08/03.....      3,595
         2,250    United Kingdom Treasury Gilt 7.75%, 9/08/06......      3,912
                                                                     ---------
                                                                        11,829
                                                                     ---------
  CANADIAN DOLLAR (6.8%)
     GOVERNMENT BONDS (6.8%)
  CAD    3,600    Government of Canada 7.50%, 3/01/01..............      2,836
         5,000    Government of Canada 6.50%, 6/01/04..............      3,726
         1,300    Government of Canada 9.75%, 6/01/21..............      1,244
                                                                     ---------
                                                                         7,806
                                                                     ---------
  DANISH KRONE (4.2%)
     GOVERNMENT BONDS (4.2%)
  DKK    9,600    Kingdom of Denmark 8.00%, 5/15/03................      1,805
        16,300    Kingdom of Denmark 8.00%, 3/15/06................      3,044
                                                                     ---------
                                                                         4,849
                                                                     ---------
  DEUTSCHE MARK (14.8%)
     EUROBOND (4.5%)
  DEM    7,500    Landeskreditbank Baden-Wuerttemberg Financial
                    6.625%, 8/20/03................................      5,167
                                                                     ---------
     GOVERNMENT BONDS (10.3%)
         2,000    Deutschland Republic 6.25%, 1/04/24..............      1,234
         8,350    German Unity Bond 8.00%, 1/21/02.................      6,178
         1,800    Treuhandanstalt 6.75%, 5/13/04...................      1,255
         4,300    Treuhandanstalt 7.50%, 9/09/04...................      3,122
                                                                     ---------
                                                                        11,789
                                                                     ---------
                                                                        16,956
                                                                     ---------
  FRENCH FRANC (2.8%)
     GOVERNMENT BONDS (2.8%)
 FRF    14,700    French Treasury Bill 7.75%, 4/12/00..............      3,151
                                                                     ---------
  IRISH PUNT (2.1%)
     GOVERNMENT BONDS (2.1%)
 IEP     1,400    Irish Government 6.25%, 4/01/99..................      2,385
                                                                     ---------
  ITALIAN LIRA (5.7%)
     GOVERNMENT BONDS (5.7%)
ITL  4,640,000    BTPS 10.50%, 7/15/00.............................      3,427
       800,000    BTPS 10.00%, 8/01/03.............................        604


     FACE
    AMOUNT                                                             VALUE
    (000)                                                              (000)
------------------------------------------------------------------------------

ITL  1,700,000    BTPS 9.50%, 1/01/05..............................  $   1,261
     1,600,000    BTPS 9.50%, 2/01/06..............................      1,202
                                                                     ---------
                                                                         6,494
                                                                     ---------
  JAPANESE YEN (9.7%)
     EUROBONDS (9.7%)
 JPY   240,000    European Investment Bank 6.625%, 3/15/00.........      2,427
       120,000    Export Import Bank of Japan 4.375%, 10/01/03.....      1,171
       130,000    International Bank for Reconstruction &
                    Development 4.75%, 12/20/04....................      1,308
       290,000    International Bank for Reconstruction &
                    Development 4.50%, 6/20/00.....................      2,781
       145,000    Republic of Austria 6.25%, 10/16/03..............      1,563
       200,000    Japan Development Bank 5.00%, 10/01/99...........      1,914
                                                                     ---------
                                                                        11,164
                                                                     ---------
  SPANISH PESETA (2.4%)
     GOVERNMENT BOND (2.4%)
 ESP   290,000    Spanish Government 10.50%, 10/30/03..............      2,716
                                                                     ---------
  SWEDISH KRONA (6.1%)
     GOVERNMENT BONDS (6.1%)
 SEK    19,300    Swedish Government 13.00%, 6/15/01...............      3,651
        13,000    Swedish Government 10.25%, 5/05/03...............      2,321
         6,700    Swedish Government 6.00%, 2/09/05................        953
                                                                     ---------
                                                                         6,925
                                                                     ---------
  UNITED STATES DOLLAR (24.2%)
     CORPORATE BONDS AND NOTES (5.2%)
U.S.$   (e)750    Asset Securitization Corp., CMO, 7.21%,
                    10/13/26.......................................        766
           985    Asset Securitization Corp., CMO, 7.10%,
                    8/13/29........................................        996
        (e)150    First Chicago, 7.75%, 12/01/26,..................        146
        (e)385    Goldman Sachs Group 6.25%, 2/01/03...............        375
        (e)400    Liberty Mutual 7.875%, 10/15/26..................        401
           881    LB Commercial Conduit Mortgage Trust (Floating
                    Rate), CMO, 7.14%, 8/25/04.....................        894
        (e)300    Lumbermens Mutual Casualty Co., Series AI, 9.15%,
                    7/01/26........................................        327
         2,000    UCFC, CMO, Series 1995-C1, Class A3, 6.775%,
                    9/10/17........................................      2,001
                                                                     ---------
                                                                         5,906
                                                                     ---------
    U.S. GOVERNMENT AND AGENCY OBLIGATIONS (18.3%)
       FEDERAL NATIONAL MORTGAGE ASSOCIATION (9.1%)
           491    6.00%, 5/01/03...................................        479
         7,540    6.00%, 9/01/03...................................      7,351
         2,710    6.50%, 1/01/26...................................      2,585
                                                                     ---------
                                                                        10,415
                                                                     ---------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                   Global Fixed Income Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE GLOBAL FIXED INCOME PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

     FACE
    AMOUNT                                                             VALUE
    (000)                                                              (000)
------------------------------------------------------------------------------
    U.S. GOVERNMENT AND AGENCY OBLIGATIONS (CONT.)
     U.S. TREASURY BONDS (3.4%)
U.S.$    2,000    8.125%, 8/15/19..................................  $   2,311
           750    8.75%, 5/15/20...................................        922
           650    7.625%, 2/15/25..................................        722
                                                                     ---------
                                                                         3,955
                                                                     ---------
     U.S. TREASURY NOTES (5.8%)
         2,300    5.125%, 11/30/98.................................      2,268
         1,800    5.75%, 8/15/03...................................      1,746
         2,500    7.25%, 5/15/04...................................      2,631
                                                                     ---------
                                                                         6,645
                                                                     ---------
                                                                        21,015
                                                                     ---------
  YANKEE BOND (0.7%)
U.S.$      765    Hydro-Quebec 7.50%, 4/01/16......................        772
                                                                     ---------
                                                                        27,693
                                                                     ---------
TOTAL FIXED INCOME SECURITIES (90.0%) (Cost $100,812)..............    103,035
                                                                     ---------
SHORT-TERM INVESTMENTS (3.8%)
  REPURCHASE AGREEMENT (1.2%)
         1,435    Chase Securities, Inc. 5.95% dated 12/31/96, due
                    1/02/97, to be repurchased at $1,435,
                    collaterlized by U.S. Treasury Bonds, 8.875%,
                    due 8/15/17, valued at $1,464 (Cost $1,435)....      1,435
                                                                     ---------
  FEDERAL HOME LOAN DISCOUNT NOTE (2.6%)
         2,935    4.92%, 1/09/97...................................      2,926
                                                                     ---------
TOTAL SHORT-TERM INVESTMENTS (Cost $4,361).........................      4,361
                                                                     ---------
FOREIGN CURRENCY (3.5%)
   DEM       2    Deutsche Mark....................................          1
 JPY   282,082    Japanese Yen.....................................      2,436
 ESP   208,002    Spanish Peseta...................................      1,602
                                                                     ---------
TOTAL FOREIGN CURRENCY (Cost $4,071)...............................      4,039
                                                                     ---------

                                                            VALUE
                                                            (000)
-------------------------------------------------------------------

TOTAL INVESTMENTS (97.3%) (Cost $109,244)................  $111,435
                                                           --------
OTHER ASSETS (2.9%)
  Cash.......................................  $      640
  Interest Receivable........................       2,682
  Foreign Withholding Tax Reclaim
    Receivable...............................           2
  Other......................................           8     3,332
                                               ----------
LIABILITIES (-0.2%)
  Net Unrealized Loss on Foreign Currency
    Exchange Contracts.......................        (192)
  Investment Advisory Fees Payable...........         (67)
  Administrative Fees Payable................         (15)
  Custodian Fees Payable.....................         (12)
  Directors' Fees and Expenses Payable.......          (3)
  Distribution Fees Payable..................          (1)
  Other Liabilities..........................         (30)     (320)
                                               ----------  --------
NET ASSETS (100%)........................................  $114,447
                                                           --------
                                                           --------

NET ASSETS CONSIST OF:
Paid in Capital...................................  $116,590
Undistributed Net Investment Income...............       612
Accumulated Net Realized Loss.....................    (4,738)
Unrealized Appreciation on Investments and Foreign
  Currency Translations...........................     1,983
                                                    --------
NET ASSETS........................................  $114,447
                                                    --------
                                                    --------

CLASS A:
--------------------------------------------------
NET ASSETS........................................  $112,888
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 9,986,975 outstanding $0.001 par
  value shares (authorized 500,000,000 shares)....    $11.30
                                                    --------
                                                    --------
CLASS B:
--------------------------------------------------
NET ASSETS........................................    $1,559
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 138,082 outstanding $0.001 par
  value shares (authorized 500,000,000 shares)....    $11.29
                                                    --------
                                                    --------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Global Fixed Income Portfolio

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[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE GLOBAL FIXED INCOME PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

FOREIGN CURRENCY EXCHANGE INFORMATION:
   Under the terms of foreign currency exchange contracts open at December 31, 1996, the Portfolio is obligated to deliver or is to receive foreign currency in exchange for U.S. dollars or foreign currency as indicated below:

                                                                NET
                                                              UNREALIZED
 CURRENCY TO                          IN EXCHANGE               GAIN
   DELIVER      VALUE    SETTLEMENT       FOR        VALUE     (LOSS)
    (000)       (000)       DATE         (000)       (000)     (000)
-------------  --------  ----------  -------------  --------  --------
    *DEM    2  $      1   1/02/97    U.S.$       1  $      1  $    --
U.S.$       1         1   1/02/97         DEM    2         2        1
    CAD 1,200       877   1/17/97    U.S.$     896       896       19
    DKK 9,000     1,529   1/17/97    U.S.$   1,541     1,541       12
    DEM   450       293   1/17/97    U.S.$     290       290       (3)
    DEM 1,250       814   1/17/97    U.S.$     805       805       (9)
   GBP  2,000     3,425   1/17/97    U.S.$   3,281     3,281     (144)
U.S.$   1,522     1,522   1/17/97        DKK 9,000     1,529        7
U.S.$   1,315     1,315   1/17/97        DEM 2,000     1,301      (14)
U.S.$   4,936     4,936   1/17/97        DEM 7,600     4,945        9
    CAD   850       622   1/24/97    U.S.$     624       624        2
   DEM 12,200     7,941   1/24/97    U.S.$   7,874     7,874      (67)
   SEK 11,000     1,616   1/24/97        DEM 2,493     1,623        7
   SEK 19,450     2,857   1/24/97    U.S.$   2,845     2,845      (12)
               --------                             --------  --------
               $ 27,749                             $ 27,557  $  (192)
               --------
               --------                             --------  --------
                                                    --------  --------

------------------------------------------------------------

(e) -- 144A Security - certain conditions for public sale may exist
CMO -- Collateralized Mortgage Obligation
Floating Rate Security -- The interest rate changes on these instruments are based on changes in a designated base rate. The rates shown are those in effect on December 31, 1996.
* -- Transaction is with Morgan Stanley Trust Co.

------------------------------------------------------------

          SUMMARY OF FIXED INCOME SECURITES BY INDUSTRY CLASSIFICATION
                                  (UNAUDITED)

                                           VALUE     PERCENT OF
INDUSTRY                                   (000)     NET ASSETS
----------------------------------------------------------------
Finance................................  $  24,372         21.3%
Foreign Government & Agency
  Obligations..........................     57,648         50.4
U.S. Government and Agency
  Obligations..........................     21,015         18.3
                                         ---------          ---
                                         $ 103,035         90.0%
                                         ---------          ---
                                         ---------          ---


    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                   Global Fixed Income Portfolio

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[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE HIGH YIELD PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Aerospace & Defense                  2.0%
Banking                              2.3%
Broadcast - Radio & Television      14.7%
Chemicals                            1.2%
Computers                            2.3%
Construction                         1.9%
Consumer Staples                     0.6%
Electrical Equipment                 0.2%
Energy                               1.0%
Entertainment & Leisure              3.6%
Environmental Controls               2.5%
Financial Services                   6.6%
Food Services & Lodging              1.6%
Gaming & Lodging                     4.1%
Health Care Supplies &
Services                             1.3%
Machinery                            1.3%
Materials                            2.5%
Metals                               1.9%
Multi-Industry                       5.0%
Packaging & Container                5.1%
Publishing                           0.1%
Real Estate                          1.2%
Retail - General                     5.6%
Technology                           1.3%
Telecommunications                  16.2%
Utilities                            3.2%
Foreign Government Bonds             5.3%
Other                                5.4%

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                HIGH YIELD PORTFOLIO-CLASS   CS FIRST BOSTON HIGH YIELD INDEX
                                            A                               (1)
9/28/92*                                           500,000                              500,000
10/31/1992                                         490,500                              494,800
12/31/1992                                         503,435                              507,897
12/31/1993                                         593,400                              603,940
12/31/1994                                         598,050                              591,250
12/31/1995                                         729,122                              701,991
12/31/1996                                         838,563                              789,038
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that Class.
PERFORMANCE COMPARED TO THE CS FIRST BOSTON
HIGH YIELD INDEX(1)
-----------------------------------------

                                                                                                            TOTAL RETURNS(2)
                                                                                                     -------------------------------
                                                                                                                    AVERAGE ANNUAL
                                                                                                       ONE YEAR     SINCE INCEPTION
                                                                                                     ------------  -----------------
PORTFOLIO -- CLASS A...............................................................................       15.01%          12.91%
PORTFOLIO -- CLASS B(3)............................................................................       14.37             N/A
INDEX..............................................................................................       12.40           11.30

1. The CS First Boston High Yield Index is an unmanaged index of high yield corporate bonds.
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
3. The Portfolio began offering Class B shares on January 2, 1996.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. YIELDS WILL FLUCTUATE AS MARKET CONDITIONS CHANGE.

The High Yield Portfolio seeks to maximize total return by investing in a diversified portfolio of fixed income securities that offer a higher yield than that offered by debt securities in the three highest rating categories.

For the year ended December 31, 1996, the Portfolio had a total return of 15.01% for the Class A shares and 14.37% for the Class B shares, as compared to a total return of 12.40% for the CS First Boston High Yield Index (the "Index"). The average annual total return for the period from inception on September 28, 1992 through December 31, 1996 was 12.91% for the Class A shares, as compared to 11.30% for the Index. As of December 31, 1996, the Portfolio had an SEC 30-day yield of 9.31% for the Class A shares and 9.05% for the Class B shares.

The High Yield market performed well in 1996 far outpacing high quality bonds for the year. This performance occurred in the face of ten-year Treasury yields rising nearly eighty-five basis points over the course of the year. This infers that the spread to Treasuries narrowed about one hundred basis points. The strong performance in the high yield market can be traced to the sound economy as was reflected in the outstanding performance of the stock market in 1996.

Several factors helped our Portfolio outperform the Index for the year. The communications sector performed very well for the Portfolio. The entire sector responded favorably when MFS and Worldcom announced they would merge. We were favorably positioned when this announcement was made and continued to add to our positions subsequent to the announcement. This sector also performed well because the securities in it tend to have bullish characteristics. Many of the securities in the sector are zero coupon or deferred pay bonds. Thus, in a rallying high yield market, they tend to outperform.

The cable television sector had a mixed year, performing poorly in the first half of the year and well in the second half. We added to our positions at wide spreads and reaped the benefits as spreads narrowed in the second half. Our exposure to emerging markets also continued to add to performance.

As spreads narrowed over the year, we continually upgraded the quality of the Portfolio. We believe this will protect the Portfolio if either the economy

--------------------------------------------------------------------------------
HIGH YIELD PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE HIGH YIELD PORTFOLIO (CONT.)

weakens or spreads widen generally. We still believe this is the prudent position to take in the current market environment.

Robert Angevine
PORTFOLIO MANAGER

Thomas L. Bennett
PORTFOLIO MANAGER

Stephen F. Esser
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
                                                            High Yield Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE HIGH YIELD PORTFOLIO
--------------------------------------------------------------------------------

    FACE
   AMOUNT                                                             VALUE
    (000)                                                             (000)
-----------------------------------------------------------------------------

CORPORATE BONDS AND NOTES (75.5%)
  BANKING (2.0%)
$         775    Bank United Corp., (Floating Rate), 8.05%,
                   5/15/98........................................  $     781
       (e)450    First Nationwide Escrow, 10.625%, 10/01/03.......        484
          735    First Nationwide Holdings, 9.125%, 1/15/03.......        745
                                                                    ---------
                                                                        2,010
                                                                    ---------
  BROADCAST-RADIO & TELEVISION (14.7%)
          650    Cablevision Systems Corp., 9.25%, 11/01/05.......        640
        1,770    Cablevision Systems Corp., 9.875%, 5/15/06.......      1,814
          500    Comcast Cellular Corp., Series A,
                   Zero Coupon, 3/05/00...........................        359
        1,350    Comcast Cellular Corp., Series B,
                   Zero Coupon, 3/05/00...........................        972
          430    Comcast Corp., 9.125%, 10/15/06..................        440
        1,925    Comcast Corp., 9.375%, 5/15/05...................      1,997
        1,965    Lenfest Communications, 8.375%, 11/01/05.........      1,878
     (n)2,400    Marcus Cable Co., 0.00%, 12/15/05................      1,716
        1,100    Rogers Cablesystems Ltd., Series B, 10.00%,
                   3/15/05........................................      1,172
        3,715    Viacom, Inc., 8.00%, 7/07/06.....................      3,585
       (e)350    Tevecap S.A., 12.625%, 11/26/04..................        358
                                                                    ---------
                                                                       14,931
                                                                    ---------
  CHEMICALS (1.2%)
     (e)1,210    ISP Holdings Inc., 9.00%, 10/15/03...............      1,225
                                                                    ---------
  COMPUTERS (2.3%)
        1,600    Advanced Micro Devices, Inc.,
                   11.00%, 8/01/03................................      1,732
          650    Digital Equipment Corp., 8.625%, 11/01/12........        631
                                                                    ---------
                                                                        2,363
                                                                    ---------
  CONSTRUCTION (1.9%)
        1,090    Flores & Rucks, 9.75%, 10/01/06..................      1,147
       (e)710    Parker Drilling Corp., 9.75%, 11/15/06...........        739
                                                                    ---------
                                                                        1,886
                                                                    ---------
  CONSUMER-STAPLES (0.6%)
       (e)575    International Home Foods,
                   10.375%, 11/01/06..............................        595
                                                                    ---------
  ENERGY (1.0%)
        1,000    Nuevo Energy Co., 9.50%, 4/15/06.................      1,053
                                                                    ---------
  ENVIRONMENTAL CONTROLS (2.5%)
     (n)2,300    Norcal Waste Systems, 13.00%, 11/15/05...........      2,553
                                                                    ---------
  FINANCIAL SERVICES (0.9%)
        1,985    Home Holdings, Inc., 8.625%, 12/15/03............        437
          400    Homeside, Inc., 11.25%, 5/15/03..................        446
                                                                    ---------
                                                                          883
                                                                    ---------


    FACE
   AMOUNT                                                             VALUE
    (000)                                                             (000)
-----------------------------------------------------------------------------

  FOOD SERVICE & LODGING (1.5%)
$       1,475    Courtyard by Marriott, Series B, 10.75%,
                   2/01/08........................................  $   1,560
                                                                    ---------
  GAMING & LODGING (4.1%)
        1,185    Boyd Gaming Corp., 9.25%, 10/01/03...............      1,158
        2,090    Grand Casinos, Inc., 10.125%, 12/01/03...........      2,098
          496    Louisiana Casino Cruises, 11.50%, 12/01/98.......        501
          375    Station Casinos, Inc., 9.625%, 6/01/03...........        371
                                                                    ---------
                                                                        4,128
                                                                    ---------
  HEALTH CARE SUPPLIES & SERVICES (0.5%)
          430    Quest Diagnostic Inc., 10.75%, 12/15/06..........        451
                                                                    ---------
  MACHINERY (1.3%)
        1,245    SD Warren Co., 12.00%, 12/15/04..................      1,338
                                                                    ---------
  MATERIALS (2.5%)
     (n)3,000    Brooks Fiber Properties, Inc.,
                   0.00%, 3/01/06.................................      1,999
     (e,n)755    Brooks Fiber Properties, Inc.,
                   0.00%, 11/01/06................................        481
                                                                    ---------
                                                                        2,480
                                                                    ---------
  METALS (1.9%)
       (e)525    Jet Equipment Trust, Series 95-D, 11.44%,
                   11/01/14.......................................        623
        1,050    Jet Equipment Trust, Series C1,
                   11.79%, 6/15/13................................      1,249
                                                                    ---------
                                                                        1,872
                                                                    ---------
  MULTI-INDUSTRY (5.0%)
          430    Ivaco, Inc., 11.50%, 9/15/05.....................        429
       (e)615    Maxxam Group Holdings, Inc.,
                   12.00%, 8/01/03................................        625
     (n)4,025    MFS Communications Co., Inc.,
                   0.00%, 1/15/06.................................      2,938
        1,050    TLC Beatrice International Holdings, 11.50%,
                   10/01/05.......................................      1,112
                                                                    ---------
                                                                        5,104
                                                                    ---------
  PACKAGING & CONTAINER (5.1%)
        1,800    Gaylord Container Corp., 11.50%, 5/15/01.........      1,917
          425    Gaylord Container Corp., 12.75%, 5/15/05.........        469
        1,710    Owens-Illinois, Inc., 11.00%, 12/01/03...........      1,902
       (e)510    Stone Container Corp., 11.50%, 8/15/06...........        526
       (e)280    U.S. Can Corp., 10.125%, 10/15/06................        294
                                                                    ---------
                                                                        5,108
                                                                    ---------
  PUBLISHING (0.1%)
       (u)500    Marvel Parent Holdings,
                   Zero Coupon, 4/15/98...........................         70
                                                                    ---------
  REAL ESTATE (1.2%)
        1,250    HMC Acquisition Properties,
                   9.00%, 12/15/07................................      1,250
                                                                    ---------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
High Yield Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE HIGH YIELD PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

    FACE
   AMOUNT                                                             VALUE
    (000)                                                             (000)
-----------------------------------------------------------------------------
  RETAIL-GENERAL (5.6%)
$       1,400    Host Marriott Travel Plaza, Series B, 9.50%,
                   5/15/05........................................  $   1,459
        2,321    Revlon Worldwide, Series B, Zero Coupon,
                   3/15/98........................................      2,002
        2,710    Southland Corp., 5.00%, 12/15/03.................      2,236
                                                                    ---------
                                                                        5,697
                                                                    ---------
  TECHNOLOGY (1.3%)
     (e)1,295    Cole National Group, 9.875%, 12/31/06............      1,327
                                                                    ---------
  TELECOMMUNICATIONS (15.1%)
     (n)3,225    Dial Call Communications, 0.00%, 4/15/04.........      2,286
     (n)3,010    Echostar Satellite Broadcasting, 0.00%,
                   3/15/04........................................      2,269
       (e)350    Globo Communicacoes e Participacoes Ltda.,
                   10.50%, 12/20/06...............................        351
          890    IXC Communications Inc., 12.50%, 10/01/05........        979
       (e)850    Net Sat Servicos Ltda., 12.75%, 8/05/04..........        887
     (n)2,425    Nextel Communications, Inc., 0.00%, 8/15/04......      1,649
   (e,n)1,075    Occidente y Caribe, 0.00%, 3/15/04...............        632
     (e)1,125    Paging Network, 10.00%, 10/15/08.................      1,135
          380    Paging Network, 10.125%, 8/01/07.................        384
          475    Philippines Long Distance Telephone, 9.25%,
                   6/30/06........................................        514
          690    Rogers Communications, 9.125%, 1/15/06...........        681
     (n)1,295    Teleport Communications, 0.00%, 7/01/07..........        892
     (n)1,900    Telewest plc, 0.00%, 10/01/07....................      1,318
        1,475    TCI Communications, Inc., 7.875%, 2/15/26........      1,323
                                                                    ---------
                                                                       15,300
                                                                    ---------
  TRANSPORTATION (0.0%)
           42    America West Airlines, 6.00%, 3/31/97............         39
                                                                    ---------
  UTILITIES (3.2%)
           60    Cleveland Electric Illuminating Co., 8.375%,
                   12/01/11.......................................         59
        1,650    Cleveland Electric Illuminating Co., 9.50%,
                   5/15/05........................................      1,768
          198    Midland Cogeneration Ventures, Series C-91,
                   10.33%, 7/23/02................................        211
          465    Midland Cogeneration Ventures, Series C-94,
                   10.33%, 7/23/02................................        495
          650    Midland Funding II, Series A, 11.75%, 7/23/05....        717
                                                                    ---------
                                                                        3,250
                                                                    ---------
TOTAL CORPORATE BONDS AND NOTES (Cost $74,917)....................     76,473
                                                                    ---------
ASSET BACKED SECURITIES (8.0%)
  AEROSPACE & DEFENSE (2.0%)
     (e)1,949    Aircraft Lease Portfolio Securitization Ltd.,
                   Series 1996-1 P1, Class D, 12.75%, 6/15/06.....      2,022
                                                                    ---------


    FACE
   AMOUNT                                                             VALUE
    (000)                                                             (000)
-----------------------------------------------------------------------------

  BANKING (0.3%)
$         346    PNC Mortgage Securities Corp., Series 1995-2,
                   Class B4, REMIC, 7.50%, 9/25/25................  $     289
                                                                    ---------
  FINANCIAL SERVICES (5.7%)
          952    DR Securitized Lease Trust, Series 1993-K1, Class
                   A1, 6.66%, 8/15/10.............................        792
        2,702    DR Securitized Lease Trust, Series 1994-K1, Class
                   A1, 7.60%, 8/15/07.............................      2,486
       (e)900    FMAC Series 1996-B, Class C, 7.929%, 11/01/18....        762
       (e)309    GE Capital Mortgage Services, Inc., Series
                   1995-12, Class B3, REMIC, 7.86%, 8/25/25.......        256
     (e)1,359    Prudential Home Mortgage Securities Inc., Series
                   1995-F, Class 2B, REMIC, 6.62%, 4/28/24........        939
       (e)875    Prudential Home Mortgage Securities, Inc., Series
                   1996-A, Class B1, REMIC, 7.96%, 5/28/26........        594
                                                                    ---------
                                                                        5,829
                                                                    ---------
TOTAL ASSET BACKED SECURITIES (Cost $7,831).......................      8,140
                                                                    ---------
FOREIGN GOVERNMENT BONDS (5.3%)
  BONDS (5.3%)
        1,225    Federative Republic of Brazil, Series L, 4.50%,
                   4/15/09........................................        882
     (n)1,250    Republic of Argentina Par, Series L, "Euro",
                   (Floating Rate), 5.25%, 3/31/23................        790
        1,470    Republic of Argentina, Series L, "Euro",
                   (Floating Rate), 6.625%, 3/31/05...............      1,278
          400    Republic of Columbia, 8.70%, 2/15/16.............        399
     (n)1,250    Republic of Venezuela Front Loaded Interest
                   Reduction Bond, Series A, (Floating Rate),
                   6.625%, 3/31/07................................      1,117
        1,225    United Mexican States, Series A, 6.25%,
                   12/31/19.......................................        899
                                                                    ---------
TOTAL FOREIGN GOVERNMENT BONDS (Cost $4,703)......................      5,365
                                                                    ---------

   SHARES
-------------

COMMON STOCKS (0.1%)
  FINANCIAL SERVICES (0.0%)
     (a)1,268    WestFed Holdings, Inc., Class B..................         --
                                                                    ---------
  FOODSERVICE & LODGING (0.1%)
   (a,e)1,300    Motels of America, Inc...........................         71
                                                                    ---------
TOTAL COMMON STOCKS (Cost $85)....................................         71
                                                                    ---------
PREFERRED STOCKS (4.4%)
  ENTERTAINMENT & LEISURE (3.6%)
        3,389    Time Warner Inc., Series M, 10.25%, 7/01/16......      3,677
                                                                    ---------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                            High Yield Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE HIGH YIELD PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                      VALUE
   SHARES                                                             (000)
-----------------------------------------------------------------------------
  FINANCIAL SERVICES (0.0%)
        3,239    WestFed Holdings, Inc., Series A, PIK............  $      --
                                                                    ---------
  HEALTH CARE SUPPLIES & SERVICES (0.8%)
          800    Fresensius Medical Care, 9.00%, 12/01/06.........        814
                                                                    ---------
TOTAL PREFERRED STOCKS (Cost $4,260)..............................      4,491
                                                                    ---------
CONVERTIBLE PREFERRED STOCKS (1.1%)
  TELECOMMUNICATIONS (1.1%)
       12,815    TCI Pacific Communications, 5.00%, 7/31/06.......      1,182
                                                                    ---------
TOTAL CONVERTIBLE PREFERRED STOCKS (Cost $1,156)..................      1,182
                                                                    ---------

   NO. OF
   RIGHTS
-------------

RIGHTS (0.0%)
  BROADCAST-RADIO & TELEVISION (0.0%)
    (a)35,000    SpectraVision, Inc., expiring 10/08/97...........         --
                                                                    ---------
  FOREIGN GOVERNMENT (0.0%)
 (a)1,225,000    United Mexican States, 6.25%, 12/31/19...........         --
                                                                    ---------
TOTAL RIGHTS (Cost $133)..........................................         --
                                                                    ---------

   NO. OF
  WARRANTS
-------------

WARRANTS (0.2%)
  AEROSPACE & DEFENSE (0.0%)
       (a)500    Sabreliner Corp., expiring 4/15/03...............         --
                                                                    ---------
  ELECTRICAL EQUIPMENT (0.2%)
  (a,e)28,000    Protection One Alarm, Inc., expiring 4/03/03.....        168
                                                                    ---------
  GAMING & LODGING (0.0%)
     (a)1,725    Louisiana Casino Cruises, expiring 12/01/98......         11
                                                                    ---------
  INSURANCE (0.0%)
     (a,d)500    Horace Mann Educators Corp., expiring 4/03/99....          7
                                                                    ---------
  PACKAGING & CONTAINER (0.0%)
   (a,e)1,000    Crown Packaging Holdings, expiring 11/01/03......         --
                                                                    ---------
  TELECOMMUNICATIONS (0.0%)
     (a)3,000    Nextel Communications, Inc. expiring 4/25/99.....         --
     (a)7,300    Occidente y Caribe, expiring 3/15/04.............         --
                                                                    ---------
                                                                           --
                                                                    ---------
TOTAL WARRANTS (Cost $154)........................................        186
                                                                    ---------

    FACE
   AMOUNT                                                             VALUE
    (000)                                                             (000)
-----------------------------------------------------------------------------

SHORT-TERM INVESTMENT (4.0%)
  REPURCHASE AGREEMENT (4.0%)
$       4,004    Chase Securities, Inc., 5.95%, dated 12/31/96,
                   due 1/02/97, to be repurchased at $4,005,
                   collateralized by U.S. Treasury Bonds, 8.125%,
                   due 8/15/19, valued at $4,110 (Cost $4,004)....  $   4,004
                                                                    ---------

TOTAL INVESTMENTS (98.6%) (Cost $97,243).................    99,912
                                                           --------
OTHER ASSETS (2.1%)
  Interest Receivable........................  $    1,596
  Receivable for Investments Sold............         480
  Other......................................           7     2,083
                                               ----------
LIABILITIES (-0.7%)
  Bank Overdraft.............................        (439)
  Investment Advisory Fees Payable...........        (122)
  Payable for Portfolio Shares Redeemed......         (39)
  Administrative Fees Payable................         (14)
  Custodian Fees Payable.....................          (4)
  Distribution Fees Payable..................          (3)
  Dividends Payable..........................          (2)
  Directors' Fees and Expenses Payable.......          (2)
  Other Liabilities..........................         (42)     (667)
                                               ----------  --------
NET ASSETS (100%)........................................  $101,328
                                                           --------
                                                           --------

NET ASSETS CONSIST OF:
Paid in Capital...................................  $102,703
Overdistributed Net Investment Income.............        (4)
Accumulated Net Realized Loss.....................    (4,040)
Unrealized Appreciation on Investments............     2,669
                                                    --------
NET ASSETS........................................  $101,328
                                                    --------
                                                    --------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
High Yield Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE HIGH YIELD PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                           AMOUNT
                                           (000)
---------------------------------------------------

CLASS A
---------------------------------------
NET ASSETS.............................     $95,663
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
Applicable to 8,765,159 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................      $10.91
                                         ----------
                                         ----------
CLASS B
---------------------------------------
NET ASSETS.............................      $5,665
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
Applicable to 519,838 outstanding
$0.001 par value shares (authorized
500,000,000 shares)....................      $10.90
                                         ----------
                                         ----------

------------------------------------------------------------

(a)   --  Non-income producing security
(d)   --  Security is valued at fair value -- See note A-1 to financial statements.
(e)   --  144A Security -- certain conditions for public sale may exist.
(n) -- Step Bond -- coupon rate increases in increments to maturity. Rate disclosed is as of December 31, 1996. Maturity date disclosed is the ultimate maturity date.
(u)   --  Issuer in Default -- filed for bankruptcy
PIK   --  Payment-In-Kind. Income may be paid in additional securities or cash at the discretion of the issuer.
REMIC  -- Real Estate Mortgage Investment Conduit
Floating Rate Security -- The interest rate changes on these instruments are based on changes in a designated base rate. The rates shown are those in effect on December 31, 1996.
At December 31, 1996, approximately 95% of the Portfolio's net assets consisted of high yield securities rated below investment grade. Investments in high yield securities are accompanied by a greater degree of credit risk and the risk tends to be more sensitive to economic conditions than higher rated securities. Certain securities may be valued on the basis of bid prices provided by one principal market maker.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                            High Yield Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE MUNICIPAL BOND PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Daily Variable Rate Bonds       7.9%
Fixed Rate Instruments         90.3%
Other                           1.8%

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                     MUNICIPAL BOND PORTFOLIO-CLASS
                               LEHMAN 7 YR MUNICIPAL BOND INDEX (1)                 A
1/18/95*                                                    500,000                          500,000
12/31/1995                                                  560,150                          544,000
12/31/1996                                                  584,629                          563,965
*Commencement of operations
**Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that Class.

PERFORMANCE COMPARED TO THE LEHMAN
7 YR. MUNICIPAL BOND INDEX(1)
----------------------------------

                                                                                                     TOTAL RETURNS(2)
                                                                                                     ----------------
                                                                                                         ONE YEAR
                                                                                                     ----------------
PORTFOLIO -- CLASS A...............................................................................          3.67%
PORTFOLIO -- CLASS B(3)............................................................................          3.55
INDEX..............................................................................................          4.37


                                                                                                      AVERAGE ANNUAL

                                                                                                      SINCE INCEPTION

                                                                                                     -----------------

PORTFOLIO -- CLASS A...............................................................................          6.36%

PORTFOLIO -- CLASS B(3)............................................................................           N/A

INDEX..............................................................................................          8.34


1. The Lehman 7-Year Municipal Bond Index consists of investment grade bonds with maturities between 6-8 years, rated BAA or better.All bonds have been taken from issues of at least $50 million in size sold within the last five years.
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
3. The Portfolio began offering Class B shares on January 2, 1996.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. YIELDS WILL FLUCTUATE AS MARKET CONDITIONS CHANGE.

The Municipal Bond Portfolio seeks high current income consistent with preservation of principal through investment in a portfolio consisting primarily of intermediate and long-term investment grade municipal obligations, the interest on which is exempt from Federal income tax.

For the year ended December 31, 1996, the Portfolio had a total return of 3.67% for the Class A shares and 3.55% for the Class B shares as compared to a total return of 4.37% for the Lehman 7-Year Municipal Bond Index. The average annual total return for the period from inception on January 18, 1995 through December 31, 1996 was 6.36% for the Class A shares as compared to 8.34% for the Index. As of December 31, 1996, the Portfolio had an SEC 30-day yield of 4.35% for the Class A shares and 4.11% for the Class B shares.

The year 1996 was a year of uncertainty and volatility in the U.S. fixed income markets. The year started off with a positive tone when on January 31 the Federal Reserve lowered by 25 basis points both the Federal Funds Rate and Discount Rate. Soon after that Fed easing, economic releases for the first quarter of 1996 dispelled the notion of a slowing economy, and instead pointed in the direction of an expanding economy. The U.S. bond markets spent the remainder of the year reacting to the inflationary threat usually associated with a strong growth period. All thoughts of further Federal Reserve easings were put on hold, and instead the focus became if and when the Fed would tighten monetary policy to keep inflation at bay. During the year, economic releases showing signs of growth in the economy, including continued strength in new and existing home sales, a robust employment picture and hints of inflationary pressure beginning to creep into the labor market, all combined to put upward pressure on interest rates. The markets were subjected to day-to-day volatility caused by sharp movements in commodity prices and a keen interest in the value of the U.S. dollar compared to the Japanese yen and the German mark. There was much speculation and anticipation leading up to each Federal Open Market Committee meeting. The Federal Reserve, not viewing inflation as enough of a threat, was content during the remainder of 1996 to leave the Federal Funds Rate and Discount Rate unchanged. The 30-year U.S. Treasury bond, which had started off the year at a yield of 5.95% and closed at a high yield of 7.20% during mid June, ended the year at a yield of 6.64%. Indications of a

--------------------------------------------------------------------------------
MUNICIPAL BOND PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE MUNICIPAL BOND PORTFOLIO (CONT.)

strengthening economy during the 4th quarter cast a cautious tone on the bond market as the year came to a close.

During 1996, the municipal bond market outperformed the U.S. Treasury market. The elimination of the threat of major tax reform, including the potential for a consumption-based or flat tax structure, lifted a heavy weight off of the municipal market; this caused yield ratios versus U.S. Treasuries to decline dramatically from January through August. A decline in interest rates and increased supply caused the ratios to creep slightly higher from September through the end of the year. New issue supply topped $180 billion in 1996, the highest volume level since the peak refunding years of 1992 and 1993. Issuers sold more new money issues than in any year since 1985. On the demand side, insurance company interest remained strong and individual investors continued to support the one to ten year maturity range. Demand from long term municipal bond funds continued to wane, never quite recovering from a combination of the poor bond market performance of 1994, the flat tax scare of 1995 and the competition coming from the roaring U.S. equity market.

The Portfolio is invested in high quality premium coupon securities with an average maturity of 6.78 years. At December 31, 1996, the Portfolio composition included 29% state general obligation bonds, 15% state agency bonds, 15% city and county general obligation bonds, 12% city and county revenue bonds, 21% prerefunded bonds escrowed in U.S. Treasury securities and an 8% cash position. Bond positions we added to the Portfolio during the year included an overweighting in premium coupon noncallable securities with maturities out longer than ten years. The noncallable structure is difficult to find in the municipal market and the scarcity value of this type of bond makes it a good trading vehicle. The entire Portfolio is invested in securities rated in the two highest rating categories (AAA and AA); with quality spreads at very tight levels, there is much better value in owning the highest rated securities.

We believe the bond markets will tread slowly during the 1st quarter of 1997, as investors continue to wrestle with whether recent signs of strength in the economy are a temporary aberration or a trend that has some momentum. The focus will be on how much of an inflationary threat the Federal Reserve perceives at current growth levels and what the implications are for Fed policy over the next few months. If the economy does show above trend growth, a correction in the bond markets would probably ensue that could push yields up to levels last seen during the summer of 1996.

Lori A. Cohane
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
                                                        Municipal Bond Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE MUNICIPAL BOND PORTFOLIO
--------------------------------------------------------------------------------

 FACE
AMOUNT                                                         VALUE
 (000)                                                         (000)
----------------------------------------------------------------------

TAX-EXEMPT INSTRUMENTS (98.2%)
  DAILY VARIABLE RATE BONDS (7.9%)
$   600    Hapeville, Georgia, Industrial Development
             Authority, Revenue Bonds, Hapeville Hotel LP,
             Series 85, 5.00%, 11/01/15.....................  $    600
    600    Monroe County, Georgia, Pollution Control,
             Revenue Bonds, Georgia Power Co., Series 2,
             4.65%, 7/01/25.................................       600
    100    New York City, New York, City Municipal Water
             Finance Authority, Water & Sewer Systems,
             Revenue Bonds, Series A, 4.70%, 6/15/25........       100
    200    New York City, New York, General Obligation
             Bonds, Series A-8, 5.00%, 8/01/17..............       200
    500    New York City, New York, General Obligation
             Bonds, Series B, 4.50%, 10/01/20...............       500
    700    New York City, New York, General Obligation
             Bonds, Series C, 4.50%, 10/01/23...............       700
    500    Sabine River Authority, Texas, Pollution Control,
             Revenue Bonds, Texas Utilities Electric Co.,
             Series B, 4.70%, 6/01/30.......................       500
                                                              --------
TOTAL DAILY VARIABLE RATE INSTRUMENTS (Cost $3,200).........     3,200
                                                              --------
  FIXED RATE INSTRUMENTS (90.3%)
    825    Albuquerque, New Mexico, General Obligation
             Bonds, Series B, 4.70%, 7/01/98................       835
  1,500    Baltimore County, Maryland, Consolidated Public
             Improvement, General Obligation Bonds, 6.00%,
             7/01/05........................................     1,619
  1,500    Connecticut State, General Obligation Bonds,
             Series E, 6.00%, 3/15/12.......................     1,612
  1,000    Connecticut State, Special Obligation, Tax
             Revenue Bonds, Transportation, 6.50%, 7/01/09,
             Prerefunded 7/01/99 at 102.....................     1,074
  1,000    De Kalb County, Georgia, Water & Sewer Revenue
             Bonds, 7.00%, 10/01/06.........................     1,039
  1,000    Delaware Transportation Authority, Transportation
             System Revenue Bonds, 6.50%, 7/01/11,
             Prerefunded 7/01/01 at 102.....................     1,100
  1,000    Fairfax County, Virginia, Water Authority Revenue
             Bonds, 6.00%, 4/01/22..........................     1,030
  1,500    Florida State Board of Education, Capital Outlay,
             Public Education, General Obligation Bonds,
             6.40%, 6/01/19.................................     1,596
  1,000    Georgia State, General Obligation Bonds, Series
             A, 5.80%, 3/01/02..............................     1,063
    500    Georgia State, General Obligation Bonds, Series
             F, 6.50%, 12/01/06.............................       567
    500    Hawaii State, General Obligation Bonds, Series
             BS, 6.70%, 9/01/97.............................       511
  1,000    Hawaii State, General Obligation Bonds, Series
             CJ, 6.20%, 1/01/12.............................     1,055


 FACE
AMOUNT                                                         VALUE
 (000)                                                         (000)
----------------------------------------------------------------------
$ 1,500    Intermountain Power Agency, Utah, Power Supply
             Revenue Bonds, Series D, 8.375%, 7/01/12.......  $  1,562
  1,000    Kentucky State Housing Corp., Revenue Bonds,
             Series A, 6.00%, 7/01/10.......................     1,026
  1,155    Maryland State Department of Transportation,
             Construction Revenue Bonds, Second Issue,
             6.80%, 11/01/05, Prerefunded 11/01/99 at 102...     1,257
  1,000    Massachusetts State Consolidated Loan, Series A,
             7.50%, 3/01/03, Prerefunded 3/01/00 at 102.....     1,111
    500    Massachusetts State Consolidated Loan, Series A,
             7.625%, 6/01/08, Prerefunded 6/01/08 at 102....       572
  1,625    Michigan State Housing Development Authority,
             Revenue Bonds, Series A, 6.75%, 12/01/14.......     1,709
  1,590    Minnesota State Infrastructure Development,
             General Obligation Bonds, 6.80%, 8/01/03,
             Prerefunded 8/01/00 at 100.....................     1,720
  1,400    Mississippi State, General Obligation Bonds,
             6.00%, 2/01/09.................................     1,520
  1,475    Montana State, General Obligation Bonds, Long
             Range Building Program, Series C, 6.00%,
             8/01/13........................................     1,544
  1,000    New Castle County, Delaware, General Obligation
             Bonds, 6.25%, 10/15/01.........................     1,079
  1,000    New Jersey State, General Obligation Bonds,
             Series E, 5.50%, 7/15/02.......................     1,053
  1,000    Ohio State, Housing Finance Agency, Residential
             Mortgage Revenue Bonds, Series A-1, 6.20%,
             9/01/14........................................     1,032
  1,000    Orlando, Florida, Utilities Commission Water &
             Electric, Revenue Bonds, Series D, 6.75%,
             10/01/17.......................................     1,164
  1,000    Reedy Creek Improvement District, Florida,
             Utility, Revenue Bonds, Series 91-1, 6.50%,
             10/01/16, Prerefunded 10/01/01 at 101..........     1,097
  1,350    San Antonio, Texas, General Obligation Bonds,
             6.50%, 8/01/14.................................     1,506
  1,000    Virginia Beach, Virginia, General Obligation
             Bonds, 6.00%, 9/01/10..........................     1,059
    500    Virginia State Housing Development Authority,
             Commonwealth Mortgage Revenue Bonds, Series B,
             6.60%, 1/01/12.................................       531
  1,000    Virginia State Housing Development Authority,
             Commonwealth Mortgage Revenue Bonds, Series B,
             6.65%, 1/01/13.................................     1,066

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Municipal Bond Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE MUNICIPAL BOND PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

 FACE
AMOUNT                                                         VALUE
 (000)                                                         (000)
----------------------------------------------------------------------

FIXED RATE INSTRUMENTS (CONT.)

$ 1,000    Washington State, General Obligation Bonds,
             Series B, 6.40%, 6/01/17.......................  $  1,107
    500    Washington Suburban Sanitary District, General
             Obligation Revenue Bonds, 6.50%, 11/01/05,
             Prerefunded 11/01/01 at 102....................       553
                                                              --------
TOTAL FIXED RATE INSTRUMENTS (Cost $35,420).................    36,369
                                                              --------
TOTAL TAX--EXEMPT INSTRUMENTS (98.2%) (Cost $38,620)........    39,569
                                                              --------

TOTAL INVESTMENTS (98.2%) (Cost $38,620).................    39,569
                                                           --------
OTHER ASSETS (1.9%)
  Cash.......................................  $       25
  Interest Receivable........................         739
  Other......................................           1       765
                                                    -----
LIABILITIES (-0.1%)
  Investment Advisory Fees Payable...........          (7)
  Adminstrative Fees Payable.................          (6)
  Custodian Fees Payable.....................          (1)
  Director's Fees and Expenses Payable.......          (1)
  Other Liabilities..........................         (23)      (38)
                                                    -----  --------
NET ASSETS (100%)........................................   $40,296
                                                           --------
                                                           --------

NET ASSETS CONSIST OF:
Paid in Capital....................................  $ 39,369
Overdistributed Net Investment Income..............       (16)
Accumulated Net Realized Loss......................        (6)
Unrealized Appreciation on Investments.............       949
                                                     --------
NET ASSETS.........................................  $ 40,296
                                                     --------
                                                     --------

CLASS A:
---------------------------------------------------
NET ASSETS.........................................  $ 40,227
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 3,925,419 outstanding $0.001 par
  value shares (authorized 500,000,000 shares).....    $10.25
                                                     --------
                                                     --------
CLASS B:
---------------------------------------------------
NET ASSETS.........................................       $69
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 6,738 outstanding $0.001 par value
  shares (authorized 500,000,000 shares)...........    $10.24
                                                     --------
                                                     --------

------------------------------------------------------------

Variable/Floating Rate Instruments. The interest rate changes on these instruments are based upon a designated base rate. These instruments are payable on demand.
Maturity dates disclosed for Variable/Floating Rate Instruments are the ultimate maturity dates. The effective maturity dates for such securities are the next interest reset dates which are seven days or less.
Prerefunded Bonds. Outstanding bonds have been refunded to the first call date (prerefunded date) by the issuance of new bonds. Principal and interest are paid from monies escrowed in U.S. Treasury securities. Prerefunded bonds are generally re-rated AAA due to the Treasury escrow.

------------------------------------------------------------
           SUMMARY OF TAX-EXEMPT INSTRUMENTS BY STATE CLASSIFICATION
                                  (UNAUDITED)

                                          VALUE     PERCENT OF
STATE                                     (000)     NET ASSETS
---------------------------------------------------------------
Connecticut............................  $  2,686          6.7%
Delaware...............................     2,179          5.4
Florida................................     3,857          9.6
Georgia................................     3,869          9.6
Hawaii.................................     1,566          3.9
Kentucky...............................     1,026          2.5
Maryland...............................     2,876          7.1
Massachusetts..........................     1,683          4.2
Michigan...............................     1,709          4.2
Minnesota..............................     1,720          4.3
Mississippi............................     1,520          3.8
Montana................................     1,544          3.8
New Jersey.............................     1,053          2.6
New Mexico.............................       835          2.1
New York...............................     1,500          3.7
Ohio...................................     1,032          2.6
Texas..................................     2,006          5.0
Utah...................................     1,562          3.9
Virginia...............................     3,686          9.1
Washington.............................     1,660          4.1
                                         --------          ---
                                         $ 39,569         98.2%
                                         --------          ---
                                         --------          ---

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                        Municipal Bond Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE MONEY MARKET PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Commercial Paper                               41.0%
Certificates of Deposit                        35.4%
U.S. Government Agency Discount Notes           2.7%
U.S. Government Agency Floating Rate
Notes                                          13.1%
Other                                           7.8%

COMPARATIVE MONTHLY AVERAGE YIELDS
--------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           MONEY MARKET PORTFOLIO 30-DAY YIELDS  DONOGHUE'S SEC 30-DAY YIELDS
Jan.                                       5.21                           5.18
Feb.                                       5.51                           5.35
Mar.                                       5.58                           5.47
Apr.                                       5.58                           5.49
May                                        5.58                           5.47
June                                       5.52                           5.43
July                                       5.38                           5.29
August                                      5.3                           5.22
Sept                                       5.23                           5.18
Oct                                         5.2                           5.18
Nov                                        5.21                           5.17
Dec                                        4.97                           4.85

------------------------------------------------

INVESTMENTS IN SHARES OF THE PORTFOLIO ARE NEITHER INSURED NOR GUARANTEED BY THE U.S. GOVERNMENT AND THERE IS NO ASSURANCE THAT THE PORTFOLIO WILL MAINTAIN A STABLE NET ASSET VALUE OF $1.00 PER SHARE. YIELDS WILL FLUCTUATE AS MARKET CONDITIONS CHANGE.

The Money Market Portfolio's investment objectives are to maximize current income and preserve capital while maintaining high levels of liquidity through investing in high quality money market instruments which have effective maturities of one year or less. The Portfolio's average maturity (on a dollar-weighted basis) will not exceed 90 days. The Portfolio will purchase only securities having a remaining maturity of one year or less. The Portfolio is expected to maintain a net asset value of $1.00 per share. There can be no assurance, however, that the Portfolio will be successful in maintaining a net asset value of $1.00 per share.

The seven day yield and seven day effective yield (which assumes an annualization of the current yield with all dividends reinvested) for the Portfolio as of December 31, 1996 were 4.99% and 5.11%, respectively. As with all money market portfolios, the seven day yields are not necessarily indicative of future performance.

The Fed began 1996 by cutting interest rates (from 5.50% to 5.25% on the 31st of January). After that, short term interest rates moved higher throughout most of the spring. This came as a big surprise to most money market participants because when the year began they believed that the economy was very weak. In January leading economists had predicted that the Fed would be required to ease interest rates dramatically to stimulate the economy. Instead, the U.S. economy showed surprising strength, particularly in the housing and job creation categories. These key components proved that an earlier series of Fed easings, which had begun in July of 1995, had had the desired effect.

At the beginning of each spring month the non-farm payroll report presented the money market with a new shock that sent interest rates higher. Jobs were being created at an alarmingly rapid rate, and most bondholders sold in furious fashion. We chose to use many of these setbacks as buying opportunities and took advantage of the higher yields available. We bought longer dated money market securities for the portfolio to extend its weighted average maturity.

By the middle of the summer the market turned again. Just when it seemed that investors were beginning to get comfortable with the idea that the strength promised in the spring's employment reports had been real, new data revealed a rather severe slowdown. After a robust second quarter GDP fell to

--------------------------------------------------------------------------------
MONEY MARKET PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE MONEY MARKET PORTFOLIO (CONT.)

a rather anemic 2.2% in the third quarter. By the time the data had been sorted out the market had rallied so much that opportunities to extend at attractive levels had been virtually exhausted.

In addition to the extending we did earlier in the year, we also increased the percentage of the Portfolio that is devoted to highly-rated commercial paper. This came as we decreased our holdings of agency discount notes and treasury bills. We did this to take advantage of the higher yields available on commercial paper.

As the year drew to a close and the Fed retired with no action imminent, the economy showed renewed signs of strength and the markets began to contemplate the possibility of rate hikes in the early part of calendar '97. This led to a slight backup in rates at the very end of the year.

We are pleased to report that the Portfolio continues to meet its goal of providing as high a level of interest income as is consistent with maintaining liquidity and stability of principal, and that the Portfolio still holds only high quality securities with over 90% of assets invested in securities rated A1+/P1.

Abigail Jones Feder
PORTFOLIO MANAGER

Kenneth R. Holley
PORTFOLIO MANAGER

Ellen D. Harvey
PORTFOLIO MANAGER

Christian G. Roth
PORTFOLIO MANAGER

Scott F. Richard
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
                                                          Money Market Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE MONEY MARKET PORTFOLIO
--------------------------------------------------------------------------------

 FACE                                                          AMORTIZED
AMOUNT                                                           COST
 (000)                                                           (000)
-------------------------------------------------------------------------

MONEY MARKET INSTRUMENTS (92.2%)
  U.S. GOVERNMENT AND AGENCY OBLIGATIONS (15.8%)
     AGENCY DISCOUNT NOTE (2.7%)
$35,000    Federal National Mortgage Association 5.33%,
             3/20/97........................................  $    34,596
                                                              -----------
     AGENCY FLOATING RATE NOTES (13.1%)
 20,000    FCC National Bank 5.51%, 5/05/97.................       20,000
           Federal National Mortgage Association
 25,000      5.25%, 4/11/97.................................       24,997
 65,000      5.41%, 9/02/97.................................       65,000
 13,000      5.32%, 7/26/99.................................       12,964
 46,000    Student Loan Marketing Association 5.57%,
             10/30/97.......................................       46,034
                                                              -----------
                                                                  168,995
                                                              -----------
  TOTAL U.S. GOVERNMENT AND AGENCY OBLIGATIONS (Cost
  $203,591).................................................      203,591
                                                              -----------
  COMMERCIAL PAPER (41.0%)
     FINANCE (41.0%)
 30,000    Abbey National North America 5.32%, 3/11/97......       29,694
 27,000    ABN-AMRO North America Finance, Inc. 5.58%,
             3/6/97.........................................       26,732
  9,000    ABN-AMRO North America Finance, Inc. 5.275%,
             5/15/97........................................        8,823
 25,000    American General Finance 5.31%, 1/28/97..........       24,901
 15,000    Ameritech Capital Funding Corp. 5.28%, 3/14/97...       14,842
 30,000    Deutsche Bank 5.47%, 1/23/97.....................       29,900
 20,000    Deutsche Bank 5.34%, 2/10/97.....................       19,881
 25,000    Ford Motor Credit Corp. 5.33%, 2/05/97...........       24,871
 15,000    General Electric Capital Corp. 5.31%, 1/24/97....       14,949
 25,000    General Electric Capital Corp. 5.27%, 4/18/97....       24,608
 25,000    Harvard University 5.35%, 1/21/97................       24,926
 25,000    IBM Credit Corp. 5.31%, 3/03/97..................       24,775
 25,000    J.C. Penney Corp. 5.31%, 2/20/97.................       24,816
 20,000    John Deere Capital Corp. 5.37%, 1/13/97..........       19,964
 22,728    MetLife Funding, Inc. 5.36%, 1/21/97.............       22,660
  3,000    MetLife Funding, Inc. 5.43%, 1/21/97.............        2,991
 25,000    Monsanto Co. 5.43%, 2/19/97......................       24,815
 25,000    Private Export Funding Corp. 5.30%, 2/10/97......       24,853
 28,900    Private Export Funding Corp. 5.31%, 2/18/97......       28,695
 25,000    Raytheon Corp. 5.29%, 1/10/97....................       24,967
 15,000    Societe Generale Bank 5.32%, 2/20/97.............       14,889
  8,000    Suntrust Banks, Inc. 5.30%, 1/06/97..............        7,994
 10,000    Suntrust Banks, Inc. 5.37%, 2/10/97..............        9,940
 10,000    Transamerica Financial Corp. 5.29%, 1/22/97......        9,969
 18,000    Transamerica Financial Corp. 5.28%, 3/31/97......       17,765
 17,000    Transamerica Financial Corp. 5.27%, 5/27/97......       16,637
  7,000    Xerox Corp. 5.32%, 2/05/97.......................        6,964
                                                              -----------
  TOTAL COMMERCIAL PAPER (Cost $526,821)....................      526,821
                                                              -----------


 FACE                                                          AMORTIZED
AMOUNT                                                           COST
 (000)                                                           (000)
-------------------------------------------------------------------------

  CERTIFICATES OF DEPOSIT (35.4%)
$23,000    ABN-AMRO Bank, New York (Yankee) 6.12%,
             7/14/97........................................  $    22,999
 25,000    ANZ Inc. 5.38%, 2/12/97..........................       25,002
 35,000    Bank of Austria 5.38%, 1/21/97...................       34,997
 40,000    Barclay's Bank (Yankee) 5.38%, 2/05/97...........       40,001
 30,000    Bayer Landesbank 5.41%, 5/07/97..................       30,001
 30,000    Canadian Imperial Bank 5.49%, 1/15/97............       30,000
  7,670    Canadian Imperial Bank (Yankee) 5.41%, 1/17/97...        7,670
 25,000    Commerzbank (Yankee) 5.39%, 3/04/97..............       25,000
 20,000    Credit Agricole (Yankee) 5.49%, 4/28/97..........       20,001
 40,000    National Westminster Bank plc 5.51%, 1/06/97.....       40,000
 30,000    Rabobank 5.50%, 4/18/97..........................       30,001
 50,000    Royal Bank of Canada (Yankee) 6.05%, 6/11/97.....       50,000
 32,000    Societe Generale Bank (Yankee) 6.16%, 9/08/97....       31,996
 31,840    Swiss Bank 5.35%, 2/07/97........................       31,840
 35,000    UBS Finance Inc. 5.50%, 1/17/97..................       35,000
                                                              -----------
TOTAL CERTIFICATES OF DEPOSIT (Cost $454,508)...............      454,508
                                                              -----------
TOTAL MONEY MARKET INSTRUMENTS (Cost $1,184,920)............    1,184,920
                                                              -----------
SHORT TERM INVESTMENT (7.5%)
  REPURCHASE AGREEMENT (7.5%)
 96,292    Goldman Sachs & Co. 6.52%, dated 12/31/96, due
             1/02/97, to be repurchased at $96,327,
             collateralized by U.S. Treasury Notes, 5.50%,
             due 12/31/00, valued at $98,338 (Cost
             $96,292).......................................       96,292
                                                              -----------

TOTAL INVESTMENTS (99.7%) (Cost $1,281,212)..............  1,281,212
                                                           --------
OTHER ASSETS (0.6%)
  Interest Receivable........................  $    7,275
  Other......................................          66     7,341
                                               ----------
LIABILITIES (-0.3%)
  Dividends Payable..........................      (2,503)
  Investment Advisory Fees Payable...........        (898)
  Adminstrative Fees Payable.................        (167)
  Directors' Fees and Expenses Payable.......         (37)
  Custodian Fees Payable.....................         (28)
  Other Liabilities..........................        (287)   (3,920)
                                               ----------  --------
NET ASSETS (100%)........................................  $1,284,633
                                                           --------
                                                           --------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Money Market Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE MONEY MARKET PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                           AMOUNT
                                           (000)
---------------------------------------------------

NET ASSETS CONSIST OF:
Paid in Capital........................  $1,285,115
Accumulated Net Realized Loss..........        (482)
                                         ----------
NET ASSETS.............................  $1,284,633
                                         ----------
                                         ----------
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
Applicable to 1,285,119,350 outstanding
$0.001 par value shares (authorized
4,000,000,000 shares)..................       $1.00
                                         ----------
                                         ----------

------------------------------------------------------------

Floating Rate -- The interest rate changes on these instruments are based on changes in a designated base rate. The rates shown are those in effect at December 31, 1996.
Maturity dates disclosed for Floating Rate Instruments are the ultimate maturity dates. The effective maturity dates for such securities are the next interest reset dates.
Interest rates disclosed for Commercial Paper, and Agency Discount Notes represent effective yields at December 31, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                          Money Market Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE MUNICIPAL MONEY MARKET PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1996)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Fixed Rate Instruments                    39.6%
U.S. Government & Agency Obligations       4.0%
Variable/Floating Rate Instruments        56.1%
Other                                      0.3%

COMPARATIVE MONTHLY AVERAGE YIELDS
--------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            MUNICIPAL MONEY
            Market Portfolio    Donoghue's SEC
               30-Day Yields     30-Day Yields
Jan.                    2.97              3.26
Feb.                    3.38              3.19
Mar.                    3.42              3.35
Apr.                    3.62              3.53
May                     3.72              3.81
June                    3.48              3.31
July                    3.28              3.19
Aug                     3.29              3.21
Sept                     3.3              3.41
Oct                     3.27              3.32
Nov                     3.34              3.33
Dec                     3.03              3.06

------------------------------------------------

INVESTMENTS IN SHARES OF THE PORTFOLIO ARE NEITHER INSURED NOR GUARANTEED BY THE U.S. GOVERNMENT AND THERE IS NO ASSURANCE THAT THE PORTFOLIO WILL MAINTAIN A STABLE NET ASSET VALUE OF $1.00 PER SHARE. YIELDS WILL FLUCTUATE AS MARKET CONDITIONS CHANGE.

The Municipal Money Market Portfolio's investment objectives are to maximize current income that is exempt from Federal income tax and preserve capital while maintaining high levels of liquidity through investing in high quality municipal money market instruments which earn interest exempt from Federal income tax in the opinion of bond counsel for the issuer. The Portfolio will purchase only securities having a remaining maturity of one year or less. Under normal circumstances, the Portfolio will invest at least 80% of its assets in tax-exempt municipal securities. Additionally, the Portfolio will not purchase private activity bonds, the interest from which is subject to alternative minimum tax. Interest on tax-exempt municipal securities may be subject to state and local taxes. The Portfolio's average maturity (on a dollar-weighted basis) will not exceed 90 days. The Portfolio is expected to maintain a net asset value of $1.00 per share. There can be no assurance, however, that the Portfolio will be successful in maintaining a net asset value of $1.00 per share.

The seven day yield and seven day effective yield (assumes an annualization of the current yield with all dividends reinvested) for the Municipal Money Market Portfolio as of December 31, 1996 were 3.38% and 3.43%, respectively. The seven day taxable equivalent yield and the seven day taxable equivalent effective yield for Municipal Money Market Portfolio at December 31, 1996, assuming Federal income tax rate of 39.6% (maximum rate) were 5.60% and 5.68%, respectively. The seven day yields are not necessarily indicative of future performance.

Throughout 1996, taxable investors spent considerable energy focused on the relative strength of the U.S. economy and how the Federal Reserve might respond either by raising or lowering short term interest rates. Despite this theme that dominated the taxable sectors, it had little or no impact on the short term tax-exempt sector. Instead, as is so often typical in the tax-exempt sector, changes in the market and the shape of the yield curve were driven primarily by supply and demand. Except for the latter half of the second quarter, the yield curve remained very flat or inverted for the majority of 1996 which was in contrast to the taxable market's positively sloped curve. As the Federal tax deadline approached in mid April, the

------------------------------------------------

INVESTMENTS IN SHARES OF THE PORTFOLIO ARE NEITHER INSURED NOR GUARANTEED BY THE U.S. GOVERNMENT AND THERE IS NO ASSURANCE THAT THE PORTFOLIO WILL MAINTAIN A STABLE NET ASSET VALUE OF $1.00 PER SHARE. YIELDS WILL FLUCTUATE AS MARKET CONDITIONS CHANGE.

--------------------------------------------------------------------------------
MUNICIPAL MONEY MARKET PORTFOLIO

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
THE MUNICIPAL MONEY MARKET PORTFOLIO (CONT.)

market sold off as bond funds were forced to sell short securities to meet redemptions. This increase in supply caused the curve to shift to a positive slope which persisted for the balance of the second quarter only to revert back to a flat shape as the third quarter unfolded.

The Portfolio experienced tremendous growth during 1996 with the asset size increasing 61%. The Portfolio finished 1996 with assets of $721 million. Much of the asset growth occurred during April, which was fortuitous as April represented a buying opportunity.

Overall the asset allocation throughout the year remained consistent with commercial paper ranging from 30-40%, tax-exempt notes ranged from 3-5%, and daily and weekly variable rate puttable issues fluctuated between 50% and 60% of the Portfolio. Because of the relatively flat shape of the curve, the Portfolio maintained a relatively short weighted average maturity throughout the year ranging from 15 to 40 days. December ended with a weighted average maturity of 22 days.

Gerald P. Barth
PORTFOLIO MANAGER

Abigail Jones Feder
PORTFOLIO MANAGER

January 1997

--------------------------------------------------------------------------------
                                                Municipal Money Market Portfolio

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE MUNICIPAL MONEY MARKET PORTFOLIO
--------------------------------------------------------------------------------

 FACE                                                         AMORTIZED
AMOUNT                                                           COST
 (000)                                                          (000)
------------------------------------------------------------------------

TAX-EXEMPT INSTRUMENTS (95.7%)
  FIXED RATE INSTRUMENTS (39.6%)
     NOTES (6.8%)
$ 1,000    City of San Antonio, Texas, Revenue Bonds, 7.90%,
             5/01/14, Prerefunded 5/01/97 at 101.5..........  $   1,028
  3,000    Colorado State, Series A, 4.50%, 6/27/97,
             TRANS..........................................      3,008
  1,500    Delaware State, General Obligation Bonds, Series
             A, 4.25%, 3/01/97..............................      1,501
  2,445    Hawaii State, General Obligation Bonds, Series
             BK, 6.60%, 4/01/99, Prerefunded 4/01/97 at
             101.5..........................................      2,498
  6,225    Idaho State, 4.50%, 6/30/97, TANS................      6,243
  2,000    Indianapolis, Indiana, Local Public Improvements
             Board, Series A, 4.25%, 1/09/97................      2,000
  1,500    Los Angeles, California, Unified School District,
             4.50%, 6/30/97, TRANS..........................      1,505
  2,500    Maine State, General Obligation Bonds, 4.50%,
             6/27/97, TANS..................................      2,507
  4,130    Massachusetts State, General Obligation Bonds,
             Series A, 4.25%, 6/10/97.......................      4,138
  9,100    New York State, General Obligation Bonds, 3.55%,
             2/06/97, BANS..................................      9,100
  1,000    South Carolina State, General Obligation Bonds,
             Series A, 5.00%, 7/01/97.......................      1,005
  9,000    Texas State, 4.75%, 8/29/97, TRANS...............      9,046
  3,575    Wisconsin State, Series B, 7.25%, 5/01/08,
             Prerefunded 5/01/97 at 101.....................      3,650
  2,000    York County, South Carolina, Pollution Control
             Revenue Bonds, Saluda River, Series E2, 3.65%,
             2/15/97........................................      2,000
                                                              ----------
                                                                 49,229
                                                              ----------
     COMMERCIAL PAPER (32.8%)
 10,000    Baltimore County, Maryland, 3.50%, 2/12/97.......     10,000
  3,000    Beaver County, Pennsylvania, Industrial
             Development Authority, Duquesne Light, Series
             90C, 3.55%, 2/26/97............................      3,000
  5,025    Burke County, Georgia, Development Authority,
             Oglethorpe, Series 92A, 3.55%, 2/06/97.........      5,025
  6,000    Burlington, Kansas, Pollution Control Revenue
             Bonds, Kansas City Power & Light Project,
             Series B, 3.55%, 2/18/97.......................      6,000
  4,530    City of Dallas, Texas, Series A, 3.70%, 2/25/97..      4,530
  6,000    City of Honolulu, Hawaii, 3.45%, 1/14/97.........      6,000
  2,500    City of Lincoln, Nebraska, Series 95, 3.50%,
             2/10/97........................................      2,500
           City of Mount Vernon, Indiana, General Electric,
             Series 89A,
  4,000      3.55%, 1/29/97.................................      4,000
  4,000      3.50%, 2/26/97.................................      4,000


 FACE                                                         AMORTIZED
AMOUNT                                                           COST
 (000)                                                          (000)
------------------------------------------------------------------------
$ 2,500    Commonwealth of Virginia, 3.50%, 2/19/97.........  $   2,500
  1,200    Converse County, Wyoming, Series 88, 3.50%,
             2/10/97........................................      1,200
           Gainesville, Florida, Series C,
  1,128      3.45%, 1/30/97.................................      1,128
  2,525      3.45%, 2/21/97.................................      2,525
           Houston, Texas,
  6,000      3.65%, 1/21/97, Series A.......................      6,000
 10,100      3.50%, 1/31/97, Series A.......................     10,100
  4,000      3.15%, 2/06/97, Series B.......................      4,000
  2,000    Illinois Development Finance Authority, Series
             93A, 3.70%, 1/07/97............................      2,000
  2,100    Illinois Health & Educational Facilities, Series
             89A, 3.60%, 2/24/97............................      2,100
  4,000    Independence, Missouri, Water Utility Revenue,
             Series 86, 3.60%, 1/13/97......................      4,000
           Jacksonville, Florida, Electric Authority,
  7,700      3.70%, 1/06/97.................................      7,700
  3,100      3.45%, 1/14/97.................................      3,100
           Jasper County, Indiana,
  3,600      3.55%, 2/07/97, Series 88B.....................      3,600
  2,000      3.55%, 2/07/97, Series 88C.....................      2,000
  1,100    Lehigh County, Pennsylvania, Series A, 3.65%,
             1/15/97........................................      1,100
  5,750    Louisiana State, General Obligation Bonds, 3.65%,
             1/22/97........................................      5,750
  6,600    Massachusetts Health & Education Facilities
             Authority, Harvard University, Series L, 3.55%,
             2/27/97........................................      6,600
  3,000    Massachusetts State Water Resource Authority,
             3.65%, 1/08/97.................................      3,000
  3,000    Montgomery County, Maryland, Series 95, 3.50%,
             2/07/97........................................      3,000
  3,000    Montgomery County, Pennsylvania, 3.60%,
             2/13/97........................................      3,000
  6,380    Montgomery County, Alabama, Industrial
             Development Board, General Electric Series,
             3.65%, 1/08/97.................................      6,380
  5,000    Municipal Assistance Corp. for the City of New
             York, New York, Series F, 3.45%, 1/16/97.......      5,000
  3,000    Municipal Electric Authority of Georgia, 3.60%,
             3/10/97........................................      3,000
  7,300    Nashville & Davidson County, Tennessee, 3.55%,
             1/30/97........................................      7,300
  1,700    New York City, New York, Water Finance Authority,
             3.45%, 1/17/97.................................      1,700
  4,025    North Carolina Eastern Municipal Power, 3.55%,
             2/18/97........................................      4,025
    300    Northeastern Pennsylvania Hospital Authority,
             Series B, 3.60%, 1/29/97.......................        300
  2,990    Omaha, Nebraska, Public Power District, 3.60%,
             1/28/97........................................      2,990

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Municipal Money Market Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE MUNICIPAL MONEY MARKET PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

 FACE                                                         AMORTIZED
AMOUNT                                                           COST
 (000)                                                          (000)
------------------------------------------------------------------------

FIXED RATE INSTRUMENTS (CONT.)

$ 1,000    Peninsula Ports Authority, Virginia, Series 92,
             3.45%, 1/14/97.................................  $   1,000
  3,000    Petersburg, Indiana, Indiana Power & Light,
             Series 91, 3.60%, 1/28/97......................      3,000
           Platte River Authority, Colorado,
  2,200      3.60%, 2/11/97.................................      2,200
  5,500      3.45%, 2/12/97.................................      5,500
           Rochester, Minnesota, Health Facilities, Mayo
             Clinic,
  1,000      3.60%, 2/11/97, Series B.......................      1,000
  1,500      3.60%, 2/11/97, Series C.......................      1,500
  1,065      3.60%, 2/11/97, Series E.......................      1,065
  1,500      3.65%, 1/22/97, Series F.......................      1,500
  2,800    Salt Lake City, Utah, Series 90, 3.65%, 1/06/97..      2,800
  6,000    Salt River, Arizona, 3.60%, 1/23/97..............      6,000
           Salt River, Arizona, Agricultural and Power,
             District Revenue Bonds,
  6,600      3.50%, 1/27/97.................................      6,600
  7,006      3.45%, 1/30/97.................................      7,006
           San Antonio, Texas, Water Systems Revenue Bonds,
  4,500      3.70%, 1/07/97.................................      4,500
  1,900      3.55%, 2/07/97.................................      1,900
           Sunshine State, Florida, Government Finance
             Authority,
  9,850      3.50%, 2/10/97, Series 86......................      9,850
  4,470      3.60%, 2/13/97.................................      4,470
  2,000      3.45%, 2/21/97.................................      2,000
  3,750      3.60%, 2/24/97.................................      3,750
  5,000    Sweetwater County, Wyoming, Series 88A, 3.50%,
             2/10/97........................................      5,000
  2,000    Texas Municipal Power Agency, 3.60%, 2/26/97.....      2,000
           Trimble County, Kentucky, Louisville Gas &
             Electric Series,
  5,000      3.50%, 1/29/97.................................      5,000
  1,000      3.60%, 1/29/97.................................      1,000
  5,500    University of Minnesota, Series A, 3.60%,
             2/14/97........................................      5,500
  2,500    Vanderbilt University, Tennessee, Series 89A,
             3.60%, 2/25/97.................................      2,500
                                                              ----------
                                                                236,794
                                                              ----------
  TOTAL FIXED RATE INSTRUMENTS..............................    286,023
                                                              ----------
  VARIABLE/FLOATING RATE INSTRUMENTS (56.1%)
     DAILY VARIABLE RATE BONDS (32.1%)
  1,500    Ascension Parish, Louisiana, Pollution Control
             Revenue Bonds, Shell Oil Project, 5.00%,
             9/01/23........................................      1,500
  2,400    Birmingham, Alabama, Medical Clinic Board Revenue
             Bonds, University of Alabama Hospital Services
             Fund, Series 91, 5.10%, 12/01/26...............      2,400

 FACE                                                         AMORTIZED
AMOUNT                                                           COST
 (000)                                                          (000)
------------------------------------------------------------------------
           Burke County, Georgia, Development Authority,
$ 5,500      4.95%, 7/01/24.................................  $   5,500
  4,300      5.00%, 9/01/26.................................      4,300
  5,200    California Pollution Control Financing Authority,
             Southern California Edison, Series 86A, 4.70%,
             2/28/08........................................      5,200
  1,000    Chattanooga-Hamilton County, Tennessee, Hospital
             Authority Revenue Bonds, Erlanger Medical
             Center, 5.10%, 10/01/17........................      1,000
           Chicago, Illinois, O'Hare International Airport
             Special Facilities Revenue Bonds, American
             Airlines, Inc., Project,
  4,200      5.00%, 12/01/17, Series A......................      4,200
  4,200      5.00%, 12/01/17, Series B......................      4,200
    700      5.00%, 12/01/17, Series C......................        700
  4,200      5.00%, 12/01/17, Series D......................      4,200
  2,800    Delaware County, Pennsylvania, Industrial
             Development Authority, Series 95, 5.00%,
             12/01/09.......................................      2,800
  1,700    Delta County, Michigan, Environmental Improvement
             Revenue Bonds, Mead Corp., 5.00%, 12/01/23.....      1,700
  4,200    East Baton Rouge Parish, Louisiana, Pollution
             Control Revenue Bonds, Exxon Project, 4.15%,
             3/01/22........................................      4,200
  4,500    East Baton Rouge Parish, Louisianna, Pollution
             Control Revenue Bonds, Exxon Corp. Project,
             5.00%, 11/01/19................................      4,500
  6,400    Emery County, Utah, Pollution Control Revenue
             Bonds, Pacificorp., 4.95%, 11/01/24............      6,400
  2,100    Geisinger Authority, Pennsylvania Health System,
             Series B, 4.25%, 7/01/22.......................      2,100
  1,400    Gulf Coast Waste Disposal Authority, Texas,
             Pollution Control Revenue Bonds, Exxon Project,
             4.90%, 6/01/20.................................      1,400
  5,000    Hapeville, Georgia, Industrial Development
             Authority, Series 85, 5.00%, 11/01/15..........      5,000
  6,600    Harris County, Texas, Health Facilities
             Development Corp., Methodist Hospital, Series
             94, 5.00%, 12/01/25............................      6,600
           Harris County, Texas, Industrial Development,
             Pollution Control Revenue Bonds, Exxon Project,
  2,600      5.00%, 3/01/24, Series 84A.....................      2,600
  2,200      5.00%, 3/01/24, Series 84B.....................      2,200
  5,700    Hurley, New Mexico, Pollution Control Revenue
             Bonds, Series 85, 4.95%, 12/01/15..............      5,700

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                Municipal Money Market Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE MUNICIPAL MONEY MARKET PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

 FACE                                                         AMORTIZED
AMOUNT                                                           COST
 (000)                                                          (000)
------------------------------------------------------------------------

VARIABLE/FLOATING RATE INSTRUMENTS (CONT.)

$ 7,000    Jackson County, Mississippi, Port Facility,
             Chevron Project, Series 93, 4.90%, 6/01/23.....  $   7,000
    900    Kansas City, Kansas, Industrial Development
             Authority, Revenue Bonds, PQ Corp., 5.05%,
             8/01/15........................................        900
  2,000    Lake Charles, Louisiana, Harbor & Terminal
             District Port Facilities, Series 84, 4.95%,
             11/01/11.......................................      2,000
           Lincoln County, Wyoming, Pollution Control
             Revenue Bonds, Exxon Project
  2,400      5.00%, 11/01/14, Series 84A....................      2,400
  4,400      4.90%, 8/01/15, Series 84A.....................      4,400
  2,500      5.00%, 11/01/14, Series 84B....................      2,500
  2,500      5.00%, 11/01/14, Series 84C....................      2,500
  2,500      5.00%, 11/01/14, Series 84D....................      2,500
  2,920    Louisiana Public Facilities Authority, Industrial
             Development, Kenner Hotel, Series 85, 5.00%,
             12/01/15.......................................      2,920
           Maricopa County, Arizona, Pollution Control
             Revenue Bonds, Arizona Public Service Co.,
  4,500      4.95%, 5/01/29, Series B.......................      4,500
  4,600      5.00%, 5/01/29, Series C.......................      4,600
  3,500      4.95%, 5/01/29, Series E.......................      3,500
  3,600      5.00%, 5/01/29, Series F.......................      3,600
  1,000    Marshall County, West Virginia, Pollution Control
             Revenue Bonds, Mountaineer Carbon Co., 5.00%,
             12/01/20.......................................      1,000
           Missouri State Health & Educational Facilities
             Authority, Revenue Bonds, Washington
             University,
  2,000      4.95%, 9/01/30, Series A.......................      2,000
  3,500      4.95%, 9/01/30, Series B.......................      3,500
  1,700    Monroe County, Georgia, Pollution Control Revenue
             Bonds, Gulf Power Co., Series 2, 4.65%,
             9/01/24........................................      1,700
  3,900    New York City, New York, Cultural Resources,
             Revenue Bonds, Series B, 4.80%, 12/01/15.......      3,900
           New York City, New York, General Obligation
             Bonds,
  2,500      5.00%, 8/15/03, Series B, Subseries B2.........      2,500
  2,000      5.00%, 8/15/04, Series B, Subseries B3.........      2,000
  5,000      5.00%, 8/15/23, Series B, Subseries B4.........      5,000
  1,500      5.00%, 8/15/18, Series B, Subseries B7.........      1,500
    400      5.00%, 8/01/98, Series C, Subseries C4.........        400
  1,800      5.00%, 8/01/22, Subseries A4...................      1,800
  1,100      5.00%, 8/01/23, Subseries A4...................      1,100
  1,500      5.00%, 8/01/15, Subseries A5...................      1,500
  1,400      4.50%, 8/15/21, Subseries B4...................      1,400
  1,500      4.50%, 8/15/23, Subseries B4...................      1,500

 FACE                                                         AMORTIZED
AMOUNT                                                           COST
 (000)                                                          (000)
------------------------------------------------------------------------
$ 7,450    New York City, New York, Water Finance Authority,
             Water and Sewer System Revenue Bonds, Series C,
             5.00%, 6/15/23.................................  $   7,450
  2,000    New York State, Dormitory Authority Revenue
             Bonds, Cornell University, Series B, 4.80%,
             7/01/25........................................      2,000
  2,500    New York State, Thruway Authority Revenue Bonds,
             4.90%, 1/01/24.................................      2,500
  1,000    Nueces River Authority, Texas, Pollution Control
             Revenue Bonds, Series 85, 5.05%, 12/01/99......      1,000
           Ohio State Air Quality Development Authority
             Revenue Bonds, Cincinnati Gas and Electric,
  1,300      4.70%, 12/01/15, Series 85A....................      1,300
  2,000      4.70%, 12/01/15, Series 85B....................      2,000
  4,100      4.90%, 9/01/30, Series 95B.....................      4,100
  2,800    Parrish, Alabama, Industrial Development Board,
             Pollution Control Revenue Bonds, Alabama Power
             Co. Project, 5.00%, 6/01/15....................      2,800
  2,400    Peninsula Ports Authority, Virginia, Coal Revenue
             Bonds, 4.95%, 7/01/16..........................      2,400
           Pennsylvania Higher Education Authority Revenue
             Bonds, Carnegie Mellon University,
  5,000      4.25%, 11/01/25, Series 95A....................      5,000
  1,700      5.00%, 11/01/27, Series 95B....................      1,700
  1,500      5.00%, 11/01/29, Series 95C....................      1,500
  2,600      5.00%, 11/01/30, Series 95D....................      2,600
  5,000    Philadelphia, Pennsylvania, Childrens Hospital,
             Series 92B, 5.00%, 3/01/27.....................      5,000
  4,100    Philadelphia, Pennsylvania, Hospitals & Higher
             Educational Facilities Authority Revenue Bonds,
             Childrens Hospital Project, Series 96A, 5.00%,
             3/01/27........................................      4,100
           Platte County, Wyoming, Pollution Control Revenue
             Bonds,
  3,800      5.05%, 7/01/14, Series A.......................      3,800
  1,000      5.05%, 7/01/14, Series B.......................      1,000
  2,000    Port Authority of New York & New Jersey, Revenue
             Bonds, 4.85%, 6/01/20..........................      2,000
           Port of Saint Helens, Oregon, Pollution Control
             Revenue Bonds, Portland General Electric Co.
  2,000      5.25%, 4/01/10, Series A.......................      2,000
  1,600      4.95%, 6/01/10, Series B.......................      1,600
  2,300    Raleigh-Durham, North Carolina, Airport
             Authority, Series A, 4.95%, 11/01/15...........      2,300
  1,400    Saint Charles Parish, Louisiana, Pollution
             Control Revenue Bonds, Shell Oil Project,
             Series 92B, 4.90%, 10/01/22....................      1,400

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Municipal Money Market Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE MUNICIPAL MONEY MARKET PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

 FACE                                                         AMORTIZED
AMOUNT                                                           COST
 (000)                                                          (000)
------------------------------------------------------------------------

VARIABLE/FLOATING RATE INSTRUMENTS (CONT.)

$ 3,000    Saint Lucie County, Florida, Pollution Control
             Revenue Bonds, Florida Power & Light Co.,
             4.00%, 1/01/26.................................  $   3,000
  5,000    Salt Lake County, Utah, Pollution Control Revenue
             Bonds, British Petroleum Co., Series 94, 4.95%,
             2/01/08........................................      5,000
  4,900    Southwest, Texas, Higher Education Authority
             Revenue Bonds, Southern Methodist University,
             Series 85, 4.95%, 7/01/15......................      4,900
  1,200    Sublette County, Wyoming, Pollution Control
             Revenue Bonds, Exxon Project, 4.90%,
             11/01/14.......................................      1,200
  1,300    Texas State, Water Development Board Revenue
             Bonds, Series A, 5.10%, 3/01/15................      1,300
  1,400    Valdez, Alaska, Marine Terminal Authority, Exxon
             Project, Series 85, 4.90%, 10/01/25............      1,400
  3,000    West Side Calhoun County, Texas, Pollution
             Control Revenue Bonds, 5.00%, 12/01/15.........      3,000
                                                              ----------
                                                                231,870
                                                              ----------
     MONTHLY VARIABLE RATE BONDS (0.4%)
  2,500    California State, Series B, 4.47%, 6/30/97,
             RANS...........................................      2,500
                                                              ----------
     WEEKLY VARIABLE RATE BONDS (23.6%)
  1,000    Albuquerque, New Mexico, Revenue Bonds, Series
             91A, 4.10%, 7/01/22............................      1,000
  2,700    Allegheny County, Pennsylvania, Hospital
             Development Authority, Series 95B, 4.05%,
             9/01/20........................................      2,700
  2,300    Ascension Parish, Louisiana, Pollution Control
             Revenue Bonds, Borden, Inc. Project, 4.15%,
             12/01/09.......................................      2,300
           Beaver County, Pennsylvania, Industrial
             Development Authority, Duquesne Light,
  1,000      4.10%, 8/01/20, Series A.......................      1,000
  1,000      4.10%, 8/01/09, Series B.......................      1,000
  9,200    Burke County, Georgia, Development Authority,
             Oglethorpe, Series 93A, 4.00%, 1/01/16.........      9,200
    400    California Health Facilities Authority, Series A,
             4.25%, 1/01/16.................................        400
  2,500    California State, Series C3, 4.05%, 6/30/97,
             RANS...........................................      2,500
  2,700    California Statewide Communities, Revenue Bonds,
             Series A1, 3.90%, 5/15/25......................      2,700
  5,700    Charlotte, North Carolina, Airport, Series 93A,
             4.00%, 7/01/16.................................      5,700

 FACE                                                         AMORTIZED
AMOUNT                                                           COST
 (000)                                                          (000)
------------------------------------------------------------------------
$ 1,000    City of Baltimore, Maryland, Pollution Control
             Revenue Bonds, General Motors Corp., 4.10%,
             2/01/00........................................  $   1,000
  2,500    City of Columbia, Missouri, Special Revenue
             Bonds, Series 88A, 4.10%, 6/01/08..............      2,500
  1,500    City of Columbia, Missouri, Water & Electric
             Revenue Bonds, Series 85B, 4.10%, 12/01/15.....      1,500
           City of Forsyth, Montana, Pollution Control
             Revenue Bonds,
    300      4.15%, 6/01/13, Series B.......................        300
    700      4.15%, 6/01/13, Series D.......................        700
  2,600    City of Midlothian, Texas, Industrial Development
             Corp., Pollution Control Revenue Bonds,
             Box-Crow Cement Co., 4.50%, 12/01/09...........      2,600
  1,000    City of Minnetonka, Minnesota, Multifamily,
             Cliffs Ridgedale, 4.20%, 9/15/25...............      1,000
  1,600    City of San Antonio, Texas, Higher Education
             Authority, Trinity University, 4.10%,
             4/01/04........................................      1,600
           Clark County, Nevada, Airport Revenue Bonds,
 16,700      4.00%, 7/01/12, Series 93A.....................     16,700
  2,600      4.00%, 7/01/25, Series 95-A1...................      2,600
  4,000    Clark County, Nevada, Industrial Development
             Revenue Bond, Nevada Power Co., Series C,
             4.15%, 10/01/30................................      4,000
  3,900    Clarksville, Tennessee, Public Building
             Authority, Revenue Bonds, 4.00%, 12/01/00......      3,900
    130    Clear Creek County, Colorado, Revenue Bonds,
             Colorado Finance Pool Program, Series 88,
             4.05%, 6/01/98.................................        130
    600    Colorado Student Obligation Bond Authority,
             Student Loan Revenue Bonds, Series 91-C1,
             4.00%, 8/01/00.................................        600
  5,500    Connecticut State, Special Tax Obligation Revenue
             Bonds, Series 1, 4.00%, 12/01/10...............      5,500
  1,800    Dade County, Florida, Health Facilities Authority
             Revenue Bonds, Miami Childrens Hospital
             Project, 4.00%, 9/01/25........................      1,800
 16,700    Dade County, Florida, Water & Sewer Revenue
             Bonds, Series 94, 4.00%, 10/05/22..............     16,700
  3,000    Foothill/Eastern California Toll Road Revenue
             Bonds, Series 95C, 3.90%, 1/02/35..............      3,000
  2,000    Franklin County, Ohio, Series 95, 4.10%,
             6/01/16........................................      2,000

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                Municipal Money Market Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE MUNICIPAL MONEY MARKET PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

 FACE                                                         AMORTIZED
AMOUNT                                                           COST
 (000)                                                          (000)
------------------------------------------------------------------------

VARIABLE/FLOATING RATE INSTRUMENTS (CONT.)

$ 2,500    Glynn, Georgia, Brunswick Memorial Hospital,
             Series 96, 4.00%, 8/01/16......................  $   2,500
           Harris County, Texas, Toll Road Revenue Bonds,
  5,000      4.00%, 8/01/20, Series 94G.....................      5,000
  5,000      4.00%, 8/01/20, Series 94H.....................      5,000
  2,200    Huntsville, Alabama, Healthcare Facilities
             Authority, Series B, 4.00%, 6/01/24............      2,200
    300    Illinois Development Finance Authority, A.E.
             Staley Manufacturing, Series 85, 2.80%,
             12/01/05.......................................        300
  5,000    Illinois Development Finance Authority, Series
             93A, 4.10%, 3/01/09............................      5,000
  3,000    Illinois State Toll Highway Authority, Series B,
             4.00%, 1/01/10.................................      3,000
  4,000    Jefferson Parish, Louisiana, Hospital Service
             District No. 001 Revenue Bonds, West Jefferson
             Medical Center, 4.10%, 1/01/26.................      4,000
    900    Lehigh County, Pennsylvania, Allegheny Electric
             Cooperative, 4.60%, 12/01/15...................        900
  1,200    Louisiana Public Facilities Authority, Hospital
             Revenue Bonds, Series 85, 4.10%, 12/01/00......      1,200
  1,000    Massachusetts Health & Education Facilities
             Authority, Series G-1, 3.80%, 1/01/19..........      1,000
  2,600    Missouri State Health & Educational Facilities
             Authority, Revenue Bonds, Washington University
             Project, 4.10%, 9/01/09........................      2,600
  3,000    New York State Local Government Assistance Corp.,
             Series D, 4.00%, 4/01/25.......................      3,000
  3,900    Nueces County, Texas, Health Facilities, Driscoll
             Childrens' Foundation, 4.15%, 7/01/15..........      3,900
  1,500    Person County, North Carolina, Carolina Power &
             Light, 4.25%, 11/01/19.........................      1,500
           Pinellas County, Florida, Health Facilities,
             Bayfront Medical Center,
    235      3.80%, 6/01/98.................................        235
  1,000      3.80%, 6/01/09.................................      1,000
    350    Polk County, Iowa, Hospital Equipment &
             Improvement Authority, 4.10%, 12/01/05.........        350
    800    Port Development Corporation Marine Terminal,
             Texas, Series 89, 4.00%, 1/15/14...............        800
  1,500    Port of Corpus Christi, Texas, Marine Terminal,
             R.J. Reynolds Metals Series, 4.60%, 9/01/14....      1,500

 FACE                                                         AMORTIZED
AMOUNT                                                           COST
 (000)                                                          (000)
------------------------------------------------------------------------

$   600    Putnam County, Florida, Development Authority,
             Seminole Electric, Series 84-H1, 4.15%,
             3/15/14........................................  $     600
  1,000    Rapides Parish, Louisiana, Industrial Development
             Revenue Bonds, Central Louisiana Electric Co.,
             4.05%, 7/01/18.................................      1,000
    700    Sheboygan, Wisconsin, Wisconsin Power & Light
             Co., 4.60%, 8/01/14............................        700
           Tennessee State, General Obligation Bonds, BANS
  6,000      3.95%, 7/02/01, Series 96A.....................      6,000
  4,500      3.95%, 7/02/01, Series C.......................      4,500
  4,430    Texas State, General Obligation Bonds, Veterans
             Housing Assistance-Fund I, 4.00%, 12/01/16.....      4,430
  1,100    University of North Carolina, Chapel Hill Fund,
             Inc., Certificates of Participation, 4.05%,
             10/01/09.......................................      1,100
  5,000    Washington State, General Obligation Bonds,
             Series VR 96B, 4.00%, 6/01/20..................      5,000
           Washington State, Public Power Supply Revenue
             Bonds
  2,000      4.15%, 7/01/17, Series 93-1A3..................      2,000
  3,300      4.10%, 7/01/17, Series 1A-2....................      3,300
                                                              ----------
                                                                170,245
                                                              ----------
  TOTAL VARIABLE/FLOATING RATE INSTRUMENTS..................    404,615
                                                              ----------
TOTAL TAX-EXEMPT INSTRUMENTS (Cost $690,638)................    690,638
                                                              ----------
TAXABLE INSTRUMENTS (4.0%)
  U.S. GOVERNMENT & AGENCY OBLIGATIONS (4.0%)
 28,625    Federal Home Loan Bank Discount Notes 5.55%,
             1/02/97 (Cost $28,621).........................     28,621
                                                              ----------

TOTAL INVESTMENTS (99.7%) (Cost $719,259)................  719,259
                                                           --------
OTHER ASSETS (0.5%)
Cash.........................................  $        3
Interest Receivable..........................       3,747
Other........................................          42    3,792
                                               ----------
LIABILITIES (-0.2%)
Dividends Payable............................        (818)
Investment Advisory Fees Payable.............        (507)
Adminstrative Fees Payable...................         (96)
Directors' Fees and Expenses Payable.........         (23)
Custodian Fees Payable.......................         (18)
Other Liabilities............................        (179)  (1,641 )
                                               ----------  --------
NET ASSETS (100%)........................................  $721,410
                                                           --------
                                                           --------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Municipal Money Market Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

THE MUNICIPAL MONEY MARKET PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                           AMOUNT
                                           (000)
---------------------------------------------------

NET ASSETS CONSIST OF:
Paid in Capital........................  $  721,441
Accumulated Net Realized Loss..........         (31)
                                         ----------
NET ASSETS.............................  $  721,410
                                         ----------
                                         ----------
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
Applicable to 721,415,763 outstanding
$0.001 par value shares (authorized
4,000,000,000 shares)..................       $1.00
                                         ----------
                                         ----------

------------------------------------------------------------

BANS  --  Bond Anticipation Notes
RANS  --  Revenue Anticipation Notes
TANS  --  Tax Anticipation Notes
TRANS  -- Tax & Revenue Anticipation Notes
Variable/Floating Rate Instruments: The interest rate changes on these instruments are based upon a designated base rate. These instruments are payable on demand.
Prerefunded Bonds. Outstanding bonds have been refeunded to the first call date (prerefunded date) by the issuance of new bonds. Principal and interest are paid from monies escrowed in U.S. Treasury securities. Prerefunded bonds are generally re-rated AAA due to the Treasury escrow.
Maturity dates disclosed for Variable/Floating Rate Instruments are the ultimate maturity dates. The effective maturity dates for such securities are the next interest reset dates which are thirty days or less.
Interest rates disclosed for U.S. Government & Agency Obligations represent effective yields at December 31, 1996.
At December 31, 1996, approximately 13% of the net assets were invested in Texas municipal securities. Economic changes affecting the state and certain of its public bodies and municipalities may effect the ability of issuers to pay the required principal and interest payments of the municipal securities.

------------------------------------------------------------
           SUMMARY OF TAX-EXEMPT INSTRUMENTS BY STATE CLASSIFICATION
                                  (UNAUDITED)

                                         AMORTIZED
                                            COST      PERCENT OF
STATE                                      (000)      NET ASSETS
-----------------------------------------------------------------
Alabama................................  $  13,780           1.9%
Alaska.................................      1,400           0.2
Arizona................................     35,806           5.0
California.............................     17,805           2.5
Colorado...............................     11,438           1.6
Connecticut............................      5,500           0.8
Delaware...............................      1,501           0.2
Florida................................     57,858           8.0
Georgia................................     33,225           4.6
Hawaii.................................      8,498           1.2
Idaho..................................      6,243           0.9
Illinois...............................     25,700           3.6
Indiana................................     18,600           2.6
Iowa...................................        350           0.1
Kansas.................................      6,900           1.0
Kentucky...............................      6,000           0.8
Louisiana..............................     30,770           4.3
Maine..................................      2,507           0.3
Maryland...............................     14,000           1.9
Massachusetts..........................     14,738           2.0
Michigan...............................      1,700           0.2
Minnesota..............................     11,565           1.6
Mississippi............................      7,000           1.0
Missouri...............................     16,100           2.2
Montana................................      1,000           0.1
Nebraska...............................      5,490           0.8
Nevada.................................     23,300           3.2
New Mexico.............................      6,700           0.9
New York...............................     58,350           8.1
North Carolina.........................     14,625           2.0
Ohio...................................      9,400           1.3
Oregon.................................      3,600           0.5
Pennsylvania...........................     37,800           5.2
South Carolina.........................      3,005           0.4
Tennessee..............................     25,200           3.5
Texas..................................     90,934          12.6
Utah...................................     14,200           2.0
Virginia...............................      5,900           0.8
Washington.............................     10,300           1.4
West Virginia..........................      1,000           0.1
Wisconsin..............................      4,350           0.6
Wyoming................................     26,500           3.7
                                         ----------          ---
                                         $ 690,638          95.7%
                                         ----------          ---
                                         ----------          ---

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                Municipal Money Market Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------

                                                      ACTIVE
                                                     COUNTRY              ASIAN           EMERGING           EUROPEAN
                                                  ALLOCATION             EQUITY            MARKETS             EQUITY
                                                   PORTFOLIO          PORTFOLIO          PORTFOLIO          PORTFOLIO
                                                        YEAR               YEAR               YEAR               YEAR
                                                       ENDED              ENDED              ENDED              ENDED
                                                DECEMBER 31,       DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                                        1996               1996               1996               1996
                                                       (000)              (000)              (000)              (000)
---------------------------------------------------------------------------------------------------------------------

INVESTMENT INCOME:
  Dividends                                 $          3,716   $          7,323   $         28,748   $          3,664
  Interest                                               342                970              4,086                465
  Less: Foreign Taxes Withheld                          (413)              (724)            (2,468)              (471)
                                                    --------           --------           --------            -------
    Total Income                                       3,645              7,569             30,366              3,658
                                                    --------           --------           --------            -------
EXPENSES:
  Investment Advisory Fees:
    Basic Fees -- Adviser                              1,169              3,378             15,368              1,035
    Less: Fees Waived                                   (501)              (848)                --               (203)
                                                    --------           --------           --------            -------
  Investment Advisory Fees -- Net                        668              2,530             15,368                832
  Administrative Fees                                    357                663              1,910                218
  Sub-Administrative Fees                                  5                 --                175                 --
  Custodian Fees                                         246                836              3,430                112
  Filing and Registration Fees                            45                 89                198                 66
  Insurance                                                5                  9                 31                  2
  Directors' Fees and Expenses                             9                 19                 76                  5
  Professional Fees                                       45                 61                114                 37
  Shareholder Reports                                     58                 37                112                 15
  Foreign Tax Expense                                     --                172                320                 --
  Distribution Fees on Class B Shares                      1                 27                 28                  4
  Other Expenses                                          11                 19                109                  7
                                                    --------           --------           --------            -------
    Total Expenses                                     1,450              4,462             21,871              1,298
                                                    --------           --------           --------            -------
NET INVESTMENT INCOME                                  2,195              3,107              8,495              2,360
                                                    --------           --------           --------            -------
NET REALIZED GAIN (LOSS):
  Investments Sold                                     8,704             27,882             21,315              1,678
  Foreign Currency Transactions                       17,506               (286)            (1,717)                82
                                                    --------           --------           --------            -------
    Total Net Realized Gain                           26,210             27,596             19,598              1,760
                                                    --------           --------           --------            -------
CHANGE IN UNREALIZED APPRECIATION
  (DEPRECIATION):
  Investments                                         (3,318)*          (23,998)**           79,800***           22,284
  Foreign Currency Translations                       (8,185)                --                554                 (7)
                                                    --------           --------           --------            -------
    Total Net Change in Unrealized
      Appreciation (Depreciation)                    (11,503)           (23,998)            80,354             22,277
                                                    --------           --------           --------            -------
TOTAL NET REALIZED GAIN AND CHANGE IN
  UNREALIZED APPRECIATION (DEPRECIATION)              14,707              3,598             99,952             24,037
                                                    --------           --------           --------            -------
    Net Increase in Net Assets Resulting
      from Operations                       $         16,902   $          6,705   $        108,447   $         26,397
                                                    --------           --------           --------            -------
                                                    --------           --------           --------            -------


                                                      GLOBAL
                                                      EQUITY
                                                   PORTFOLIO
                                                        YEAR
                                                       ENDED
                                                DECEMBER 31,
                                                        1996
                                                       (000)
------------------------------------------
INVESTMENT INCOME:
  Dividends                                 $          1,813
  Interest                                               214
  Less: Foreign Taxes Withheld                          (149)
                                                     -------
    Total Income                                       1,878
                                                     -------
EXPENSES:
  Investment Advisory Fees:
    Basic Fees -- Adviser                                630
    Less: Fees Waived                                   (118)
                                                     -------
  Investment Advisory Fees -- Net                        512
  Administrative Fees                                    134
  Sub-Administrative Fees                                 --
  Custodian Fees                                          34
  Filing and Registration Fees                            37
  Insurance                                                3
  Directors' Fees and Expenses                             4
  Professional Fees                                       43
  Shareholder Reports                                     13
  Foreign Tax Expense                                     --
  Distribution Fees on Class B Shares                      5
  Other Expenses                                           7
                                                     -------
    Total Expenses                                       792
                                                     -------
NET INVESTMENT INCOME                                  1,086
                                                     -------
NET REALIZED GAIN (LOSS):
  Investments Sold                                     7,259
  Foreign Currency Transactions                           54
                                                     -------
    Total Net Realized Gain                            7,313
                                                     -------
CHANGE IN UNREALIZED APPRECIATION
  (DEPRECIATION):
  Investments                                          7,472
  Foreign Currency Translations                          356
                                                     -------
    Total Net Change in Unrealized
      Appreciation (Depreciation)                      7,828
                                                     -------
TOTAL NET REALIZED GAIN AND CHANGE IN
  UNREALIZED APPRECIATION (DEPRECIATION)              15,141
                                                     -------
    Net Increase in Net Assets Resulting
      from Operations                       $         16,227
                                                     -------
                                                     -------

---------------

*    Net of foreign tax of $4,000 on unrealized appreciation.
**   Net of foreign tax of $115,000 on unrealized appreciation.
***  Net of foreign tax of $219,000 on unrealized appreciation.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------

                                                                  INTERNATIONAL    INTERNATIONAL    INTERNATIONAL         JAPANESE
                                                          GOLD           EQUITY           MAGNUM        SMALL CAP           EQUITY
                                                     PORTFOLIO        PORTFOLIO        PORTFOLIO        PORTFOLIO        PORTFOLIO
                                                          YEAR             YEAR        MARCH 15,             YEAR             YEAR
                                                         ENDED            ENDED         1996* TO            ENDED            ENDED
                                                  DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                          1996             1996             1996             1996             1996
                                                         (000)            (000)            (000)            (000)            (000)
----------------------------------------------------------------------------------------------------------------------------------

INVESTMENT INCOME:
  Dividends                                    $           348  $        52,178  $           779  $         5,719  $         1,534
  Interest                                                 157            6,307              263              324              662
  Less: Foreign Taxes Withheld                              (6)          (6,263)             (96)            (681)            (231)
                                                       -------  ---------------           ------          -------  ---------------
    Total Income                                           499           52,222              946            5,362            1,965
                                                       -------  ---------------           ------          -------  ---------------
EXPENSES:
  Investment Advisory Fees:
    Basic Fees -- Adviser                                  164           15,861              382            2,092            1,642
    Basic Fees -- Sub Adviser                              110               --               --               --               --
    Less: Fees Waived -- Adviser                          (129)            (474)            (257)            (178)            (129)
                                                       -------  ---------------           ------          -------  ---------------
  Investment Advisory Fees -- Net                          145           15,387              125            1,914            1,513
  Administrative Fees                                       48            3,077               79              355              331
  Sub-Administrative Fees                                   --               --               --               --               --
  Custodian Fees                                            30              637               80              134               55
  Filing and Registration Fees                              45              233               71               24               76
  Insurance                                                 --               45               --                6                1
  Directors' Fees and Expenses                               2               82                2               11                9
  Professional Fees                                         32              120               82               52               39
  Shareholder Reports                                       36              156               38               24               20
  Distribution Fees on Class B Shares                        2               10               11               --               10
  Other Expenses                                             6               70                3               12                9
                                                       -------  ---------------           ------          -------  ---------------
    Total Expenses                                         346           19,817              491            2,532            2,063
                                                       -------  ---------------           ------          -------  ---------------
NET INVESTMENT INCOME (LOSS)                               153           32,405              455            2,830              (98)
                                                       -------  ---------------           ------          -------  ---------------
NET REALIZED GAIN (LOSS):
  Investments Sold                                         474          104,727              510            7,039           (2,403)
  Foreign Currency Transactions                             19           18,389              855             (220)          14,264
                                                       -------  ---------------           ------          -------  ---------------
    Total Net Realized Gain                                493          123,116            1,365            6,819           11,861
                                                       -------  ---------------           ------          -------  ---------------
CHANGE IN UNREALIZED APPRECIATION
  (DEPRECIATION):
  Investments                                           (4,491)         200,500            2,785           22,028          (23,087)
  Foreign Currency Translations                             (7)            (183)             858            1,013            5,882
                                                       -------  ---------------           ------          -------  ---------------
    Total Net Change in Unrealized
      Appreciation (Depreciation)                       (4,498)         200,317            3,643           23,041          (17,205)
                                                       -------  ---------------           ------          -------  ---------------
TOTAL NET REALIZED GAIN AND CHANGE IN
  UNREALIZED APPRECIATION (DEPRECIATION)                (4,005)         323,433            5,008           29,860           (5,344)
                                                       -------  ---------------           ------          -------  ---------------
    Net Increase (Decrease) in Net Assets
      Resulting from Operations                $        (3,852) $       355,838  $         5,463  $        32,690  $        (5,442)
                                                       -------  ---------------           ------          -------  ---------------
                                                       -------  ---------------           ------          -------  ---------------

                                                         LATIN
                                                      AMERICAN
                                                     PORTFOLIO
                                                          YEAR
                                                         ENDED
                                                  DECEMBER 31,
                                                          1996
                                                         (000)
---------------------------------------------
INVESTMENT INCOME:
  Dividends                                    $           642
  Interest                                                 139
  Less: Foreign Taxes Withheld                             (20)
                                                        ------
    Total Income                                           761
                                                        ------
EXPENSES:
  Investment Advisory Fees:
    Basic Fees -- Adviser                                  287
    Basic Fees -- Sub Adviser                               --
    Less: Fees Waived -- Adviser                          (121)
                                                        ------
  Investment Advisory Fees -- Net                          166
  Administrative Fees                                       49
  Sub-Administrative Fees                                   10
  Custodian Fees                                           100
  Filing and Registration Fees                              60
  Insurance                                                  1
  Directors' Fees and Expenses                               2
  Professional Fees                                         46
  Shareholder Reports                                        8
  Distribution Fees on Class B Shares                        2
  Other Expenses                                             4
                                                        ------
    Total Expenses                                         448
                                                        ------
NET INVESTMENT INCOME (LOSS)                               313
                                                        ------
NET REALIZED GAIN (LOSS):
  Investments Sold                                       6,290
  Foreign Currency Transactions                            (33)
                                                        ------
    Total Net Realized Gain                              6,257
                                                        ------
CHANGE IN UNREALIZED APPRECIATION
  (DEPRECIATION):
  Investments                                            2,595**
  Foreign Currency Translations                             (3)
                                                        ------
    Total Net Change in Unrealized
      Appreciation (Depreciation)                        2,592
                                                        ------
TOTAL NET REALIZED GAIN AND CHANGE IN
  UNREALIZED APPRECIATION (DEPRECIATION)                 8,849
                                                        ------
    Net Increase (Decrease) in Net Assets
      Resulting from Operations                $         9,162
                                                        ------
                                                        ------

---------------

*    Commencement of Operations.
**   Net of foreign taxes of $3,000 on unrealized appreciation.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------

                                                    AGGRESSIVE         EMERGING           EQUITY        SMALL CAP
                                                        EQUITY           GROWTH           GROWTH     VALUE EQUITY     TECHNOLOGY
                                                     PORTFOLIO        PORTFOLIO        PORTFOLIO        PORTFOLIO      PORTFOLIO
                                                          YEAR             YEAR             YEAR             YEAR  SEPTEMBER 16,
                                                         ENDED            ENDED            ENDED            ENDED       1996* TO
                                                  DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,   DECEMBER 31,
                                                          1996             1996             1996             1996           1996
                                                         (000)            (000)            (000)            (000)          (000)
--------------------------------------------------------------------------------------------------------------------------------
INVESTMENT INCOME:
  Dividends                                    $         1,012  $            97  $         3,090  $         1,229  $           1
  Interest                                                 114              287              722               72              6
                                               ---------------  ---------------  ---------------           ------          -----
    Total Income                                         1,126              384            3,812            1,301              7
                                               ---------------  ---------------  ---------------           ------          -----
EXPENSES:
  Investment Advisory Fees:
    Basic Fees -- Adviser                                  400            1,025            1,193              345             13
    Less: Fees Waived                                     (120)             (47)            (150)            (126)           (13)
                                               ---------------  ---------------  ---------------           ------          -----
  Investment Advisory Fees -- Net                          280              978            1,043              219             --
  Administrative Fees                                       81              166              314               72              3
  Custodian Fees                                            30               30               75               39              4
  Filing and Registration Fees                              63               37               71               35             14
  Insurance                                                  1                4                4                2             --
  Directors' Fees and Expenses                               2                6                9                3             --
  Professional Fees                                         26               25               31               22             55
  Shareholder Reports                                       11               24               33               12             27
  Distribution Fees on Class B Shares                       13               10               10                3              1
  Other Expenses                                             5                8               10                6             --
  Expenses Reimbursed by Adviser                            --               --               --               --            (86)
                                               ---------------  ---------------  ---------------           ------          -----
    Total Expenses                                         512            1,288            1,600              413             18
                                               ---------------  ---------------  ---------------           ------          -----
NET INVESTMENT INCOME (LOSS)                               614             (904)           2,212              888            (11)
                                               ---------------  ---------------  ---------------           ------          -----
NET REALIZED GAIN (LOSS):
  Investments Sold                                      15,649           36,369           40,528            6,620            (11)
  Securities Sold Short                                     81               --               --               --             --
                                               ---------------  ---------------  ---------------           ------          -----
    Total Net Realized Gain (Loss)                      15,730           36,369           40,528            6,620            (11)
                                               ---------------  ---------------  ---------------           ------          -----
CHANGE IN UNREALIZED APPRECIATION
 (DEPRECIATION)                                              4          (31,141)          10,734             (902)           296
                                               ---------------  ---------------  ---------------           ------          -----
TOTAL NET REALIZED GAIN (LOSS) AND CHANGE IN
 UNREALIZED APPRECIATION (DEPRECIATION)                 15,734            5,228           51,262            5,718            285
                                               ---------------  ---------------  ---------------           ------          -----
    Net Increase in Net Assets Resulting from
      Operations                               $        16,348  $         4,324  $        53,474  $         6,606  $         274
                                               ---------------  ---------------  ---------------           ------          -----
                                               ---------------  ---------------  ---------------           ------          -----

                                                     U.S. REAL            VALUE
                                                        ESTATE           EQUITY         BALANCED
                                                     PORTFOLIO        PORTFOLIO        PORTFOLIO
                                                          YEAR             YEAR             YEAR
                                                         ENDED            ENDED            ENDED
                                                  DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                          1996             1996             1996
                                                         (000)            (000)            (000)
---------------------------------------------
INVESTMENT INCOME:
  Dividends                                    $         4,760  $         4,156  $           247
  Interest                                                 439              205              447
                                               ---------------  ---------------          -------
    Total Income                                         5,199            4,361              694
                                               ---------------  ---------------          -------
EXPENSES:
  Investment Advisory Fees:
    Basic Fees -- Adviser                                1,018              656               75
    Less: Fees Waived                                     (184)             (94)             (75)
                                               ---------------  ---------------          -------
  Investment Advisory Fees -- Net                          834              562               --
  Administrative Fees                                      199              210               32
  Custodian Fees                                            63               41               21
  Filing and Registration Fees                              91               42               35
  Insurance                                                  1                4                1
  Directors' Fees and Expenses                               5                7                1
  Professional Fees                                         28               26               21
  Shareholder Reports                                       43               25                9
  Distribution Fees on Class B Shares                       12                4                5
  Other Expenses                                             7                9                5
  Expenses Reimbursed by Adviser                            --               --              (20)
                                               ---------------  ---------------          -------
    Total Expenses                                       1,283              930              110
                                               ---------------  ---------------          -------
NET INVESTMENT INCOME (LOSS)                             3,916            3,431              584
                                               ---------------  ---------------          -------
NET REALIZED GAIN (LOSS):
  Investments Sold                                      17,097           15,759            1,846
  Securities Sold Short                                     --               --               --
                                               ---------------  ---------------          -------
    Total Net Realized Gain (Loss)                      17,097           15,759            1,846
                                               ---------------  ---------------          -------
CHANGE IN UNREALIZED APPRECIATION
 (DEPRECIATION)                                         28,458            2,404           (1,083)
                                               ---------------  ---------------          -------
TOTAL NET REALIZED GAIN (LOSS) AND CHANGE IN
 UNREALIZED APPRECIATION (DEPRECIATION)                 45,555           18,163              763
                                               ---------------  ---------------          -------
    Net Increase in Net Assets Resulting from
      Operations                               $        49,471  $        21,594  $         1,347
                                               ---------------  ---------------          -------
                                               ---------------  ---------------          -------

-----------------

*    Commencement of Operations.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------

                                                                                          GLOBAL
                                                      EMERGING            FIXED            FIXED             HIGH      MUNICIPAL
                                                       MARKETS           INCOME           INCOME            YIELD           BOND
                                                DEBT PORTFOLIO        PORTFOLIO         PORFOLIO        PORTFOLIO      PORTFOLIO
                                                          YEAR             YEAR             YEAR             YEAR           YEAR
                                                         ENDED            ENDED            ENDED            ENDED          ENDED
                                                  DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,   DECEMBER 31,
                                                          1996             1996             1996             1996           1996
                                                         (000)            (000)            (000)            (000)          (000)
--------------------------------------------------------------------------------------------------------------------------------
INVESTMENT INCOME:
  Dividends                                    $            --  $            --  $            --  $           226  $          --
  Interest                                              26,992           10,785            6,686            8,962          2,015
  Less: Foreign Taxes Withheld                              --               --             (120)              --             --
                                                       -------          -------          -------          -------         ------
    Total Income                                        26,992           10,785            6,566            9,188          2,015
                                                       -------          -------          -------          -------         ------
EXPENSES:
  Investment Advisory Fees:
    Basic Fees -- Adviser                                1,887              559              437              439            135
    Less: Fees Waived                                       --             (236)            (227)             (57)          (105)
                                                       -------          -------          -------          -------         ------
  Investment Advisory Fees -- Net                        1,887              323              210              382             30
  Administrative Fees                                      300              260              177              146             66
  Custodian Fees                                           419               32               64               26              7
  Filing and Registration Fees                              50               38               41               49             32
  Insurance                                                  5                5                3                2              1
  Interest Expense                                       2,164               --               --               --             --
  Directors' Fees and Expenses                              30                8                6                4              3
  Professional Fees                                         57               24               34               29             24
  Shareholder Reports                                       23               18               14               13              7
  Distribution Fees on Class B Shares                        7                2                2                8             --
  Other Expenses                                           140               14                8                7              5
                                                       -------          -------          -------          -------         ------
    Total Expenses                                       5,082              724              559              666            175
                                                       -------          -------          -------          -------         ------
NET INVESTMENT INCOME                                   21,910           10,061            6,007            8,522          1,840
                                                       -------          -------          -------          -------         ------
NET REALIZED GAIN (LOSS):
  Investments Sold                                      70,698            1,726            1,953              687             (6)
  Foreign Currency Transactions                         (7,643)           1,321              789               --             --
  Securities Sold Short                                 (6,282)              --               --               --             --
  Written Options                                          392               --               --               --             --
                                                       -------          -------          -------          -------         ------
    Total Net Realized Gain (Loss)                      57,165            3,047            2,742              687             (6)
                                                       -------          -------          -------          -------         ------
CHANGE IN UNREALIZED APPRECIATION
 (DEPRECIATION):
  Investments                                           (1,153)          (6,222)          (1,162)           3,436           (686)
  Foreign Currency Translations                             45             (121)            (384)              --             --
  Short Sales                                            1,417               --               --               --             --
                                                       -------          -------          -------          -------         ------
    Total Net Change in Unrealized
      Appreciation (Depreciation)                          309           (6,343)          (1,546)           3,436           (686)
                                                       -------          -------          -------          -------         ------
TOTAL NET REALIZED GAIN (LOSS) AND CHANGE IN
 UNREALIZED APPRECIATION (DEPRECIATION)                 57,474           (3,296)           1,196            4,123           (692)
                                                       -------          -------          -------          -------         ------
    Net Increase in Net Assets Resulting from
      Operations                               $        79,384  $         6,765  $         7,203  $        12,645  $       1,148
                                                       -------          -------          -------          -------         ------
                                                       -------          -------          -------          -------         ------

                                                                      MUNICIPAL
                                                         MONEY            MONEY
                                                        MARKET           MARKET
                                                     PORTFOLIO        PORTFOLIO
                                                          YEAR             YEAR
                                                         ENDED            ENDED
                                                  DECEMBER 31,     DECEMBER 31,
                                                          1996             1996
                                                         (000)            (000)
---------------------------------------------
INVESTMENT INCOME:
  Dividends                                    $            --  $            --
  Interest                                              60,654           22,694
  Less: Foreign Taxes Withheld                              --               --
                                                       -------          -------
    Total Income                                        60,654           22,694
                                                       -------          -------
EXPENSES:
  Investment Advisory Fees:
    Basic Fees -- Adviser                                3,343            1,932
    Less: Fees Waived                                       --               --
                                                       -------          -------
  Investment Advisory Fees -- Net                        3,343            1,932
  Administrative Fees                                    1,731            1,029
  Custodian Fees                                           134              103
  Filing and Registration Fees                             296              193
  Insurance                                                 27               15
  Interest Expense                                          --               --
  Directors' Fees and Expenses                              52               32
  Professional Fees                                         56               38
  Shareholder Reports                                      104               67
  Distribution Fees on Class B Shares                       --               --
  Other Expenses                                            28               24
                                                       -------          -------
    Total Expenses                                       5,771            3,433
                                                       -------          -------
NET INVESTMENT INCOME                                   54,883           19,261
                                                       -------          -------
NET REALIZED GAIN (LOSS):
  Investments Sold                                        (469)             (22)
  Foreign Currency Transactions                             --               --
  Securities Sold Short                                     --               --
  Written Options                                           --               --
                                                       -------          -------
    Total Net Realized Gain (Loss)                        (469)             (22)
                                                       -------          -------
CHANGE IN UNREALIZED APPRECIATION
 (DEPRECIATION):
  Investments                                               --               --
  Foreign Currency Translations                             --               --
  Short Sales                                               --               --
                                                       -------          -------
    Total Net Change in Unrealized
      Appreciation (Depreciation)                           --               --
                                                       -------          -------
TOTAL NET REALIZED GAIN (LOSS) AND CHANGE IN
 UNREALIZED APPRECIATION (DEPRECIATION)                   (469)             (22)
                                                       -------          -------
    Net Increase in Net Assets Resulting from
      Operations                               $        54,414  $        19,239
                                                       -------          -------
                                                       -------          -------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                              ACTIVE
                                                              COUNTRY                               ASIAN
                                                              ALLOCATION                            EQUITY
                                                              PORTFOLIO                             PORTFOLIO
--------------------------------------------------------------------------------------------------------------------

                                                                    YEAR ENDED         YEAR ENDED         YEAR ENDED
                                                                  DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                                                          1996               1995               1996
                                                                         (000)              (000)              (000)
--------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income                                       $          2,195   $          2,074   $          3,107
  Net Realized Gain (Loss)                                              26,210             (1,123)            27,596
  Change in Unrealized Appreciation (Depreciation)                     (11,503)            15,675            (23,998)
--------------------------------------------------------------------------------------------------------------------
  Net Increase in Net Assets Resulting from Operations                  16,902             16,626              6,705
--------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income                                                (11,942)            (3,492)            (2,757)
  In Excess of Net Investment Income                                      (307)            (1,308)                (5)
  Net Realized Gain                                                     (6,994)           (12,502)           (23,408)
  CLASS B+:
  Net Investment Income                                                    (46)                --                (59)
  In Excess of Net Investment Income                                        (1)                --                 --
  Net Realized Gain                                                        (28)                --               (735)
--------------------------------------------------------------------------------------------------------------------
  Total Distributions                                                  (19,318)           (17,302)           (26,964)
--------------------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Subscribed                                                            63,687             88,081            319,487
  Distributions Reinvested                                              15,163             15,283             22,963
  Redeemed                                                             (63,918)          (115,002)          (274,658)
  CLASS B+:
  Subscribed                                                             1,042                 --             19,937
  Distributions Reinvested                                                  76                 --                728
  Redeemed                                                                (471)                --             (8,582)
--------------------------------------------------------------------------------------------------------------------
  Net Increase (Decrease) in Capital Share Transactions                 15,579            (11,638)            79,875
--------------------------------------------------------------------------------------------------------------------
  Total Increase (Decrease) in Net Assets                               13,163            (12,314)            59,616
NET ASSETS:
  Beginning of Period                                                  170,663            182,977            314,884
--------------------------------------------------------------------------------------------------------------------
  End of Period                                               $        183,826   $        170,663   $        374,500
--------------------------------------------------------------------------------------------------------------------
  Overdistributed net investment income included in end of
    period net assets                                         $           (308)  $         (7,782)  $             (4)
--------------------------------------------------------------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                                     5,277              7,883             15,774
   Shares Issued on Distributions Reinvested                             1,321              1,346              1,221
   Shares Redeemed                                                      (5,262)           (10,268)           (13,753)
--------------------------------------------------------------------------------------------------------------------
   Net Increase (Decrease) in Class A Shares Outstanding                 1,336             (1,039)             3,242
--------------------------------------------------------------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                                                        87                 --                979
   Shares Issued on Distributions Reinvested                                 7                 --                 39
   Shares Redeemed                                                         (39)                --               (431)
--------------------------------------------------------------------------------------------------------------------
   Net Increase in Class B Shares Outstanding                               55                 --                587


------------------------------------------------------------
                                                                    YEAR ENDED
                                                                  DECEMBER 31,
                                                                          1995
                                                                         (000)
------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income                                       $          2,796
  Net Realized Gain (Loss)                                              12,459
  Change in Unrealized Appreciation (Depreciation)                       7,852
------------------------------------------------------------
  Net Increase in Net Assets Resulting from Operations                  23,107
------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income                                                 (4,866)
  In Excess of Net Investment Income                                        (3)
  Net Realized Gain                                                    (40,469)
  CLASS B+:
  Net Investment Income                                                     --
  In Excess of Net Investment Income                                        --
  Net Realized Gain                                                         --
------------------------------------------------------------
  Total Distributions                                                  (45,338)
------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Subscribed                                                           472,587
  Distributions Reinvested                                              41,003
  Redeemed                                                            (453,381)
  CLASS B+:
  Subscribed                                                                --
  Distributions Reinvested                                                  --
  Redeemed                                                                  --
------------------------------------------------------------
  Net Increase (Decrease) in Capital Share Transactions                 60,209
------------------------------------------------------------
  Total Increase (Decrease) in Net Assets                               37,978
NET ASSETS:
  Beginning of Period                                                  276,906
------------------------------------------------------------
  End of Period                                               $        314,884
------------------------------------------------------------
  Overdistributed net investment income included in end of
    period net assets                                         $             (3)
------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                                    24,613
   Shares Issued on Distributions Reinvested                             2,138
   Shares Redeemed                                                     (23,439)
------------------------------------------------------------
   Net Increase (Decrease) in Class A Shares Outstanding                 3,312
------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                                                        --
   Shares Issued on Distributions Reinvested                                --
   Shares Redeemed                                                          --
------------------------------------------------------------
   Net Increase in Class B Shares Outstanding                               --

--------------------------------------------------------------------------------

+    Each Portfolio began offering Class B shares on January 2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                              EMERGING                              EUROPEAN
                                                              MARKETS                               EQUITY
                                                              PORTFOLIO                             PORTFOLIO
--------------------------------------------------------------------------------------------------------------------

                                                                    YEAR ENDED         YEAR ENDED         YEAR ENDED
                                                                  DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                                                          1996               1995               1996
                                                                         (000)              (000)              (000)
--------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income                                       $          8,495   $          5,513   $          2,360
  Realized Net Gain (Loss)                                              19,598            (34,234)             1,760
  Change in Unrealized Appreciation (Depreciation)                      80,354            (97,017)            22,277
--------------------------------------------------------------------------------------------------------------------
  Net Increase (Decrease) in Net Assets Resulting from
    Operations                                                         108,447           (125,738)            26,397
--------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income                                                 (7,165)            (3,978)            (2,463)
  In Excess of Net Investment Income                                      (197)                --               (220)
  Net Realized Gain                                                         --            (66,711)              (364)
  CLASS B+:
  Net Investment Income                                                    (51)                --                (36)
  In Excess of Net Investment Income                                        (1)                --                 (3)
  Net Realized Gain                                                         --                 --                 (6)
--------------------------------------------------------------------------------------------------------------------
  Total Distributions                                                   (7,414)           (70,689)            (3,092)
--------------------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Subscribed                                                           550,412            379,789            128,948
  Distributions Reinvested                                               5,513             67,401              2,886
  Redeemed                                                            (229,242)          (303,810)           (46,075)
  CLASS B+:
  Subscribed                                                            18,152                 --              3,819
  Distributions Reinvested                                                  43                 --                 39
  Redeemed                                                              (4,283)                --             (1,495)
--------------------------------------------------------------------------------------------------------------------
  Net Increase in Capital Share Transactions                           340,595            143,380             88,122
--------------------------------------------------------------------------------------------------------------------
  Total Increase (Decrease) in Net Assets                              441,628            (53,047)           111,427
NET ASSETS:
  Beginning of Period                                                  876,591            929,638             69,583
--------------------------------------------------------------------------------------------------------------------
  End of Period                                               $      1,318,219   $        876,591   $        181,010
--------------------------------------------------------------------------------------------------------------------
  Undistributed (overdistributed) net investment income
    included in end of period net assets                      $           (198)  $            167   $           (223)
--------------------------------------------------------------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                                    37,330             27,709              8,473
   Shares Issued on Distributions Reinvested                               367              4,586                177
   Shares Redeemed                                                     (15,483)           (22,595)            (2,969)
--------------------------------------------------------------------------------------------------------------------
   Net Increase in Class A Shares Outstanding                           22,214              9,700              5,681
--------------------------------------------------------------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                                                     1,254                 --                254
   Shares Issued on Distributions Reinvested                                 3                 --                  2
   Shares Redeemed                                                        (288)                --                (97)
--------------------------------------------------------------------------------------------------------------------
   Net Increase in Class B Shares Outstanding                              969                 --                159


------------------------------------------------------------
                                                                    YEAR ENDED
                                                                  DECEMBER 31,
                                                                          1995
                                                                         (000)
------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income                                       $            714
  Realized Net Gain (Loss)                                                 643
  Change in Unrealized Appreciation (Depreciation)                       3,042
------------------------------------------------------------
  Net Increase (Decrease) in Net Assets Resulting from
    Operations                                                           4,399
------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income                                                   (738)
  In Excess of Net Investment Income                                        --
  Net Realized Gain                                                     (3,017)
  CLASS B+:
  Net Investment Income                                                     --
  In Excess of Net Investment Income                                        --
  Net Realized Gain                                                         --
------------------------------------------------------------
  Total Distributions                                                   (3,755)
------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Subscribed                                                            56,209
  Distributions Reinvested                                               3,468
  Redeemed                                                             (18,372)
  CLASS B+:
  Subscribed                                                                --
  Distributions Reinvested                                                  --
  Redeemed                                                                  --
------------------------------------------------------------
  Net Increase in Capital Share Transactions                            41,305
------------------------------------------------------------
  Total Increase (Decrease) in Net Assets                               41,949
NET ASSETS:
  Beginning of Period                                                   27,634
------------------------------------------------------------
  End of Period                                               $         69,583
------------------------------------------------------------
  Undistributed (overdistributed) net investment income
    included in end of period net assets                      $             24
------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                                     4,104
   Shares Issued on Distributions Reinvested                               264
   Shares Redeemed                                                      (1,350)
------------------------------------------------------------
   Net Increase in Class A Shares Outstanding                            3,018
------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                                                        --
   Shares Issued on Distributions Reinvested                                --
   Shares Redeemed                                                          --
------------------------------------------------------------
   Net Increase in Class B Shares Outstanding                               --

--------------------------------------------------------------------------------

+    Each Portfolio began offering Class B shares on January 2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                    GLOBAL
                                                    EQUITY                                GOLD
                                                    PORTFOLIO                             PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------

                                                           YEAR ENDED         YEAR ENDED         YEAR ENDED         YEAR ENDED
                                                         DECEMBER 31,       DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                                                 1996               1995               1996               1995
                                                                (000)              (000)              (000)              (000)
------------------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income (Loss)                      $           1,086  $             960  $             153  $             (57)
  Net Realized Gain                                             7,313              5,807                493                876
  Change in Unrealized Appreciation (Depreciation)              7,828              7,195             (4,498)             2,423
------------------------------------------------------------------------------------------------------------------------------
  Net Increase (Decrease) in Net Assets Resulting
    from Operations                                            16,227             13,962             (3,852)             3,242
------------------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income                                        (1,075)            (1,202)              (135)               (37)
  In Excess of Net Investment Income                               --                 --                (29)                --
  Net Realized Gain                                            (5,024)            (7,032)                --             (2,066)
  In Excess of Net Realized Gain                                   --                 --             (1,681)                --
  CLASS B+:
  Net Investment Income                                           (45)                --                 (4)                --
  In Excess of Net Investment Income                               --                 --                 (1)                --
  Net Realized Gain                                              (223)                --                 --                 --
  In Excess of Net Realized Gain                                   --                 --                (89)                --
------------------------------------------------------------------------------------------------------------------------------
  Total Distributions                                          (6,367)            (8,234)            (1,939)            (2,103)
------------------------------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Subscribed                                                   15,476             30,429             52,836             21,820
  Distributions Reinvested                                      5,960              8,198              1,522              1,913
  Redeemed                                                    (42,500)           (31,615)           (28,491)           (47,706)
  CLASS B+:
  Subscribed                                                    3,900                 --              2,457                 --
  Distributions Reinvested                                        268                 --                 38                 --
  Redeemed                                                       (414)                --               (800)                --
------------------------------------------------------------------------------------------------------------------------------
  Net Increase (Decrease) in Capital Share
    Transactions                                              (17,310)             7,012             27,562            (23,973)
------------------------------------------------------------------------------------------------------------------------------
  Total Increase (Decrease) in Net Assets                      (7,450)            12,740             21,771            (22,834)
NET ASSETS:
  Beginning of Period                                          91,675             78,935              7,409             30,243
------------------------------------------------------------------------------------------------------------------------------
  End of Period                                     $          84,225  $          91,675  $          29,180  $           7,409
------------------------------------------------------------------------------------------------------------------------------
  Undistributed (overdistributed) net investment
    income included in end of period net assets     $              19  $              --  $             (30) $              --
------------------------------------------------------------------------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                              974              2,175              4,551              2,403
   Shares Issued on Distributions Reinvested                      370                583                162                222
   Shares Redeemed                                             (2,808)            (2,239)            (2,591)            (5,071)
------------------------------------------------------------------------------------------------------------------------------
   Net Increase (Decrease) in Class A Shares
     Outstanding                                               (1,464)               519              2,122             (2,446)
------------------------------------------------------------------------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                                              252                 --                216                 --
   Shares Issued on Distributions Reinvested                       17                 --                  4                 --
   Shares Redeemed                                                (27)                --                (72)                --
------------------------------------------------------------------------------------------------------------------------------
   Net Increase in Class B Shares Outstanding                     242                 --                148                 --

--------------------------------------------------------------------------------

+    Each Portfolio began offering Class B shares on January 2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                              INTERNATIONAL                         INTERNATIONAL
                                                              EQUITY                                MAGNUM
                                                              PORTFOLIO                             PORTFOLIO
---------------------------------------------------------------------------------------------------------------------

                                                                                                          PERIOD FROM
                                                                                                            MARCH 15,
                                                                     YEAR ENDED         YEAR ENDED           1996* TO
                                                                   DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                                                           1996               1995               1996
                                                                          (000)              (000)              (000)
---------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income                                       $          32,405  $          19,813  $             455
  Net Realized Gain                                                     123,116             88,470              1,365
  Change in Unrealized Appreciation                                     200,317             50,978              3,643
---------------------------------------------------------------------------------------------------------------------
  Net Increase in Net Assets Resulting from Operations                  355,838            159,261              5,463
---------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income                                                 (45,368)            (5,969)            (1,037)
  In Excess of Net Investment Income                                         --                 --               (169)
  Net Realized Gain                                                    (101,435)          (168,582)               (87)
  CLASS B+:
  Net Investment Income                                                     (97)                --               (273)
  In Excess of Net Investment Income                                         --                 --                (44)
  Net Realized Gain                                                        (239)                --                (23)
---------------------------------------------------------------------------------------------------------------------
  Total Distributions                                                  (147,139)          (174,551)            (1,633)
---------------------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Subscribed                                                            508,163            276,622             82,326
  Distributions Reinvested                                              131,405            167,795              1,117
  Redeemed                                                             (181,971)          (135,367)            (1,247)
  CLASS B+:
  Subscribed                                                              5,025                 --             22,789
  Distributions Reinvested                                                  305                 --                311
  Redeemed                                                                 (339)                --               (637)
---------------------------------------------------------------------------------------------------------------------
  Net Increase in Capital Share Transactions                            462,588            309,050            104,659
---------------------------------------------------------------------------------------------------------------------
  Total Increase in Net Assets                                          671,287            293,760            108,489
NET ASSETS:
  Beginning of Period                                                 1,598,530          1,304,770                 --
---------------------------------------------------------------------------------------------------------------------
  End of Period                                               $       2,269,817  $       1,598,530  $         108,489
---------------------------------------------------------------------------------------------------------------------
  Undistributed (overdistributed) net investment income
    included in end of period net assets                      $            (273) $          13,219  $            (213)
---------------------------------------------------------------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                                     31,209             18,165              8,015
   Shares Issued on Distributions Reinvested                              7,837             11,272                106
   Shares Redeemed                                                      (10,975)            (8,961)              (117)
---------------------------------------------------------------------------------------------------------------------
   Net Increase in Class A Shares Outstanding                            28,071             20,476              8,004
---------------------------------------------------------------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                                                        321                 --              2,211
   Shares Issued on Distributions Reinvested                                 18                 --                 29
   Shares Redeemed                                                          (20)                --                (60)
---------------------------------------------------------------------------------------------------------------------
   Net Increase in Class B Shares Outstanding                               319                 --              2,180

--------------------------------------------------------------------------------

*    Commencement of operations.
+ The International Equity Portfolio began offering Class B shares on January 2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                    INTERNATIONAL                         JAPANESE
                                                    SMALL CAP                             EQUITY
                                                    PORTFOLIO                             PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------

                                                           YEAR ENDED         YEAR ENDED         YEAR ENDED         YEAR ENDED
                                                         DECEMBER 31,       DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                                                 1996               1995               1996               1995
                                                                (000)              (000)              (000)              (000)
------------------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income (Loss)                      $           2,830  $           3,256  $             (98) $              90
  Net Realized Gain (Loss)                                      6,819              7,677             11,861             (2,999)
  Change in Unrealized Appreciation (Depreciation)             23,041             (6,811)           (17,205)             5,934
------------------------------------------------------------------------------------------------------------------------------
  Net Increase (Decrease) in Net Assets Resulting
    from Operations                                            32,690              4,122             (5,442)             3,025
------------------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income                                        (3,001)            (2,947)           (11,178)                --
  In Excess of Net Investment Income                               --                 --             (8,826)            (2,539)
  Net Realized Gain                                            (5,327)            (4,763)                --                 --
  CLASS B+:
  Net Investment Income                                            --                 --               (277)                --
  In Excess of Net Investment Income                               --                 --               (218)                --
------------------------------------------------------------------------------------------------------------------------------
  Total Distributions                                          (8,328)            (7,710)           (20,499)            (2,539)
------------------------------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Subscribed                                                   40,108             59,699            154,108            132,973
  Distributions Reinvested                                      7,416              6,777             16,337              2,277
  Redeemed                                                    (35,812)           (24,320)          (112,210)           (66,790)
  CLASS B+:
  Subscribed                                                       --                 --              7,701                 --
  Distributions Reinvested                                         --                 --                435                 --
  Redeemed                                                         --                 --             (4,048)                --
------------------------------------------------------------------------------------------------------------------------------
  Net Increase in Capital Share Transactions                   11,712             42,156             62,323             68,460
------------------------------------------------------------------------------------------------------------------------------
  Total Increase in Net Assets                                 36,074             38,568             36,382             68,946
NET ASSETS:
  Beginning of Period                                         198,669            160,101            119,278             50,332
------------------------------------------------------------------------------------------------------------------------------
  End of Period                                     $         234,743  $         198,669  $         155,660  $         119,278
------------------------------------------------------------------------------------------------------------------------------
  Undistributed (overdistributed) net investment
    income
    included in end of period net assets            $             323  $             715  $          (9,043) $          (2,710)
------------------------------------------------------------------------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                            2,406              3,865             16,432             15,121
   Shares Issued on Distributions Reinvested                      444                453              2,042                245
   Shares Redeemed                                             (2,199)            (1,584)           (12,218)            (7,618)
------------------------------------------------------------------------------------------------------------------------------
   Net Increase in Class A Shares Outstanding                     651              2,734              6,256              7,748
------------------------------------------------------------------------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                                               --                 --                812                 --
   Shares Issued on Distributions Reinvested                       --                 --                 55                 --
   Shares Redeemed                                                 --                 --               (435)                --
------------------------------------------------------------------------------------------------------------------------------
   Net Increase in Class B Shares Outstanding                      --                 --                432                 --

--------------------------------------------------------------------------------

+    The Japanese Equity Portfolio began offering Class B shares on January
     2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                         LATIN                                 AGGRESSIVE
                                         AMERICAN                              EQUITY
                                         PORTFOLIO                             PORTFOLIO
------------------------------------------------------------------------------------------------------------------

                                                                 PERIOD FROM                           PERIOD FROM
                                                                 JANUARY 18,                              MARCH 8,
                                               YEAR ENDED           1995* TO         YEAR ENDED           1995* TO
                                             DECEMBER 31,       DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                                     1996               1995               1996               1995
                                                    (000)              (000)              (000)              (000)
------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income                  $            313   $             82   $            614   $            266
  Net Realized Gain (Loss)                          6,257               (543)            15,730              4,041
  Change in Unrealized Appreciation                 2,592                208                  4              1,860
------------------------------------------------------------------------------------------------------------------
  Net Increase (Decrease) in Net Assets
    Resulting from Operations                       9,162               (253)            16,348              6,167
------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income                              (273)               (74)              (549)              (268)
  In Excess of Net Investment Income                   (5)                --                 --                 --
  Net Realized Gain                                (4,475)                --             (9,877)            (3,617)
  Return of Capital                                    --                (49)                --                 --
  CLASS B+:
  Net Investment Income                                (8)                --                (62)                --
  Net Realized Gain                                  (164)                --             (1,265)                --
------------------------------------------------------------------------------------------------------------------
  Total Distributions                              (4,925)              (123)           (11,753)            (3,885)
------------------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Subscribed                                       18,267             21,860             40,946             26,611
  Distributions Reinvested                          4,324                108              9,531              3,556
  Redeemed                                        (11,766)            (6,216)           (14,822)            (3,901)
  CLASS B+:
  Subscribed                                        1,308                 --              9,581                 --
  Distributions Reinvested                            147                 --              1,315                 --
  Redeemed                                           (151)                --             (2,409)                --
------------------------------------------------------------------------------------------------------------------
  Net Increase in Capital Share
    Transactions                                   12,129             15,752             44,142             26,266
------------------------------------------------------------------------------------------------------------------
  Total Increase in Net Assets                     16,366             15,376             48,737             28,548
NET ASSETS:
  Beginning of Period                              15,376                 --             28,548                 --
------------------------------------------------------------------------------------------------------------------
  End of Period                          $         31,742   $         15,376   $         77,285   $         28,548
------------------------------------------------------------------------------------------------------------------
  Undistributed (overdistributed) net
    investment income included in end
    of period net assets                 $             (5)  $             --   $             32   $             --
------------------------------------------------------------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                1,557              2,375              2,748              2,360
   Shares Issued on Distributions
     Reinvested                                       384                 12                665                293
   Shares Redeemed                                   (953)              (690)            (1,012)              (308)
------------------------------------------------------------------------------------------------------------------
   Net Increase in Class A Shares
     Outstanding                                      988              1,697              2,401              2,345
------------------------------------------------------------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                                  118                 --                672                 --
   Shares Issued on Distributions
     Reinvested                                        13                 --                 92                 --
   Shares Redeemed                                    (13)                --               (153)                --
------------------------------------------------------------------------------------------------------------------
   Net Increase in Class B Shares
     Outstanding                                      118                 --                611                 --

--------------------------------------------------------------------------------

*    Commencement of operations.
+    Each Portfolio began offering Class B shares on January 2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                         EMERGING                              EQUITY
                                         GROWTH                                GROWTH
                                         PORTFOLIO                             PORTFOLIO
------------------------------------------------------------------------------------------------------------------

                                               YEAR ENDED         YEAR ENDED         YEAR ENDED         YEAR ENDED
                                             DECEMBER 31,       DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                                     1996               1995               1996               1995
                                                    (000)              (000)              (000)              (000)
------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income (Loss)           $           (904)  $         (1,009)  $          2,212   $          2,169
  Net Realized Gain                                36,369             11,225             40,528             32,477
  Change in Unrealized Appreciation
    (Depreciation)                                (31,141)            27,942             10,734             15,685
------------------------------------------------------------------------------------------------------------------
  Net Increase in Net Assets Resulting
    from Operations                                 4,324             38,158             53,474             50,331
------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income                                --                 --             (2,164)            (2,636)
  Net Realized Gain                               (24,810)                --            (42,560)           (26,092)
  CLASS B+:
  Net Investment Income                                --                 --                (46)                --
  Net Realized Gain                                (1,588)                --             (1,031)                --
------------------------------------------------------------------------------------------------------------------
  Total Distributions                             (26,398)                --            (45,801)           (28,728)
------------------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Subscribed                                       26,575            100,167            223,237             78,470
  Distributions Reinvested                         24,750                 --             41,770             26,785
  Redeemed                                        (87,418)          (136,616)           (78,208)           (66,005)
  CLASS B+:
  Subscribed                                        5,462                 --              6,515                 --
  Distributions Reinvested                          1,540                 --                993                 --
  Redeemed                                         (1,423)                --             (1,891)                --
------------------------------------------------------------------------------------------------------------------
  Net Increase (Decrease) in Capital
    Share Transactions                            (30,514)           (36,449)           192,416             39,250
------------------------------------------------------------------------------------------------------------------
  Total Increase (Decrease) in Net
    Assets                                        (52,588)             1,709            200,089             60,853
NET ASSETS:
  Beginning of Period                             119,378            117,669            158,112             97,259
------------------------------------------------------------------------------------------------------------------
  End of Period                          $         66,790   $        119,378   $        358,201   $        158,112
------------------------------------------------------------------------------------------------------------------
  Undistributed net investment
    income/accumulated net investment
    loss included in end of period net
    assets                               $             (3)  $             --   $              2   $             --
------------------------------------------------------------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                1,202              5,737             14,718              5,794
   Shares Issued on Distributions
     Reinvested                                     1,845                 --              2,776              1,955
   Shares Redeemed                                 (3,952)            (7,483)            (5,067)            (4,657)
------------------------------------------------------------------------------------------------------------------
   Net Increase (Decrease) in Class A
     Shares Outstanding                              (905)            (1,746)            12,427              3,092
------------------------------------------------------------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                                  246                 --                418                 --
   Shares Issued on Distributions
     Reinvested                                       115                 --                 66                 --
   Shares Redeemed                                    (64)                --               (116)                --
------------------------------------------------------------------------------------------------------------------
   Net Increase in Class B Shares
     Outstanding                                      297                 --                368                 --

--------------------------------------------------------------------------------

+    Each Portfolio began offering Class B shares on January 2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                              SMALL CAP
                                                              VALUE EQUITY                          TECHNOLOGY
                                                              PORTFOLIO                             PORTFOLIO
---------------------------------------------------------------------------------------------------------------------

                                                                                                          PERIOD FROM
                                                                                                        SEPTEMBER 16,
                                                                    YEAR ENDED         YEAR ENDED            1996* TO
                                                                  DECEMBER 31,       DECEMBER 31,        DECEMBER 31,
                                                                          1996               1995                1996
                                                                         (000)              (000)               (000)
---------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income (Loss)                                $            888   $          1,223   $             (11)
  Net Realized Gain (Loss)                                               6,620              1,546                 (11)
  Change in Unrealized Appreciation (Depreciation)                        (902)             5,880                 296
---------------------------------------------------------------------------------------------------------------------
  Net Increase in Net Assets Resulting from Operations                   6,606              8,649                 274
---------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income                                                   (851)            (1,519)                 --
  Net Realized Gain                                                     (5,696)            (2,511)                 --
  CLASS B+:
  Net Investment Income                                                    (34)                --                  --
  Net Realized Gain                                                       (413)                --                  --
---------------------------------------------------------------------------------------------------------------------
  Total Distributions                                                   (6,994)            (4,030)                 --
---------------------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Subscribed                                                            14,319             18,293               3,375
  Distributions Reinvested                                               5,982              3,611                  --
  Redeemed                                                             (48,028)           (14,637)                 --
  CLASS B+:
  Subscribed                                                             1,899                 --               1,485
  Distributions Reinvested                                                 376                 --                  --
  Redeemed                                                                (420)                --                 (52)
---------------------------------------------------------------------------------------------------------------------
  Net Increase (Decrease) in Capital Share Transactions                (25,872)             7,267               4,808
---------------------------------------------------------------------------------------------------------------------
  Total Increase (Decrease) in Net Assets                              (26,260)            11,886               5,082
NET ASSETS:
  Beginning of Period                                                   51,919             40,033                  --
---------------------------------------------------------------------------------------------------------------------
  End of Period                                               $         25,659   $         51,919   $           5,082
---------------------------------------------------------------------------------------------------------------------
  Undistributed net investment income included in end of
    period net assets                                         $              3   $             --   $              --
---------------------------------------------------------------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                                     1,157              1,631                 336
   Shares Issued on Distributions Reinvested                               537                324                  --
   Shares Redeemed                                                      (3,850)            (1,304)                 --
---------------------------------------------------------------------------------------------------------------------
   Net Increase (Decrease) in Class A Shares Outstanding                (2,156)               651                 336
---------------------------------------------------------------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                                                       153                 --                 144
   Shares Issued on Distributions Reinvested                                34                 --                  --
   Shares Redeemed                                                         (32)                --                  (5)
---------------------------------------------------------------------------------------------------------------------
   Net Increase in Class B Shares Outstanding                              155                 --                 139

--------------------------------------------------------------------------------

*    Commencement of operations.
+ The Small Cap Value Equity Portfolio began offering Class B shares on January 2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                    U.S.                                  VALUE
                                                    REAL ESTATE                           EQUITY
                                                    PORTFOLIO                             PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------

                                                                             PERIOD FROM
                                                                            FEBRUARY 24,
                                                           YEAR ENDED           1995* TO         YEAR ENDED         YEAR ENDED
                                                         DECEMBER 31,       DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                                                 1996               1995               1996               1995
                                                                (000)              (000)              (000)              (000)
------------------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income                             $           3,916  $           1,526  $           3,431  $           3,434
  Net Realized Gain                                            17,097              3,495             15,759             10,276
  Change in Unrealized Appreciation                            28,458              3,896              2,404             17,116
------------------------------------------------------------------------------------------------------------------------------
  Net Increase in Net Assets Resulting from
    Operations                                                 49,471              8,917             21,594             30,826
------------------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income                                        (3,888)            (1,405)            (3,374)            (4,042)
  In Excess of Net Investment Income                               (2)                --                 --                 --
  Net Realized Gain                                           (12,504)            (2,504)           (17,256)            (6,330)
  CLASS B+:
  Net Investment Income                                          (148)                --                (58)                --
  Net Realized Gain                                              (559)                --               (357)                --
------------------------------------------------------------------------------------------------------------------------------
  Total Distributions                                         (17,101)            (3,909)           (21,045)           (10,372)
------------------------------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Subscribed                                                  119,585             67,651             38,132             70,393
  Distributions Reinvested                                     14,340              3,148             19,004              9,289
  Redeemed                                                    (24,190)            (6,298)           (99,013)           (26,177)
  CLASS B+:
  Subscribed                                                    8,149                 --              2,992                 --
  Distributions Reinvested                                        514                 --                401                 --
  Redeemed                                                     (1,175)                --               (747)                --
------------------------------------------------------------------------------------------------------------------------------
  Net Increase (Decrease) in Capital Share
    Transactions                                              117,223             64,501            (39,231)            53,505
------------------------------------------------------------------------------------------------------------------------------
  Total Increase (Decrease) in Net Assets                     149,593             69,509            (38,682)            73,959
NET ASSETS:
  Beginning of Period                                          69,509                 --            147,365             73,406
------------------------------------------------------------------------------------------------------------------------------
  End of Period                                     $         219,102  $          69,509  $         108,683  $         147,365
------------------------------------------------------------------------------------------------------------------------------
  Undistributed (overdistributed) net investment
    income included in end of period net assets     $              (2) $             121  $               7  $               8
------------------------------------------------------------------------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                            9,313              6,381              2,649              5,522
   Shares Issued on Distributions Reinvested                    1,047                279              1,340                731
   Shares Redeemed                                             (1,849)              (573)            (6,919)            (2,068)
------------------------------------------------------------------------------------------------------------------------------
   Net Increase (Decrease) in Class A Shares
     Outstanding                                                8,511              6,087             (2,930)             4,185
------------------------------------------------------------------------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                                              662                 --                207                 --
   Shares Issued on Distributions Reinvested                       37                 --                 28                 --
   Shares Redeemed                                                (92)                --                (51)                --
------------------------------------------------------------------------------------------------------------------------------
   Net Increase in Class B Shares Outstanding                     607                 --                184                 --

--------------------------------------------------------------------------------

*    Commencement of operations.
+    Each Portfolio began offering Class B shares on January 2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                                                          EMERGING
                                                    BALANCED                              MARKETS DEBT
                                                    PORTFOLIO                             PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------

                                                           YEAR ENDED         YEAR ENDED         YEAR ENDED         YEAR ENDED
                                                         DECEMBER 31,       DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                                                 1996               1995               1996               1995
                                                                (000)              (000)              (000)              (000)
------------------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income                             $             584  $             868  $          21,910  $          25,020
  Net Realized Gain                                             1,846              1,158             57,165              9,187
  Change in Unrealized Appreciation (Depreciation)             (1,083)             2,413                309             15,290
------------------------------------------------------------------------------------------------------------------------------
  Net Increase in Net Assets Resulting from
    Operations                                                  1,347              4,439             79,384             49,497
------------------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income                                          (477)            (1,080)           (14,104)           (33,418)
  In Excess of Net Investment Income                               (1)                --                (74)                --
  Net Realized Gain                                            (1,690)            (1,047)           (51,244)            (7,508)
  CLASS B+:
  Net Investment Income                                          (108)                --               (381)                --
  In Excess of Net Investment Income                               --                 --                 (2)                --
  Net Realized Gain                                              (548)                --             (1,391)
------------------------------------------------------------------------------------------------------------------------------
  Total Distributions                                          (2,824)            (2,127)           (67,196)           (40,926)
------------------------------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Subscribed                                                    1,205              3,530             79,712            147,278
  Distributions Reinvested                                      1,898              1,695             51,784             29,155
  Redeemed                                                    (18,709)            (3,387)          (173,915)          (148,075)
  CLASS B+:
  Subscribed                                                    3,269                 --              4,437                 --
  Distributions Reinvested                                        607                 --              1,522                 --
  Redeemed                                                     (1,246)                --             (1,211)                --
------------------------------------------------------------------------------------------------------------------------------
  Net Increase (Decrease) in Capital Share
    Transactions                                              (12,976)             1,838            (37,671)            28,358
------------------------------------------------------------------------------------------------------------------------------
  Total Increase (Decrease) in Net Assets                     (14,453)             4,150            (25,483)            36,929
NET ASSETS:
  Beginning of Period                                          22,642             18,492            181,878            144,949
------------------------------------------------------------------------------------------------------------------------------
  End of Period                                     $           8,189  $          22,642  $         156,395  $         181,878
------------------------------------------------------------------------------------------------------------------------------
  Undistributed (overdistributed) net investment
    income included in end of period net assets     $              (1) $               2  $             (76) $          (1,501)
------------------------------------------------------------------------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                              121                380              8,356             18,475
   Shares Issued on Distributions Reinvested                      215                182              6,805              3,468
   Shares Redeemed                                             (1,872)              (358)           (16,141)           (17,651)
------------------------------------------------------------------------------------------------------------------------------
   Net Increase (Decrease) in Class A Shares
     Outstanding                                               (1,536)               204               (980)             4,292
------------------------------------------------------------------------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                                              327                 --                467                 --
   Shares Issued on Distributions Reinvested                       71                 --                201                 --
   Shares Redeemed                                               (129)                --               (103)                --
------------------------------------------------------------------------------------------------------------------------------
   Net Increase in Class B Shares Outstanding                     269                 --                565                 --

--------------------------------------------------------------------------------

+    Each Portfolio began offering Class B shares on January 2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                    FIXED                                 GLOBAL
                                                    INCOME                                FIXED INCOME
                                                    PORTFOLIO                             PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------

                                                           YEAR ENDED         YEAR ENDED         YEAR ENDED         YEAR ENDED
                                                         DECEMBER 31,       DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                                                 1996               1995               1996               1995
                                                                (000)              (000)              (000)              (000)
------------------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income                             $          10,061  $          12,208  $           6,007  $           6,508
  Net Realized Gain                                             3,047              5,921              2,742                 15
  Change in Unrealized Appreciation (Depreciation)             (6,343)            13,125             (1,546)            10,191
------------------------------------------------------------------------------------------------------------------------------
  Net Increase in Net Assets Resulting from
    Operations                                                  6,765             31,254              7,203             16,714
------------------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income                                       (10,366)           (13,570)            (5,986)            (9,003)
  In Excess of Net Investment Income                              (14)                --                 --                 --
  CLASS B+:
  Net Investment Income                                           (73)                --                (88)                --
------------------------------------------------------------------------------------------------------------------------------
  Total Distributions                                         (10,453)           (13,570)            (6,074)            (9,003)
------------------------------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Subscribed                                                   43,737             67,883             53,391             36,622
  Distributions Reinvested                                      8,559             10,529              5,288              7,887
  Redeemed                                                    (83,396)          (139,900)           (49,742)           (80,043)
  CLASS B+:
  Subscribed                                                    2,038                 --              2,353                 --
  Distributions Reinvested                                         64                 --                 78                 --
  Redeemed                                                       (646)                --               (902)                --
------------------------------------------------------------------------------------------------------------------------------
  Net Increase (Decrease) in Capital Share
    Transactions                                              (29,644)           (61,488)            10,466            (35,534)
------------------------------------------------------------------------------------------------------------------------------
  Total Increase (Decrease) in Net Assets                     (33,332)           (43,804)            11,595            (27,823)
NET ASSETS:
  Beginning of Period                                         165,527            209,331            102,852            130,675
------------------------------------------------------------------------------------------------------------------------------
  End of Period                                     $         132,195  $         165,527  $         114,447  $         102,852
------------------------------------------------------------------------------------------------------------------------------
  Undistributed (overdistributed) net investment
    income included in end of period net assets     $             (14) $              10  $             612  $             309
------------------------------------------------------------------------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                            4,156              6,668              4,846              3,346
   Shares Issued on Distributions Reinvested                      812              1,022                480                737
   Shares Redeemed                                             (7,913)           (13,696)            (4,503)            (7,623)
------------------------------------------------------------------------------------------------------------------------------
   Net Increase (Decrease) in Class A Shares
     Outstanding                                               (2,945)            (6,006)               823             (3,540)
------------------------------------------------------------------------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                                              194                 --                213                 --
   Shares Issued on Distributions Reinvested                        6                 --                  7                 --
   Shares Redeemed                                                (62)                --                (82)                --
------------------------------------------------------------------------------------------------------------------------------
   Net Increase in Class B Shares Outstanding                     138                 --                138                 --

--------------------------------------------------------------------------------

+    Each Portfolio began offering Class B shares on January 2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                    HIGH                                  MUNICIPAL
                                                    YIELD                                 BOND
                                                    PORTFOLIO                             PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------

                                                                                                                   PERIOD FROM
                                                                                                                   JANUARY 18,
                                                           YEAR ENDED         YEAR ENDED         YEAR ENDED           1995* TO
                                                         DECEMBER 31,       DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                                                 1996               1995               1996               1995
                                                                (000)              (000)              (000)              (000)
------------------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income                             $           8,522  $           7,477  $           1,840  $           1,963
  Net Realized Gain (Loss)                                        687             (3,145)                (6)               193
  Change in Unrealized Appreciation (Depreciation)              3,436              9,886               (686)             1,635
------------------------------------------------------------------------------------------------------------------------------
  Net Increase in Net Assets Resulting from
    Operations                                                 12,645             14,218              1,148              3,791
------------------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income                                        (8,340)            (8,122)            (1,821)            (1,963)
  In Excess of Net Investment Income                               (4)                --                (16)               (15)
  Net Realized Gain                                                --                 --                 --               (193)
  CLASS B+:
  Net Investment Income                                          (333)                --                 (4)                --
------------------------------------------------------------------------------------------------------------------------------
  Total Distributions                                          (8,677)            (8,122)            (1,841)            (2,171)
------------------------------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Subscribed                                                   48,672             59,247             18,758             61,800
  Distributions Reinvested                                      6,490              6,088              1,724              2,060
  Redeemed                                                    (25,529)          (106,409)           (25,432)           (19,611)
  CLASS B+:
  Subscribed                                                    6,981                 --                171                 --
  Distributions Reinvested                                        244                 --                  4                 --
  Redeemed                                                     (1,743)                --               (105)                --
------------------------------------------------------------------------------------------------------------------------------
  Net Increase (Decrease) in Capital Share
    Transactions                                               35,115            (41,074)            (4,880)            44,249
------------------------------------------------------------------------------------------------------------------------------
  Total Increase (Decrease) in Net Assets                      39,083            (34,978)            (5,573)            45,869
NET ASSETS:
  Beginning of Period                                          62,245             97,223             45,869                 --
------------------------------------------------------------------------------------------------------------------------------
  End of Period                                     $         101,328  $          62,245  $          40,296  $          45,869
------------------------------------------------------------------------------------------------------------------------------
  Undistributed (overdistributed) net investment
    income included in end of period net assets     $              (4) $              86  $             (16) $             (15)
------------------------------------------------------------------------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                            4,604              5,865              1,830              6,134
   Shares Issued on Distributions Reinvested                      610                609                169                200
   Shares Redeemed                                             (2,400)           (10,704)            (2,496)            (1,912)
------------------------------------------------------------------------------------------------------------------------------
   Net Increase (Decrease) in Class A Shares
     Outstanding                                                2,814             (4,230)              (497)             4,422
------------------------------------------------------------------------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                                              662                 --                 17                 --
   Shares Issued on Distributions Reinvested                       23                 --                 --                 --
   Shares Redeemed                                               (165)                --                (10)                --
------------------------------------------------------------------------------------------------------------------------------
   Net Increase in Class B Shares Outstanding                     520                 --                  7                 --

--------------------------------------------------------------------------------

*    Commencement of operations.
+    Each Portfolio began offering Class B Shares on January 2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                    MONEY                             MUNICIPAL
                                                    MARKET                            MONEY MARKET
                                                    PORTFOLIO                         PORTFOLIO
----------------------------------------------------------------------------------------------------------------------

                                                         YEAR ENDED       YEAR ENDED       YEAR ENDED       YEAR ENDED
                                                       DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                               1996             1995             1996             1995
                                                              (000)            (000)            (000)            (000)
----------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income                             $        54,883  $        44,657  $        19,261  $        13,579
  Net Realized Gain (Loss)                                     (469)              79              (22)              (1)
----------------------------------------------------------------------------------------------------------------------
  Net Increase in Net Assets Resulting from
    Operations                                               54,414           44,736           19,239           13,578
----------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  Net Investment Income                                     (54,883)         (44,657)         (19,261)         (13,579)
----------------------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  Subscribed                                             13,167,615        8,093,985        5,869,663        3,169,110
  Distributions Reinvested                                   51,181           41,765           18,242           13,182
  Redeemed                                              (12,770,387)      (7,989,639)      (5,617,992)      (3,090,216)
----------------------------------------------------------------------------------------------------------------------
  Net Increase in Capital Share Transactions                448,409          146,111          269,913           92,076
----------------------------------------------------------------------------------------------------------------------
  Total Increase in Net Assets                              447,940          146,190          269,891           92,075
NET ASSETS:
  Beginning of Period                                       836,693          690,503          451,519          359,444
----------------------------------------------------------------------------------------------------------------------
  End of Period                                     $     1,284,633  $       836,693  $       721,410  $       451,519
----------------------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Shares Subscribed                                      13,167,615        8,093,987        5,869,663        3,169,110
  Shares Issued on Distributions Reinvested                  51,181           41,765           18,242           13,182
  Shares Redeemed                                       (12,770,387)      (7,989,639)      (5,617,992)      (3,090,216)
----------------------------------------------------------------------------------------------------------------------
  Net Increase in Class A Shares Outstanding                448,409          146,113          269,913           92,076
----------------------------------------------------------------------------------------------------------------------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------
EMERGING MARKETS DEBT PORTFOLIO
--------------------------------------------------------------------------------

                                                       YEAR ENDED
                                                     DECEMBER 31,
                                                             1996
                                                            (000)
-----------------------------------------------------------------
CASH FLOWS FROM INVESTING AND OPERATING
  ACTIVITIES:
  Proceeds from Sales of Investments                $   1,065,592
  Purchases of Investments                               (983,851)
  Net Decrease in Short Term Investments                    2,236
  Net Cash Used for Foreign Currency Transactions          (7,654)
  Interest Income                                          14,598
  Interest Expense Paid                                    (1,794)
  Operating Expenses Paid                                  (3,281)
-----------------------------------------------------------------
    Net Cash Provided by Investing and Operating
     Activities                                            85,846
-----------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash Received from Reverse Repurchase Agreements         22,105
  Net Portfolio Share transactions                        (90,932)
  Cash Distributions Paid (net of reinvestments of
    $53,306)                                              (13,890)
-----------------------------------------------------------------
    Net Cash Used for Financing Activities                (82,717)
-----------------------------------------------------------------
    Net Increase in Cash                                    3,129
CASH AT BEGINNING OF YEAR                                  (2,755)
-----------------------------------------------------------------
CASH AT END OF YEAR                                 $         374
-----------------------------------------------------------------
-----------------------------------------------------------------
RECONCILIATION OF NET INVESTMENT INCOME TO
  NET CASH PROVIDED BY INVESTING AND OPERATING
  ACTIVITIES:
  Net Investment Income                             $      21,910
  Proceeds from Sale of Investments                     1,065,592
  Purchases of Investments                               (983,851)
  Net Decrease in Short Term Investments                    2,236
  Net Cash Used for Foreign Currency Transactions          (7,654)
  Net Decrease in Receivables Pertaining to
    Investing and Operating Activities                       (968)
  Net Increase in Payables Pertaining to Investing
    and Operating Activities                                 (229)
  (Accretion)/Amortization of Premium/Discount            (11,190)
-----------------------------------------------------------------
    Net Cash Provided by Investing and Operating
     Activities                                     $      85,846
-----------------------------------------------------------------
-----------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE ACTIVE COUNTRY ALLOCATION PORTFOLIO

--------------------------------------------------------------------------------

                                                                              CLASS A
                                         ----------------------------------------------------------------------------------
                                                                                                                PERIOD FROM
                                                                                                   TWO MONTHS   JANUARY 17,
                                           YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED         ENDED      1992* TO
                                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,   OCTOBER 31,
                                                 1996          1995          1994          1993          1992          1992
---------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      11.63  $      11.65  $      12.21  $       9.59  $       9.37  $      10.00
                                               ------        ------        ------        ------        ------        ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                      0.24          0.17          0.19          0.13          0.02          0.11
  Net Realized and Unrealized Gain
    (Loss) on Investments                        0.88          1.00         (0.25)         2.75          0.20         (0.74)
                                               ------        ------        ------        ------        ------        ------
    Total from Investment Operations             1.12          1.17         (0.06)         2.88          0.22         (0.63)
                                               ------        ------        ------        ------        ------        ------
DISTRIBUTIONS
  Net Investment Income                         (0.81)        (0.25)        (0.14)        (0.09)           --            --
  In Excess of Net Investment Income            (0.02)        (0.10)           --         (0.08)           --            --
  Net Realized Gain                             (0.48)        (0.84)        (0.36)           --            --            --
  In Excess of Net Realized Gain                   --            --            --         (0.09)           --            --
                                               ------        ------        ------        ------        ------        ------
    Total Distributions                         (1.31)        (1.19)        (0.50)        (0.26)           --            --
                                               ------        ------        ------        ------        ------        ------
NET ASSET VALUE, END OF PERIOD           $      11.44  $      11.63  $      11.65  $      12.21  $       9.59  $       9.37
                                               ------        ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------        ------
TOTAL RETURN                                     9.71%        10.57%        (0.52)%        30.72%         2.35%        (6.30)%
                                               ------        ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------        ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)        $183,193      $170,663      $182,977      $150,854       $50,234       $47,534
Ratio of Expenses to Average Net Assets
  (1)                                            0.80%         0.80%         0.80%         0.80%         0.80%**         0.88%**
Ratio of Net Investment Income to
  Average Net Assets (1)                         1.22%         1.26%         1.43%         1.29%         1.22%**         2.32%**
Portfolio Turnover Rate                            65%           72%           51%           53%            2%           62%
Average Commission Rate#                      $0.0028           N/A           N/A           N/A           N/A           N/A
---------------
(1) Effect of voluntary expense limitation during the period:
     Per share benefit to net
       investment income                        $0.03         $0.05         $0.03         $0.05         $0.01         $0.03
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.09%         1.18%         1.00%         1.33%         1.70%**         1.58%**
     Net Investment Income to Average
       Net Assets                                0.94%         0.88%         1.23%         0.76%         0.32%**         1.62%**
---------------------------------------------------------------------------------------------------------------------------

                                              CLASS B
                                         ------------
                                          PERIOD FROM
                                           JANUARY 2,
                                           1996*** TO
                                         DECEMBER 31,
                                                 1996
-----------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      11.66
                                               ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                      0.06
  Net Realized and Unrealized Gain on
    Investments                                  1.00
                                               ------
    Total from Investment Operations             1.06
                                               ------
DISTRIBUTIONS
  Net Investment Income                         (0.78)
  In Excess of Net Investment Income            (0.02)
  Net Realized Gain                             (0.48)
                                               ------
    Total Distributions                         (1.28)
                                               ------
NET ASSET VALUE, END OF PERIOD           $      11.44
                                               ------
                                               ------
TOTAL RETURN                                     9.22%
                                               ------
                                               ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $        633
Ratio of Expenses to Average Net Assets
  (2)                                            1.05%**
Ratio of Net Investment Income to
  Average Net Assets (2)                         1.09%**
Portfolio Turnover Rate                            65%
Average Commission Rate#                      $0.0028
---------------
(2) Effect of voluntary expense limitation during the
    period:
     Per share benefit to net
       investment income                        $0.02
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.33%**
     Net Investment Income to Average
       Net Assets                                0.82%**

--------------------------------------------------------------------------------

  *  Commencement of Operations.
 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period. For the year ended December 31, 1996, the average commission rate paid on trades on which commissions were charged was 0.11% of the trade amount.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE ASIAN EQUITY PORTFOLIO

--------------------------------------------------------------------------------

                                                                              CLASS A
                                         ----------------------------------------------------------------------------------
                                                                                                   TWO MONTHS
                                           YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED         ENDED    YEAR ENDED
                                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,   OCTOBER 31,
                                                 1996          1995          1994          1993          1992          1992
---------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      19.48  $      21.54  $      26.20  $      13.11  $      13.63  $       9.67
                                               ------        ------        ------        ------        ------        ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                      0.17          0.18          0.11          0.10          0.01          0.14
  Net Realized and Unrealized Gain
    (Loss) on Investments                        0.50          1.11         (4.15)        13.38         (0.53)         3.86
                                               ------        ------        ------        ------        ------        ------
    Total from Investment Operations             0.67          1.29         (4.04)        13.48         (0.52)         4.00
                                               ------        ------        ------        ------        ------        ------
DISTRIBUTIONS
  Net Investment Income                         (0.15)        (0.34)        (0.09)        (0.01)           --         (0.04)
  In Excess of Net Investment Income            (0.00))+        (0.00)+           --        (0.13)           --           --
  Net Realized Gain                             (1.27)        (3.01)        (0.53)        (0.12)           --            --
  In Excess of Net Realized Gain                   --            --            --         (0.13)           --            --
                                               ------        ------        ------        ------        ------        ------
    Total Distributions                         (1.42)        (3.35)        (0.62)        (0.39)           --         (0.04)
                                               ------        ------        ------        ------        ------        ------
NET ASSET VALUE, END OF PERIOD           $      18.73  $      19.48  $      21.54  $      26.20  $      13.11  $      13.63
                                               ------        ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------        ------
TOTAL RETURN                                     3.49%         6.87%       (15.81)%       105.71%        (3.82)%        41.50%
                                               ------        ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------        ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)        $363,498      $314,884      $276,906      $287,136       $41,978       $41,017
Ratio of Expenses to Average Net Assets
  (1)                                            1.00%         1.00%         1.00%         1.00%         1.00%**         1.00%
Ratio of Net Investment Income to
  Average Net Assets (1)                         0.74%         0.97%         0.52%         0.83%         0.61%**         1.53%
Portfolio Turnover Rate                            69%           42%           47%           18%           10%           33%
Average Commission Rate#                      $0.0111           N/A           N/A           N/A           N/A           N/A
-----------------
(1) Effect of voluntary expense limitation during the period:
     Per share benefit to net
       investment income                        $0.05         $0.03         $0.04         $0.05         $0.02         $0.06
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.25%         1.18%         1.20%         1.38%         2.02%**         1.63%
     Net Investment Income (Loss) to
       Average Net Assets                        0.54%         0.79%         0.32%         0.45%        (0.41 %**         0.90%
---------------------------------------------------------------------------------------------------------------------------

                                              CLASS B
                                         ------------
                                          PERIOD FROM
                                           JANUARY 2,
                                           1996*** TO
                                         DECEMBER 31,
                                                 1996
-----------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      19.55
                                               ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                      0.11
  Net Realized and Unrealized Gain on
    Investments                                  0.46
                                               ------
    Total from Investment Operations             0.57
                                               ------
DISTRIBUTIONS
  Net Investment Income                         (0.11)
  Net Realized Gain                             (1.27)
                                               ------
    Total Distributions                         (1.38)
                                               ------
NET ASSET VALUE, END OF PERIOD           $      18.74
                                               ------
                                               ------
TOTAL RETURN                                     2.92%
                                               ------
                                               ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)         $11,002
Ratio of Expenses to Average Net Assets
  (2)                                            1.25%**
Ratio of Net Investment Income to
  Average Net Assets (2)                         0.58%**
Portfolio Turnover Rate                            69%
Average Commission Rate#                      $0.0111
-----------------
(2) Effect of voluntary expense limitation during the
  period:
     Per share benefit to net
       investment income                        $0.04
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.52%**
     Net Investment Income (Loss) to
       Average Net Assets                        0.37%**

--------------------------------------------------------------------------------

 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  +  Amount is less than $0.01 per share.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period. For the year ended December 31, 1996, the average commission rate paid on trades on which commissions were charged was 0.52% of the trade amount.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE EMERGING MARKETS PORTFOLIO

--------------------------------------------------------------------------------

                                                                              CLASS A
                                         ----------------------------------------------------------------------------------
                                                                                                                PERIOD FROM
                                                                                                   TWO MONTHS     SEPTEMBER
                                           YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED         ENDED  25, 1992* TO
                                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,   OCTOBER 31,
                                                 1996          1995          1994          1993          1992          1992
---------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      13.14  $      16.30  $      19.00  $      10.22  $      10.11  $      10.00
                                               ------        ------        ------        ------        ------        ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (Loss) (1)               0.09          0.08         (0.04)        (0.01)           --            --
  Net Realized and Unrealized Gain
    (Loss) on Investments                        1.51         (2.05)        (1.69)         8.79          0.11          0.11
                                               ------        ------        ------        ------        ------        ------
    Total from Investment Operations             1.60         (1.97)        (1.73)         8.78          0.11          0.11
                                               ------        ------        ------        ------        ------        ------
DISTRIBUTIONS
  Net Investment Income                         (0.08)        (0.06)           --            --            --            --
  Net Realized Gain                                --         (1.13)        (0.97)           --            --            --
                                               ------        ------        ------        ------        ------        ------
    Total Distributions                         (0.08)        (1.19)        (0.97)           --            --            --
                                               ------        ------        ------        ------        ------        ------
NET ASSET VALUE, END OF PERIOD           $      14.66  $      13.14  $      16.30  $      19.00  $      10.22  $      10.11
                                               ------        ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------        ------
TOTAL RETURN                                    12.19%       (12.77)%        (9.63)%        85.91%         1.09%         1.10%
                                               ------        ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------        ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)      $1,304,006      $876,591      $929,638      $735,352       $74,219       $28,806
Ratio of Expenses to Average Net Assets
  (1)                                            1.74%         1.72%         1.75%         1.75%         1.75%**         1.75%**
Ratio of Net Investment Income (Loss)
  to Average Net Assets (1)                      0.69%         0.60%        (0.26)%        (0.06)%        (0.33 %**        (0.53)%**
Portfolio Turnover Rate                            55%           54%           32%           52%            2%            0%
Average Commission Rate#                      $0.0006           N/A           N/A           N/A           N/A           N/A
---------------
(1) Effect of voluntary expense limitation during the period:
     Per share benefit to net
       investment income                          N/A           N/A           N/A         $0.01         $0.00         $0.02
   Ratios before expense limitation:
     Expenses to Average Net Assets               N/A           N/A           N/A          1.79%         2.48%**         4.82%**
     Net Investment Loss to Average Net
       Assets                                     N/A           N/A           N/A         (0.10)%        (1.06 %**        (3.60)%**
---------------------------------------------------------------------------------------------------------------------------

                                              CLASS B
                                         ------------
                                          PERIOD FROM
                                           JANUARY 2,
                                           1996*** TO
                                         DECEMBER 31,
                                                 1996
-----------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      13.25
                                               ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income                          0.04
  Net Realized and Unrealized Gain on
    Investments                                  1.42
                                               ------
    Total from Investment Operations             1.46
                                               ------
DISTRIBUTIONS
  Net Investment Income                         (0.05)
                                               ------
    Total Distributions                         (0.05)
                                               ------
NET ASSET VALUE, END OF PERIOD           $      14.66
                                               ------
                                               ------
TOTAL RETURN                                    11.04%
                                               ------
                                               ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)         $14,213
Ratio of Expenses to Average Net Assets          1.99%**
Ratio of Net Investment Income to
  Average Net Assets                             0.33%**
Portfolio Turnover Rate                            55%
Average Commission Rate#                      $0.0006

--------------------------------------------------------------------------------

  *  Commencement of Operations.
 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period. For the year ended December 31, 1996, the average commission rate paid on trades on which commissions were charged was 0.42% of the trade amount.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE EMERGING MARKETS PORTFOLIO

--------------------------------------------------------------------------------

                                                                              CLASS A
                                         ----------------------------------------------------------------------------------
                                                                                                                PERIOD FROM
                                                                                                   TWO MONTHS     SEPTEMBER
                                           YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED         ENDED  25, 1992* TO
                                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,   OCTOBER 31,
                                                 1996          1995          1994          1993          1992          1992
---------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      13.14  $      16.30  $      19.00  $      10.22  $      10.11  $      10.00
                                               ------        ------        ------        ------        ------        ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (Loss) (1)               0.09          0.08         (0.04)        (0.01)           --            --
  Net Realized and Unrealized Gain
    (Loss) on Investments                        1.51         (2.05)        (1.69)         8.79          0.11          0.11
                                               ------        ------        ------        ------        ------        ------
    Total from Investment Operations             1.60         (1.97)        (1.73)         8.78          0.11          0.11
                                               ------        ------        ------        ------        ------        ------
DISTRIBUTIONS
  Net Investment Income                         (0.08)        (0.06)           --            --            --            --
  Net Realized Gain                                --         (1.13)        (0.97)           --            --            --
                                               ------        ------        ------        ------        ------        ------
    Total Distributions                         (0.08)        (1.19)        (0.97)           --            --            --
                                               ------        ------        ------        ------        ------        ------
NET ASSET VALUE, END OF PERIOD           $      14.66  $      13.14  $      16.30  $      19.00  $      10.22  $      10.11
                                               ------        ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------        ------
TOTAL RETURN                                    12.19%       (12.77)%        (9.63)%        85.91%         1.09%         1.10%
                                               ------        ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------        ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)      $1,304,006      $876,591      $929,638      $735,352       $74,219       $28,806
Ratio of Expenses to Average Net Assets
  (1)                                            1.74%         1.72%         1.75%         1.75%         1.75%**         1.75%**
Ratio of Net Investment Income (Loss)
  to Average Net Assets (1)                      0.69%         0.60%        (0.26)%        (0.06)%        (0.33 %**        (0.53)%**
Portfolio Turnover Rate                            55%           54%           32%           52%            2%            0%
Average Commission Rate#                      $0.0006           N/A           N/A           N/A           N/A           N/A
---------------
(1) Effect of voluntary expense limitation during the period:
     Per share benefit to net
       investment income                          N/A           N/A           N/A         $0.01         $0.00         $0.02
   Ratios before expense limitation:
     Expenses to Average Net Assets               N/A           N/A           N/A          1.79%         2.48%**         4.82%**
     Net Investment Loss to Average Net
       Assets                                     N/A           N/A           N/A         (0.10)%        (1.06 %**        (3.60)%**
---------------------------------------------------------------------------------------------------------------------------

                                              CLASS B
                                         ------------
                                          PERIOD FROM
                                           JANUARY 2,
                                           1996*** TO
                                         DECEMBER 31,
                                                 1996
-----------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      13.25
                                               ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income                          0.04
  Net Realized and Unrealized Gain on
    Investments                                  1.42
                                               ------
    Total from Investment Operations             1.46
                                               ------
DISTRIBUTIONS
  Net Investment Income                         (0.05)
                                               ------
    Total Distributions                         (0.05)
                                               ------
NET ASSET VALUE, END OF PERIOD           $      14.66
                                               ------
                                               ------
TOTAL RETURN                                    11.04%
                                               ------
                                               ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)         $14,213
Ratio of Expenses to Average Net Assets          1.99%**
Ratio of Net Investment Income to
  Average Net Assets                             0.33%**
Portfolio Turnover Rate                            55%
Average Commission Rate#                      $0.0006

--------------------------------------------------------------------------------

  *  Commencement of Operations.
 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period. For the year ended December 31, 1996, the average commission rate paid on trades on which commissions were charged was 0.42% of the trade amount.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE EUROPEAN EQUITY PORTFOLIO

--------------------------------------------------------------------------------

                                                                CLASS A
                                         ------------------------------------------------------
                                                                                    PERIOD FROM
                                                                                       APRIL 2,
                                           YEAR ENDED    YEAR ENDED    YEAR ENDED      1993* TO
                                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                 1996          1995          1994          1993
-----------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      13.92  $      13.94  $      12.91  $      10.00
                                               ------        ------        ------        ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                      0.24          0.14          0.08          0.08
  Net Realized and Unrealized Gain on
    Investments                                  2.85          1.37          1.29          2.83
                                               ------        ------        ------        ------
    Total from Investment Operations             3.09          1.51          1.37          2.91
                                               ------        ------        ------        ------
DISTRIBUTIONS
  Net Investment Income                         (0.25)        (0.15)        (0.09)           --
  In Excess of Net Investment Income            (0.02)           --            --            --
  Net Realized Gain                             (0.04)        (1.38)        (0.25)           --
                                               ------        ------        ------        ------
    Total Distributions                         (0.31)        (1.53)        (0.34)           --
                                               ------        ------        ------        ------
    NET ASSET VALUE, END OF PERIOD       $      16.70  $      13.92  $      13.94  $      12.91
                                               ------        ------        ------        ------
                                               ------        ------        ------        ------
    TOTAL RETURN                                22.29%        11.85%        10.88%        29.10%
                                               ------        ------        ------        ------
                                               ------        ------        ------        ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)        $178,356       $69,583       $27,634       $12,681
Ratio of Expenses to Average Net Assets
  (1)                                            1.00%         1.00%         1.00%         1.00%**
Ratio of Net Investment Income to
  Average Net Assets (1)                         1.83%         1.37%         0.87%         1.23%**
Portfolio Turnover Rate                            24%           13%           79%           15%
Average Commission Rate#                      $0.0212           N/A           N/A           N/A
---------------
(1) Effect of voluntary expense limitation during the period:
     Per share benefit to net
       investment income                        $0.02         $0.03         $0.06         $0.09
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.16%         1.25%         1.62%         2.43%**
     Net Investment Income (Loss) to
       Average Net Assets                        1.67%         1.12%         0.25%        (0.21)%**
-----------------------------------------------------------------------------------------------

                                              CLASS B
                                         ------------
                                          PERIOD FROM
                                           JANUARY 2,
                                           1996*** TO
                                         DECEMBER 31,
                                                 1996
-----------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      14.05
                                               ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                      0.18
  Net Realized and Unrealized Gain on
    Investments                                  2.73
                                               ------
    Total from Investment Operations             2.91
                                               ------
DISTRIBUTIONS
  Net Investment Income                         (0.23)
  In Excess of Net Investment Income            (0.02)
  Net Realized Gain                             (0.04)
                                               ------
    Total Distributions                         (0.29)
                                               ------
NET ASSET VALUE, END OF PERIOD           $      16.67
                                               ------
                                               ------
TOTAL RETURN                                    20.76%
                                               ------
                                               ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $      2,654
Ratio of Expenses to Average Net Assets
  (2)                                            1.25%**
Ratio of Net Investment Income to
  Average Net Assets (2)                         1.67%**
Portfolio Turnover Rate                            24%
Average Commission Rate#                      $0.0212
---------------
(2) Effect of voluntary expense limitation during the
    period:
     Per share benefit to net
       investment income                        $0.02
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.40%**
     Net Investment Income (Loss) to
       Average Net Assets                        1.52%**

--------------------------------------------------------------------------------

  *  Commencement of operations.
 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period. For the year ended December 31, 1996, the average commission rate paid on trades on which commissions were charged was 0.23% of the trade amount.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE GLOBAL EQUITY PORTFOLIO

--------------------------------------------------------------------------------

                                                                              CLASS A
                                         ----------------------------------------------------------------------------------
                                                                                                                PERIOD FROM
                                                                                                   TWO MONTHS      JULY 15,
                                           YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED         ENDED      1992* TO
                                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,   OCTOBER 31,
                                                 1996          1995          1994          1993          1992          1992
---------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      14.31  $      13.40  $      13.87  $       9.75  $       9.35  $      10.00
                                               ------        ------        ------        ------        ------        ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                      0.23          0.18          0.08          0.08          0.01          0.02
  Net Realized and Unrealized Gain
    (Loss) on Investments                        3.02          2.26          0.79          4.18          0.39         (0.67)
                                               ------        ------        ------        ------        ------        ------
    Total from Investment Operations             3.25          2.44          0.87          4.26          0.40         (0.65)
                                               ------        ------        ------        ------        ------        ------
DISTRIBUTIONS
  Net Investment Income                         (0.23)        (0.22)        (0.12)        (0.02)           --            --
  In Excess of Net Investment Income               --            --            --         (0.03)           --            --
  Net Realized Gain                             (1.09)        (1.31)        (1.22)        (0.09)           --            --
                                               ------        ------        ------        ------        ------        ------
    Total Distributions                         (1.32)        (1.53)        (1.34)        (0.14)           --            --
                                               ------        ------        ------        ------        ------        ------
NET ASSET VALUE, END OF PERIOD           $      16.24  $      14.31  $      13.40  $      13.87  $       9.75  $       9.35
                                               ------        ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------        ------
TOTAL RETURN                                    22.83%        18.66%         6.95%        44.24%         4.28%        (6.50)%
                                               ------        ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------        ------
RATIO AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)         $80,297       $91,675       $78,935       $19,918       $11,739       $11,257
Ratio of Expenses to Average Net Assets
  (1)                                            1.00%         1.00%         1.00%         1.00%         1.00%**         1.00%**
Ratio of Net Investment Income to
  Average Net Assets (1)                         1.38%         1.17%         0.87%         0.84%         0.69%**         1.00%**
Portfolio Turnover Rate                            26%           28%           12%           42%            5%           10%
Average Commission Rate#                      $0.0299           N/A           N/A           N/A           N/A           N/A
-----------------
(1) Effect of voluntary expense limitation during the period:
     Per share benefit to net
       investment income                        $0.03         $0.02         $0.02         $0.01         $0.02         $0.08
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.15%         1.13%         1.24%         1.66%         2.49%**         5.22%**
     Net Investment Income (Loss) to
       Average Net Assets                        1.23%         1.04%         0.63%         0.18%        (0.80 %**        (3.22)%**
---------------------------------------------------------------------------------------------------------------------------

                                              CLASS B
                                         ------------
                                          PERIOD FROM
                                           JANUARY 2,
                                           1996*** TO
                                         DECEMBER 31,
                                                 1996
-----------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      14.36
                                               ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                      0.13
  Net Realized and Unrealized Gain on
    Investments                                  3.02
                                               ------
    Total from Investment Operations             3.15
                                               ------
DISTRIBUTIONS
  Net Investment Income                         (0.21)
  Net Realized Gain                             (1.09)
                                               ------
    Total Distributions                         (1.30)
                                               ------
NET ASSET VALUE, END OF PERIOD           $      16.21
                                               ------
                                               ------
TOTAL RETURN                                    22.04%
                                               ------
                                               ------
RATIO AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $      3,928
Ratio of Expenses to Average Net Assets
  (2)                                            1.25%**
Ratio of Net Investment Income to
  Average Net Assets (2)                         1.29%**
Portfolio Turnover Rate                            26%
Average Commission Rate#                      $0.0299
-----------------
(2) Effect of voluntary expense limitation during the
    period:
     Per share benefit to net
       investment income                        $0.01
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.39%**
     Net Investment Income to Average
       Net Assets                                1.15%**

--------------------------------------------------------------------------------

  *  Commencement of operations.
 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period. For the year ended December 31, 1996, the average commission rate paid on trades on which commissions were charged was 0.25% of the trade amount.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE GOLD PORTFOLIO

--------------------------------------------------------------------------------

                                                         CLASS A
                                         ----------------------------------------
                                                                      PERIOD FROM
                                                                      FEBRUARY 1,
                                           YEAR ENDED    YEAR ENDED      1994* TO
                                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                 1996          1995          1994
---------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $       8.55  $       9.13  $      10.00
                                               ------        ------        ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (Loss) (1)               0.05         (0.07)         0.03
  Net Realized and Unrealized Gain
    (Loss) on Investments++                      1.41          1.22         (0.88)
                                               ------        ------        ------
    Total from Investment Operations             1.46          1.15         (0.85)
                                               ------        ------        ------
DISTRIBUTIONS
  Net Investment Income                         (0.05)        (0.01)        (0.02)
  In Excess of Net Investment Income            (0.01)           --            --
  Net Realized Gain                                --         (1.72)           --
  In Excess of Net Realized Gain                (0.65)           --            --
                                               ------        ------        ------
    Total Distributions                         (0.71)        (1.73)        (0.02)
                                               ------        ------        ------
NET ASSET VALUE, END OF PERIOD           $       9.30  $       8.55  $       9.13
                                               ------        ------        ------
                                               ------        ------        ------
TOTAL RETURN                                    16.94%        13.21%        (8.49)%
                                               ------        ------        ------
                                               ------        ------        ------
RATIO AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)         $27,810        $7,409       $30,243
Ratio of Expenses to Average Net Assets
  (1)                                            1.25%         1.25%         1.25%**
Ratio of Net Investment Income (Loss)
  to Average Net Assets (1)                      0.57%        (0.31)%         0.41%**
Portfolio Turnover Rate                            94%           47%           56%
Average Commission Rate#                      $0.0246           N/A           N/A
-----------------
(1) Effect of voluntary expense limitation during the period:
     Per share benefit to net
      investment income                         $0.04         $0.11         $0.04
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.73%         1.76%         1.72%**
     Net Investment Loss to Average Net
      Assets                                     0.10%        (0.82)%        (0.06)%**
---------------------------------------------------------------------------------

                                              CLASS B
                                         ------------
                                          PERIOD FROM
                                           JANUARY 2,
                                           1996*** TO
                                         DECEMBER 31,
                                                 1996
-----------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $       8.81
                                               ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                      0.03
  Net Realized and Unrealized Gain on
    Investments++                                1.14
                                               ------
    Total from Investment Operations             1.17
                                               ------
DISTRIBUTIONS
  Net Investment Income                         (0.04)
  In Excess of Net Investment Income            (0.01)
  In Excess of Net Realized Gain                (0.65)
                                               ------
    Total Distributions                         (0.70)
                                               ------
NET ASSET VALUE, END OF PERIOD           $       9.28
                                               ------
                                               ------
TOTAL RETURN                                    13.21%
                                               ------
                                               ------
RATIO AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $      1,370
Ratio of Expenses to Average Net Assets
  (2)                                            1.50%**
Ratio of Net Investment Income to
  Average Net Assets (2)                         0.30%**
Portfolio Turnover Rate                            94%
Average Commission Rate#                      $0.0246
-----------------
(2) Effect of voluntary expense limitation during the
    period:
     Per share benefit to net
      investment income                         $0.04
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.94%**
     Net Investment Loss to Average Net
      Assets                                    (0.13)%**

--------------------------------------------------------------------------------

  *  Commencement of operations.
 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period. For the year ended December 31, 1996, the average commission rate paid on trades on which commissions were charged was 0.47% of the trade amount.
 ++ The amounts shown for the year ended December 31, 1996 for a share outstanding throughout the year does not accord with aggregate net losses on investments for the year because of the timing of sales and repurchases of the portfolio shares in relation to fluctuating market value of the investments in the Portfolio.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE INTERNATIONAL EQUITY PORTFOLIO

--------------------------------------------------------------------------------

                                                                              CLASS A
                                         ----------------------------------------------------------------------------------
                                                                                                   TWO MONTHS
                                           YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED         ENDED    YEAR ENDED
                                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,   OCTOBER 31,
                                                 1996          1995          1994          1993          1992          1992
---------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      15.15  $      15.34  $      14.09  $       9.98  $       9.83  $      10.52
                                               ------        ------        ------        ------        ------        ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                      0.25          0.16          0.16          0.15          0.01          0.12
  Net Realized and Unrealized Gain
    (Loss) on Investments                        2.71          1.55          1.54          4.36          0.14         (0.59)
                                               ------        ------        ------        ------        ------        ------
    Total from Investment Operations             2.96          1.71          1.70          4.51          0.15         (0.47)
                                               ------        ------        ------        ------        ------        ------
DISTRIBUTIONS
  Net Investment Income                         (0.36)        (0.06)        (0.18)        (0.01)           --         (0.17)
  In Excess of Net Investment Income               --            --            --         (0.13)           --            --
  Net Realized Gain                             (0.80)        (1.84)        (0.27)        (0.26)           --         (0.05)
                                               ------        ------        ------        ------        ------        ------
    Total Distributions                         (1.16)        (1.90)        (0.45)        (0.40)           --         (0.22)
                                               ------        ------        ------        ------        ------        ------
NET ASSET VALUE, END OF PERIOD           $      16.95  $      15.15  $      15.34  $      14.09  $       9.98  $       9.83
                                               ------        ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------        ------
TOTAL RETURN                                    19.64%        11.77%        12.39%        46.50%         1.53%        (4.56)%
                                               ------        ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------        ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)      $2,264,424    $1,598,530    $1,304,770      $947,045      $510,727      $486,836
Ratio of Expenses to Average Net Assets
  (1)                                            1.00%         1.00%         1.00%         1.00%         1.00%**         1.00%
Ratio of Net Investment Income to
  Average Net Assets (1)                         1.64%         1.38%         1.12%         1.25%         0.68%**         1.46%
Portfolio Turnover Rate                            18%           27%           16%           23%            5%           12%
Average Commission Rate#                      $0.0238           N/A           N/A           N/A           N/A           N/A
-----------------
(1) Effect of voluntary expense limitation during the period:
     Per share benefit to net
       investment income                        $0.00        $0.003        $0.004         $0.01         $0.00         $0.00
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.02%         1.03%         1.03%         1.06%         1.14%**         1.02%
     Net Investment Income to Average
       Net Assets                                1.61%         1.35%         1.09%         1.19%         0.54%**         1.44%
---------------------------------------------------------------------------------------------------------------------------

                                              CLASS B
                                         ------------
                                          PERIOD FROM
                                           JANUARY 2,
                                           1996*** TO
                                         DECEMBER 31,
                                                 1996
-----------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      15.24
                                               ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                      0.23
  Net Realized and Unrealized Gain on
    Investments                                  2.59
                                               ------
    Total from Investment Operations             2.82
                                               ------
DISTRIBUTIONS
  Net Investment Income                         (0.33)
  Net Realized Gain                             (0.80)
                                               ------
    Total Distributions                         (1.13)
                                               ------
NET ASSET VALUE, END OF PERIOD           $      16.93
                                               ------
                                               ------
TOTAL RETURN                                    18.58%
                                               ------
                                               ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $      5,393
Ratio of Expenses to Average Net Assets
  (2)                                            1.25%**
Ratio of Net Investment Income to
  Average Net Assets (2)                         1.68%**
Portfolio Turnover Rate                            18%
Average Commission Rate#                      $0.0238
-----------------
(2) Effect of voluntary expense limitation during the
    period:
     Per share benefit to net
       investment income                        $0.00
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.27%**
     Net Investment Income to Average
       Net Assets                                1.66%**

--------------------------------------------------------------------------------

 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period. For the year ended December 31, 1996, the average commission rate paid on trades on which commissions were charged was 0.26% of the trade amount.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE INTERNATIONAL MAGNUM PORTFOLIO

--------------------------------------------------------------------------------

                                                   CLASS A
                                         -----------------
                                               PERIOD FROM
                                                 MARCH 15,
                                                  1996* TO
                                              DECEMBER 31,
                                                      1996
----------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $           10.00
                                                   -------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                           0.06
  Net Realized and Unrealized Gain on
    Investments                                       0.76
                                                   -------
    Total from Investment Operations                  0.82
                                                   -------
DISTRIBUTIONS
  Net Investment Income                              (0.13)
  In Excess of Net Investment Income                 (0.02)
  Net Realized Gain                                  (0.01)
                                                   -------
    Total Distributions                              (0.16)
                                                   -------
NET ASSET VALUE, END OF PERIOD           $           10.66
                                                   -------
                                                   -------
TOTAL RETURN                                          8.25%
                                                   -------
                                                   -------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)              $85,316
Ratio of Expenses to Average Net Assets
  (1)                                                 1.00%**
Ratio of Net Investment Income to
  Average Net Assets (1)                              0.99%**
Portfolio Turnover Rate                                 18%
Average Commission Rate#                           $0.0211
---------------
(1) Effect of voluntary expense limitation during the
    period:
     Per share benefit to net
       investment income                             $0.03
   Ratios before expense limitation:
     Expenses to Average Net Assets                   1.54%**
     Net Investment Income to Average
       Net Assets                                     0.44%**
----------------------------------------------------------

                                                   CLASS B
                                         -----------------
                                               PERIOD FROM
                                           MARCH 15, 1996*
                                                        TO
                                         DECEMBER 31, 1996
----------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $           10.00
                                                   -------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                           0.01
  Net Realized and Unrealized Gain on
    Investments                                       0.78
                                                   -------
    Total from Investment Operations                  0.79
                                                   -------
DISTRIBUTIONS
  Net Investment Income                              (0.13)
  In Excess of Net Investment Income                 (0.02)
  Net Realized Gain                                  (0.01)
                                                   -------
    Total Distributions                              (0.16)
                                                   -------
NET ASSET VALUE, END OF PERIOD           $           10.63
                                                   -------
                                                   -------
TOTAL RETURN                                          7.90%
                                                   -------
                                                   -------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)              $23,173
Ratio of Expenses to Average Net Assets
  (2)                                                 1.25%**
Ratio of Net Investment Income to
  Average Net Assets (2)                              0.60%**
Portfolio Turnover Rate                                 18%
Average Commission Rate#                 $          0.0211
---------------
(2) Effect of voluntary expense limitation during the
    period:
     Per share benefit to net
       investment income                             $0.01
   Ratios before expense limitation:
     Expenses to Average Net Assets                   1.69%**
     Net Investment Income to Average
       Net Assets                                     0.15%**

--------------------------------------------------------------------------------

  *  Commencement of operations.
 **  Annualized
  # For the period ended December 31, 1996, the average commission rate paid in trades on which commissions were charged was 0.25% of the trade amount.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE INTERNATIONAL SMALL CAP PORTFOLIO

--------------------------------------------------------------------------------

                                                                                                  PERIOD FROM
                                                                                                 DECEMBER 15,
                                           YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED      1992* TO
                                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                 1996          1995          1994        1993++          1992
-------------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      14.94  $      15.15  $      14.64  $      10.09  $      10.00
                                               ------        ------        ------        ------        ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                      0.21          0.24          0.14          0.09          0.01
  Net Realized and Unrealized Gain on
    Investments (2)                              2.29          0.15          0.62          4.48          0.08
                                               ------        ------        ------        ------        ------
    Total from Investment Operations             2.50          0.39          0.76          4.57          0.09
                                               ------        ------        ------        ------        ------
DISTRIBUTIONS
  Net Investment Income                         (0.22)        (0.23)        (0.03)         0.00            --
  In Excess of Net Investment Income               --            --            --         (0.02)           --
  Net Realized Gain                             (0.39)        (0.37)        (0.22)           --            --
                                               ------        ------        ------        ------        ------
    Total Distributions                         (0.61)        (0.60)        (0.25)        (0.02)           --
                                               ------        ------        ------        ------        ------
NET ASSET VALUE, END OF PERIOD           $      16.83  $      14.94  $      15.15  $      14.64  $      10.09
                                               ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------
TOTAL RETURN                                    16.82%         2.60%         5.25%        45.34%         0.90%
                                               ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------
RATIO AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)        $234,743      $198,669      $160,101       $52,834        $3,824
Ratio of Expenses to Average Net Assets
  (1)                                            1.15%         1.15%         1.15%         1.15%         1.15%**
Ratio of Net Investment Income to
  Average Net Assets (1)                         1.29%         1.72%         1.18%         0.66%         1.37%**
Portfolio Turnover Rate                            35%           24%            8%           14%            0%
Average Commission Rate#                      $0.0159           N/A           N/A           N/A           N/A
---------------
(1) Effect of voluntary expense limitation during the period:
     Per share benefit to net
       investment income                        $0.01         $0.01         $0.02         $0.10         $0.16
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.23%         1.24%         1.29%         1.86%        21.67%**
     Net Investment Income (Loss) to
       Average Net Assets                        1.20%         1.63%         1.04%        (0.05)%       (19.15)%**
(2) Reflects a 1% transaction fee on purchases and
   redemptions of capital shares.

--------------------------------------------------------------------------------

  *  Commencement of operations.
 **  Annualized
 ++ Per share amounts for the year ended December 31, 1993 are based on average outstanding shares.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period. For the year ended December 31, 1996, the average commission rate paid on trades on which commissions were charged was 0.30% of the trade amount.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE JAPANESE EQUITY PORTFOLIO

--------------------------------------------------------------------------------

                                                           CLASS A
                                         -------------------------------------------
                                                                         PERIOD FROM
                                                                           APRIL 25,
                                           YEAR ENDED    YEAR ENDED         1994* TO
                                         DECEMBER 31,  DECEMBER 31,     DECEMBER 31,
                                               1996++          1995             1994
------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $       9.27  $       9.83  $         10.00
                                               ------        ------           ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (Loss) (1)                 --          0.04            (0.01)
  Net Realized and Unrealized Loss on
    Investments+                                (0.13)        (0.40)           (0.16)
                                               ------        ------           ------
    Total from Investment Operations            (0.13)        (0.36)           (0.17)
                                               ------        ------           ------
DISTRIBUTIONS
  Net Investment Income                         (0.66)           --               --
  In Excess of Net Investment Income            (0.52)        (0.20)              --
                                               ------        ------           ------
    Total Distributions                         (1.18)        (0.20)              --
                                               ------        ------           ------
NET ASSET VALUE, END OF PERIOD           $       7.96  $       9.27  $          9.83
                                               ------        ------           ------
                                               ------        ------           ------
TOTAL RETURN                                    (1.40)%        (3.64)%           (1.70)%
                                               ------        ------           ------
                                               ------        ------           ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)        $152,229      $119,278          $50,332
Ratio of Expenses to Average Net Assets
  (1)                                            1.00%         1.00%            1.00%**
Ratio of Net Investment Income (Loss)
  to Average Net Assets (1)                     (0.04)%         0.15%           (0.10)%**
Portfolio Turnover Rate                            38%           52%               1%
Average Commission Rate#                      $0.0561           N/A              N/A
---------------
(1) Effect of voluntary expense limitation during the period:
     Per share benefit to net
       investment income (loss)                 $0.01         $0.06            $0.02
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.07%         1.20%            1.27%**
     Net Investment Income (Loss) to
       Average Net Assets                       (0.11)%        (0.05)%           (0.37)%**
------------------------------------------------------------------------------------

                                              CLASS B
                                         ------------
                                          PERIOD FROM
                                           JANUARY 2,
                                           1996*** TO
                                         DECEMBER 31,
                                               1996++
-----------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $       9.25
                                               ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Loss (2)                       (0.02)
  Net Realized and Unrealized Loss on
    Investments                                 (0.14)
                                               ------
    Total from Investment Operations            (0.16)
                                               ------
DISTRIBUTIONS
  Net Investment Income                         (0.64)
  In Excess of Net Investment Income            (0.51)
                                               ------
    Total Distributions                         (1.15)
                                               ------
NET ASSET VALUE, END OF PERIOD           $       7.94
                                               ------
                                               ------
TOTAL RETURN                                    (1.67)%
                                               ------
                                               ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)          $3,431
Ratio of Expenses to Average Net Assets
  (2)                                            1.25%**
Ratio of Net Investment Loss to Average
  Net Assets (2)                                (0.26)%**
Portfolio Turnover Rate                            38%
Average Commission Rate#                      $0.0561
---------------
(2) Effect of voluntary expense limitation during the
    period:
     Per share benefit to net
       investment income                        $0.01
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.31%**
     Net Investment Loss to Average Net
       Assets                                   (0.32)%**

--------------------------------------------------------------------------------

  *  Commencement of operations.
 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  + The amount shown for the year ended December 31, 1995 for a share outstanding throughout the year does not agree with the amount of aggregate net gains on investments for the year because of the timing of sales and repurchases of the Portfolio shares in relation to fluctuating market value of the investments in the Portfolio.
 ++ Per share amounts for the year ended December 31, 1996 are based on average outstanding shares.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period. For the year ended December 31, 1996, the average commission rate paid on trades on which commissions were charged was 0.43% of the trade amount.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE LATIN AMERICAN PORTFOLIO

--------------------------------------------------------------------------------

                                                     CLASS A
                                         --------------------------------
                                                              PERIOD FROM
                                                              JANUARY 18,
                                              YEAR ENDED         1995* TO
                                            DECEMBER 31,     DECEMBER 31,
                                                    1996             1995
-------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $          9.06  $         10.00
                                                  ------           ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                         0.14             0.05
  Net Realized and Unrealized Gain
    (Loss) on Investments                           4.27            (0.92)
                                                  ------           ------
    Total from Investment Operations                4.41            (0.87)
                                                  ------           ------
DISTRIBUTIONS
  Net Investment Income                            (0.13)           (0.04)
  Net Realized Gain                                (2.02)              --
  Return of Capital                                   --            (0.03)
                                                  ------           ------
    Total Distributions                            (2.15)           (0.07)
                                                  ------           ------
NET ASSET VALUE, END OF PERIOD           $         11.32  $          9.06
                                                  ------           ------
                                                  ------           ------
TOTAL RETURN                                       48.77%           (8.68)%
                                                  ------           ------
                                                  ------           ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)            $30,409          $15,376
Ratio of Expenses to Average Net Assets
  (1)                                               1.70%            1.70%**
Ratio of Net Investment Income to
  Average Net Assets (1)                            1.21%            0.62%**
Portfolio Turnover Rate                              192%             137%
Average Commission Rate#                         $0.0004              N/A
---------------
(1) Effect of voluntary expense limitation during the period:
     Per share benefit to net
      investment income                            $0.05            $0.09
   Ratios before expense limitation:
     Expenses to Average Net Assets                 2.18%            3.13%**
     Net Investment Income to Average
      Net Assets                                    0.75%           (0.48)%**
-------------------------------------------------------------------------

                                                CLASS B
                                         --------------
                                            PERIOD FROM
                                             JANUARY 2,
                                             1996*** TO
                                           DECEMBER 31,
                                                   1996
-------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $         9.44
                                                 ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                        0.09
  Net Realized and Unrealized Gain on
    Investments                                    3.90
                                                 ------
    Total from Investment Operations               3.99
                                                 ------
DISTRIBUTIONS
  Net Investment Income                           (0.10)
  Net Realized Gain                               (2.02)
                                                 ------
    Total Distributions                           (2.12)
                                                 ------
NET ASSET VALUE, END OF PERIOD           $        11.31
                                                 ------
                                                 ------
TOTAL RETURN                                      42.44%
                                                 ------
                                                 ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $        1,333
Ratio of Expenses to Average Net Assets
  (2)                                              1.95%**
Ratio of Net Investment Income to
  Average Net Assets (2)                           0.89%**
Portfolio Turnover Rate                             192%
Average Commission Rate#                        $0.0004
---------------
(2) Effect of voluntary expense limitation during the
    period:
     Per share benefit to net
      investment income                           $0.05
   Ratios before expense limitation:
     Expenses to Average Net Assets                2.43%**
     Net Investment Income to Average
      Net Assets                                   0.42%**

--------------------------------------------------------------------------------

  *  Commencement of Operations.
 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period. For the year ended December 31, 1996, the average commission rate paid on trades on which commissions were charged was 0.30% of the trade amount.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE AGGRESSIVE EQUITY PORTFOLIO

--------------------------------------------------------------------------------

                                                     CLASS A
                                         --------------------------------
                                                              PERIOD FROM
                                              YEAR ENDED   MARCH 8, 1995*
                                            DECEMBER 31,  TO DECEMBER 31,
                                                    1996             1995
-------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $         12.17  $         10.00
                                                  ------           ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                         0.18             0.15
  Net Realized and Unrealized Gain on
    Investments                                     4.73             3.95
                                                  ------           ------
    Total from Investment Operations                4.91             4.10
                                                  ------           ------
DISTRIBUTIONS
  Net Investment Income                            (0.17)           (0.15)
  Net Realized Gain                                (2.48)           (1.78)
                                                  ------           ------
    Total Distributions                            (2.65)           (1.93)
                                                  ------           ------
NET ASSET VALUE, END OF PERIOD           $         14.43  $         12.17
                                                  ------           ------
                                                  ------           ------
TOTAL RETURN                                       40.90%           41.25%
                                                  ------           ------
                                                  ------           ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)            $68,480          $28,548
Ratio of Expenses to Average Net Assets
  (1)                                               1.00%            1.00%**
Ratio of Net Investment Income to
  Average Net Assets (1)                            1.26%            1.64%**
Portfolio Turnover Rate                              380%             309%
Average Commission Rate #                        $0.0484              N/A
---------------
(1) Effect of voluntary expense limitation during the period:
     Per share benefit to net
      investment income                            $0.03            $0.06
   Ratios before expense limitation:
     Expenses to Average Net Assets                 1.24%            1.59%**
     Net Investment Income to Average
      Net Assets                                    1.02%            1.05%**
-------------------------------------------------------------------------

                                                CLASS B
                                         --------------
                                            PERIOD FROM
                                             JANUARY 2,
                                             1996*** TO
                                           DECEMBER 31,
                                                   1996
-------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $        12.25
                                                 ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                        0.13
  Net Realized and Unrealized Gain on
    Investments                                    4.67
                                                 ------
    Total from Investment Operations               4.80
                                                 ------
DISTRIBUTIONS
  Net Investment Income                           (0.15)
  Net Realized Gain                               (2.48)
                                                 ------
    Total Distributions                           (2.63)
                                                 ------
NET ASSET VALUE, END OF PERIOD           $        14.42
                                                 ------
                                                 ------
TOTAL RETURN                                      39.72%
                                                 ------
                                                 ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $        8,805
Ratio of Expenses to Average Net Assets
  (2)                                              1.25%**
Ratio of Net Investment Income to
  Average Net Assets (2)                           0.95%**
Portfolio Turnover Rate                             380%
Average Commission Rate                         $0.0484
---------------
(2) Effect of voluntary expense limitation during the
    period:
     Per share benefit to net
      investment income                           $0.03
   Ratios before expense limitation:
     Expenses to Average Net Assets                1.47%**
     Net Investment Income to Average
      Net Assets                                   0.73%**

--------------------------------------------------------------------------------

  *  Commencement of operations.
 **  Annualized.
***  The Portfolio began offering Class B Shares on January 2, 1996.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE EMERGING GROWTH PORTFOLIO

--------------------------------------------------------------------------------

                                                                                 CLASS A
                                         ---------------------------------------------------------------------------------------
                                                                                                       TWO MONTHS
                                           YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED          ENDED     YEAR ENDED
                                         DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    OCTOBER 31,
                                                 1996           1995           1994           1993           1992           1992
--------------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD       $    21.49     $    16.12     $    16.22     $    16.22     $    14.97     $    16.18
                                               ------         ------         ------         ------         ------         ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Loss (1)                       (0.19)         (0.18)         (0.09)         (0.11)         (0.01)         (0.09)
  Net Realized and Unrealized Gain
    (Loss) on Investments                        0.89           5.55          (0.01)          0.11           1.26          (1.12)
                                               ------         ------         ------         ------         ------         ------
    Total from Investment Operations             0.70           5.37          (0.10)          0.00           1.25          (1.21)
                                               ------         ------         ------         ------         ------         ------
DISTRIBUTIONS
  Net Realized Gain                             (8.69)            --             --             --             --             --
                                               ------         ------         ------         ------         ------         ------
NET ASSET VALUE, END OF PERIOD             $    13.50     $    21.49     $    16.12     $    16.22     $    16.22     $    14.97
                                               ------         ------         ------         ------         ------         ------
                                               ------         ------         ------         ------         ------         ------
TOTAL RETURN                                     3.72%         33.31%         (0.62)%         0.00%          8.35%         (7.48)%
                                               ------         ------         ------         ------         ------         ------
                                               ------         ------         ------         ------         ------         ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)         $62,793       $119,378       $117,669       $103,621        $94,161        $80,156
Ratio of Expenses to Average Net Assets
  (1)                                            1.25%          1.25%          1.25%          1.25%          1.25%**         1.25%
Ratio of Net Investment Income (Loss)
  to Average Net Assets (1)                     (0.88)%        (0.76)%        (0.61)%        (0.77)%        (0.68)%**        (0.66)%
Portfolio Turnover Rate                          % 33           % 25           % 24           % 25           %  1           % 17
Average Commission Rate#                      $0.0507            N/A            N/A            N/A            N/A            N/A
---------------
(1) Effect of voluntary expense limitation during the period:
     Per share benefit to net
       investment loss                          $0.01         $0.003         $0.002          $0.01          $0.00          $0.01
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.30%          1.26%          1.26%          1.31%          1.36%**         1.29%
     Net Investment Loss to Average Net
       Assets                                   (0.92)%        (0.77)%        (0.62)%        (0.83)%        (0.79)%**        (0.71)%
------------------------------------------------------------------------------------------------------------------------------

                                               CLASS B
                                         -------------
                                           PERIOD FROM
                                            JANUARY 2,
                                            1996*** TO
                                          DECEMBER 31,
                                                  1996
------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $       21.47
                                                ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Loss (2)                        (0.15)
  Net Realized and Unrealized Gain on
    Investments                                   0.82
                                                ------
    Total From Operations                         0.67
                                                ------
DISTRIBUTIONS
  Net Realized Gain                              (8.69)
                                                ------
NET ASSET VALUE, END OF PERIOD           $       13.45
                                                ------
                                                ------
TOTAL RETURN                                      3.58%
                                                ------
                                                ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $       3,997
Ratio of Expenses to Average Net Assets
  (2)                                             1.50%**
Ratio of Net Investment Income (Loss)
  to Average Net Assets (2)                      (1.09)%**
Portfolio Turnover Rate                             33%
Average Commission Rate                        $0.0507
---------------
(2) Effect of voluntary expense limitation during the
    period:
     Per share benefit to net
       investment income                         $0.01
   Ratios before expense limitation:
     Expenses to Average Net Assets               1.54%**
     Net Investment Income to Average
       Net Assets                                (1.14)%**

--------------------------------------------------------------------------------

**   Annualized.
***  The Portfolio began offering Class B Shares on January 2, 1996.
# Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE EQUITY GROWTH PORTFOLIO

--------------------------------------------------------------------------------

                                                                              CLASS A
                                         ----------------------------------------------------------------------------------
                                                                                                   TWO MONTHS
                                           YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED         ENDED    YEAR ENDED
                                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,   OCTOBER 31,
                                                 1996          1995          1994          1993          1992          1992
---------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      14.14  $      12.02  $      12.14  $      11.88  $      11.44  $      10.66
                                               ------        ------        ------        ------        ------        ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                      0.17          0.22          0.17          0.22          0.03          0.16
  Net Realized and Unrealized Gain on
    Investments                                  4.07          4.93          0.21          0.28          0.41          0.82
                                               ------        ------        ------        ------        ------        ------
    Total from Investment Operations             4.24          5.15          0.38          0.50          0.44          0.98
                                               ------        ------        ------        ------        ------        ------
DISTRIBUTIONS
  Net Investment Income                         (0.17)        (0.28)        (0.13)        (0.23)           --         (0.20)
  In Excess of Net Investment Income               --            --            --         (0.01)           --            --
  Net Realized Gain                             (3.27)        (2.75)        (0.37)           --            --            --
                                               ------        ------        ------        ------        ------        ------
    Total Distributions                         (3.44)        (3.03)        (0.50)        (0.24)           --         (0.20)
                                               ------        ------        ------        ------        ------        ------
NET ASSET VALUE, END OF PERIOD           $      14.94  $      14.14  $      12.02  $      12.14  $      11.88  $      11.44
                                               ------        ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------        ------
TOTAL RETURN                                    30.97%        45.02%         3.26%         4.33%         3.85%         9.26%
                                               ------        ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------        ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)        $352,703      $158,112       $97,259       $73,789       $45,985       $36,558
Ratio of Expenses to Average Net Assets
  (1)                                            0.80%         0.80%         0.80%         0.80%         0.80%**         0.80%
Ratio of Net Investment Income to
  Average Net Assets (1)                         1.12%         1.57%         1.44%         1.59%         1.93%**         1.73%
Portfolio Turnover Rate                           186%          186%          146%          172%            1%           38%
Average Commission Rate#                      $0.0535           N/A           N/A           N/A           N/A           N/A
-----------------
(1) Effect of voluntary expense limitation during the period:
     Per share benefit to net
       investment income                        $0.01         $0.01         $0.01         $0.02         $0.01         $0.02
   Ratios before expense limitation:
     Expenses to Average Net Assets              0.88%         0.88%         0.89%         0.93%         1.11%**         1.01%
     Net Investment Income to Average
       Net Assets                                1.04%         1.49%         1.35%         1.46%         1.62%**         1.52%
---------------------------------------------------------------------------------------------------------------------------


                                             APRIL 2,
                                             1991* TO
                                          OCTOBER 31,
                                                 1991
---------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      10.00
                                               ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                      0.05
  Net Realized and Unrealized Gain on
    Investments                                  0.61
                                               ------
    Total from Investment Operations             0.66
                                               ------
DISTRIBUTIONS
  Net Investment Income                            --
  In Excess of Net Investment Income               --
  Net Realized Gain                                --
                                               ------
    Total Distributions                            --
                                               ------
NET ASSET VALUE, END OF PERIOD           $      10.66
                                               ------
                                               ------
TOTAL RETURN                                     6.60%
                                               ------
                                               ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)         $18,139
Ratio of Expenses to Average Net Assets
  (1)                                            0.80%**
Ratio of Net Investment Income to
  Average Net Assets (1)                         2.34%**
Portfolio Turnover Rate                             3%
Average Commission Rate#                          N/A
-----------------
(1) Effect of voluntary expense limitat
     Per share benefit to net
       investment income                        $0.03
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.37%**
     Net Investment Income to Average
       Net Assets                                1.77%**
----------------------------------------------------------------------

                                              CLASS B
                                         ------------
                                          PERIOD FROM
                                           JANUARY 2,
                                           1996*** TO
                                         DECEMBER 31,
                                                 1996
-----------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      14.22
                                               ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                      0.13
  Net Realized and Unrealized Gain on
    Investments                                  3.99
                                               ------
    Total from Investment Operations             4.12
                                               ------
DISTRIBUTIONS
  Net Investment Income                         (0.15)
  Net Realized Gain                             (3.27)
                                               ------
    Total Distributions                         (3.42)
                                               ------
NET ASSET VALUE, END OF PERIOD           $      14.92
                                               ------
                                               ------
TOTAL RETURN                                    29.92%
                                               ------
                                               ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)          $5,498
Ratio of Expenses to Average Net Assets
  (2)                                            1.05%**
Ratio of Net Investment Income to
  Average Net Assets (2)                         0.91%**
Portfolio Turnover Rate                           186%
Average Commission Rate                       $0.0535
-----------------
(2) Effect of voluntary expense limitation during the
  period:
     Per share benefit to net
       investment income                        $0.01
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.12%**
     Net Investment Income to Average
       Net Assets                                0.84%**

--------------------------------------------------------------------------------

  *  Commencement of operations.
 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE SMALL CAP VALUE EQUITY PORTFOLIO

--------------------------------------------------------------------------------

                                                                       CLASS A
                                         --------------------------------------------------------------------
                                                                                                  PERIOD FROM
                                                                                                 DECEMBER 17,
                                           YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED      1992* TO
                                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,   OCTOBER 31,
                                                 1996          1995          1994          1993          1992
-------------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      11.91  $      10.80  $      11.10  $      10.14  $      10.00
                                         ------------  ------------  ------------  ------------  ------------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                      0.32          0.30          0.28          0.24          0.01
  Net Realized and Unrealized Gain
    (Loss) on Investments                        2.36          1.82         (0.01)         0.90          0.13
                                         ------------  ------------  ------------  ------------  ------------
    Total from Investment Operations             2.68          2.12          0.27          1.14          0.14
                                         ------------  ------------  ------------  ------------  ------------
DISTRIBUTIONS
  Net Investment Income                         (0.32)        (0.38)        (0.27)        (0.18)           --
  Net Realized Gain                             (3.38)        (0.63)        (0.30)           --            --
                                         ------------  ------------  ------------  ------------  ------------
    Total Distributions                         (3.70)        (1.01)        (0.57)        (0.18)           --
                                         ------------  ------------  ------------  ------------  ------------
NET ASSET VALUE, END OF PERIOD           $      10.89  $      11.91  $      10.80  $      11.10  $      10.14
                                         ------------  ------------  ------------  ------------  ------------
                                         ------------  ------------  ------------  ------------  ------------
TOTAL RETURN                                    22.99%        20.63%         2.53%        11.33%         1.40%
                                         ------------  ------------  ------------  ------------  ------------
                                         ------------  ------------  ------------  ------------  ------------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)         $23,970       $51,919       $40,033       $26,775        $5,974
Ratio of Expenses to Average Net Assets
  (1)                                            1.00%         1.00%         1.00%         1.00%         1.00%**
Ratio of Net Investment Income to
  Average Net Assets (1)                         2.20%         2.60%         2.67%         2.56%         1.64%**
Portfolio Turnover Rate                            32%           36%           22%           29%            0%
Average Commission Rate#                      $0.0402           N/A           N/A           N/A           N/A
-----------------
(1) Effect of voluntary expense limitation during the period:
     Per share benefit to net
       investment income                        $0.04         $0.02         $0.03         $0.06         $0.13
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.32%         1.21%         1.26%         1.68%        23.14%**
     Net Investment Income (Loss) to
       Average Net Assets                        1.89%         2.39%         2.41%         1.88%       (20.50)%**
-------------------------------------------------------------------------------------------------------------

                                              CLASS B
                                         ------------
                                          PERIOD FROM
                                           JANUARY 2,
                                           1996*** TO
                                         DECEMBER 31,
                                                 1996
-----------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      11.95
                                         ------------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                      0.23
  Net Realized and Unrealized Gain on
    Investments                                  2.38
                                         ------------
    Total from Investment Operations             2.61
                                         ------------
DISTRIBUTIONS
  Net Investment Income                         (0.30)
  Net Realized Gain                             (3.38)
                                         ------------
    Total Distributions                         (3.68)
                                         ------------
NET ASSET VALUE, END OF PERIOD           $      10.88
                                         ------------
                                         ------------
TOTAL RETURN                                    22.33%
                                         ------------
                                         ------------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $      1,689
Ratio of Expenses to Average Net Assets
  (2)                                            1.24%**
Ratio of Net Investment Income to
  Average Net Assets (2)                         1.93%**
Portfolio Turnover Rate                            32%
Average Commission Rate                       $0.0402
-----------------
(2) Effect of voluntary expense limitation during the
    period:
     Per share benefit to net
       investment income                        $0.05
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.69%**
     Net Investment Income to Average
       Net Assets                                1.50%**

--------------------------------------------------------------------------------

  *  Commencement of Operations.
 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE TECHNOLOGY PORTFOLIO

--------------------------------------------------------------------------------

                                              CLASS A
                                         ------------
                                          PERIOD FROM
                                            SEPTEMBER
                                                  16,
                                             1996* TO
                                         DECEMBER 31,
                                                 1996
-----------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      10.00
                                               ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                     (0.02)
  Net Realized and Unrealized Gain on
    Investments                                  0.73
                                               ------
    Total from Investment Operations             0.71
                                               ------
NET ASSET VALUE, END OF PERIOD           $      10.71
                                               ------
                                               ------
TOTAL RETURN                                     7.10%
                                               ------
                                               ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)          $3,595
Ratio of Expenses to Average Net Assets
  (1)                                            1.25%**
Ratio of Net Investment Income to
  Average Net Assets (1)                        (0.70)%**
Portfolio Turnover Rate                            77%
Average Commission Rate                       $0.0374
---------------
(1) Effect of voluntary expense limitation during the
    period:
     Per share benefit to net
      investment income                         $0.22
   Ratios before expense limitation:
     Expenses to Average Net Assets              8.51%**
     Net Investment Income to Average
      Net Assets                                (7.96)%**
-----------------------------------------------------

                                              CLASS B
                                         ------------
                                          PERIOD FROM
                                            SEPTEMBER
                                                  16,
                                             1996* TO
                                         DECEMBER 31,
                                                 1996
-----------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      10.00
                                               ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                     (0.02)
  Net Realized and Unrealized Gain on
    Investments                                  0.73
                                               ------
    Total from Investment Operations             0.71
                                               ------
NET ASSET VALUE, END OF PERIOD           $      10.71
                                               ------
                                               ------
TOTAL RETURN                                     7.10%
                                               ------
                                               ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $      1,487
Ratio of Expenses to Average Net Assets
  (2)                                            1.50%**
Ratio of Net Investment Income to
  Average Net Assets (2)                        (1.00)%**
Portfolio Turnover Rate                            77%
Average Commission Rate                       $0.0374
---------------
(2) Effect of voluntary expense limitation during the
    period:
     Per share benefit to net
      investment income                         $0.19
   Ratios before expense limitation:
     Expenses to Average Net Assets              9.14%**
     Net Investment Income to Average
      Net Assets                                (8.65)%**

--------------------------------------------------------------------------------

  *  Commencement of operations.
 **  Annualized

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE U.S. REAL ESTATE PORTFOLIO

--------------------------------------------------------------------------------

                                                         CLASS A
                                         ---------------------------------------
                                                                     PERIOD FROM
                                                                    FEBRUARY 24,
                                                YEAR ENDED              1995* TO
                                              DECEMBER 31,          DECEMBER 31,
                                                      1996                  1995
--------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $           11.42  $              10.00
                                                    ------                ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                           0.37                  0.26
  Net Realized and Unrealized Gain on
    Investments                                       4.02                  1.84
                                                    ------                ------
    Total from Investment Operations                  4.39                  2.10
                                                    ------                ------
DISTRIBUTIONS
  Net Investment Income                              (0.39)                (0.24)
  Net Realized Gain                                  (1.01)                (0.44)
                                                    ------                ------
    Total Distributions                              (1.40)                (0.68)
                                                    ------                ------
NET ASSET VALUE, END OF PERIOD           $           14.41  $              11.42
                                                    ------                ------
                                                    ------                ------
TOTAL RETURN                                         39.56%                21.07%
                                                    ------                ------
                                                    ------                ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)             $210,368               $69,509
Ratio of Expenses to Average Net Assets
  (1)                                                 1.00%                 1.00%**
Ratio of Net Investment Income to
  Average Net Assets (1)                              3.08%                 4.04%**
Portfolio Turnover Rate                                171%                  158%
Average Commission Rate#                           $0.0568                   N/A
---------------
(1) Effect of voluntary expense limitation during the period:
     Per share benefit to net
      investment income                              $0.02                 $0.02
   Ratios before expense limitation:
     Expenses to Average Net Assets                   1.14%                 1.33%**
     Net Investment Income to Average
      Net Assets                                      2.93%                 3.71%**
--------------------------------------------------------------------------------

                                                        CLASS B
                                         ----------------------
                                                    PERIOD FROM
                                                     JANUARY 2,
                                                     1996*** TO
                                                   DECEMBER 31,
                                                           1996
---------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $                11.50
                                                         ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                                0.35
  Net Realized and Unrealized Gain on
    Investments                                            3.92
                                                         ------
    Total from Investment Operations                       4.27
                                                         ------
DISTRIBUTIONS
  Net Investment Income                                   (0.37)
  Net Realized Gain                                       (1.01)
                                                         ------
    Total Distributions                                   (1.38)
                                                         ------
NET ASSET VALUE, END OF PERIOD           $                14.39
                                                         ------
                                                         ------
TOTAL RETURN                                              38.23%
                                                         ------
                                                         ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $                8,734
Ratio of Expenses to Average Net Assets
  (2)                                                      1.25%**
Ratio of Net Investment Income to
  Average Net Assets (2)                                   2.91%**
Portfolio Turnover Rate                                     171%
Average Commission Rate                                 $0.0568
---------------
(2) Effect of voluntary expense limitation during the period:
     Per share benefit to net
      investment income                                   $0.02
   Ratios before expense limitation:
     Expenses to Average Net Assets                        1.37%**
     Net Investment Income to Average
      Net Assets                                           2.79%**

--------------------------------------------------------------------------------

*    Commencement of operations.
**   Annualized.
***  The Portfolio began offering Class B Shares on January 2, 1996.
# Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commisions were charged, during the period.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE VALUE EQUITY PORTFOLIO

--------------------------------------------------------------------------------

                                                                              CLASS A
                                         ----------------------------------------------------------------------------------
                                                                                                   TWO MONTHS
                                           YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED         ENDED    YEAR ENDED
                                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,   OCTOBER 31,
                                                 1996          1995          1994          1993          1992          1992
---------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      13.94  $      11.50  $      12.63  $      11.31  $      10.71  $      10.24
                                               ------        ------        ------        ------        ------        ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                      0.41          0.38          0.40          0.37          0.08          0.38
  Net Realized and Unrealized Gain
    (Loss) on Investments                        2.27          3.30         (0.55)         1.31          0.52          0.48
                                               ------        ------        ------        ------        ------        ------
    Total from Investment Operations             2.68          3.68         (0.15)         1.68          0.60          0.86
                                               ------        ------        ------        ------        ------        ------
DISTRIBUTIONS
  Net Investment Income                         (0.41)        (0.47)        (0.40)        (0.36)           --         (0.39)
  Net Realized Gain                             (2.32)        (0.77)        (0.58)           --            --            --
                                               ------        ------        ------        ------        ------        ------
    Total Distributions                         (2.73)        (1.24)        (0.98)        (0.36)           --         (0.39)
                                               ------        ------        ------        ------        ------        ------
NET ASSET VALUE, END OF PERIOD           $      13.89  $      13.94  $      11.50  $      12.63  $      11.31  $      10.71
                                               ------        ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------        ------
TOTAL RETURN                                    19.73%        33.69%        (1.29)%        15.14%         5.60%         8.51%
                                               ------        ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------        ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)        $106,128      $147,365       $73,406       $54,598       $27,541       $25,013
Ratio of Expenses to Average Net Assets
  (1)                                            0.70%         0.70%         0.70%         0.70%         0.70%**         0.70%
Ratio of Net Investment Income to
  Average Net Assets (1)                         2.62%         3.01%         3.37%         3.23%         4.41%**         3.72%
Portfolio Turnover Rate                            42%           43%           33%           51%            9%           56%
Average Commission Rate#                      $0.0434           N/A           N/A           N/A           N/A           N/A
-----------------
(1) Effect of voluntary expense limitation during the period:
     Per share benefit to net
       investment income                        $0.01         $0.01         $0.01         $0.03         $0.01         $0.01
   Ratios before expense limitation:
     Expenses to Average Net Assets              0.78%         0.77%         0.80%         0.95%         1.20%**         0.84%
     Net Investment Income to Average
       Net Assets                                2.55%         2.94%         3.27%         2.98%         3.91%**         3.58%
---------------------------------------------------------------------------------------------------------------------------

                                              CLASS B
                                         ------------
                                          PERIOD FROM
                                           JANUARY 2,
                                           1996*** TO
                                         DECEMBER 31,
                                                 1996
-----------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      14.06
                                               ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                      0.29
  Net Realized and Unrealized Gain on
    Investments                                  2.25
                                               ------
    Total from Investment Operations             2.54
                                               ------
DISTRIBUTIONS
  Net Investment Income                         (0.39)
  Net Realized Gain                             (2.32)
                                               ------
    Total Distributions                         (2.71)
                                               ------
NET ASSET VALUE, END OF PERIOD           $      13.89
                                               ------
                                               ------
TOTAL RETURN                                    18.57%
                                               ------
                                               ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $      2,555
Ratio of Expenses to Average Net Assets
  (2)                                            0.95%**
Ratio of Net Investment Income to
  Average Net Assets (2)                         2.33%**
Portfolio Turnover Rate                            42%
Average Commission Rate                       $0.0434
-----------------
(2) Effect of voluntary expense limitation during the
    period:
     Per share benefit to net
       investment income                        $0.01
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.03%**
     Net Investment Income to Average
       Net Assets                                2.26%**

--------------------------------------------------------------------------------

 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were paid, during the period.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE BALANCED PORTFOLIO

--------------------------------------------------------------------------------

                                                                              CLASS A
                                         ----------------------------------------------------------------------------------
                                                                                                   TWO MONTHS
                                           YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED         ENDED    YEAR ENDED
                                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,   OCTOBER 31,
                                                 1996          1995          1994          1993          1992          1992
---------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $       9.98  $       8.96  $      11.13  $      11.31  $      11.00  $      10.61
                                         ------------  ------------  ------------  ------------  ------------  ------------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                      0.52          0.39          0.42          0.44          0.10          0.58
  Net Realized and Unrealized Gain
    (Loss) on Investments                        0.54          1.62         (0.64)         0.79          0.21          0.42
                                         ------------  ------------  ------------  ------------  ------------  ------------
    Total from Investment Operations             1.06          2.01         (0.22)         1.23          0.31          1.00
                                         ------------  ------------  ------------  ------------  ------------  ------------
DISTRIBUTIONS
  Net Investment Income                         (0.48)        (0.50)        (0.49)        (0.41)           --         (0.58)
  In Excess of Net Investment Income             0.00+           --            --         (0.08)           --            --
  Net Realized Gain                             (2.37)        (0.49)        (1.46)        (0.06)           --         (0.03)
  In Excess of Net Realized Gain                   --            --            --         (0.86)           --            --
                                         ------------  ------------  ------------  ------------  ------------  ------------
    Total Distributions                         (2.85)        (0.99)        (1.95)        (1.41)           --         (0.61)
                                         ------------  ------------  ------------  ------------  ------------  ------------
NET ASSET VALUE, END OF PERIOD           $       8.19  $       9.98  $       8.96  $      11.13  $      11.31  $      11.00
                                         ------------  ------------  ------------  ------------  ------------  ------------
                                         ------------  ------------  ------------  ------------  ------------  ------------
TOTAL RETURN                                    10.93%        23.63%        (2.32)%        12.09%         2.82%         9.57%
                                         ------------  ------------  ------------  ------------  ------------  ------------
                                         ------------  ------------  ------------  ------------  ------------  ------------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)          $5,992       $22,642       $18,492       $29,684       $39,984       $40,332
Ratio of Expenses to Average Net Assets
  (1)                                            0.70%         0.70%         0.70%         0.70%         0.70%**         0.70%
Ratio of Net Investment Income to
  Average Net Assets (1)                         3.93%         4.10%         4.13%         3.88%         5.29%**         5.21%
Portfolio Turnover Rate                            22%           26%           44%          136%            4%           40%
Average Commission Rate#                      $0.0397           N/A           N/A           N/A           N/A           N/A
-----------------
(1) Effect of voluntary expense limitation during the period:
     Per share benefit to net
       investment income                        $0.08         $0.03         $0.03         $0.04         $0.01         $0.01
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.32%         1.02%         0.95%         1.02%         1.00%**         0.79%
     Net Investment Income to Average
       Net Assets                                3.31%         3.78%         3.88%         3.56%         4.99%**         5.12%
---------------------------------------------------------------------------------------------------------------------------

                                              CLASS B
                                         ------------
                                          PERIOD FROM
                                           JANUARY 2,
                                           1996*** TO
                                         DECEMBER 31,
                                                 1996
-----------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      10.02
                                         ------------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                      0.34
  Net Realized and Unrealized Gain on
    Investments                                  0.65
                                         ------------
    Total from Investment Operations             0.99
                                         ------------
DISTRIBUTIONS
  Net Investment Income                         (0.46)
  Net Realized Gain                             (2.37)
                                         ------------
    Total Distributions                         (2.83)
                                         ------------
NET ASSET VALUE, END OF PERIOD           $       8.18
                                         ------------
                                         ------------
TOTAL RETURN                                    10.24%
                                         ------------
                                         ------------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $      2,197
Ratio of Expenses to Average Net Assets
  (2)                                            0.95%**
Ratio of Net Investment Income to
  Average Net Assets (2)                         3.73%**
Portfolio Turnover Rate                            22%
Average Commission Rate                       $0.0397
-----------------
(2) Effect of voluntary expense limitation during the
    period:
     Per share benefit to net
       investment income                        $0.07
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.68%**
     Net Investment Income to Average
       Net Assets                                3.00%**

--------------------------------------------------------------------------------

 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  +  Amount is less than $0.01 per share.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE EMERGING MARKETS DEBT PORTFOLIO

--------------------------------------------------------------------------------

                                                         CLASS A
                                         ----------------------------------------
                                                                      PERIOD FROM
                                                                      FEBRUARY 1,
                                           YEAR ENDED    YEAR ENDED      1994* TO
                                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                 1996          1995          1994
---------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $       8.59  $       8.59  $      10.00
                                               ------        ------        ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income                          1.54          1.36          0.50
  Net Realized and Unrealized Gain
    (Loss) on Investments                        2.79          0.91         (1.91)
                                               ------        ------        ------
    Total from Investment Operations             4.33          2.27         (1.41)
                                               ------        ------        ------
DISTRIBUTIONS
  Net Investment Income                         (1.17)        (1.86)           --
  In Excess of Net Investment Income            (0.01)           --            --
  Net Realized Gain                             (4.20)        (0.41)           --
                                               ------        ------        ------
    Total Distributions                         (5.38)        (2.27)           --
                                               ------        ------        ------
NET ASSET VALUE, END OF PERIOD           $       7.54  $       8.59  $       8.59
                                               ------        ------        ------
                                               ------        ------        ------
TOTAL RETURN                                    50.52%        28.23%       (14.10)%
                                               ------        ------        ------
                                               ------        ------        ------
RATIO AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)        $152,142      $181,878      $144,949
Ratio of Expenses to Average Net Assets          2.70%         1.75%         1.49%**
Ratio of Expenses to Average Net Assets
  (Excluding Dividend and Interest
  Expense)                                       1.42%          N/A           N/A
Ratio of Net Investment Income to
  Average Net Assets                            11.66%        14.70%         9.97%**
Portfolio Turnover Rate                           560%          406%          273%
---------------------------------------------------------------------------------

                                              CLASS B
                                         ------------
                                          PERIOD FROM
                                           JANUARY 2,
                                           1996*** TO
                                         DECEMBER 31,
                                                 1996
-----------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $       8.68
                                               ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income                          1.01
  Net Realized and Unrealized Gain on
    Investments                                  3.20
                                               ------
    Total from Investment Operations             4.21
                                               ------
DISTRIBUTIONS
  Net Investment Income                         (1.15)
  In Excess of Net Investment Income            (0.01)
  Net Realized Gain                             (4.20)
                                               ------
    Total Distributions                         (5.36)
                                               ------
NET ASSET VALUE, END OF PERIOD           $       7.53
                                               ------
                                               ------
TOTAL RETURN                                    48.52%
                                               ------
                                               ------
RATIO AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $      4,253
Ratio of Expenses to Average Net Assets          2.81%**
Ratio of Expenses to Average Net Assets
  (Excluding Dividend and Interest
  Expense)                                       1.65%**
Ratio of Net Investment Income to
  Average Net Assets                            11.09%**
Portfolio Turnover Rate                           560%

--------------------------------------------------------------------------------

  *  Commencement of operations.
 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE FIXED INCOME PORTFOLIO

--------------------------------------------------------------------------------

                                                                              CLASS A
                                         ----------------------------------------------------------------------------------
                                                                                                   TWO MONTHS
                                           YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED         ENDED    YEAR ENDED
                                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,   OCTOBER 31,
                                                 1996          1995          1994          1993          1992          1992
---------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD           $10.81         $9.82        $11.05        $10.93        $10.92        $10.55
                                               ------        ------        ------        ------        ------        ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                      0.67          0.72          0.59          0.54          0.10          0.69
  Net Realized and Unrealized Gain
    (Loss) on Investments                       (0.20)         1.06         (0.92)         0.41          0.01          0.39
                                               ------        ------        ------        ------        ------        ------
    Total from Investment Operations             0.47          1.78         (0.33)         0.95          0.11          1.08
                                               ------        ------        ------        ------        ------        ------
DISTRIBUTIONS
  Net Investment Income                         (0.70)        (0.79)        (0.53)        (0.56)        (0.10)        (0.69)
  In Excess of Net Investment Income            (0.00)+           --           --         (0.01)           --            --
  Net Realized Gain                                --            --         (0.37)        (0.26)           --         (0.02)
  In Excess of Net Realized Gain                   --            --         (0.00)+           --           --            --
                                               ------        ------        ------        ------        ------        ------
    Total Distributions                         (0.70)        (0.79)        (0.90)        (0.83)        (0.10)        (0.71)
                                               ------        ------        ------        ------        ------        ------
NET ASSET VALUE, END OF PERIOD           $      10.58  $      10.81  $       9.82  $      11.05  $      10.93  $      10.92
                                               ------        ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------        ------
TOTAL RETURN                                     4.61%        18.76%        (3.10)%         9.07%         1.02%        10.61%
                                               ------        ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------        ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)        $130,733      $165,527      $209,331      $240,668      $154,210      $146,546
Ratio of Expenses to Average Net Assets
  (1)                                            0.45%         0.45%         0.45%         0.45%         0.45%**         0.45%
Ratio of Net Investment Income to
  Average Net Assets (1)                         6.30%         6.85%         5.73%         4.97%         5.56%**         6.59%
Portfolio Turnover Rate                           183%          172%          388%          240%           15%          105%
---------------
(1) Effect of voluntary expense limitation during the period:
     Per share benefit to net
       investment income                        $0.02         $0.01         $0.01         $0.02         $0.01         $0.02
   Ratios before expense limitation:
     Expenses to Average Net Assets              0.60%         0.59%         0.58%         0.60%         0.75%**         0.59%
     Net Investment Income to Average
       Net Assets                                6.15%         6.71%         5.60%         4.82%         5.26%**         6.45%
---------------------------------------------------------------------------------------------------------------------------

                                              CLASS B
                                         ------------
                                          PERIOD FROM
                                           JANUARY 2,
                                           1996*** TO
                                         DECEMBER 31,
                                                 1996
-----------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      10.81
                                               ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                      0.64
  Net Realized and Unrealized Loss on
    Investments                                 (0.19)
                                               ------
    Total from Investment Operations             0.45
                                               ------
DISTRIBUTIONS
  Net Investment Income                         (0.68)
                                               ------
NET ASSET VALUE, END OF PERIOD           $      10.58
                                               ------
                                               ------
TOTAL RETURN                                     4.35%
                                               ------
                                               ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $      1,462
Ratio of Expenses to Average Net Assets
  (2)                                            0.60%**
Ratio of Net Investment Income to
  Average Net Assets (2)                         6.15%**
Portfolio Turnover Rate                           183%
---------------
(2) Effect of voluntary expense limitation during the
    period:
     Per share benefit to net
       investment income                        $0.01
   Ratios before expense limitation:
     Expenses to Average Net Assets              0.74%**
     Net Investment Income to Average
       Net Assets                                6.01%**

--------------------------------------------------------------------------------

 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  +  Amount is less than $0.01 per share.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE GLOBAL FIXED INCOME PORTFOLIO

--------------------------------------------------------------------------------

                                                                              CLASS A
                                         ----------------------------------------------------------------------------------
                                                                                                   TWO MONTHS
                                           YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED         ENDED    YEAR ENDED
                                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,   OCTOBER 31,
                                                 1996          1995          1994          1993          1992          1992
---------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      11.22  $      10.29  $      11.68  $      11.26  $      11.41  $      10.61
                                               ------        ------        ------        ------        ------        ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                      0.61          0.76          0.70          0.69          0.14          0.53
  Net Realized and Unrealized Gain
    (Loss) on Investments                        0.08          1.15         (1.38)         0.90         (0.29)         0.55
                                               ------        ------        ------        ------        ------        ------
    Total from Investment Operations             0.69          1.91         (0.68)         1.59         (0.15)         1.08
                                               ------        ------        ------        ------        ------        ------
DISTRIBUTIONS
  Net Investment Income                         (0.61)        (0.98)        (0.40)        (0.79)           --         (0.27)
  In Excess of Net Investment Income               --            --            --         (0.22)           --            --
  Net Realized Gain                                --            --         (0.31)        (0.16)           --         (0.01)
                                               ------        ------        ------        ------        ------        ------
    Total Distributions                         (0.61)        (0.98)        (0.71)        (1.17)           --         (0.28)
                                               ------        ------        ------        ------        ------        ------
NET ASSET VALUE, END OF PERIOD           $      11.30  $      11.22  $      10.29  $      11.68  $      11.26  $      11.41
                                               ------        ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------        ------
TOTAL RETURN                                     6.44%        19.32%        (6.08)%        15.34%        (1.31)%        10.29%
                                               ------        ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------        ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)        $112,888      $102,852      $130,675      $172,468       $92,897       $94,847
Ratio of Expenses to Average Net Assets
  (1)                                            0.50%         0.50%         0.50%         0.50%         0.50%**         0.50%
Ratio of Net Investment Income to
  Average Net Assets (1)                         5.50%         6.79%         6.34%         5.99%         6.99%**         6.92%
Portfolio Turnover Rate                           258%          207%          171%          108%            9%          144%
---------------
(1) Effect of voluntary expense limitation during the period:
     Per share benefit to net
       investment income                        $0.02         $0.02         $0.02         $0.02         $0.01         $0.03
   Ratios before expense limitation:
     Expenses to Average Net Assets              0.72%         0.71%         0.66%         0.70%         0.90%**         0.86%
     Net Investment Income to Average
       Net Assets                                5.29%         6.58%         6.18%         5.79%         6.59%**         6.56%
---------------------------------------------------------------------------------------------------------------------------

                                              CLASS B
                                         ------------
                                          PERIOD FROM
                                           JANUARY 2,
                                           1996*** TO
                                         DECEMBER 31,
                                                 1996
-----------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      11.23
                                               ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                      0.48
  Net Realized and Unrealized Gain on
    Investments                                  0.18
                                               ------
    Total from Investment Operations             0.66
                                               ------
DISTRIBUTIONS
  Net Investment Income                         (0.60)
                                               ------
    Total Distributions                         (0.60)
                                               ------
NET ASSET VALUE, END OF PERIOD           $      11.29
                                               ------
                                               ------
TOTAL RETURN                                     6.12%
                                               ------
                                               ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $      1,559
Ratio of Expenses to Average Net Assets
  (2)                                            0.65%**
Ratio of Net Investment Income to
  Average Net Assets (2)                         5.28%**
Portfolio Turnover Rate                           258%
---------------
(2) Effect of voluntary expense limitation during the
  period:
     Per share benefit to net
       investment income                        $0.02
   Ratios before expense limitation:
     Expenses to Average Net Assets              0.86%**
     Net Investment Income to Average
       Net Assets                                5.08%**

--------------------------------------------------------------------------------

 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE HIGH YIELD PORTFOLIO

--------------------------------------------------------------------------------

                                                                              CLASS A
                                         ----------------------------------------------------------------------------------
                                                                                                                PERIOD FROM
                                                                                                   TWO MONTHS     SEPTEMBER
                                           YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED         ENDED  28, 1992* TO
                                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,   OCTOBER 31,
                                                 1996          1995          1994          1993          1992          1992
---------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      10.46  $       9.55  $      11.16  $       9.95  $       9.77  $      10.00
                                               ------        ------        ------        ------        ------        ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                      1.03          1.14          0.97          0.90          0.14          0.08
  Net Realized and Unrealized Gain
    (Loss) on Investments                        0.47          0.97         (1.40)         1.21          0.19         (0.31)
                                               ------        ------        ------        ------        ------        ------
    Total from Investment Operations             1.50          2.11         (0.43)         2.11          0.33         (0.23)
                                               ------        ------        ------        ------        ------        ------
DISTRIBUTIONS
  Net Investment Income                         (1.05)        (1.20)        (0.97)        (0.90)        (0.15)           --
  In Excess of Net Investment Income            (0.00)+           --           --            --            --            --
  Net Realized Gain                                --            --         (0.21)           --            --            --
                                               ------        ------        ------        ------        ------        ------
    Total Distributions                         (1.05)        (1.20)        (1.18)        (0.90)        (0.15)           --
                                               ------        ------        ------        ------        ------        ------
NET ASSET VALUE, END OF PERIOD           $      10.91  $      10.46  $       9.55  $      11.16  $       9.95  $       9.77
                                               ------        ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------        ------
TOTAL RETURN                                    15.01%        23.35%        (4.18)%        22.11%         3.41%        (2.30)%
                                               ------        ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------        ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)         $95,663       $62,245       $97,223       $74,500       $20,194       $16,950
Ratio of Expenses to Average Net Assets
  (1)                                            0.75%         0.75%         0.75%         0.75%         0.75%**         0.75%**
Ratio of Net Investment Income to
  Average Net Assets (1)                         9.78%        11.09%         9.42%         8.70%         8.96%**         9.89%**
Portfolio Turnover Rate                           117%           90%           74%          104%           24%            9%
---------------
(1) Effect of voluntary expense limitation during the period:
     Per share benefit to net
       investment income                        $0.01         $0.01        $0.001         $0.02         $0.01         $0.01
   Ratios before expense limitation:
     Expenses to Average Net Assets              0.82%         0.83%         0.76%         0.96%         1.62%**         1.23%**
     Net Investment Income to Average
       Net Assets                                9.71%        11.01%         9.41%         8.49%         8.09%**         9.41%**
---------------------------------------------------------------------------------------------------------------------------

                                              CLASS B
                                         ------------
                                          PERIOD FROM
                                           JANUARY 2,
                                           1996*** TO
                                         DECEMBER 31,
                                                 1996
-----------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD           $10.49
                                               ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                      0.98
  Net Realized and Unrealized Gain on
    Investments                                  0.45
                                               ------
    Total from Investment Operations             1.43
                                               ------
DISTRIBUTIONS
  Net Investment Income                         (1.02)
                                               ------
NET ASSET VALUE, END OF PERIOD                 $10.90
                                               ------
                                               ------
TOTAL RETURN                                    14.37%
                                               ------
                                               ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $      5,665
Ratio of Expenses to Average Net Assets
  (2)                                            1.00%**
Ratio of Net Investment Income to
  Average Net Assets (2)                         9.49%**
Portfolio Turnover Rate                           117%
---------------
(2) Effect of voluntary expense limitation during the
    period:
     Per share benefit to net
       investment income                        $0.01
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.05%**
     Net Investment Income to Average
       Net Assets                                9.44%**

--------------------------------------------------------------------------------

  *  Commencement of Operations.
 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  +  Amount is less than $0.01 per share.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE MUNICIPAL BOND PORTFOLIO

--------------------------------------------------------------------------------

                                                     CLASS A
                                         --------------------------------
                                                              PERIOD FROM
                                                              JANUARY 18,
                                              YEAR ENDED            1995*
                                            DECEMBER 31,  TO DECEMBER 31,
                                                    1996             1995
-------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $         10.37  $         10.00
                                                  ------           ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                         0.49             0.44
  Net Realized and Unrealized Gain
    (Loss) on Investments                          (0.12)            0.42
                                                  ------           ------
    Total from Investment Operations                0.37             0.86
                                                  ------           ------
DISTRIBUTIONS
  Net Investment Income                            (0.49)           (0.45)
  In Excess of Net Investment Income                  --            (0.00)+
  Net Realized Gain                                   --            (0.04)
                                                  ------           ------
    Total Distributions                            (0.49)           (0.49)
                                                  ------           ------
NET ASSET VALUE, END OF PERIOD           $         10.25  $         10.37
                                                  ------           ------
                                                  ------           ------
TOTAL RETURN                                        3.67%            8.80%
                                                  ------           ------
                                                  ------           ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)            $40,227          $45,869
Ratio of Expenses to Average Net Assets
  (1)                                               0.45%            0.45%**
Ratio of Net Investment Income to
  Average Net Assets (1)                            4.77%            4.61%**
Portfolio Turnover Rate                               45%             180%
---------------
(1) Effect of voluntary expense limitation during the period:
     Per share benefit to net
      investment income                            $0.03            $0.03
   Ratios before expense limitation:
     Expenses to Average Net Assets                 0.73%            0.73%**
     Net Investment Income to Average
      Net Assets                                    4.50%            4.33%**
-------------------------------------------------------------------------

                                                CLASS B
                                         --------------
                                            PERIOD FROM
                                             JANUARY 2,
                                             1996*** TO
                                           DECEMBER 31,
                                                   1996
-------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $        10.37
                                                 ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                        0.44
  Net Realized and Unrealized Loss on
    Investments                                   (0.08)
                                                 ------
    Total from Investment Operations               0.36
                                                 ------
DISTRIBUTIONS
  Net Investment Income                           (0.49)
                                                 ------
    Total Distributions                           (0.49)
                                                 ------
NET ASSET VALUE, END OF PERIOD           $        10.24
                                                 ------
                                                 ------
TOTAL RETURN                                       3.55%
                                                 ------
                                                 ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)               $69
Ratio of Expenses to Average Net Assets
  (2)                                              0.70%**
Ratio of Net Investment Income to
  Average Net Assets (2)                           4.56%**
Portfolio Turnover Rate                              45%
---------------
(2) Effect of voluntary expense limitation during the
    period:
     Per share benefit to net
      investment income                           $0.03
   Ratios before expense limitation:
     Expenses to Average Net Assets                0.98%**
     Net Investment Income to Average
      Net Assets                                   4.28%**

--------------------------------------------------------------------------------

  *  Commencement of operations.
 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  +  Amount is less than $0.01 per share.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
THE MONEY MARKET PORTFOLIO

--------------------------------------------------------------------------------

                                           YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED  TWO MONTHS ENDED   YEAR ENDED
                                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,      DECEMBER 31,  OCTOBER 31,
                                                 1996          1995          1994          1993              1992         1992
------------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      1.000  $      1.000  $      1.000  $      1.000  $          1.000  $     1.000
                                         ------------  ------------  ------------  ------------           -------  -----------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                     0.049         0.054         0.040         0.027             0.005        0.039
                                         ------------  ------------  ------------  ------------           -------  -----------
DISTRIBUTIONS
  Net Investment Income                        (0.049)       (0.054)       (0.040)       (0.027)           (0.005)      (0.039)
  In Excess of Net Investment Income               --            --            --         0.000+               --           --
                                         ------------  ------------  ------------  ------------           -------  -----------
    Total Distributions                        (0.049)       (0.054)       (0.040)       (0.027)           (0.005)      (0.039)
                                         ------------  ------------  ------------  ------------           -------  -----------
NET ASSET VALUE, END OF PERIOD           $      1.000  $      1.000  $      1.000  $      1.000  $          1.000  $     1.000
                                         ------------  ------------  ------------  ------------           -------  -----------
                                         ------------  ------------  ------------  ------------           -------  -----------
TOTAL RETURN                                     5.03%         5.51%         3.84%         2.76%             0.50%        3.77%
                                         ------------  ------------  ------------  ------------           -------  -----------
                                         ------------  ------------  ------------  ------------           -------  -----------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)      $1,284,633      $836,693      $690,503      $657,163          $599,172     $612,968
Ratio of Expenses to Average Net Assets
  (1)                                            0.52%         0.51%         0.49%         0.53%             0.55%**        0.52%
Ratio of Net Investment Income to
  Average Net Assets (1)                         4.92%         5.37%         3.77%         2.71%             3.11%**        3.74%
---------------
(1) Effect of voluntary expense limitation during the period:
     Per share benefit to net
       investment income                          N/A           N/A           N/A        $0.000+           $0.000+         N/A
   Ratios before expense limitation:
     Expenses to Average Net Assets               N/A           N/A           N/A          0.54%             0.59%**         N/A
     Net Investment Income to Average
       Net Assets                                 N/A           N/A           N/A          2.70%             3.07%**         N/A

--------------------------------------------------------------------------------

 **  Annualized
  +  Amount is less than $0.001 per share.

--------------------------------------------------------------------------------

THE MUNICIPAL MONEY MARKET PORTFOLIO

--------------------------------------------------------------------------------

                                                                                                   TWO MONTHS
                                           YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED         ENDED    YEAR ENDED
                                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,   OCTOBER 31,
                                                 1996          1995          1994          1993          1992          1992
---------------------------------------------------------------------------------------------------------------------------
  NET ASSET VALUE, BEGINNING OF PERIOD   $      1.000  $      1.000  $      1.000  $      1.000  $      1.000  $      1.000
                                               ------        ------        ------        ------        ------        ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                     0.030         0.034         0.020         0.019         0.004         0.026
                                               ------        ------        ------        ------        ------        ------
DISTRIBUTIONS
  Net Investment Income                        (0.030)       (0.034)       (0.020)       (0.019)       (0.004)       (0.026)
  In Excess of Net Investment Income               --            --            --        (0.000)+           --           --
                                               ------        ------        ------        ------        ------        ------
    Total Distributions                        (0.030)       (0.034)       (0.020)       (0.019)       (0.004)       (0.026)
                                               ------        ------        ------        ------        ------        ------
NET ASSET VALUE, END OF PERIOD           $      1.000  $      1.000  $      1.000  $      1.000  $      1.000  $      1.000
                                               ------        ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------        ------
TOTAL RETURN                                     3.02%         3.44%         2.44%         1.91%         0.37%         2.74%
                                               ------        ------        ------        ------        ------        ------
                                               ------        ------        ------        ------        ------        ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)        $721,410      $451,519      $359,444      $266,524      $208,866      $206,691
Ratio of Expenses to Average Net Assets
  (1)                                            0.53%         0.52%         0.51%         0.54%         0.57%**         0.55%
Ratio of Net Investment Income to
  Average Net Assets (1)                         2.98%         3.38%         2.42%         1.89%         2.31%**         2.66%
---------------
(1) Effect of voluntary expense limitation during the
    period:
     Per share benefit to net
       investment income                          N/A           N/A           N/A        $0.000+       $0.000+          N/A
   Ratios before expense limitation:
     Expenses to Average Net Assets               N/A           N/A           N/A          0.56%         0.67%**          N/A
     Net Investment Income to Average
       Net Assets                                 N/A           N/A           N/A          1.87%         2.21%**          N/A

--------------------------------------------------------------------------------

 **  Annualized
  +  Amount is less than $0.001 per share.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1996
--------------------------------------------------------------------------------

Morgan Stanley Institutional Fund, Inc. (the "Fund") is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. As of December 31, 1996, the Fund was comprised of 26 separate active, diversified and non-diversified portfolios (individually referred to as a "Portfolio", collectively as the "Portfolios"). The International Magnum and the Technology Portfolios commenced operations on March 15, 1996 and September 16, 1996, respectively. On January 2, 1996, each Portfolio (with the exception of the International Small Cap, Money Market and Municipal Money Market Portfolios) began offering an additional class of shares - Class B. All the outstanding shares of the Portfolios prior to January 2, 1996, were redesignated Class A shares on January 2, 1996. Both classes of shares have identical voting rights (except shareholders of a Class have exclusive voting rights regarding any matter relating solely to that Class of shares), dividend, liquidation and other rights. Please refer to the manager's reports included elsewhere in this report for a description of each Portfolio's investment objectives.

A. ACCOUNTING POLICIES: The following significant accounting policies are in conformity with generally accepted accounting principles for investment companies. Such policies are consistently followed by the Fund in the preparation of the financial statements. Generally accepted accounting principles may require management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results may differ from those estimates.

1. SECURITY VALUATION: Equity securities listed on a U.S. exchange and equity securities traded on NASDAQ are valued at the latest quoted sales price on the valuation date. Securities listed on a foreign exchange are valued at their closing price. Unlisted securities and listed securities not traded on the valuation date for which market quotations are readily available are valued at the average of the mean between the current bid and asked prices obtained from reputable brokers. Bonds and other fixed income securities may be valued according to the broadest and most representative market. In addition, bonds and other fixed income securities may be valued on the basis of prices provided by a pricing service which are based primarily on institutional size trading in similar groups of securities. Debt securities purchased with remaining maturities of 60 days or less are valued at amortized cost, if it approximates market value. Securities owned by the Money Market and Municipal Money Market Portfolios are stated at amortized cost which approximates market value. All other securities and assets for which market values are not readily available, including restricted securities, are valued at fair value as determined in good faith by the Board of Directors, although the actual calculations may be done by others.

2. INCOME TAXES: It is each Portfolio's intention to qualify as a regulated investment company and distribute all of its taxable and tax-exempt income. Accordingly, no provision for Federal income taxes is required in the financial statements.

A Portfolio may be subject to taxes imposed by countries in which it invests. Such taxes are generally based on income and/or capital gains earned or repatriated. Taxes are accrued and applied to net investment income, net realized gains and net unrealized appreciation as income and/or capital gains is earned.

3. REPURCHASE AGREEMENTS: The Portfolios may enter into repurchase agreements under which a Portfolio lends excess cash and takes possession of securities with an agreement that the counterparty will repurchase such securities. In connection with transactions in repurchase agreements, a bank as custodian for the Fund takes possession of the underlying securities which are held as collateral, with a market value at least equal to the amount of the repurchase transaction, including principal and accrued interest. To the extent that any repurchase transaction exceeds one business day, the value of the collateral is marked-to-market on a daily basis to determine the adequacy of the collateral. In the event of default on the obligation to repurchase, the Fund has the right to liquidate the collateral and apply the proceeds in satisfaction of the obligation. In the event of default or bankruptcy by the counterparty to the agreement, realization and/ or retention of the collateral or proceeds may be subject to legal proceedings.

4. REVERSE REPURCHASE AGREEMENTS: The Emerging Markets Debt Portfolio may enter into reverse repurchase agreements with institutions that the Portfolio's investment adviser has determined are creditworthy. Under a reverse repurchase agreement, the Portfolio receives cash from the sale of securities and agrees to repurchase the securities at a mutually agreed upon date and price. Reverse repurchase agreements involve market risk that the value of the securities purchased with the proceeds from the sale of securities received by the Portfolio may decline below the

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS (CONT.)
DECEMBER 31, 1996
--------------------------------------------------------------------------------
price of the securities the Portfolio is obligated to repurchase. The Portfolio is also subject to credit risk equal to the amount by which the value of securities subject to repurchase exceeds the Portfolio's liability under the reverse repurchase agreement. Securities subject to repurchase under reverse repurchase agreements are designated as such in the Statements of Net Assets.

At December 31, 1996 the Emerging Markets Debt Portfolio had reverse repurchase agreements outstanding as follows:

                                                MATURITY IN
                                                  30 TO 90
                                                    DAYS
                                                ------------
Value of securities subject to repurchase.....   $37,616,940
                                                ------------
Liability for Reverse Repurchase Agreement....   34,545,000
Weighted Average Interest Rate................        5.75%
                                                ------------

For the Emerging Markets Debt Portfolio, the average weekly balance of reverse repurchase agreements outstanding during the year ended December 31, 1996 was approximately $19,866,000, at a weighted average interest rate of 5.887%.

5. FOREIGN CURRENCY TRANSLATION AND FOREIGN INVESTMENTS: The books and records of the Fund are maintained in U.S. dollars. Foreign currency amounts are translated into U.S. dollars at the mean of the bid and asked prices of such currencies against U.S. dollars last quoted by a major bank as follows:

    - investments, other assets and liabilities at the prevailing rates of exchange on the valuation date;

    - investment transactions and investment income at the prevailing rates of exchange on the dates of such transactions.

Although the net assets of the Fund are presented at the foreign exchange rates and market values at the close of the period, the Fund does not isolate that portion of the results of operations arising as a result of changes in the foreign exchange rates from the fluctuations arising from changes in the market prices of the securities held at period end. Similarly, the Fund does not isolate the effect of changes in foreign exchange rates from the fluctuations arising from changes in the market prices of securities sold during the period. Accordingly, realized and unrealized foreign currency gains (losses) are included in the reported net realized and unrealized gains (losses) on investment transactions and balances. However, pursuant to U.S. Federal income tax regulations, gains and losses from certain foreign currency transactions and the foreign currency portion of gains and losses realized on sales and maturities of foreign denominated debt securities are treated as ordinary income for U.S. Federal income tax purposes.

Net realized gains (losses) on foreign currency transactions represent net foreign exchange gains (losses) from forward foreign currency exchange contracts, disposition of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amount of investment income and foreign withholding taxes recorded on the Fund's books and the U.S. dollar equivalent amounts actually received or paid. Net unrealized currency gains (losses) from valuing foreign currency denominated assets and liabilities at period end exchange rates are reflected as a component of unrealized appreciation (depreciation) on the Statement of Net Assets. The change in net unrealized currency gains (losses) for the period is reflected on the Statement of Operations.

Foreign security and currency transactions may involve certain considerations and risks not typically associated with those of U.S. dollar denominated transactions as a result of, among other factors, the possibility of lower levels of governmental supervision and regulation of foreign securities markets and the possibility of political or economic instability.

Prior governmental approval for foreign investments may be required under certain circumstances in some countries, and the extent of foreign investments in domestic companies may be subject to limitation in other countries. Foreign ownership limitations also may be imposed by the charters of individual companies to prevent, among other concerns, violation of foreign investment limitations. As a result, an additional class of shares (identified as "Foreign" in the Statement of Net Assets) may be created and offered for investment. The "local" and "foreign" shares' market values may differ. In the absence of trading of the foreign shares in such markets at December 31, 1996, the Portfolios value the foreign shares at the closing exchange price of the local shares. Such securities are reflected as fair valued in the statements of net assets.

6. FORWARD FOREIGN CURRENCY EXCHANGE CONTRACTS: Certain Portfolios may enter into forward foreign currency exchange contracts to attempt to protect securities and related receivables and payables against changes in future foreign currency exchange rates. A forward foreign currency exchange contract is an agreement between two parties to buy or sell

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS (CONT.)
DECEMBER 31, 1996
--------------------------------------------------------------------------------
currency at a set price on a future date. The market value of the contract will fluctuate with changes in currency exchange rates. The contract is marked-to-market daily using the applicable forward rate and the change in market value is recorded by the Portfolios as unrealized gain or loss. The Portfolios record realized gains or losses when the contract is closed equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Risk may arise upon entering into these contracts from the potential inability of counterparties to meet the terms of their contracts and is generally limited to the amount of the unrealized gain on the contracts, if any, at the date of default. Risks may also arise from unanticipated movements in the value of a foreign currency relative to the U.S. dollar.

7. FORWARD COMMITMENTS AND WHEN-ISSUED/DELAYED DELIVERY SECURITIES: Each Portfolio may make forward commitments to purchase or sell securities. Payment and delivery for securities which have been purchased or sold on a forward commitment basis can take place a month or more (not to exceed 120 days) after the date of the transaction. Additionally, certain Portfolios may purchase securities on a when-issued or delayed delivery basis. Securities purchased on a when-issued or delayed delivery basis are purchased for delivery beyond the normal settlement date at a stated price and yield, and no income accrues to the Portfolio on such securities prior to delivery. When the Portfolio enters into a purchase transaction on a when-issued or delayed delivery basis, it establishes a segregated account in which it maintains liquid assets in an amount at least equal in value to the Portfolio's commitments to purchase such securities. Purchasing securities on a forward commitment or when-issued or delayed delivery basis may involve a risk that the market price at the time of delivery may be lower than the agreed upon purchase price, in which case there could be an unrealized loss at the time of delivery.

8. LOAN AGREEMENTS: Certain Portfolios may invest in fixed and floating rate loans ("Loans") arranged through private negotiations between an issuer of sovereign debt obligations and one or more financial institutions ("Lenders") deemed to be creditworthy by the investment adviser. The Portfolio's investments in Loans may be in the form of participations in Loans ("Participations") or assignments of all or a portion of Loans ("Assignments") from third parties. The Portfolio's investment in Participations typically results in the Portfolio having a contractual relationship with only the Lender and not with the borrower. The Portfolio has the right to receive payments of principal, interest and any fees to which it is entitled only upon receipt by the Lender of the payments from the borrower. The Portfolio generally has no right to enforce compliance by the borrower with the terms of the loan agreement. As a result, the Portfolio may be subject to the credit risk of both the borrower and the Lender that is selling the Participation. When the Portfolio purchases Assignments from Lenders, it typically acquires direct rights against the borrower on the Loan. Because Assignments are arranged through private negotiations between potential assignees and potential assignors, the rights and obligations acquired by the Portfolio as the purchaser of an Assignment may differ from, and be more limited than, those held by the assigning Lender.

9. SHORT SALES: The Aggressive Equity, Emerging Markets Debt and Technology Portfolios may sell securities short. A short sale is a transaction in which the Portfolio sells securities it may or may not own, but has borrowed, in anticipation of a decline in the market price of the securities. The Portfolio is obligated to replace the borrowed securities at the market price at the time of replacement. The Portfolio may have to pay a premium to borrow the securities as well as pay any dividends or interest payable on the securities until they are replaced. The Portfolio's obligation to replace the securities borrowed in connection with a short sale will generally be secured by collateral deposited with the broker that consists of cash, U.S. government securities or other liquid, high grade debt obligations. In addition, the Portfolio will place in a segregated account with its Custodian an amount of cash, U.S. government securities or other liquid high grade debt obligations equal to the difference, if any, between (1) the market value of the securities sold at the time they were sold short and (2) any cash, U.S. government securities or other liquid high grade debt obligations deposited as collateral with the broker in connection with the short sale. Short sales by the Portfolio involve certain risks and special considerations. Possible losses from short sales differ from losses that could be incurred from a purchase of a security, because losses from short sales may be unlimited, whereas losses from purchases cannot exceed the total amount invested.

10. PURCHASED AND WRITTEN OPTIONS: Certain Portfolios may write covered call and put options on their portfolio securities. Premiums are received and are

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS (CONT.)
DECEMBER 31, 1996
--------------------------------------------------------------------------------
recorded as liabilities. The liabilities are subsequently adjusted to reflect the current value of the options written. Premiums received from writing options which expire are treated as realized gains. Premiums received from writing options which are exercised or are canceled in closing purchase transactions are added to the proceeds or netted against the amount paid on the transaction to determine the realized gain or loss. By writing a covered call option, a Portfolio foregoes in exchange for the premium the opportunity for capital appreciation above the exercise price should the market price of the underlying security increase. By writing a covered put option, a Portfolio, in exchange for the premium, accepts the risk of a decline in the market value of the underlying security below the exercise price.

Certain Portfolios may purchase call and put options on their portfolio securities. Each Portfolio may purchase call options to protect against an increase in the price of the security it anticipates purchasing. Each Portfolio may purchase put options on their securities to protect against a decline in the value of the security or to close out covered written put positions. Risks may arise from an imperfect correlation between the change in market value of the securities held by the Portfolio and the prices of options relating to the securities purchased or sold by the Portfolio and from the possible lack of a liquid secondary market for an option. The maximum exposure to loss for any purchased option is limited to the premium initially paid for the option.

11. SECURITY LENDING: Certain Portfolios may lend investment securities to certain qualified institutional investors who borrow securities in order to complete certain transactions. By lending investment securities, a Portfolio attempts to increase its net investment income through the receipt of interest on the loan. Any gain or loss in the market price of the securities loaned that might occur and any interest earned or dividends declared during the term of the loan would be for the account of the Portfolio. Risks of delay in recovery of the securities or even loss of rights in the collateral may occur should the borrower of the securities fail financially. Risks may also arise to the extent that the value of securities loaned increases above the value of the collateral received.

Portfolios that lend securities receive cash as collateral in an amount equal to or exceeding 100% of the current market value of the loaned securities. Any cash received as collateral is invested in U.S. Government securities or interest bearing repurchase agreements with approved counterparties. A portion of the interest received on the repurchase agreements is retained by the Fund and the remainder is rebated to the borrower of the securities. The net amount of interest earned and interest rebated is included in the Statement of Operations as interest income. The value of loaned securities and related collateral outstanding at December 31, 1996 are as follows:

                                  VALUE OF LOANED   VALUE OF
                                    SECURITIES     COLLATERAL
PORTFOLIO                              (000)          (000)
--------------------------------  ---------------  -----------
Active Country Allocation.......     $  32,752      $  34,886
Asian Equity....................        22,736         23,576
International Equity............       621,449        660,048

Morgan Stanley Trust Company, an affiliate of the investment adviser, administers the security lending program and has earned fees for its services in the amount of $282,000 during the year ended December 31, 1996.

12. STRUCTURED SECURITIES: The Emerging Markets Debt Portfolio may invest in interests in entities organized and operated solely for the purpose of restructuring the investment characteristics of sovereign debt obligations. This type of restructuring involves the deposit with or purchase by an entity of specified instruments and the issuance by that entity of one or more classes of securities ("Structured Securities") backed by, or representing interests in, the underlying instruments. Structured Securities generally will expose the Portfolio to credit risks of the underlying instruments as well as of the issuer of the structured security. Structured securities are typically sold in private placement transactions with no active trading market. Investments in Structured Securities may be more volatile than their underlying instruments, however, any loss is limited to the amount of the original investment.

13. OTHER: Security transactions are accounted for on the date the securities are purchased or sold. Realized gains and losses on the sale of investment securities are determined on the identified cost basis. Dividend income is recorded on the ex-dividend date (except for certain foreign dividends which may be recorded as soon as the Fund is informed of such dividends) net of applicable withholding taxes where recovery of such taxes is not reasonably assured. Interest income is recognized on the accrual basis except where collection is in doubt. Discounts and premiums on

--------------------------------------------------------------------------------

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS (CONT.)
DECEMBER 31, 1996
--------------------------------------------------------------------------------
securities purchased (other than mortgage-backed securities) are amortized according to the effective yield method over their respective lives. Most expenses of the Fund can be directly attributed to a particular Portfolio. Expenses which cannot be directly attributed are apportioned among the Portfolios based upon relative net assets. Income, expenses (other than class specific expenses) and realized and unrealized gains or losses are allocated to each class of shares based upon their relative net assets. Dividends to the shareholders of the Money Market and the Municipal Money Market Portfolios are accrued daily and are distributed on or about the 15th of each month. Distributions for the remaining Portfolios are recorded on the ex-distribution date.
The U.S. Real Estate Portfolio owns shares of real estate investment trusts ("REITs") which report information on the source of their distributions annually. A portion of distributions received from REITs during the year is estimated to be a return of capital and is recorded as a reduction of their cost.

The amount and character of income and capital gain distributions to be paid by the Fund are determined in accordance with Federal income tax regulations which may differ from generally accepted accounting principles. These differences are primarily due to differing book and tax treatments for the character and timing of the recognition of gains or losses on securities and forward foreign currency exchange contracts, the timing of the deductibility of certain foreign taxes and dividends received from real estate investment trusts.

Permanent book and tax basis differences relating to shareholder distributions may result in reclassifications among undistributed net investment income
(loss), accumulated net realized gain (loss) and paid in capital.

Permanent book and tax differences, if any, are not included in ending undistributed (distributions in excess of) net investment income/accumulated net investment loss for the purpose of calculating net investment income (loss) per share in the Financial Highlights.

A transaction fee of one percent is charged on subscriptions and redemptions of capital shares of the International Small Cap Portfolio and are included in paid in capital. During the year ended December 31, 1996, such transaction fees totaled approximately $442,000.

B. ADVISER: Morgan Stanley Asset Management Inc. (the "Adviser" or "MSAM"), a wholly-owned subsidiary of Morgan Stanley Group, Inc., provides the Fund with investment advisory services under the terms of an Investment Advisory and Management Agreement (the "Agreement") at the annual rates of average daily net assets indicated below. MSAM has agreed to reduce fees payable to it and to reimburse the Portfolios, if necessary, if the annual operating expenses, as defined, expressed as a percentage of average daily net assets, exceed the maximum ratios indicated as follows:

                                                        MAXIMUM
                                                     EXPENSE RATIO
                                               --------------------------
PORTFOLIO                        ADVISORY FEE    CLASS A       CLASS B
-------------------------------  ------------  ------------  ------------
Active Country Allocation......         .65%          .80%         1.05%
Asian Equity...................         .80          1.00          1.25
Emerging Markets...............        1.25          1.75          2.00
European Equity................         .80          1.00          1.25
Global Equity..................         .80          1.00          1.25
Gold...........................        1.00          1.25          1.50
International Equity...........         .80          1.00          1.25
International Magnum...........         .80          1.00          1.25
International Small Cap........         .95          1.15           N/A
Japanese Equity................         .80          1.00          1.25
Latin American.................        1.10          1.70          1.95
Aggressive Equity..............         .80          1.00          1.25
Emerging Growth................        1.00          1.25          1.50
Equity Growth..................         .60           .80          1.05
Small Cap Value Equity.........         .85          1.00          1.25
Technology.....................        1.00          1.25          1.50
U.S. Real Estate...............         .80          1.00          1.25
Value Equity...................         .50           .70           .95
Balanced.......................         .50           .70           .95
Emerging Markets Debt..........        1.00          1.75          2.00
Fixed Income...................         .35           .45           .60
Global Fixed Income............         .40           .50           .65
High Yield.....................         .50           .75          1.00
Municipal Bond.................         .35           .45           .70
Money Markets..................         .30           .55           N/A
Municipal Money Market.........         .30           .57           N/A

Sun Valley Gold Company is the sub-adviser ("Sub-Adviser") of the Gold Portfolio. The Sub-Adviser is entitled to receive an annual sub-advisory fee in an amount equal to .40% of the average daily net assets of the Gold Portfolio. The Sub-Adviser has agreed to a proportionate reduction in its fees if the Adviser is required to waive its fees or to reimburse the Gold Portfolio.

C. ADMINISTRATOR: MSAM also provides the Fund with administrative services pursuant to an administrative agreement for a monthly fee which on an annual basis equals 0.15% of the average daily net assets of each Portfolio, plus reimbursement of out-of-pocket expenses. Under an agreement between MSAM and

--------------------------------------------------------------------------------

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS (CONT.)
DECEMBER 31, 1996
--------------------------------------------------------------------------------
The Chase Manhattan Bank ("Chase"), through its affiliate Chase Global Funds Services Company, Chase provides certain administrative services to the Fund. For such services, MSAM pays Chase a portion of the fee MSAM receives from the Fund. In addition, the Fund incurs local administration fees in connection with doing business with certain emerging market countries.

D. DISTRIBUTOR: Morgan Stanley & Co., Incorporated (the "Distributor"), a wholly-owned subsidiary of Morgan Stanley Group, Inc., and an affiliate of MSAM, serves as the distributor of the Fund and provides Class B shareholders of each applicable Portfolio with distribution services pursuant to a Distribution Plan (the "Plan") in accordance with Rule 12b-1 under the Investment Company Act of 1940. Under the Plan, the Distributor is entitled to receive from each Portfolio, except the International Small Cap, Money Market and Municipal Money Market Portfolios, a distribution fee, which is accrued daily and paid quarterly, at an annual rate of 0.25% of the Class B shares' average daily net assets. The Distributor may voluntarily waive from time to time all or any portion of its distribution fee. The Distributor has agreed to reduce its fees to 0.15% of the Class B shares' average daily net assets for the Fixed Income and Global Fixed Income Portfolios.

E. CUSTODIAN: Morgan Stanley Trust Company ("MSTC"), a wholly-owned subsidiary of Morgan Stanley Group, Inc., acts as custodian for the Fund's assets held outside the United States in accordance with a custodian agreement. Custodian fees are computed and payable monthly based on assets held, investment purchases and sales activity, an account maintenance fee, plus reimbursement for certain out-of-pocket expenses.

For the year ended December 31, 1996, the following Portfolios incurred custody fees and had amounts payable to MSTC at December 31, 1996:

                                    MSTC             CUSTODY
                                CUSTODY FEES     FEES PAYABLE TO
                                  INCURRED            MSTC
                                    (000)             (000)
                               ---------------  -----------------
Active Country Allocation....     $     227         $      48
Asian Equity.................           781               182
Emerging Markets.............         3,204               774
European Equity..............           101                26
Global Equity................            26                 7
Gold.........................            14                 1
International Equity.........           622               186
International Magnum.........            73                21
International Small Cap......           126                31
Japanese Equity..............            41                11
Latin American...............            90                29
Emerging Markets Debt........           180                46
Global Fixed Income..........            42                10

In addition, for the year ended December 31, 1996, the following Portfolios have earned interest income and incurred interest expense on balances with MSTC as follows:

                              INTEREST INCOME     INTEREST EXPENSE
                                   (000)                (000)
                            -------------------  -------------------
Active Country
 Allocation...............       $       2            $       4
Asian Equity..............               1                   31
Emerging Markets..........              14                  119
European Equity...........              31                    2
Global Equity.............               1                   --
Gold......................               1                   --
International Magnum......              --                    1
Japanese Equity...........              --                    1
Latin American............               1                    2
Emerging Markets Debt.....              38                  206
Global Fixed Income.......              18                    5

During the year ended December 31, 1996, the Emerging Markets Portfolio owned shares of affiliated funds for which the Portfolio earned dividend income of approximately $308,000.

--------------------------------------------------------------------------------

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS (CONT.)
DECEMBER 31, 1996
--------------------------------------------------------------------------------

F. PURCHASES AND SALES: During the year ended December 31, 1996, purchases and sales of investment securities, other than long-term U.S. Government securities and short-term investments, were:

                                      PURCHASES    SALES
PORTFOLIO                               (000)      (000)
------------------------------------  ---------  ---------
Active Country Allocation...........  $ 114,782  $ 108,396
Asian Equity........................    350,723    272,753
Emerging Markets....................    963,673    632,208
European Equity.....................     98,430     27,891
Global Equity.......................     20,007     30,242
Gold................................     44,293     22,036
International Equity................    604,004    330,607
International Magnum................     99,527      9,135
International Small Cap.............     74,502     76,633
Japanese Equity.....................    133,742     69,368
Latin American......................     55,311     48,119
Aggressive Equity...................    207,881    176,566
Emerging Growth.....................     32,718     89,275
Equity Growth.......................    484,502    358,763
Small Cap Value Equity..............     12,761     43,840
Technology..........................      7,117      2,682
U.S. Real Estate....................    293,417    205,048
Value Equity........................     53,148    109,284
Balanced............................      2,036     10,436
Emerging Markets Debt...............    984,460  1,061,231
Fixed Income........................     83,164     79,513
Global Fixed Income.................    191,665    198,548
High Yield..........................    120,627     91,562
Municipal Bond......................     16,876     22,981

Purchases and sales during the year ended December 31, 1996 of long-term U.S. Government securities occurred in the Balanced, Fixed Income and Global Fixed Income Portfolios only and totaled:

                                         PURCHASES     SALES
PORTFOLIO                                  (000)       (000)
--------------------------------------  -----------  ---------
Balanced..............................   $   1,183   $   7,503
Fixed Income..........................     188,643     192,850
Global Fixed Income...................      69,484      58,140

During the year ended December 31, 1996, the following Portfolios paid brokerage commissions to Morgan Stanley & Co., Incorporated, an affiliated broker/dealer, of approximately:

                                                    BROKERAGE
                                                   COMMISSION
PORTFOLIO                                             (000)
-----------------------------------------------  ---------------
Asian Equity...................................     $     354
Emerging Markets...............................           290
European Equity................................            12
Global Equity..................................             5
International Equity...........................            47
International Magnum...........................             3
Japanese Equity................................           105
Latin American.................................             3
U.S. Real Estate...............................             8

G. OTHER: At December 31, 1996, cost, unrealized appreciation, unrealized depreciation, and net unrealized appreciation (depreciation) for U.S. Federal income tax purposes of the investments of each Portfolio were:

                                                           NET APPREC.
                            COST      APPREC.    DEPREC.    (DEPREC.)
PORTFOLIO                   (000)      (000)      (000)       (000)
------------------------  ---------  ---------  ---------  -----------
Active Country
 Allocation.............  $ 175,563  $  20,764  $ (13,603)  $   7,161
Asian Equity............    350,057     50,328    (32,402)     17,926
Emerging Markets........  1,301,489    217,574   (192,303)     25,271
European Equity.........    147,712     29,358     (4,274)     25,084
Global Equity...........     67,413     20,657     (4,304)     16,353
Gold....................     30,461        589     (5,776)     (5,187)
International Equity....  1,635,662    540,805    (66,964)    473,841
International Magnum....    103,581      7,880     (5,131)      2,749
International Small
 Cap....................    212,243     35,733    (21,190)     14,543
Japanese Equity.........    167,186      2,883    (23,960)    (21,077)
Latin American..........     28,992      3,514       (853)      2,661
Aggressive Equity.......     74,862      3,551     (2,169)      1,382
Emerging Growth.........     45,189     22,710       (913)     21,797
Equity Growth...........    405,039     30,016     (4,483)     25,533
Small Cap Value
 Equity.................     20,804      4,547       (524)      4,023
Technology..............      4,525        420       (132)        288
U.S. Real Estate........    186,125     33,884     (1,875)     32,009
Value Equity............     92,700     18,519     (1,924)     16,595
Balanced................      6,979        865        (68)        797
Emerging Markets Debt...    176,805      7,781     (1,598)      6,183
Fixed Income............    128,848      2,362       (643)      1,719
Global Fixed Income.....    105,410      2,613       (627)      1,986
High Yield..............     98,278      4,683     (2,848)      1,835
Municipal Bond..........     38,620      1,000        (51)        949
Money Market............  1,281,212         --         --          --
Municipal Money
 Market.................    719,259         --         --          --

At December 31, 1996, the following Portfolios had available capital loss carryforwards to offset future net capital gains, to the extent provided by regulations, through the indicated expiration dates:

                                         EXPIRATION DATE
                                           DECEMBER 31,
                                              (000)
                            ------------------------------------------
PORTFOLIO                     2001       2002       2003       2004       TOTAL
--------------------------  ---------  ---------  ---------  ---------  ---------
Emerging Markets..........  $          $          $  11,112  $          $  11,112
Japanese Equity...........         --         --      1,668         --      1,668
Technology................         --         --         --          4          4
Fixed Income..............         --      5,532         --         --      5,532
Global Fixed Income.......         --      2,720      1,780         --      4,500
High Yield................         --         --      3,604         --      3,604
Municipal Bond............         --         --         --          6          6
Money Market..............         --         13         --        469        482
Municipal Money
 Market...................          1          7          1         23         32

During the year ended December 31, 1996, the Japanese Equity, Latin American, Fixed Income, Global Fixed Income and High Yield Portfolios utilized capital loss carryforwards for U.S. Federal income tax purposes of approximately $998,000, $224,000, $2,759,000, $2,572,000, and $1,435,000 respectively.

To the extent that capital loss carryovers are used to offset any future capital gains realized during the

--------------------------------------------------------------------------------

                                      199
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--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS (CONT.)
DECEMBER 31, 1996
--------------------------------------------------------------------------------
carryover period as provided by U.S. Federal income tax regulations, no capital gains tax liability will be incurred by a Portfolio for gains realized and not distributed. To the extent that capital gains are offset, such gains will not be distributed to the shareholders.

Net capital and net currency losses incurred after October 31 and within the taxable year are deemed to arise on the first day of the Portfolio's next taxable year. For the period from November 1, 1996 to December 31, 1996 certain Portfolios incurred and elected to defer until January 1, 1997 for U.S. Federal income tax purposes net capital and net currency losses of approximately:

                                             CAPITAL     CURRENCY
                                             LOSSES       LOSSES
PORTFOLIO                                     (000)        (000)
-----------------------------------------  -----------  -----------
Asian Equity.............................   $      --    $     369
Emerging Markets.........................          --          274
European Equity..........................          --          215
Gold.....................................       1,750           --
Japanese Equity..........................       3,596           --
Latin American...........................          --            4
Emerging Markets Debt....................          --           72
High Yield...............................         404           --

During the year ended December 31, 1996, the following Portfolio wrote covered call options as follows:

COVERED CALL OPTIONS:

                                       FACE AMOUNT     PREMIUM
EMERGING MARKETS DEBT PORTFOLIO           (000)         (000)
------------------------------------  -------------  -----------
Options outstanding at December 31,
 1995...............................    $      --     $      --
Options written during the period...       78,897         1,569
Options expired during the period...      (32,530)         (392)
Options exercised during the
 period.............................      (46,367)       (1,177)
                                      -------------  -----------
Options outstanding at December 31,
 1996...............................    $      --     $      --
                                      -------------  -----------
                                      -------------  -----------

At December 31, 1996, the net assets of certain Portfolios were substantially comprised of foreign denominated securities and currency. Changes in currency exchange rates will affect the U.S. dollar value of and investment income from such securities.

Assets and liabilities, including Portfolio securities and foreign currency holdings were translated at the following exchange rates as of December 31, 1996:

Argentine Peso......................       0.99982      =          $1.00
Australian Dollar...................       1.25889      =          $1.00
Austrian Schilling..................      10.82950      =          $1.00
Belgian Franc.......................      31.72750      =          $1.00
Brazilian Real......................       1.03910      =          $1.00
British Pound.......................       0.58374      =          $1.00
Canadian Dollar.....................       1.36965      =          $1.00
Colombian Peso......................   1,006.20000      =          $1.00
Czech Korona........................      27.20400      =          $1.00
Danish Krone........................       5.89075      =          $1.00
Deutsche Mark.......................       1.53875      =          $1.00
Egyptian Pound......................       3.39250      =          $1.00
Finnish Markka......................       4.60000      =          $1.00
French Franc........................       5.18700      =          $1.00
Greek Drachma.......................     246.71000      =          $1.00
Hong Kong Dollar....................       7.73450      =          $1.00
Hungarian Forint....................     161.70000      =          $1.00
Indian Rupee........................         35.85      =          $1.00
Indonesian Rupiah...................    2362.00000      =          $1.00
Irish Punt..........................       0.59028      =          $1.00
Israeli Shekel......................       3.24390      =          $1.00
Italian Lira........................    1617.00000      =          $1.00
Japanese Yen........................     115.81000      =          $1.00
Korean Won..........................     845.00000      =          $1.00
Malaysian Ringgit...................       2.52550      =          $1.00
Mexican Peso........................       7.88500      =          $1.00
Moroccan Dirham.....................       8.75505      =          $1.00
Netherlands Guilder.................       1.72760      =          $1.00
New Zealand.........................       1.41453      =          $1.00
Norwegian Krona.....................       6.37010      =          $1.00
Pakistan Rupee......................      40.07990      =          $1.00
Peruvian Sole.......................       2.61150      =          $1.00
Philippine Peso.....................      26.30000      =          $1.00
Poland Zlotey.......................       2.86740      =          $1.00
Portuguese Escudo...................     155.05000      =          $1.00
Singapore Dollar....................       1.39930      =          $1.00
South African Rand..................       4.67850      =          $1.00
Spanish Peseta......................     129.82500      =          $1.00
Swedish Krona.......................       6.81635      =          $1.00
Swiss Franc.........................       1.33850      =          $1.00
Taiwan Dollar.......................      27.50000      =          $1.00
Thai Baht...........................      25.64600      =          $1.00
Turkey Lira.........................  108,450.00000     =          $1.00
Venezuelan Bolivar..................     476.25500      =          $1.00

From time to time, certain Portfolios of the Fund have shareholders that hold a significant portion of a Portfolio's outstanding shares. Investment activities of these shareholders could have a material impact on those Portfolios.

--------------------------------------------------------------------------------

                                      200
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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

To the Shareholders and Board of Directors of Morgan Stanley Institutional Fund, Inc.

In our opinion, the accompanying statements of net assets and the related statements of operations, of changes in net assets and of cash flows (the Emerging Markets Debt Portfolio only) and the financial highlights present fairly, in all material respects, the financial position of each of the portfolios constituting Morgan Stanley Institutional Fund, Inc. (the "Fund") at December 31, 1996, the results of each of their operations, the changes in each of their net assets, the Emerging Markets Debt Portfolio's cash flows and the financial highlights for the periods indicated, in conformity with generally accepted accounting principles. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 1996 by correspondence with the custodians, brokers and counterparties and the application of alternative auditing procedures where confirmations from brokers and counterparties were not received, provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036

February 10, 1997

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                      201
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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

FEDERAL TAX INFORMATION (UNAUDITED):
--------------------------------------------------------------------------------

For the year ended December 31, 1996, the percentages of distributions taxable as ordinary income, as reported on Form 1099-DIV, that qualify for the dividends received deduction for corporations for the Global Equity, Aggressive Equity, Equity Growth, Small Cap Value Equity, Value Equity, Balanced and High Yield Portfolios are 28.6%, 5.2%, 8.1%, 60.5%, 64.7%, 29.3% and 2.6%, respectively.

For the year ended December 31, 1996, the percentage of exempt interest dividends paid by the Municipal Bond and Municipal Money Market Portfolios are 100% and 94%, respectively.

For the year ended December 31, 1996, the following Portfolios intend to pass through to shareholders foreign tax credits and have derived gross income from sources within foreign countries amounting to:

                                                                            FOREIGN TAX
                                                                              CREDIT        FOREIGN SOURCE
                                                                           PASS-THROUGH         INCOME
FUND                                                                           (000)            (000)
-----------------------------------------------------------------------  -----------------  --------------
Active Country Allocation..............................................      $     413        $    3,409
Asian Equity...........................................................            896             7,437
Emerging Markets.......................................................          2,630            29,870
European Equity........................................................            471             3,732
Global Equity..........................................................            149             1,267
International Equity...................................................          5,573            50,453
International Small Cap................................................            681             5,509
Japanese Equity........................................................            231             1,534
Global Fixed Income....................................................            120             4,835

For the year ended December 31, 1996, the following Portfolios intend to distribute long-term capital gains totaling:

                                                                                             LONG-TERM
                                                                                           CAPITAL GAINS
FUND                                                                                           (000)
---------------------------------------------------------------------------------------  -----------------
Active Country Allocation..............................................................      $   5,372
Asian Equity...........................................................................         24,144
European Equity........................................................................            201
Global Equity..........................................................................          4,766
Gold...................................................................................             32
International Small Cap................................................................          4,786
Latin American.........................................................................          2,099
Emerging Growth........................................................................         26,399
Equity Growth..........................................................................          6,171
Small Cap Value Equity.................................................................          5,183
U.S. Real Estate.......................................................................            412
Value Equity...........................................................................         13,798
Balanced...............................................................................          1,914

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
                    MORGAN STANLEY INSTITUTIONAL FUND, INC.

-----------------------------------------------------------------------------

DIRECTORS

Barton M. Biggs
CHAIRMAN OF THE BOARD
 Chairman and Director, Morgan Stanley
 Asset Management Inc. and Morgan Stanley Asset
 Management Limited; Managing Director,
 Morgan Stanley & Co. Incorporated; Director,
 Morgan Stanley Group Inc.

Frederick B. Whittemore
VICE-CHAIRMAN OF THE BOARD
 Advisory Director, Morgan Stanley & Co.,
 Incorporated

Warren J. Olsen
DIRECTOR AND PRESIDENT
 Principal, Morgan Stanley Asset Management Inc. and
 Morgan Stanley & Co. Incorporated

John D. Barrett II
Chairman and Director, Barrett Associates, Inc.

Gerard E. Jones
Partner, Richards & O'Neil LLP

Andrew McNally IV
Chairman and Chief Executive Officer, Rand McNally

Samuel T. Reeves
Chairman of the Board and CEO, Pinacle L.L.C.

Fergus Reid
Chairman and Chief Executive Officer, LumeLite Corporation

Frederick O. Robertshaw
Of Counsel, Bryan, Cave

INVESTMENT ADVISER AND ADMINISTRATOR

Morgan Stanley Asset Management Inc.
1221 Avenue of the Americas
New York, New York 10020

DISTRIBUTOR

Morgan Stanley & Co., Incorporated
1251 Avenue of the Americas
New York, New York 10020

CUSTODIANS

The Chase Manhattan Bank
770 Broadway
New York, New York 10003

Morgan Stanley Trust Company
One Pierrepont Plaza
Brooklyn, New York 11210

LEGAL COUNSEL

Morgan, Lewis & Bockius LLP
2000 One Logan Square
Philadelphia, Pennsylvania 19103

INDEPENDENT ACCOUNTANTS

Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York 10036

OFFICERS

James W. Grisham
VICE PRESIDENT

Michael F. Klein
VICE PRESIDENT

Harold J. Schaaff, Jr.
VICE PRESIDENT

Joseph P. Stadler
VICE PRESIDENT

Valerie Y. Lewis
SECRETARY

Karl O. Hartmann
ASSISTANT SECRETARY

James R. Rooney
TREASURER

Joanna M. Haigney
ASSISTANT TREASURER

FOR CURRENT PERFORMANCE, CURRENT NET ASSET VALUE, OR FOR ASSISTANCE WITH YOUR ACCOUNT, PLEASE CONTACT THE FUND AT (800) 548-7786.

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